As filed with the Securities and Exchange Commission on January 22, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ADVANCE STORES COMPANY, INCORPORATED
*And the Additional Registrants listed below
(Exact name of registrant as specified in its charter)

Virginia	5531	54-0118110
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

5673 Airport Road
Roanoke, VA 24012
(540) 362-4911
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jimmie L. Wade
President and Chief Financial Officer
5673 Airport Road
Roanoke, VA 24012
(540) 362-4911
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:
Thomas M. Cleary, Esq.
Paul G. Lane, Esq.
Riordan & McKinzie
300 South Grand Avenue, 29th Floor
Los Angeles, California 90071
(213) 629-4824

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

10¼% Senior Subordinated Notes due 2008	$200,000,000(1)	100%	$200,000,000	$18,400

Guarantees related to the Senior Subordinated Notes due 2008	N/A	N/A	N/A	None(2)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.
(2)	Pursuant to Rule 457(n) under the Securities Act of 1933.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS*

The addresses and telephone numbers of the principal executive offices of the additional registrants listed below are the same as Advance Stores Company, Incorporated.

Name of Additional Registrants	State of Incorporation	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Western Auto Supply Company	Delaware	5013	54-1911686
Advance Trucking Corporation	Virginia	4210	54-1895223
Western Auto of St. Thomas, Inc.	Delaware	5531	66-0469029
Western Auto of Puerto Rico, Inc.	Delaware	5531	43-1544437
WASCO Insurance Agency, Inc.	Missouri	6411	52-1115600
Advance Aircraft Company, Inc.	Virginia	4522	54-2061983
Advance Merchandising Company, Inc.	Virginia	7380	54-2061915
Discount Auto Parts, Inc.	Florida	5531	59-1447420
DAP Acceptance Corporation	Delaware	6159	51-0394621

The information in this prospectus is not complete and may be subject to change. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where these activities are not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 22, 2002

PROSPECTUS

ADVANCE STORES COMPANY, INCORPORATED

We hereby offer to exchange $200,000,000 aggregate principal amount of our 10¼% Senior Subordinated Notes due 2008, which have been registered under the Securities Act of 1933, for $200,000,000 aggregate principal amount of our outstanding 10¼% Senior Subordinated Notes due 2008.

The exchange offer will expire at 5:00 p.m., New York City time, on                          , 2002, (the 20th business day following the date of this prospectus) unless we extend the exchange offer, in our sole and absolute discretion.

Terms of the exchange offer:

•	We will exchange all outstanding old notes that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer.

•	You may withdraw tenders of old notes at any time prior to the expiration or termination of the exchange offer.

•
The terms of the new notes are substantially identical to those of the outstanding old notes, except that the transfer restrictions, registration rights and special redemption provisions relating to the old notes do not apply to the new notes.

•
The exchange of old notes for new notes in the exchange offer will generally not be a taxable transaction for U.S. federal income tax purposes, but you should see the discussion under the caption “Material United States Federal Income Tax Considerations” beginning on page 140 for more information.

•	We will not receive any cash proceeds from the exchange offer.

•
We issued the old notes in a transaction not requiring registration under the Securities Act, and as a result, their transfer is restricted. We are making the exchange offer to satisfy your registration rights as a holder of the old notes.

There is no established trading market for the new notes or the old notes.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale (or such shorter period during which such broker-dealers are required by law to deliver such prospectus and any amendment or supplement thereto). See “Plan of Distribution” beginning on page 141 for more information.

See “Risk Factors” beginning on page 22 for a discussion of information that you should consider prior to tendering your outstanding old notes for exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                         , 2002.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934, which are usually identified by the use of words such as “will,” “anticipates,” “believes,” “estimates,” “expects,” “projects,” “forecasts,” “plans,” “intends,” “should” or similar expressions. We intend those forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 (it being understood that such statements would not be covered by the safe harbor provisions to the extent they are considered made in connection with an initial public offering of Advance’s stock) and are included in this statement for purposes of complying with these safe harbor provisions.

These forward-looking statements reflect current views about our plans, strategies and prospects, which are based on the information currently available and on current assumptions.

Although we believe that our plans, intentions and expectations as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions or expectations will be achieved. Listed below and discussed elsewhere in this prospectus are some important risks, uncertainties and contingencies which could cause our actual results, performances or achievements to be materially different from the forward-looking statements made in this prospectus. These risks, uncertainties and contingencies include, but are not limited to, the following:

•	our high level of indebtedness;

•	our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our credit facility and other debt arrangements;

•	competition in the automotive parts retail industry;

•	general economic conditions, inflation and interest rate movements; and

•	other factors discussed under the heading “Risk Factors” and elsewhere in this prospectus.

We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time to time in our reports and documents filed with the Securities and Exchange Commission, or the SEC, and you should not place undue reliance on those statements.

MARKET AND INDUSTRY DATA

In this prospectus, we rely on and refer to information regarding the automotive aftermarket industry and its categories and participants contained in market research reports, analyst reports and other publicly available information, including, without limitation, reports issued or prepared by the Automotive Aftermarket Industry Association, or the AAIA, Automotive News Data, CNW Marketing/Research, Lang Marketing Resources, Inc., R.L. Polk, the U.S. Department of Commerce and the U.S. Department of Transportation. Unless otherwise indicated, all data in this prospectus relating to the automotive aftermarket industry has been derived from the 2001 AAIA Aftermarket Factbook, which cites various sources, including the U.S. Department of Commerce. Industry surveys and publications generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy and completeness of such information. We have not independently verified any of the data from the industry sources. Similarly, management estimates, while we believe them to be reliable, have not been verified by any independent parties. Although we are not aware of any misstatements regarding the industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

ii

SUMMARY

The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and their notes appearing elsewhere in this prospectus. This prospectus includes the specific terms of the new notes we are offering, as well as information regarding our business, certain recent transactions entered into by us and risk factors. Because this is only a summary, it may not contain all of the information important to you or that you should consider before participating in the exchange offer. Therefore, we urge you to read this prospectus in its entirety.

Unless the context otherwise requires, “Advance,” “we,” “us,” “our” and similar terms refer to Advance Stores Company, Incorporated, its subsidiaries and their respective operation prior to our acquisition of Discount Auto Parts, Inc., or Discount. The acquisition closed on November 28, 2001. When we refer to information on a historical basis, we are presenting that information before giving effect to the acquisition, unless otherwise specified. References to pro forma data give effect to the acquisition and the related financing, including our issuance of the old notes. Our fiscal year consists of 52 or 53 weeks ending on the Saturday closest to December 31 of each year. Discount’s fiscal year consists of 52 or 53 weeks ending on the Tuesday closest to May 31 of each year. Any reference to a year of Discount or Advance refers to that entity’s fiscal year. Contemporaneously with the acquisition, our prior parent, Advance Holding Corporation, or Holding, merged into the newly formed Advance Auto Parts, Inc., or Advance Auto, which became our new parent corporation. Upon the closing of the acquisition, the common stock of Advance Auto became publicly traded on the New York Stock Exchange under the symbol “AAP”. Unless, the context otherwise requires, “Advance Auto” also shall refer to Holding, as if the merger of Holding and Advance Auto has occurred, with Advance Auto becoming the successor in interest to Holding.

The Company

Advance Stores Company, Incorporated
5673 Airport Road
Roanoke, Virginia 24012
(540) 362-4911

We are the second largest specialty retailer of automotive parts, accessories and maintenance items to “do-it-yourself,” or DIY, customers in the United States, based on store count and sales. We are the largest or second largest specialty retailer of automotive products in the majority of the states in which we currently operate, based on store count. We had 1,749 stores operating under the “Advance Auto Parts” tradename in 37 states in the Northeastern, Southeastern and Midwestern regions of the United States as of October 6, 2001. In addition, we had 42 stores operating under the “Western Auto” tradename located primarily in Puerto Rico and the Virgin Islands. Our stores offer a broad selection of brand name and private label automotive products for domestic and imported cars and light trucks. Our stores average approximately 7,500 square feet in size and carry between 16,000 and 21,000 SKUs. We also offer approximately 105,000 additional SKUs that are available on a same day or overnight basis through our Parts Delivered Quickly, or PDQ®, distribution systems. In addition to our DIY business, we serve “do-it-for-me,” or DIFM, customers. Sales to DIY and DIFM customers represented approximately 85% and 15% of our retail sales for the twelve months ended October 6, 2001. We also operate a wholesale distribution network, which accounted for approximately 4.1% of our net sales for the twelve months ended October 6, 2001.

Since 1991, we have achieved significant growth through a combination of comparable store sales growth, new store openings and strategic acquisitions. From 1991 through 2000, we have:

•	Grown from the eighth largest to the second largest specialty retailer of automotive parts in the United States, increasing our store count at year-end from 223 to 1,729;

•	Increased our net sales at a compound annual growth rate of 32.5%, from $182 million to $2.3 billion, and achieved positive comparable store sales growth in each of these years; and

•	Increased our EBITDA at a compound annual growth rate of 30.3%, from $15 million to $162 million.

For the forty weeks ended October 6, 2001, our comparable store sales growth was 6.5%. In addition, our EBITDA for this period increased from $133.9 million to $163.2 million, or 21.9%, when compared with the same forty-week period of the prior year.

We have also substantially reduced our leverage over the last three years. Following our recapitalization in April 1998, we improved our net debt to EBITDA ratio from 4.7x at the end of 1997 (pro forma for the recapitalization) to 2.7x at October 6, 2001 (without giving effect to the acquisition). We have improved this ratio through a combination of strong EBITDA growth and significant debt reduction.

We serve the approximately $100 billion automotive aftermarket industry, which includes replacement parts, accessories, maintenance items, batteries and automotive fluids for cars and light trucks. This industry consists of two categories: the $36 billion DIY category and the $62 billion DIFM category. The DIFM category consists of sales to professional installers such as independent garages, service stations and auto dealers. The DIY and DIFM categories have grown at compound annual rates of 5.8% and 6.0% from 1991 through 2000.

In 1996, we began targeting sales to the DIFM customer through the implementation of our commercial delivery program, which utilizes our existing retail store base. This enables us to leverage our existing fixed costs, inventory and in-store personnel with minimal additional capital. Since 1996, we have aggressively implemented this program in approximately 1,200 stores. Commercial delivery sales to DIFM customers were $336 million for the twelve months ended October 6, 2001.

We believe that our sales growth has exceeded the industry average as a result of our high levels of customer service, our industry leading selection of quality brand name and private label products at competitive prices and our strong name recognition. In addition, we believe our large size provides numerous competitive advantages over smaller retail chains and independent operators, which together generate the majority of the sales in the automotive aftermarket industry. These advantages include: (1) greater product availability, (2) purchasing, distribution and marketing efficiencies, (3) a greater number of convenient locations with longer store hours and (4) the ability to invest heavily in employee training and information systems.

The Acquisition

On November 28, 2001, we acquired all of Discount’s outstanding capital stock. Discount was the fifth largest specialty retailer of automotive parts, accessories and maintenance items in the United States as of August 28, 2001, based on store count. At November 28, 2001, Discount had 671 stores in six states, including the leading market position in Florida with 437 stores. Discount’s customers, store operations and product offerings are similar to ours. Discount sells automotive products to DIY and DIFM customers and carries between 14,000 and 21,000 SKUs per store. From 1996 through 2001, Discount grew its store count at year-end from 314 to 666 and increased its net sales from $307 million to $662 million.

On a pro forma basis, we would have had approximately 2,400 stores in the same 37 states in which we currently operate Advance Auto Parts stores, and our net sales and EBITDA for the twelve months ended October 6, 2001 would have been $3.1 billion and $258 million. The $258 million of EBITDA does not reflect ongoing purchasing, distribution and administrative savings that we expect to achieve as a result of the acquisition. During 2002, we expect these savings to result in approximately $30 million of incremental EBITDA, excluding one-time integration expenses.

Benefits of the Acquisition

As a result of our successful integration of prior acquisitions, we believe that we have established a proven model that will enable us to successfully execute our integration of Discount. In November 1998, we acquired 545 stores (net of closures) through our acquisition of Western Auto Supply Company, or Western, from Sears, Roebuck and Co. We successfully converted these stores to the Advance Auto Parts format and name in 11 months, more than six months ahead of our schedule. Due largely to purchasing volume discounts that we were able to obtain primarily from existing vendors as a result of the Western acquisition, we increased our gross margin on a company-wide basis from 36.4% for 1999 to 39.2% for 2000. In April 2001, we acquired the assets of Carport Auto Parts, Inc., or Carport, including 30 stores (net of closures) in Alabama and Mississippi. The Carport stores were converted to the Advance Auto Parts format and name in six weeks. Comparable store sales growth for these stores was 24.9% during the ten weeks following the completion of the conversion.

We realized or expect to realize the following benefits from the acquisition:

Strengthened Position Within Target Markets.     The acquisition provided us with the leading market position in the attractive Florida market, where Discount had 437 stores as of November 28, 2001. Florida is a highly attractive market in the automotive aftermarket industry for several reasons, including: (1) its favorable climate that allows for year-round maintenance and repair of vehicles, (2) its rank of third in the United States in terms of registrations of cars and light trucks and (3) its population growth rate, which exceeds the national average. The acquisition also further solidified our leading position throughout the Southeast. At November 28, 2001, Discount had an additional 234 stores in five other Southeastern states in which we currently operate and which are part of our core markets.

Improved Purchasing, Distribution and Administrative Efficiencies.    We expect to achieve ongoing purchasing, distribution and administrative savings as a result of the acquisition. Purchasing savings will be derived primarily through re-negotiating with vendors based on larger purchasing volume. We also expect to achieve significant savings from the optimization of our combined distribution systems, including more efficient capacity utilization at Discount’s Mississippi distribution center, and from the reduction of overlapping administrative functions. During 2002, we expect these savings to result in approximately $30 million of incremental EBITDA, excluding one-time integration expenses.

Opportunity to Increase Discount’s Comparable Store Sales.    We plan to increase Discount’s comparable store sales by: (1) re-merchandising stores using the best elements of Advance’s and Discount’s product mix, (2) refining SKU offerings at the store level and improving in-stock positions through the implementation of our logistics and purchasing information systems, (3) increasing advertising in Discount’s markets, (4) increasing store level labor hours to enhance customer service and (5) continuing to roll out the commercial delivery program to additional Discount stores.

Access to Discount’s Attractive Store Locations and Valuable Real Estate Assets.    Discount’s stores are generally located in high visibility, high traffic areas throughout the Southeast. Discount’s stores in Florida are especially attractive due to the state’s strong DIY customer demographics. In addition, Discount’s large number of owned stores will provide us with a portfolio of valuable real estate assets in the Southeast and help increase our control over our store base, including by reducing uncertainties associated with lease terminations and rent increases. Discount owned 485 of its 671 stores at November 28, 2001, with 371 of these owned stores located in Florida.

Competitive Strengths

We believe our competitive strengths include the following:

Leading Market Position and Efficient Economies of Scale.    We are the second largest specialty retailer of automotive products to DIY customers in the United States, based on store count and sales. The acquisition has further solidified this position and has provided us with additional critical mass in our existing markets, particularly in the rapidly growing Southeast.

As a large automotive specialty retail chain, we enjoy competitive advantages compared to smaller retail chains and independent operators. These advantages include purchasing, distribution and marketing efficiencies, which are due primarily to our economies of scale and our broad product selection. As the number of makes and models of vehicles continues to increase, we believe we will continue to have a significant competitive advantage, as many of these competitors may not have the resources, including management information systems, purchasing power or distribution capabilities, required to stock and deliver a broad selection of brand name and private label automotive products at competitive prices. We also believe that we have a competitive advantage over mass merchandisers due to our emphasis on knowledgeable customer service and convenient store locations.

Industry Leading Selection of Quality Products.    We offer one of the largest selections of brand name and private label automotive parts, accessories and maintenance items in the automotive aftermarket industry. Our stores carry between 16,000 and 21,000 in-store SKUs. We also offer approximately 105,000 additional SKUs that are available on a same-day or overnight basis through our PDQ® distribution systems, including harder-to-find replacement parts, which typically carry a higher gross margin. During 2000, we initiated a local area warehouse concept that utilizes existing space in selected stores to ensure the availability of certain PDQ® items on a same-day basis. On average, a local area warehouse carries between 7,500 and 12,000 SKUs. In addition, our proprietary electronic parts catalog enables our sales associates to identify an extensive number of applications for the SKUs that we carry, as well as parts that are required for or complementary to such applications. We believe that our ability to deliver an aggregate of approximately 120,000 SKUs, as well as the capabilities provided by our electronic parts catalog, is highly valued by our customers and differentiates us from our competitors.

Superior Customer Service.    We believe that our customers place significant value on our well-trained sales associates, who offer knowledgeable assistance in product selection and installation. We invest substantial resources in the recruiting and training of our employees and provide formal classroom workshops, seminars and Automotive Service Excellence certification to build technical, managerial and customer service skills. In addition, in 2000 we enhanced our human resources management capabilities in order to reduce employee turnover (as defined herein) and continue to build our training programs. As a result of these initiatives, our level of employee turnover has decreased 3.6% when comparing employee turnover during 1999 with employee turnover for the twelve month period ended December 29, 2001. We believe that higher employee retention levels lead to increased customer satisfaction and higher sales.

Experienced Management Team with Proven Track Record.    The 18 members of our senior management team have an average of 15 years experience with Advance and 17 years in the industry and have successfully grown Advance from the eighth largest to the second largest specialty retailer of automotive products in the United States. Our management team has accomplished this using a disciplined strategy of growing comparable store sales, opening new stores and making select acquisitions. The acquisitions of Western and Carport demonstrate our senior management team’s ability to efficiently and successfully integrate both large and small acquisitions.

Our senior management team has a vested interest in the continued success of Advance. Nicholas F. Taubman, our Chairman, along with the rest of our senior management, will own or have the right to acquire approximately 10% of the fully diluted shares of our parent. In addition, the acquisition provided us with access to a pool of talented managers from Discount. In particular, Peter Fontaine, the Chairman and CEO of Discount, became a member of our board of directors.

Business Strategy

Our business strategy consists of the following:

Increase Our Comparable Store Sales.    We plan to increase our comparable store sales in both the DIY and DIFM categories by: (1) providing superior customer service to generate repeat customers, (2) refining and expanding our merchandise offerings, (3) investing in store level and other systems to ensure high levels of in-stock merchandise and the ability to recommend complementary products to customers and (4) increasing our name recognition through effective advertising. In addition, we intend to continue to grow comparable store sales in our DIFM category by increasing resources dedicated to this category, including adding staff and delivery trucks to stores that currently have the commercial program, while selectively implementing the program in additional stores.

Expand Our Store Base in Existing Markets.    We intend to open additional stores in existing markets. Based on our experience, such in-market openings provide higher returns on our invested capital by enabling us to leverage our distribution infrastructure, marketing expenditures and local management resources. In addition, we may add stores in existing markets through selective acquisitions of stores, but only if acquisitions provide a more cost-effective alternative to new openings.

Continue to Increase Supply Chain Efficiencies.    Over the last several months, we have undertaken a comprehensive review of our supply chain infrastructure to identify cost savings and opportunities to increase inventory turns. Based on our findings, we believe we can achieve these goals through selective facility rationalizations (such as our recent decision to close our Jeffersonville, Ohio distribution facility), more efficient truck scheduling and routing, improved coordination with our vendors and better utilization of custom inventory mixes.

Continue to Invest in Information Technologies.    We will continue to make the investments necessary to maintain state-of-the-art information technologies, which we believe are critical to improving customer service, in-stock availability and other operational efficiencies. Recently, we have invested significantly in several applications, including our point-of-sale, or POS, system, our electronic parts catalog, or EPC, and our systems for store and distribution center inventory management. As part of this initiative, we began to implement a fully integrated POS and EPC system in 2001, which should significantly enhance our ability to identify applications for the SKUs that we carry and provide the opportunity to generate additional sales of products that are required for or complementary to such applications. This system interfaces with our corporate offices and provides real time information to store level and merchandising personnel. We also intend to convert Discount’s existing systems to ours in the first 12 months following the closing of the acquisition.

Successfully Integrate Discount.    We plan to convert all of Discount’s stores to the Advance Auto Parts store format and name. We have prepared a systematic integration plan that includes separate timetables for stores located inside and outside of Florida. We plan to convert all Discount stores that are located outside of Florida to Advance Auto Parts stores within one year of the acquisition. During this period, Discount stores that are located in Florida will be refurbished and converted to our systems and merchandising plans, with complete conversions to Advance Auto Parts stores, including name change and store format remodeling, phased in over the next three to four years. We believe that Discount’s geographic store concentration and our use of dedicated integration teams will result in a minimal disruption of the combined business.

Industry Overview

The automotive aftermarket industry (excluding sales of tires and labor) generated sales of approximately $100 billion during 2000. This industry consists of the $36 billion DIY category and the $62 billion DIFM category, which have grown at compound annual rates of 5.8% and 6.0% from 1991 through 2000. We believe this industry is characterized by stable, recession-resistant demand.

We compete in both the DIY and DIFM categories of the automotive aftermarket industry. Although the number of competitors and level of competition vary by market, both categories are highly fragmented and generally very competitive. Our primary competitors include national and regional retail automotive parts chains, wholesalers or jobber stores, independent operators, automobile dealers that supply parts, discount stores and mass merchandisers that carry automotive products. Since 1990, specialty automotive parts retailers, such as ourselves, have continued to expand their market share of DIY sales, primarily at the expense of discount stores and mass merchandisers.

The automotive aftermarket industry benefits from several important trends, including the: (1) increasing number and age of vehicles in the United States, (2) increasing number of miles driven annually, (3) increasing number of cars coming off of warranty, particularly leased vehicles, and (4) consolidation of automotive aftermarket retailers, resulting in a reduction in the number of stores in the marketplace.

The Transactions

The Acquisition.    We acquired Discount for $128.5 million in cash and approximately 4.3 million shares of common stock of Advance Auto, representing approximately 13.2% of the total outstanding shares of common stock of Advance Auto after giving effect to the acquisition. In addition, we repaid Discount’s outstanding indebtedness. At the closing of the acquisition, each issued and outstanding share of Discount common stock was converted into the right to receive $7.50 in cash and 0.2577 of a share of common stock of Advance Auto. Advance Auto became a public company in connection with the acquisition. Immediately after the acquisition, Advance Auto contributed the capital stock of Discount to us, and Discount became a wholly-owned subsidiary.

Acquisition Financing.    Concurrently with the consummation of the acquisition, we entered into a new senior bank credit facility, or the senior credit facility, which provided for (1) $485 million in term loans, consisting of a $180 million tranche A term loan facility with a maturity of five years and a $305 million tranche B term loan facility with a maturity of six years and (2) $160 million under a revolving credit facility (a portion of which can be used for the issuance of letters of credit) with a maturity of five years. At the closing of the acquisition, we borrowed the $485 million available under the tranche A and tranche B term loan facilities. In addition, we had approximately $18 million in letters of credit outstanding at the closing of the acquisition. As of the date of this prospectus,we have borrowed approximately $30.5 million under the revolving credit facility and have approximately $17.4 million in letters of credit outstanding, which has reduced availability under the revolving credit facility to approximately $112.1 million. The balance of the revolving credit facility is available for working capital and other general corporate purposes. The senior credit facility is secured (subject to certain exceptions) by substantially all of our assets, the assets of our existing domestic subsidiaries (including Discount and its subsidiaries) and the assets of Advance Auto and will be secured by the assets of our future domestic subsidiaries. The senior credit facility is guaranteed by Advance Auto and by each of our existing domestic subsidiaries (including Discount and its subsidiaries) and will be guaranteed by each of our future domestic subsidiaries.

In connection with the acquisition, we repaid all amounts outstanding under our previous credit facility and all of Discount’s previous indebtedness. In addition, all commitments under our previous credit facility terminated. Our existing 10.25% senior subordinated notes due in 2008 in the amount of $169.5 million and $10 million of indebtedness relating to industrial revenue bonds remain outstanding.

The Sponsor

Freeman Spogli & Co. LLC, or Freeman Spogli, is a private equity investment firm that is dedicated exclusively to investing with management in companies positioned for growth. Since it was founded in 1983, Freeman Spogli has invested over $1.8 billion in 34 companies with an aggregate enterprise value of approximately $12 billion. Freeman Spogli has extensive experience investing in and developing retail businesses and has made 19 retail-related investments since it was founded. Examples of public companies within Freeman Spogli’s current portfolio include, in addition to Advance Auto, AFC Enterprises, an operator and franchisor of quick service restaurants whose current brands include Church’s Chicken and Popeyes Chicken & Biscuits; The Pantry, a chain of convenience stores in the Southeastern United States; and Galyan’s Trading Company, an active lifestyle retailer. Freeman Spogli’s equity investment in Advance Auto, our parent, is its largest to date. Sears, Roebuck and Co. (through a wholly owned subsidiary) and Ripplewood Partners, L.P. and its affiliates are also significant stockholders in Advance Auto and are parties to a stockholders agreement that gives Freeman Spogli the right to elect four of our directors. See “Principal Stockholders of Advance Auto Parts, Inc.” and “Related Party Transactions—Stockholders Agreement.”

Recent Developments

We have recently undertaken a review of our supply chain and logistics operations, including our distribution costs and inventory stocking levels. As part of this review, we have identified a portion of our inventory and expect to identify additional inventory that we may offer in the future only in certain store locations or regions. We expect to record a one-time expense of $6.2 million, net of tax, related to this initiative through the end of the fourth quarter of 2001, primarily related to restocking and inventory handling charges. We may generate significant cash proceeds as a result of this initiative by reducing our inventory investment while continuing to maintain high levels of customer service and in-stock positions. In addition, we have closed and may close additional distribution facilities and may write-down the value of these facilities in connection with our supply chain initiative. Through the fourth quarter of 2001, we anticipate recording a one-time charge of $6.5 million related to the revaluation of certain properties. We expect to complete this review prior to the end of the first quarter of 2002 and would record any additional charges in our consolidated statements of operations when we identify that such charges would be required.

We also anticipate that EBITDA before one-time expenses of approximately $23 million, net of tax, for 2001 will be in line with the high end of the previously published expectations of $190 million to $195 million, prior to the positive four-week impact of the results of operations of Discount.

The anticipated one-time expenses include $0.6 million in conversion expenses associated with the acquisition; $2.0 million in lease termination expenses resulting from the closure of approximately 29 Advance Auto Parts stores that overlap with Discount stores; $5.6 million in stock option compensation charges to eliminate certain variable provisions of Advance Auto’s employee stock option plans that were in place as a result of it being a private company; $6.2 million in supply chain initiatives, discussed above; $6.5 million to reduce the book value of certain excess property currently held for sale, also discussed above; and approximately $2.1 million to implement an accounting change associated with the reclassification of cooperative income from selling, general and administrative expense to gross margin.

The Exchange Offer

Old Notes	10¼% Senior Subordinated Notes due 2008, which we issued on October 31, 2001.

New Notes
10¼% Senior Subordinated Notes due 2008, the issuance of which has been registered under the Securities Act of 1933. The form and terms of the new notes are identical in all material respects to those of the old notes, except that the transfer restrictions, registration rights and special redemption provisions relating to the old notes do not apply to the new notes.

Exchange Offer
We are offering to issue up to $200,000,000 aggregate principal amount of the new notes in exchange for a like principal amount of the old notes to satisfy our obligations under the registration rights agreement that we entered into when the old notes were issued in transactions in reliance upon the exemption from registration provided by Rule 144A under the Securities Act.

Expiration Date; Tenders	The exchange offer will expire at 5:00 p.m., New York City time, on , 2002, unless extended in our sole and absolute discretion. By tendering your old notes, you represent to us that:

• you are not our “affiliate,” as defined in Rule 405 under the Securities Act;

• any new notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;

• at the time of commencement of the exchange offer, neither you nor, to your knowledge, anyone receiving new notes from you, has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes in violation of the Securities Act;

• if you are not a participating broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the new notes, as defined in the Securities Act; and

• if you are a broker-dealer, you will receive the new notes for your own account in exchange for old notes that were acquired by you as a result of your market making or other trading activities and that you will deliver a prospectus in connection with any resale of the new notes you receive. For further information regarding resales of the new notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution” beginning on page 141.

Withdrawal; Non-Acceptance
You may withdraw any old notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on             , 2002. If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company, or DTC, any withdrawn or unaccepted old notes will be credited to the tendering holder’s account at DTC. For further information regarding the withdrawal of tendered old notes, see “The Exchange Offer— Terms of the Exchange Offer; Period for Tendering Old Notes” beginning on page 101 and the “The Exchange Offer—Withdrawal Rights” beginning on page 104.

Conditions to the Exchange Offer
The exchange offer is subject to customary conditions, which we may waive. See the discussion below under the caption “The Exchange Offer—Conditions to the Exchange Offer” beginning on page 105 for more information regarding the conditions to the exchange offer.

Procedures for Tendering Old Notes
Unless you comply with the procedures described below under the caption “The Exchange Offer—Guaranteed Delivery Procedures” beginning on page 104, you must do one of the following on or prior to the expiration or termination of the exchange offer to participate in the exchange offer:

•
tender your old notes by sending the certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to The Bank of New York, as exchange agent, at one of the addresses listed below under the caption “The Exchange Offer—Exchange Agent” beginning on page 105, or

•
tender your old notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, The Bank of New York, as exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent’s account at DTC prior to the expiration or termination of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, see the discussion below under the caption “The Exchange Offer—Book-Entry Transfers” beginning on page 103.

Guaranteed Delivery Procedures	If you are a registered holder of old notes and wish to tender your old notes in the exchange offer, but

•	the old notes are not immediately available,

•	time will not permit your old notes or other required documents to reach the exchange agent before the expiration or termination of the exchange offer, or

•	the procedure for book-entry transfer cannot be completed prior to the expiration or termination of the exchange offer,

then you may tender old notes by following the procedures described below under the caption “The Exchange Offer—Guaranteed Delivery Procedures” on page 104.

Special Procedures for Beneficial Owners
If you are a beneficial owner whose old notes are registered in the name of the broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your behalf, prior to completing and executing the letter of transmittal and delivering your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name, or obtain a properly completed bond power from the person in whose name the old notes are registered.

Material Federal Tax Considerations
The exchange of the old notes for new notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion below under the caption “Material United States Federal Income Tax Considerations” beginning on page 140 for more information regarding the tax consequences to you of the exchange offer.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Exchange Agent
The Bank of New York is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption “The Exchange Offer—Exchange Agent” beginning on page 105.

Resales
Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the new notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	you are acquiring the new notes in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the new notes; and

•	you are not an affiliate of ours.

If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the new notes:

(1)	you cannot rely on the applicable interpretations of the staff of the SEC; and

(2)	you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

Each broker or dealer that receives new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, resale, or other transfer of the new notes issued in the exchange offer, including information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes. Furthermore, any broker-dealer that acquired any of its old notes directly from us:

•
may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983); and

•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

Consequences of Not Exchanging Old Notes

If you do not exchange your old notes in the exchange offer, your old notes will continue to be subject to the restrictions on transfer described in the legend on the certificate for your old notes. In general, you may offer or sell your old notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently intend to register the old notes under the Securities Act. Under some circumstances, however, holders of the old notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell new notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of old notes by these holders. For more information regarding the consequences of not tendering your old notes, see “The Exchange Offer— Consequences of Exchanging or Failing to Exchange Old Notes” beginning on page 106.

Summary Description of the New Notes

The terms of the new notes and those of the outstanding old notes are substantially identical, except that the transfer restrictions, registration rights and special redemption terms relating to the old notes do not apply to the new notes. In addition, if we do not have an effective registration statement on file with the SEC to register the new notes within 150 days after the closing of the acquisition, or if the exchange offer is not complete within 180 days after the closing of the acquisition, we will be required to pay additional interest to the holders of the old notes until we cure the registration default.

New Notes Offered	$200,000,000 million in aggregate principal amount of 10¼% Senior Subordinated Notes due 2008.

Issuer	Advance Stores Company, Incorporated

Maturity Date	April 15, 2008.

Interest Rate	The new notes will bear interest from October 15, 2001 at the rate of 10¼% per annum, payable semi-annually on April 15 and October 15 of each year, commencing April 15, 2002.

Optional Redemption
The new notes will be redeemable at our option, in whole or in part, at any time on or after April 15, 2003, in cash at the redemption prices set forth herein, plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of redemption. See “Description of New Notes—Optional Redemption.”

Change of Control Offer
Upon the occurrence of a change of control, each holder of new notes will have the right to require us to repurchase all or any part of such holder’s notes at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of purchase. See “Description of New Notes—Repurchase at the Option of Holders—Change of Control.” There can be no assurance that, in the event of a change of control, we would have sufficient funds to purchase all notes tendered. See “Risk Factors—Upon a change of control, we will be required to offer to repurchase the new notes, but we may not have sufficient funds to do so.”

Note Guarantees
The new notes will be fully and unconditionally guaranteed on an unsecured senior subordinated basis by each of our existing and future restricted subsidiaries that guarantees any indebtedness of Advance or any other restricted subsidiary.

As of the date hereof, the note guarantors are Western Auto Supply Company, Advance Trucking Corporation, Western Auto of St. Thomas, Inc., Western Auto of Puerto Rico, Inc., WASCO Insurance Agency, Inc., Advance Aircraft Company, Inc., Advance Merchandising Company, Inc., Discount Auto Parts, Inc. and DAP Acceptance Corporation.

The new notes will not be guaranteed by any of our foreign subsidiaries unless such subsidiary guarantees any indebtedness of ours or any note guarantor. As of the date hereof, we have no foreign subsidiaries.

Security and Ranking	The new notes:

•	will be general unsecured obligations of ours;

•	will rank equally in right of payment with all of our existing and future senior subordinated debt;

•	will be subordinated in right of payment to all of our existing and future senior debt;

•	will be effectively subordinated to any secured debt of ours or of our subsidiaries to the extent of the value of the assets securing such debt; and

•	will be effectively subordinated to all liabilities (including trade payables) and preferred stock of each of our subsidiaries that is not a note guarantor.

We have granted a first priority security interest in substantially all of our assets to secure our secured debt.

The guarantee of the new notes by each note guarantor:

•	will be general unsecured obligations of such note guarantor;

•	will rank equally in right of payment with all existing and future senior subordinated debt of such note guarantor;

•	will be subordinated in right of payment to all existing and future senior debt of such note guarantor; and

•	will be effectively subordinated to any secured debt of such note guarantor and its subsidiaries to the extent of the value of the assets securing such debt.

As of October 6, 2001, after giving pro forma effect to the acquisition and the related financing:

•
we would have had $495 million in aggregate principal amount of senior debt (excluding commitments under the revolving credit facility and approximately $18 million of letters of credit), all of which would have been secured debt, which would rank senior in right of payment to the new notes and the note guarantees;

•	we would have had $169.5 million of senior subordinated debt (excluding the new notes and old notes), which would rank equally in right of payment with the new notes and note guarantees;

•	we would have had no subordinated debt to which the new notes would be senior;

•
the note guarantors would have had $485 million in aggregate principal amount of senior debt (excluding unused commitments under the revolving credit facility and approximately $18 million of letters of credit), which would rank senior in right of payment to the new notes and the note guarantees;

•	the note guarantors would have had $169.5 million of senior subordinated debt (excluding guarantees of the new notes), which would rank equally in right of payment with the new notes and note guarantees; and

•	the note guarantors would have had no subordinated debt to which the note guarantees would be senior.

The indenture relating to the new notes permits us and the note guarantors to incur a significant amount of additional debt, including senior debt and senior subordinated debt ranking equally to the new notes, which amount will vary from time to time depending on a number of factors, including the amount of our Fixed Charge Coverage Ratio (as defined in the indenture). See “Description of New Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” for a description of the limitation on the indebtedness covenant.

Certain Indenture Covenants
The indenture contains certain covenants that limit, among other things, the ability of us and our restricted subsidiaries to: incur additional indebtedness and issue preferred stock, pay dividends or certain other distributions, make certain investments, repurchase stock and certain indebtedness, create or incur liens, engage in transactions with affiliates, enter into new businesses, sell stock of restricted subsidiaries, redeem subordinated debt, sell assets, enter into any agreements that restrict dividends from restricted subsidiaries and enter into certain mergers or consolidations. See “Description of New Notes—Certain Covenants.”

Risk Factors

Investing in the new notes involves substantial risks. You should consider carefully the information set forth under the caption ‘‘Risk Factors” on page 22 and all other information set forth in this prospectus before tendering the old notes in exchange for the new notes.

Summary Unaudited Pro Forma Consolidated Financial and Other Data

The following table sets forth summary pro forma consolidated financial and other data as of and for the twelve months ended October 6, 2001 and should be read together with our historical consolidated financial statements, the historical consolidated financial statements of Discount and the “Unaudited Pro Forma Consolidated Financial Data,” which are included elsewhere in this prospectus, including in each case the related notes. The summary pro forma consolidated financial and other data should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The summary pro forma statement of operations data set forth below gives effect to the acquisition and the financing related to it, including the issuance of the old notes, as if each transaction had occurred on January 2, 2000, whereas the balance sheet data reflects such transactions as if each transaction had occurred on October 6, 2001. The pro forma financial amounts reflect pro forma adjustments required under the purchase method of accounting for the acquisition. The summary pro forma consolidated financial and other data is included for illustrative purposes only and does not purport to be indicative of the financial condition or results of operations that would have been reported had the transactions actually been effected on the dates indicated above, or which may be reported in the future. See “Unaudited Pro Forma Consolidated Financial Data” on page 37.

Twelve-Month Period Ended October 6, 2001 (unaudited)
(dollars in thousands)
Statement of Operations Data:
Net sales	$3,104,306
Gross profit	1,243,613
Selling, general and administrative expenses	1,079,934
Operating income	163,679
Net income	53,845
Other Data:
EBITDA(1)	257,951
Cash interest expense(2)	78,922
Capital expenditures(3)	111,992
Credit Ratios:
Ratio of total debt to EBITDA	3.30
Ratio of EBITDA to cash interest expense	3.27
Selected Store Data:
Number of stores (end of period)	2,459
Stores with commercial delivery program (end of period)	1,363
Commercial delivery sales(4)	$382,133
Average net sales per store(5)	$1,290

At October 6, 2001 (unaudited)
Balance Sheet Data:
Cash and cash equivalents	$13,922
Working capital(6)	471,193
Property and equipment, net	768,826
Total assets	2,014,098
Total debt(7)	850,050
Stockholder’s equity	370,589

(1)
EBITDA represents operating income plus depreciation and amortization, non-cash and other employee compensation expenses and certain one-time expenses as described below. EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as a substitute for net income as an indicator of operating performance or as an alternative to cash flow (as measured by GAAP) as a measure of liquidity. We have included it because we believe this information is useful to investors as this measure provides additional information with respect to our ability to meet our future debt service, capital expenditure and working capital requirements. Our method for calculating EBITDA may differ from similarly titled measures reported by other companies. The following table shows the components of EBITDA for the twelve-month period ended October 6, 2001:

Twelve-Month Period Ended October 6, 2001 (unaudited)
Operating income	$163,679
Depreciation and amortization	88,699
Non-cash and other employee compensation(a)	4,630
Merger related expenses(b)	943

EBITDA(c)(d)	$257,951

(a)
Represents interest component of net periodic post-retirement benefit cost related to our unfunded post-retirement benefit obligation. Also represents non-cash compensation expenses related to stock options granted to some of our employees.

(b)	Represents acquisition related expenses included in Discount’s Condensed Consolidated Statement of Income for the thirteen weeks ended August 28, 2001.
(c)
EBITDA for the twelve-month period ended October 6, 2001 would have been approximately $3 million less after giving full-year effect to Discount’s sale/leaseback transaction that it entered into on February 27, 2001.

(d)
Advance’s historical EBITDA for the twelve-month period ended October 6, 2001 includes a non-recurring net gain of $6.5 million, which is included in pro forma EBITDA for the same period. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Advance—2000 Compared to 1999” and “—Forty Weeks Ended October 6, 2001 Compared to Forty Weeks ended October 7, 2000.”

(2)
Cash interest expense represents total interest expense, less amortization of the deferred debt issuance costs with respect to the old notes, the new senior credit facility and the existing senior subordinated notes and amortization of the discount on the old notes.

(3)	Capital expenditures exclude $34 million for the purchase of Discount’s Gallman, Mississippi distribution facility from the lessor.
(4)	Represents commercial delivery sales from Advance and sales from Discount’s Pro2Call commercial delivery program.
(5)	Average net sales per store is based on the average of beginning and ending number of stores during the period.
(6)	Working capital represents total current assets less total current liabilities.
(7)	Net of the discount on the old notes.

Advance Stores Company, Incorporated
Summary Historical Consolidated Financial and Other Data

The following table sets forth our summary historical consolidated financial and other data for the periods ended and at the dates indicated. The summary historical consolidated financial and other data as of and for 1998, 1999 and 2000 have been derived from, and should be read together with, our audited financial statements and the related notes included elsewhere in this prospectus. The summary historical consolidated financial and other data for the forty-week periods ended October 7, 2000 and October 6, 2001 and as of October 6, 2001 have been derived from, and should be read together with, our unaudited consolidated financial statements and the related notes included elsewhere in this prospectus. In the opinion of our management, all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of our financial position, the results of our operations and cash flows have been made. The results of operations for the forty-week period ended October 6, 2001 are not necessarily indicative of the operating results to be expected for the full fiscal year.

	Fiscal Year(1)			Forty-Week Periods Ended (unaudited)
	1998	1999	2000	October 7, 2000	October 6, 2001
	(dollars in thousands, except average net sales per square foot)
Statement of Operations Data:
Net sales	$1,220,759	$2,206,945	$2,288,022	$1,787,370	$1,935,630
Gross profit	454,561	802,832	895,895	699,411	784,343
Selling, general and administrative expenses(2)	421,016	780,114	800,845	617,867	678,839
Operating income	32,410	20,235	92,789	81,544	105,504
Net income (loss)	1,612	(19,565)	26,104	26,789	42,522
Other Data:
EBITDA(3)	$93,193	$121,899	$161,876	$133,870	$163,214
Cash interest expense(4)	27,626	50,614	53,467	41,792	34,298
Capital expenditures	65,790	105,017	70,566	46,883	49,550
Ratio of earnings to fixed charges(5)	1.07	0.68	1.38	1.51	2.01
Credit Ratios:
Ratio of total debt to EBITDA	4.9	4.7	3.2	—	—
Ratio of EBITDA to cash interest expense	3.4	2.4	3.0	3.2	4.8
Selected Store Data:
Comparable store sales growth(6)	7.8%	10.3%	4.4%	3.8%	6.5%
Net new stores(7)	753	50	112	85	62
Number of stores (end of period)	1,567	1,617	1,729	1,702	1,791
Stores with commercial delivery program (end of period)	532	1,094	1,210	1,216	1,195
Commercial delivery sales	$107,323	$198,928	$305,947	$235,911	$266,280
Total store square footage (in thousands) (end of period)	12,084	12,476	13,325	13,122	13,782
Average net sales per store(8)	$1,025	$1,386	$1,368	$—	$—
Average net sales per square foot(9)	$136	$180	$177	$—	$—

At October 6, 2001 (unaudited)
Balance Sheet Data:
Cash and cash equivalents	$11,918
Working capital(10)	318,820
Property and equipment, net	406,531
Total assets	1,374,540
Total debt (including current maturities and bank overdrafts)	450,671
Stockholder’s equity	276,748

(1)	Our fiscal year consists of 52 or 53 weeks ending on the Saturday nearest to December 31 of each year. All fiscal years presented are 52 weeks.
(2)
Selling, general and administrative expenses in 1998 and 1999 include certain expenses related to the Western acquisition and the recapitalization as described in notes (b), (d) and (e) in note (3) below. Also included in 1998 is a private company expense of $845 incurred before the recapitalization that relates primarily to compensation and benefits paid to our chairman that was eliminated following the 1998 recapitalization. Non-cash and other employee compensation, as described in note (c) of note (3) below, has been excluded from the summary information.

(3)
EBITDA represents operating income plus depreciation and amortization, non-cash and other employee compensation expenses and certain one-time expenses described below. EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as a substitute for net income as an indicator of operating performance or as an alternative to cash flow (as measured by GAAP) as a measure of liquidity. We have included it because we believe this information is useful to investors as this measure provides additional information with respect to our ability to meet our future debt service, capital expenditure and working capital requirements. Our method for calculating EBITDA may differ from similarly titled measures reported by other companies. The following table shows the components of EBITDA:

	Fiscal Year(1)			Forty-Week Periods Ended (unaudited)
	1998	1999	2000	October 7, 2000	October 6, 2001
	(dollars in thousands)
Operating income	$32,410	$20,235	$92,789	$81,544	$105,504
Depreciation and amortization	29,964	58,147	66,826	50,614	53,629
Private company expenses(a)	845	—	—	—	—
Recapitalization expenses(b)	14,277	—	—	—	—
Non-cash and other employee compensation(c)	1,135	2,483	2,261	1,712	4,081
Restructuring expenses in conjunction with the Western acquisition(d)	6,774	—	—	—	—
Western acquisition integration expenses(e)	7,788	41,034	—	—	—

EBITDA(f)	$93,193	$121,899	$161,876	$133,870	$163,214

(a)
Reflects our estimate of expenses primarily related to compensation and other benefits of our chairman, who, prior to the recapitalization was our principal stockholder, which were eliminated after the recapitalization.

(b)	Represents non-recurring management bonuses and other expenses incurred in connection with the recapitalization.
(c)
Represents interest component of net periodic post-retirement benefit cost related to our unfunded post-retirement benefit obligation. Also represents non-cash compensation expenses related to stock options granted to some of our employees.

(d)	Represents expenses primarily related to lease costs associated with 31 Advance Auto Parts stores closed in connection with the Western acquisition.
(e)	Represents certain expenses related to the integration of the Western acquisition.
(f)
EBITDA for 2000 includes a non-recurring net gain of $3.3 million. EBITDA for the forty-week period ended October 6, 2001 includes a non-recurring net gain of $3.2 million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Advance—2000 Compared to 1999” and “—Forty Weeks Ended October 6, 2001 Compared to Forty Weeks Ended October 7, 2000.”

(4)	Cash interest expense represents total interest expense, excluding amortization of deferred debt issuance costs.
(5)
For the purposes of calculating the ratio of earnings to fixed charges, “earnings” represents income from continuing operations before income taxes, plus fixed charges. “Fixed charges” consist of interest expense, including amortization of debt issuance costs and one-third of lease expenses considered to be a reasonable approximation of interest expense associated with our operating lease commitments.

(6)
Comparable store sales growth is calculated based on the change in sales starting once a store has been opened for thirteen complete accounting periods (each period represents four weeks). Relocations are included in comparable store sales from the original date of opening. Additionally, each Parts America store acquired in the Western acquisition is included in the comparable store sales calculation after thirteen complete accounting periods following its physical conversion to an Advance Auto Parts store. Comparable store sales do not include sales from the 42 Western Auto stores.

(7)	Net new stores represents new stores opened and acquired less stores closed.
(8)	Average net sales per store is based on the average of beginning and ending number of stores for the respective period.
(9)	Average net sales per square foot is based on the average of beginning and ending total store square footage for the respective period.
(10)	Working capital represents total current assets less total current liabilities.

Discount Auto Parts, Inc.
Summary Historical Consolidated Financial and Other Data

The following table sets forth Discount’s summary historical consolidated financial and other data for the fiscal years and at the dates indicated. The historical consolidated financial and other data as of and for each of 1999, 2000 and 2001 have been derived from, and should be read together with, Discount’s audited financial statements and the related notes included elsewhere in this prospectus. The historical consolidated financial and other data for the thirteen weeks ended August 29, 2000 and August 28, 2001 and as of August 28, 2001 have been derived from, and should be read together with, Discount’s unaudited financial statements and the related notes included elsewhere in this prospectus. In the opinion of Discount’s management, all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of Discount’s financial position, the results of Discount’s operations and cash flows have been made. The results of operations for the thirteen weeks ended August 28, 2001 are not necessarily indicative of the operating results to be expected for the full fiscal year.

	Fiscal Year Ended			Thirteen Weeks Ended (unaudited)
	June 1, 1999	May 30, 2000	May 29, 2001	August 29, 2000	August 28, 2001
	(dollars in thousands, except average net sales per square foot)
Statement of Operations Data:
Net sales	$511,483	$598,258	$661,717	$167,074	$173,381
Gross profit	208,640	241,475	257,518	63,924	69,192
Selling, general and administrative expenses	152,777	184,371	215,353	52,850	57,773
Income from operations	55,863	57,104	42,165	11,074	11,419
Net income(1)	18,813	26,289	17,608	3,569	5,251
Other Data:
EBITDA(2)	$74,418	$79,545	$65,663	$17,203	$18,432
Capital expenditures	80,964	69,257	43,053	10,616	6,322
Ratio of earnings to fixed charges(3)	3.98	2.98	2.06	1.86	2.82
Selected Store Data:
Comparable store sales growth(4)	0.6%	3.3%	4.0%	6.5%	2.1%
Net new stores(5)	106	85	23	10	2
Number of stores (end of period)	558	643	666	653	668
Stores with commercial delivery program (end of period)	122	172	168	171	168
Commercial delivery sales(6)	$6,884	$25,503	$44,089	$10,128	$11,856
Total store square footage (in thousands) (end of period)	4,006	4,584	4,750	4,652	4,766
Average net sales per store(7)	$1,013	$996	$1,011	$—	$—
Average net sales per square foot(8)	$140	$139	$142	$—	$—

At August 28, 2001 (unaudited)
Balance Sheet Data:
Cash and cash equivalents	$6,372
Working capital(9)	166,245
Property and equipment, net	384,463
Total assets	657,053
Total debt (including current maturities)	210,808
Stockholders’ equity	326,324

(1)
Net income for 1999 includes an after tax charge of $8.2 million related to a change in the method of accounting for store inventories from the first-in, first-out retail inventory method to the weighted average cost method. This change was reflected as of the beginning of 1999. Net income for the thirteen weeks ended August 28, 2001 includes an after-tax extraordinary loss of $603 resulting from expenses incurred in connection with the acquisition.

(2)
EBITDA represents operating income plus depreciation, amortization and merger related expenses. EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as a substitute for net income as an indicator of operating performance or as an alternative to cash flow (as measured by GAAP) as a measure of liquidity.

(3)
For the purposes of calculating the ratio of earnings to fixed charges, “earnings” represents income before income taxes and cumulative effect of change in accounting principle and extraordinary loss, plus fixed charges. “Fixed charges” consist of interest expense, including amortization of debt issuance costs and that portion of rental expense considered to be a reasonable approximation of interest expense associated with operating lease commitments.

(4)
Comparable store sales growth is calculated based on the change in net sales of all stores opened as of the beginning of the preceding fiscal year. Net stores become part of the comparable store base on the first day of their second full fiscal year in operation.

(5)	Net new stores represents new stores opened and acquired less stores closed.
(6)	Commercial delivery sales represents sales from Discount’s Pro2Call commercial delivery program.
(7)	Average net sales per store is based on the average of beginning and ending number of stores for the respective period.
(8)	Average net sales per square foot is based on the average of beginning and ending total store square footage for the respective period.
(9)	Working capital represents total current assets less total current liabilities.

RISK FACTORS

You should carefully consider the following factors in addition to the other information in this prospectus before tendering your old notes in the exchange offer. When we use the term “notes” in this prospectus, the term includes the old notes and the new notes.

Risks Related to the Exchange Offer and Holding the New Notes

If you fail to exchange your old notes or do not properly comply with the exchange offer procedures, your old notes will continue to be subject to restrictions on transfer, and may be subject to a limited trading market and a significant diminution in value.

We do not plan to register the old notes under the Securities Act. Delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

•
certificates for old notes or a book-entry confirmation of a book-entry transfer of old notes into the exchange agent’s account at DTC, New York, New York as a depository, including an agent’s message (as described below) if the tendering holder does not deliver a letter of transmittal;

•
a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message in lieu of the letter of transmittal; and

•	any other documents required by the letter of transmittal.

We are not required to notify you of defects or irregularity in tenders of old notes for exchange. If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on the certificates for your old notes. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or are offered and sold under an exemption from these requirements. To the extent other old notes are tendered and accepted in the exchange offer, the trading market, if any, for the remaining old notes would be adversely affected and there could be a significant diminution in the value of the old notes compared to the value of the new notes.

If you exchange your old notes for purposes of participating in a distribution of the new notes, you could be deemed an underwriter under the Securities Act.

If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes.

An active public market may not develop for the new notes, which could adversely affect the market price and liquidity for the new notes.

There is no existing trading market for the new notes. We do not intend to list the new notes on any exchange or to seek approval for the quotation through any automated quotation system. Therefore, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be, nor can we make any assurances regarding the ability of new note holders to sell their new notes, the amount of new notes to be outstanding following the exchange offer or the price at which the new notes might be sold. As a result, the market price of the new notes could be adversely affected. Historically, the market for non-investment grade debt, such as the new notes, has been subject to disruptions that have caused substantial volatility in the prices of such securities. Any such disruptions may have an adverse effect on holders of the new notes.

Risks Relating to our Financial Condition

We have a substantial amount of debt and our level of debt may limit our ability to take certain actions, including obtaining additional financing in the future, that we would otherwise consider in our best interest.

We currently have a significant amount of debt. As of October 6, 2001, on a pro forma basis, we would have had total debt of approximately $850.1 million. Our substantial debt could adversely affect our financial health and prevent us from fulfilling our obligations under the new notes.

Our high level of debt could have important consequences to you, including the risks that:

•	our ability to obtain additional financing for working capital, capital expenditures, strategic acquisitions or other general corporate purposes may be impaired in the future;

•
a substantial portion of our cash flows from operations must be dedicated to the payment of principal and interest on our debt, thereby reducing the amount of our cash flow available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•
we are substantially more leveraged than some of our competitors, which might place us at a competitive disadvantage to those competitors that have lower debt service obligations and significantly greater operating and financing flexibility than we do;

•	we may not be able to adjust rapidly to changing market conditions;

•	we may be more vulnerable in the event of a downturn in general economic conditions or our business or other adverse circumstances applicable to us;

•	our interest expense could increase if interest rates in general increase because a portion of our debt bears interest at a floating rate;

•
our failure to comply with the financing and other restrictive covenants governing our debt, which, among other things, require us to maintain certain financial ratios and limit our ability to incur debt and sell assets, could result in an event of default that, if not cured or waived, could have a material adverse effect on our business or our prospects; and

•
our failure to comply with the financial and other restrictive covenants in our secured debt, which is secured by a lien on substantially all of our assets, could result in our secured creditors seizing those pledged assets.

If our cash flow from operations is insufficient to service our debt, we may be required to borrow additional funds for that purpose, delay or reduce capital or other expenditures, attempt to restructure or refinance our debt, sell assets or operations or additional equity capital. We may be unable to take any of these actions on satisfactory terms or in a timely manner. Any of these actions may prevent us from implementing our strategies and have a material adverse effect on us. In addition, should we default upon our secured debt, we may be forced to forfeit substantially all of our assets.

For more details, see “Description of Senior Credit Facility,” “Description of New Notes—Repurchase at the Option of Holders—Change of Control,” “—Certain Covenants” and “—Events of Default and Remedies.”

Our ability to service our debt will require a significant amount of cash and our operations may not generate the amount of cash we need.

We will need a significant amount of cash to service our debt. Our ability to generate cash depends on our successful financial and operating performance. We cannot assure you that we will generate sufficient cash flow from operations or that we will be able to obtain sufficient funding to satisfy all of our obligations, including those under the notes. On a pro forma basis, our ratio of EBITDA to cash interest expense for the twelve-month period ended October 6, 2001 would have been 3.27x. Our financial and operational performance also depends upon a number of other factors, many of which are beyond our control. These factors include:

•	economic and competitive conditions in the automotive aftermarket industry;

•	operating difficulties, operating costs or pricing pressures we may experience; and

•	delays in implementing any strategic projects we may have.

If we are unable to service our debt, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our debt or raising additional equity capital. However, we cannot assure you that any alternative strategies will be feasible or prove adequate. Also, some alternative strategies would require the consent of at least a majority in interest of the lenders under the senior credit facility, the holders of the new notes and the holders of our outstanding 10.25% senior subordinated notes, and we can provide no assurances that we would be able to obtain this consent. See “Description of Senior Credit Facility” and “Description of Notes.”

Despite our substantial debt, we and our subsidiaries will be able to incur additional debt, including senior debt, which could intensify the risks described above.

Despite our current debt levels, we and our subsidiaries will still be able to incur substantially more debt. The terms of the indenture governing our outstanding 10.25% senior subordinated notes due 2008, or our existing indenture, and the indenture for the new notes limit and will limit, but do not and will not prohibit, us or our subsidiaries from incurring additional debt. The indenture permits us and the note guarantors to incur senior debt and senior subordinated debt ranking equally to the new notes, which amount will vary from time to time depending on a number of factors, including the amount of our Fixed Charge Coverage Ratio (as defined in the indenture). Our senior credit facility permits additional borrowings and any such borrowings would be senior to the new notes and the note guarantees. In addition, the senior credit facility permits us to incur debt from other sources. If we incur additional debt, the related risks that we face, including those discussed above, could intensify. See “Capitalization,” “Advance Stores Company, Incorporated Selected Historical Consolidated Financial and Other Data,” “Unaudited Pro Forma Consolidated Financial and Other Data,” “Description of Senior Credit Facility” and “Description of the New Notes.”

The covenants governing our debt impose significant restrictions on us.

The terms of our senior credit facility, the existing indenture and the indenture for the new notes impose or will impose significant operating and financial restrictions on us and our subsidiaries and require us to meet certain financial tests. Complying with these covenants may cause us to take actions that are not favorable to holders of the new notes. These restrictions may also have a negative impact on our business, results of operation and financial condition by significantly limiting or prohibiting us from engaging in certain transactions, including:

•	incurring or guaranteeing additional indebtedness;

•	making capital expenditures and other investments;

•	creating liens on our assets;

•	issuing or selling capital stock of our subsidiaries;

•	transferring or selling assets currently held by us;

•	entering into any agreements that restrict dividends from our subsidiaries; and

•	engaging in mergers or consolidations.

The failure to comply with any of these covenants would cause a default under our existing indenture, the indenture for the new notes and other debt agreements. Furthermore, our senior credit facility contains certain financial covenants, including establishing a maximum leverage ratio and requiring us to maintain a minimum interest coverage ratio and a funded senior debt to current assets ratio, which, if not maintained by us, will cause us to be in default under our senior credit facility. Any of these defaults, if not waived, could result in the acceleration of all of our debt, in which case the debt would become immediately due and payable. If this occurs, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if new financing were available, it may not be on terms that are acceptable to us. Complying with these covenants may cause us to take actions that are not favorable to holders of the new notes. See “Description of Senior Credit Facility” and “Description of New Notes—Certain Covenants.”

The new notes and the note guarantees will be subordinated to our existing and future senior debt.

The new notes will be subordinated in right of payment to the prior payment in full of all our existing and future senior debt, and the guarantees of the new notes by the note guarantors will be subordinated in right of payment to all senior debt of the applicable note guarantor. The indenture for the new notes requires each of our existing and future restricted subsidiaries that guarantees any of our indebtedness or any other restricted subsidiary to guarantee the new notes, unless we are permitted to designate one or more of those subsidiaries as an unrestricted subsidiary. As of October 6, 2001, on a pro forma basis, we would have had approximately $495 million of senior debt outstanding (excluding, as of the date of this prospectus, approximately $30.5 million borrowed under the revolving credit facility, unused commitments under the revolving credit facility and approximately $17.4 million of letters of credit), which would rank senior in right of payment to the new notes and note guarantees, and no subordinated debt to which the new notes would be senior. In addition, the indenture for the new notes will permit us and our restricted subsidiaries to incur additional senior debt, including debt under the senior credit facility.

We or the applicable note guarantor may not pay principal, premium (if any), interest or other amounts on account of the new notes, or any note guarantee in the event of a payment default on, or another default that has resulted in the acceleration of, certain senior indebtedness (including debt under the senior credit facility) unless such indebtedness has been paid in full or the default has been cured or waived. In the event of certain other defaults with respect to certain new senior indebtedness, we or the applicable note guarantor may not be permitted to pay any amount on account of the new notes or any note guarantee for a designated period of time. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us or a note guarantor, our assets or a guarantor’s assets, as the case may be, will be available to pay obligations on the new notes or such guarantor’s guarantee, as applicable, only after our senior indebtedness or the senior indebtedness of such note guarantor has been paid in full, and there can be no assurance that there will be sufficient assets remaining to pay amounts due on all or any of the new notes or any note guarantee.

The note guarantees are subject to limitations that may limit your right to receive payment on the new notes.

Although the note guarantees provide the holders of the new notes with a direct claim against the assets of the note guarantors, enforcement of the note guarantees against any note guarantor would be subject to certain suretyship defenses available to guarantors generally. Enforcement could also be subject to fraudulent conveyance and other defenses available to the note guarantors in certain circumstances. To the extent that the note guarantees are not enforceable, the new notes and note guarantees would be effectively subordinated to all liabilities of the note guarantors, including trade payables of the note guarantors, whether or not these liabilities otherwise would constitute senior indebtedness under our new indenture. In addition, the payment of dividends to us by our subsidiaries is contingent upon the earnings of those subsidiaries and approval of those subsidiaries.

Fraudulent transfer statutes could void our obligations under the new notes and the obligations of the note guarantors under the note guarantees.

Our incurrence of debt under the new notes after the exchange offer and the incurrence by the note guarantors of debt under their note guarantees may be subject to review under federal and state fraudulent conveyance laws if a bankruptcy, reorganization or rehabilitation case or a lawsuit (including circumstances in which bankruptcy is not involved) were commenced by, or on behalf of, our unpaid creditors or unpaid creditors of our note guarantors at some future date. Federal and state statutes would allow courts, under specific circumstances, to void the new notes and the note guarantees and require noteholders to return payments received from us or the note guarantors.

An unpaid creditor or representative of creditors, such as a trustee in bankruptcy of us as a debtor-in-possession in a bankruptcy proceeding, could file a lawsuit claiming that the issuances of the new notes constituted a fraudulent conveyance. To make such a determination, a court would have to find that we did not receive fair consideration or reasonably equivalent value for the new notes, and that, at the time the new notes were issued, we:

•	were insolvent;

•	were rendered insolvent by the issuance of the new notes;

•	were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that we would incur, debts beyond our ability to repay those debts as they matured.

If a court were to make such a finding, it could void our obligations under the new notes, subordinate the new notes to our other indebtedness or take other actions detrimental to you as a holder of the new notes.

The measure of insolvency for these purposes will vary depending upon the law of the jurisdiction being applied. Generally, however, a company will be considered insolvent for these purposes if the sum of that company’s debts is greater than the fair value of all of that company’s property, or if the present fair salable value of that company’s assets is less than the amount that will be required to pay its probable liability on its existing debts as they mature. Moreover, regardless of solvency, a court could void an incurrence of indebtedness, including the new notes, if it determined that the transaction was made with intent to hinder, delay or defraud creditors, or a court could subordinate the indebtedness, including the new notes, to the claims of all existing and future creditors on similar grounds. We cannot determine in advance what standard a court would apply to determine whether we were insolvent in connection with the sale of the new notes.

If a change of control occurs, we may not have sufficient funds to repurchase your notes.

Upon specified change of control events, we will be required to offer to purchase all of the new notes then outstanding at 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any. If a change of control were to occur, we may not have sufficient funds to pay the purchase price for the outstanding new notes tendered, and we expect that we would require third-party financing to do so. However, we may not be able to obtain such financing on favorable terms, or at all. In addition, the senior credit facility restricts our ability to repurchase the new notes, including pursuant to an offer in connection with a change of control. A change of control under the indenture for the new notes may also result in an event of default under the senior credit facility and may cause the acceleration of our other senior indebtedness, if any, in which case the subordination provisions of the new notes would require payment in full of the senior credit facility and any other senior indebtedness before repurchase of the new notes. Our future indebtedness may also contain restrictions on our ability to repay the notes upon certain events or transactions that could constitute a change of control under the indenture for the new notes. Our inability to repay senior indebtedness upon a change of control or to purchase all of the tendered new notes would each constitute an event of default under the indenture for the new notes. See “Description of New Notes—Repurchase at the Option of Holders—Change of Control” and “Description of Senior Credit Facility.”

The covenants in the indenture for the new notes may not prevent us from engaging in certain mergers or other transactions that may adversely affect you.

The provisions of the indenture for the new notes (including the change of control provision) will not necessarily afford you protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or other similar transaction involving us, that may adversely affect you. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change of the magnitude required under the definition of change of control in the indenture for the new notes to trigger such provisions. Except as described under “Description of New Notes—Repurchase at the Option of Holders—Change of Control,” the indenture for the new notes will not contain provisions that permit the holders of the new notes to require us to repurchase or redeem the new notes in the event of a takeover, recapitalization or similar transaction.

If we fail to meet our payment or other obligations under our senior secured credit facility, the lenders could foreclose on, and acquire control of, substantially all of our and our subsidiaries’ assets.

In connection with the incurrence of indebtedness under our senior credit facility, the lenders under the credit facility received a pledge of all of the equity interests of our subsidiaries, including Discount and its subsidiaries. Additionally, these lenders generally have a first priority security interest on substantially all of the accounts receivable, cash, general intangibles, investment property and future acquired material property of Advance Auto, us and our subsidiaries, including Discount and its subsidiaries. As a result of these pledges and liens, if we fail to meet our payment or other obligations under this credit facility, the lenders would be entitled to foreclose on substantially all of those assets and liquidate these assets. Under those circumstances, holders of new notes may lose a portion of or the entire value of their investment.

Risks Related to Our Business and the Acquisition

We may not be able to successfully implement our business strategy because doing so depends on factors that are beyond our control and could adversely affect our results of operations.

Our success depends on our ability to implement our business strategy in order to increase our earnings and cash flow. Our results of operations and cash flow will be adversely affected if we cannot fully implement our business strategy. Successful implementation depends on factors specific to the retail automotive parts industry and numerous other factors beyond our control. These include adverse changes in:

•	general economic conditions and conditions in local markets, which could reduce our sales;

•	the competitive environment in the automotive aftermarket parts and accessories retail sector which may force us to reduce prices or increase spending;

•	the automotive aftermarket parts manufacturing industry, such as consolidation, which may disrupt or sever one or more of our vendor relationships;

•	our ability to anticipate and meet changes in consumer preferences for automotive products, accessories and services in a timely manner; and

•	our continued ability to hire and retain qualified personnel, which depends in part on the types of recruiting, training and benefit programs we adopt.

In addition, because of these and other factors, we may not be able to implement our expansion and business plans within planned time periods and budgets and may be unable to satisfy all of our obligations, including those under our indebtedness. If we cannot implement our expansion and business plans in a timely fashion or if there are delays or cost overruns or if we are unable to service our indebtedness, we may be prevented from efficiently and profitably operating our business and our financial condition and results of operations will suffer.

We will not be able to expand our business if our growth strategy is not successful.

We have significantly increased our store count from 536 stores at the end of fiscal 1995 to 1,791 company-operated stores included in the retail segment at October 6, 2001. We intend to continue to expand our base of stores as part of our growth strategy, primarily by opening new stores. There can be no assurance that this strategy will be successful. The actual number of new stores to be opened and their success will be dependent on a number of factors, including, among other things, our ability to manage such expansion and hire, train and retain qualified sales associates, the availability of potential store locations in highly visible, well-trafficked areas, and the negotiation of acceptable lease terms for new locations. There can be no assurance that we will be able to open and operate such stores on a timely or profitable basis or that opening new stores in markets already served by us will not harm existing store profitability or comparable store sales. The newly opened and existing store’s profitability will depend on our ability to properly merchandise, market and price the products required in their respective markets.

Furthermore, we may acquire or try to acquire stores or businesses from, make investments in, or enter into strategic alliances with, companies which have stores or distribution networks in our current markets or in areas into which we intend to expand our presence. Any future acquisitions, investments, strategic alliances or related efforts will be accompanied by risks such as:

•	the difficulty of identifying appropriate acquisition candidates;

•	the difficulty of assimilating the operations of the respective entities;

•	the potential disruption to our ongoing business;

•	the inability to maintain uniform standards, controls, procedures and policies; and

•	the impairment of relationships with employees and customers as a result of changes in management.

We cannot assure you that we will be successful in overcoming these risks or any other problems encountered with these acquisitions, investments, strategic alliances or related efforts.

If we are unable to compete successfully against other companies in the retail automotive parts industry, we could lose customers and our revenues may decline.

The retail sale of automotive parts, accessories and maintenance items is highly competitive in many areas, including price, name recognition, customer service and location. We compete primarily with national and regional retail automotive parts chains, wholesalers or jobber stores, independent operators, automobile dealers that supply parts, discount stores and mass merchandisers that carry automotive replacement parts, accessories and maintenance items. Some of our competitors possess certain advantages over us, including substantially greater financial and marketing resources, a larger number of stores, longer operating histories, greater name recognition, larger and more established customer bases and more established vendor relationships. Our response to these competitive disadvantages may require us to reduce our prices or increase our spending, which would lower revenue and profitability. Our response may also prevent us from introducing new product lines or require us to discontinue current product offerings or change some of our current operating strategies. If we do not have the resources or expertise or otherwise fail to develop successful strategies to address these competitive disadvantages, then our business and results of operations will suffer.

Disruptions in our vendor relationships or in our vendors’ operations could increase our cost of goods sold.

Our business depends on developing and maintaining close relationships with our vendors and upon their ability or willingness to sell products to us on favorable price and other terms. Many factors outside of our control may harm these relationships and the ability or willingness of these vendors to sell these products on such terms. For example, financial difficulties that some of our vendors may face may increase the cost of the products we purchase from them. In addition, the trend towards consolidation among automotive parts suppliers may disrupt our relationship with some vendors. In particular, some of our vendor contracts require that we, and our affiliates, purchase the automotive parts, accessories and maintenance items that are the subject of these contracts exclusively from these vendors. We have multiple vendor contracts for certain parts and accessories that contain such exclusivity clauses, and the effect that this will have on our relationships with these vendors is unclear. A disruption of these vendor relationships or in their operations could cause our business and results of operations to suffer.

We depend on the services of our existing management team and may not be able to attract and retain additional qualified management personnel.

We depend upon the services and experience of our executive officers and senior management team. If for any reason our senior executives do not continue to be active in management, our operating results could suffer. Additionally, we cannot assure you that we will be able to attract and retain additional qualified management personnel as needed in the future.

If demand for our products slows, then our business and operating results will suffer.

Demand for products sold by our stores depends on many factors and may slow for a number of reasons, including the following:

•	the weather, as vehicle maintenance may be deferred during periods of inclement weather; and

•
the economy, as during periods of good economic conditions, more of our DIY customers may pay others to repair and maintain their cars instead of working on their own cars. In periods of declining economic conditions, both DIY and DIFM customers may defer vehicle maintenance or repair.

We may not be able to successfully integrate Discount, which could adversely affect our business and results of operations.

We acquired Discount to capitalize on Discount’s leading market position in the State of Florida, to increase our store base in our southeastern markets and to create the opportunity for potential cost savings through operational synergies. Achieving the expected benefits of the acquisition will depend in large part on integrating Discount’s operations and personnel in a timely and efficient manner. Some of the difficulties we will have to overcome include:

•	successfully converting Discount’s information and accounting systems to ours;

•	integrating our distribution operations and Discount’s distribution operations;

•	implementing and maintaining uniform standards, controls procedures and policies on a company-wide basis;

•	properly identifying and eliminating or closing unnecessary stores, operations and facilities; and

•	maintaining good and profitable relationships with suppliers.

If we cannot overcome the challenges we face integrating Discount, our ability to effectively and profitably manage Discount’s business could suffer. In addition, key employees may leave, supplier relationships could be disrupted and customer service standards could deteriorate. Moreover, the integration process itself may be disruptive to our business and Discount’s business as it requires us to coordinate the integration of the information and accounting systems and will divert the attention of management from its normal operational responsibilities and duties.

Consequently, we cannot assure you that Discount can be successfully integrated with us or that any of the anticipated efficiencies or cost savings will be realized, or realized within the expected time frame, or that revenues will not be lower than expected, any of which could harm our business, financial condition and operating results.

THE TRANSACTIONS

The Acquisition and Related Matters

The Acquisition.    On November 28, 2001, we acquired all of the capital stock of Discount. Contemporaneously with the effective time of the acquisition, our previous parent, Holding, merged with and into Advance Auto, with Advance Auto continuing as the surviving and parent corporation. At the closing of the acquisition, each issued and outstanding share of Discount common stock was converted into the right to receive $7.50 in cash and 0.2577 of a share of common stock of Advance Auto. In addition, all outstanding “in the money options” (i.e., with an exercise price less than $15.00 per share) to acquire Discount common stock were cancelled and converted into the right to receive the merger consideration, and all “out of the money” options were converted into options exercisable for common stock of Advance Auto. Immediately after the acquisition, Discount shareholders owned approximately 13.2% of the total outstanding shares of common stock of Advance Auto.

Acquisition Financing.    In connection with the acquisition, we entered into the senior credit facility, which provided for (1) $485 million in term loans, consisting of a $180 million tranche A term loan facility with a maturity of five years and a $305 million tranche B term loan facility with a maturity of six years and (2) $160 million under a revolving credit facility (a portion of which can be used for the issuance of letters of credit) with a maturity of five years. At the closing of the acquisition, we borrowed the $485 million available under the tranche A and tranche B term loan facilities. In addition, we had approximately $18 million in letters of credit outstanding at the closing of the acquisition. As of the date of this prospectus, we have borrowed approximately $30.5 million under the revolving credit facility and have approximately $17.4 million in letters of credit outstanding, which has reduced availability under the revolving credit facility to approximately $112.1 million. The balance of the revolving credit facility is available for working capital and other general corporate purposes. The senior credit facility is secured (subject to certain exceptions) by substantially all of our assets, the assets of our existing domestic subsidiaries (including Discount and its subsidiaries), our future domestic subsidiaries and the assets of Advance Auto, and will be secured by all our future domestic subsidiaries. The senior credit facility is guaranteed by Advance Auto, each of our existing domestic subsidiaries, including Discount and its subsidiaries, and will be guaranteed by each of our future domestic subsidiaries.

In connection with the acquisition, we repaid amounts previously outstanding under our existing credit facility and Discount’s existing indebtedness. We repaid approximately $260.3 million in indebtedness outstanding under our previous credit facility, and all commitments under our previous credit facility terminated. In addition, we repaid approximately $210.8 million of indebtedness of Discount. Our existing 10.25% senior subordinated notes due in 2008 in the amount of $169.5 million and $10 million of indebtedness relating to industrial revenue bonds remain outstanding.

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange offer. Any old notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.

CAPITALIZATION

The following table sets forth (1) our cash and cash equivalents and capitalization as of October 6, 2001, on an actual basis and (2) as adjusted to give pro forma effect to the acquisition and the related financing, including the issuance of the old notes, as if the transactions had occurred on October 6, 2001. The table should be read together with the unaudited pro forma consolidated financial statements and related notes and our historical consolidated financial statements and related notes and those of Discount, included elsewhere in this prospectus.

	As of October 6, 2001
	Actual (unaudited)	Pro Forma (unaudited)
	(dollars in thousands)
Cash and cash equivalents	$11,918	$13,922

Total debt:
Existing credit facilities(1)	$260,299	$—
Industrial revenue bonds	10,000	10,000
Senior Credit Facility:
Revolving credit facility(2)	—	—
Tranche A term loan facility(2)	—	180,000
Tranche B term loan facility(2)	—	305,000
Existing subordinated notes	169,450	169,450
The old notes, net of discount	—	185,600

Total debt	439,749	850,050

Stockholder’s equity	276,748	370,589

Total capitalization	$716,497	$1,220,639

(1)	Actual balance reflects amounts owed under our existing credit facility. At the closing of the acquisition, this facility was repaid in full and all of the commitments under it terminated.
(2)
In connection with the refinancing of our existing credit facility and the closing of the acquisition, we entered into a new senior credit facility that provided for (i) $485 million in term loans, consisting of a $180 million tranche A term loan facility with a maturity of five years and a $305 million tranche B term loan facility with a maturity of six years and (ii) a revolving credit facility of $160 million (a portion of which can be used for the issuance of letters of credit), with a maturity of five years. At the closing of the acquisition, we borrowed the $485 million available under the tranche A and B term loan facilities to fund the acquisition and did not make any initial borrowings under the $160 million revolving credit facility. However, we have approximately $17.4 million in letters of credit outstanding and have borrowed approximately $30.5 under the revolving credit facility as of the date of this prospectus, which has reduced availability under the revolving credit facility to approximately $112.1 million.

ADVANCE STORES COMPANY, INCORPORATED
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth selected historical consolidated statement of our operations, balance sheet and other data for the periods ended and as of the dates indicated. The historical consolidated financial and other data as of and for 1998, 1999 and 2000 have been derived from, and should be read together with, our audited consolidated financial statements and the related notes included elsewhere in this prospectus. The historical consolidated financial and other data as of and for 1996 and 1997 have been derived from our audited financial statements and the related notes, which have not been included in this prospectus. The historical consolidated financial and other data as of and for the forty-week periods ended October 7, 2000 and October 6, 2001 have been derived from, and should be read together with, our unaudited consolidated financial statements and the related notes included elsewhere in this prospectus. In the opinion of our management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of our financial position and the results of our operations and cash flows have been made. The results of operations for the forty-week period ended October 6, 2001 are not necessarily indicative of the operating results to be expected for the full fiscal year. The data presented below should be read in conjunction with the other financial information included herein and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The following financial data includes certain expenses related to the Western acquisition integration and the conversion of the Parts America stores acquired in the Western acquisition that were incurred in 1998 and 1999, as well as certain private company expenses that were eliminated in the recapitalization. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a detailed discussion of these expenses.

	Fiscal Year(1)					Forty-Week Periods Ended (unaudited)
	1996	1997	1998	1999	2000	October 7, 2000	October 6, 2001
	(dollars in thousands, except average net sales per square foot)
Statement of Operations Data:
Net sales	$705,983	$848,108	$1,220,759	$2,206,945	$2,288,022	$1,787,370	$1,935,630
Cost of sales	437,615	524,586	766,198	1,404,113	1,392,127	1,087,959	1,151,287

Gross profit	268,368	323,522	454,561	802,832	895,895	699,411	784,343
Selling, general and administrative expenses(2)	227,936	279,729	399,965	780,114	800,845	617,867	678,839
Expenses associated with the recapitalization(3)	—	—	14,277	—	—	—	—
Expenses associated with the restructuring in conjunction with the Western acquisition(4)	—	—	6,774	—	—	—	—
Non-cash and other employee compensation(5)	113	195	1,135	2,483	2,261	1,712	4,081

Operating income	40,319	43,598	32,410	20,235	92,789	81,544	105,504
Interest expense	(6,221)	(7,732)	(29,517)	(53,844)	(56,519)	(44,165)	(36,567)
Other income (expense), net	(151)	(824)	606	4,416	762	861	732

Income (loss) before income taxes	33,947	35,042	3,499	(29,193)	37,032	38,240	69,669
Income tax expense (benefit)	13,735	14,670	1,887	(9,628)	13,861	14,384	27,147

Income (loss) before extraordinary item	20,212	20,372	1,612	(19,565)	23,171	23,856	42,522
Extraordinary item, gain on debt extinguishment, net of $1,759 income taxes	—	—	—	—	2,933	2,933	—

Net income (loss)	$20,212	$20,372	$1,612	$(19,565)	$26,104	$26,789	$42,522

	Fiscal Year(1)					Forty-Week Periods Ended (unaudited)
	1996	1997	1998	1999	2000	October 7, 2000	October 6, 2001
	(dollars in thousands, except average net sales per square foot)
Other Data:
DEBIT(6)	$60,413	$69,532	$93,193	$121,899	$161,876	$133,870	$163,214
Depreciation and amortization	17,499	21,801	29,964	58,147	66,826	50,614	53,629
Capital expenditures	44,264	48,864	65,790	105,017	70,566	46,883	49,550
Ratio of earnings to fixed charges(7)	2.78	2.47	1.07	0.68	1.38	1.51	2.01
Selected Store Data:
Comparable store sales growth(8)	2.1	5.7	7.8	10.3	4.4	3.8	6.5
Net new stores(9)	113	165	753	50	112	85	62
Number of stores (end of period)	649	814	1,567	1,617	1,729	1,702	1,791
Stores with commercial delivery program (end of period)	213	421	532	1,094	1,210	1,216	1,195
Commercial delivery sales	$11,000	$62,401	$107,323	$198,928	$305,947	$235,911	$266,280
Total store square footage (in thousands) (end of period)	4,710	5,857	12,084	12,476	13,325	13,122	13,782
Average net sales per store(10)	$1,191	$1,159	$1,025	$1,386	$1,368	—	—
Average net sales per square foot(11)	$163	$161	$136	$180	$177	—	—
Balance Sheet Data:
Cash and cash equivalents	$6,932	$7,447	$34,220	$22,577	$18,009	$16,353	$11,918
Working capital(12)	101,957	113,136	310,833	356,312	322,589	336,396	318,820
Property and equipment, net	108,452	134,896	343,395	402,476	410,960	404,994	406,531
Total assets	384,620	449,626	1,261,516	1,344,952	1,349,296	1,379,937	1,374,540
Total debt (including current maturities and bank overdrafts)	107,920	113,777	455,776	576,149	516,512	494,069	450,671
Stockholder’s equity	108,797	129,169	221,011	202,528	231,371	231,860	276,748

(1)	Our fiscal year consists of 52 or 53 weeks ending on the Saturday nearest to December 31 of each year. All fiscal years presented are 52 weeks except for 1997, which consisted of 53 weeks.
(2)
Selling, general and administrative expenses in 1998 and 1999 include expenses related to the Western acquisition and the recapitalization as described in note (c) of note (6) below. The amount in 1997 includes an unusual medical claim that exceeded our stop loss insurance coverage. We have increased our stop loss coverage effective January 1, 1998 to a level that would provide insurance coverage for a medical claim of this magnitude. The pre-tax amount of this claim, net of related increased insurance costs, was $882. In addition, amounts are included for all fiscal years for private company expenses incurred prior to the recapitalization that relate primarily to compensation and benefits paid to our chairman that were eliminated after the recapitalization. These amounts are $2,482, $3,056 and $845 for 1996, 1997 and 1998, respectively. There are no private company expenses in the 1999, 2000 or 2001 amounts.

(3)	Represents expenses incurred in the recapitalization related primarily to bonuses paid to certain employees and professional services.
(4)	Represents 1998 expenses primarily related to lease costs associated with the 31 Advance Auto Parts stores closed in connection with the Western acquisition.
(5)
Represents interest component of net periodic postretirement benefit cost related to our post-retirement benefit obligation and non-cash compensation expenses related to stock options granted to certain of our employees.

(6)
EBITDA represents operating income plus depreciation and amortization, non-cash and other employee compensation expenses and certain one-time expenses as described below. EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as a substitute for net income as an indicator of operating performance or as an alternative to cash flow (as measured by GAAP) as a measure of liquidity. We have included it because we believe this information is useful to investors as such measure provides additional information with respect to our ability to meet our future debt service, capital expenditure and working capital requirements. Our method for calculating EBITDA may differ from similarly titled measures reported by other companies. The following table shows the components of EBITDA:

	Fiscal Year(1)			Forty-Week Periods Ended (unaudited)
	1998	1999	2000	October 7, 2000	October 6, 2001
	(dollars in thousands)
Operating income	$32,410	$20,235	$92,789	$81,544	$105,504
Depreciation and amortization	29,964	58,147	66,826	50,614	53,629
Private company expenses(a)	845	—	—	—	—
Recapitalization expenses(b)	14,277	—	—	—	—
Non-cash and other employee compensation (see note 5 above)	1,135	2,483	2,261	1,712	4,081
Restructuring expenses in conjunction with the Western acquisition (see note 4 above)	6,774	—	—	—	—
Western acquisition integration expenses(c)	7,788	41,034	—	—	—
EBITDA(d)	$93,193	$121,899	$161,876	$133,870	$163,214

(a)
Reflects our estimate of expenses primarily related to compensation and other benefits paid to our chairman, who, prior to the recapitalization was our principal stockholder, which were eliminated after the recapitalization.

(b)	Represents non-recurring management bonuses and other expenses incurred in connection with the recapitalization.
(c)	Represents certain expenses related to the integration of the Western acquisition.
(d)
EBITDA for 2000 includes a non-recurring net gain of $3.3 million. EBITDA for the forty-week period ended October 6, 2001 includes a non-recurring net gain of $3.2 million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Advance—2000 Compared to 1999” and “—Forty Weeks Ended October 6, 2001 Compared to Forty Weeks Ended October 7, 2000.”

(7)
For the purposes of calculating the ratio of earnings to fixed charges, “earnings” represents income from continuing operations before income taxes, plus fixed charges. “Fixed charges” consist of interest expense, including amortization of debt issuance costs and one-third of lease expenses considered to be a reasonable approximation of interest expense associated with our operating lease commitments.

(8)
Comparable store sales growth is calculated based on the change in sales starting once a store has been opened for thirteen complete accounting periods (each period represents four weeks). Relocations are included in comparable store sales from the original date of opening. Additionally, each Parts America store acquired in the Western acquisition is included in the comparable store sales calculation after thirteen complete accounting periods following its physical conversion to an Advance Auto Parts store. Comparable store sales do not include sales from the 42 Western Auto stores.

(9)	Net new stores represent new stores opened and acquired, less stores closed.
(10)	Average net sales per store is based on the average of beginning and ending number of stores for the respective period.
(11)	Average net sales per square foot is based on the average of beginning and ending total store square footage for the respective period.
(12)	Working capital represents total current assets less total current liabilities.

DISCOUNT AUTO PARTS, INC.
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth selected historical financial data of Discount’s consolidated statement of operations, balance sheet and other data for the periods ended and as of the dates indicated. The historical consolidated financial and other data as of and for 1999, 2000 and 2001 have been derived from, and should be read together with, Discount’s audited consolidated financial statements and the related notes included elsewhere in this prospectus. The historical consolidated financial and other data as of and for 1997 and 1998 have been derived from Discount’s audited consolidated financial statements and the related notes, which have not been included in this prospectus. The historical consolidated financial and other data as of and for the thirteen weeks ended August 29, 2000 and August 28, 2001 have been derived from, and should be read together with, Discount’s unaudited consolidated financial statements and the related notes included elsewhere in this prospectus. In the opinion of Discount’s management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of Discount’s financial position and the results of Discount’s operations and cash flows have been made. The results of operations for the thirteen weeks ended August 28, 2001 are not necessarily indicative of the operating results to be expected for the full fiscal year. The data presented below should be read in conjunction with the consolidated financial statements of Discount and the notes thereto included herein, the other financial information included herein and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Fiscal Year Ended(1)					Thirteen Weeks Ended (unaudited)
	June 3, 1997	June 2, 1998	June 1, 1999	May 30, 2000	May 29, 2001	August 29, 2000	August 28, 2001
	(dollars in thousands, except average net sales per square foot)
Income Statement Data:
Net sales	$405,186	$447,491	$511,483	$598,258	$661,717	$167,074	$173,381
Cost of sales, including distribution costs	256,646	271,404	302,843	356,783	404,199	103,150	104,189

Gross profit	148,540	176,087	208,640	241,475	257,518	63,924	69,192
Selling, general and administrative expenses	101,336	124,125	152,777	184,371	215,353	52,850	56,830
Merger related expenses	—	—	—	—	—	—	943

Income from operations	47,204	51,962	55,863	57,104	42,165	11,074	11,419
Litigation settlement(2)	(20,545)	—	—	—	—	—	—
Other income, net	187	2,434	817	2,770	6,957	85	100
Interest expense	(6,125)	(10,203)	(12,856)	(18,079)	(21,634)	(5,583)	(3,318)

Income before income taxes and cumulative effect of change in accounting principle	20,721	44,193	43,824	41,795	27,488	5,576	8,201
Income taxes	7,980	17,013	16,766	15,506	9,880	2,007	2,950

Income before cumulative effect of change in accounting principle	12,741	27,180	27,058	26,289	17,608	3,569	5,251
Cumulative effect of change in accounting principle, net of income tax benefit	—	—	(8,245)	—	—	—	—

Net income(3)	$12,741	$27,180	$18,813	$26,289	$17,608	$3,569	$5,251

Other Data:
EBITDA(4)	$59,694	$66,973	$74,418	$79,545	$65,663	$17,203	$18,432
Depreciation and amortization	12,490	15,011	18,555	22,441	23,498	6,129	6,070
Capital expenditures	70,187	64,641	80,964	69,257	43,053	10,616	6,322
Ratio of earnings to fixed charges(5)	4.03	5.02	3.98	2.98	2.06	1.86	2.82

	Fiscal Year Ended(1)					Thirteen Weeks Ended (unaudited)
	June 3, 1997	June 2, 1998	June 1, 1999	May 30, 2000	May 29, 2001	August 29, 2000	August 28, 2001
	(dollars in thousands, except average net sales per square foot)
Selected Store Data:
Comparable store sales growth(6)(10)	(0.8)	7.8	0.6	3.3	4.0	6.5	2.1
Net new stores(7)	86	52	106	85	23	10	2
Number of stores (end of period)	400	452	558	643	666	653	668
Stores with commercial delivery program (end of period)	—	14	122	172	168	171	168
Commercial delivery sales(8)	$—	$78	$6,884	$25,503	$44,089	$10,128	$11,856
Total store square footage (in thousands) (end of period)	2,934	3,295	4,006	4,584	4,750	4,652	4,766
Average net sales per store(9)(10)	$1,024	$1,050	$1,013	$996	$1,011	—	—
Average net sales per square foot(9)(10)	$151	$144	$140	$139	$142	—	—
Balance Sheet Data
Cash and cash equivalents	$6,409	$5,064	$8,795	$12,612	$9,669	$5,938	$6,372
Working capital(11)	80,573	105,662	128,939	153,769	143,850	183,820	166,245
Property and equipment, net	265,589	314,519	374,577	419,282	384,513	423,721	384,463
Total assets	443,066	511,735	620,314	704,709	655,929	699,315	657,053
Total debt (including current maturities)	116,517	163,095	227,200	267,000	194,100	298,113	210,808
Stockholders’ equity	229,061	256,885	276,766	303,204	320,862	306,773	326,324

(1)	1997 consisted of 53 weeks; all other years presented consisted of 52 weeks.
(2)
Represents total costs, including related legal expenses, associated with the settlement of a complaint filed by Airgas, Inc. and certain of its affiliates in February 1997 against several defendants, including Discount and one of its employees. The complaint alleged improper commercial sales of refrigerant R-12 (freon) by the defendants.

(3)
Net income for 1999 includes an after-tax charge of $8.2 million related to a change in the method of accounting for store inventories from the first-in, first-out retail inventory method to the weighted average cost method. This change was reflected as of the beginning of 1999.

(4)
EBITDA represents operating income plus depreciation, amortization and merger related expenses. EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as a substitute for net income as an indicator of operating performance or as an alternative to cash flow (as measured by GAAP) as a measure of liquidity.

(5)
For the purposes of calculating the ratio of earnings to fixed charges, “earnings” represents income before income taxes and cumulative effect of change in accounting principle and extraordinary loss, plus fixed charges. “Fixed charges” consist of interest expense, including amortization of debt issuance costs and that portion of rental expense considered to be a reasonable approximation of interest expense associated with operating lease commitments.

(6)
Comparable store sales growth is calculated based on the change in net sales of all stores opened as of the beginning of the preceding fiscal year. Net stores become part of the comparable store base on the first day of their second full fiscal year in operation.

(7)	Net new stores represent new stores opened and acquired less stores closed.
(8)	Commercial delivery sales represent net sales from Discount’s Pro2Call commercial delivery program.
(9)
Average net sales per store and average net sales per square foot are based on the average of beginning and ending number of stores and store square footage for the respective period. For 1997, average net sales per store and average net sales per square foot have been adjusted to exclude the effect of the fifty-third week.

(10)
The amounts shown for 1997 exclude bulk commercial sales of air conditioning products, such as freon. If these commercial sales of freon were to have been included, the average net sales per store, average net sales per square foot and the increase in comparable store sales for 1997 would have been $1,115,000, $231 and 9.7%, respectively.

(11)	Working capital represents total current assets less total current liabilities.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma consolidated financial data, or the Pro Forma Financial Data, has been prepared by our management by applying pro forma adjustments to the historical consolidated financial statements of Advance and Discount and the notes thereto included elsewhere in this prospectus. The acquisition was consummated by Advance Auto, and, immediately after the acquisition, Advance Auto contributed the capital stock of Discount to Advance. Accordingly, the Pro Forma Financial Data gives effect to the acquisition of Discount by Advance. The pro forma adjustments, which are based upon available information and upon certain assumptions that our management believes are reasonable, are described in the accompanying notes. The unaudited pro forma consolidated balance sheet as of October 6, 2001 was prepared as if the acquisition and the related financing had occurred on such date. The unaudited pro forma consolidated statements of operations combine our consolidated statements of operations for the fiscal year ended December 30, 2000 (comprising fifty-two weeks), for the twelve months ended October 6, 2001 (comprising fifty-two weeks) and for the nine-month period ended October 6, 2001 (comprising forty weeks) with the Discount consolidated income statements for the twelve-month period ended November 28, 2000 (comprising fifty-two weeks), for the twelve-month period ended August 28, 2001 (comprising fifty-two weeks) and for the thirty-nine week period ended August 28, 2001, respectively, to reflect the acquisition and the related financing, including the issuance of the old notes, as if such transactions had been consummated and were effective as of January 2, 2000. Our fiscal year ends on the Saturday closest to December 31 of each year, while Discount’s fiscal year ends on the Tuesday closest to May 31 of each year. Accordingly, for purposes of the pro forma consolidated statements of operations, comparable annual and nine month period results for the respective companies have been combined in order to provide comparable results for the periods presented.

The acquisition was accounted for under the purchase method of accounting. The unaudited pro forma consolidated balance sheet as of October 6, 2001 reflects a pro forma allocation of purchase price for the acquisition to the tangible and intangible assets and liabilities acquired. The final allocation of such purchase price, and the resulting depreciation and amortization expense, will differ from the estimates contained herein due to the final allocation being based on (1) the actual amounts of assets and liabilities on the closing date, (2) final purchase price adjustments, including reserves that may be recognized for possible exit costs, and (3) the final determination of values of property and equipment and intangible and other assets. The actual allocation of the purchase price and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein.

The financial effects to us of the acquisition and related financing, including the issuance of the old notes, as presented in the Pro Forma Financial Data are not necessarily indicative of our consolidated financial position or results of operations, which would have been achieved had the acquisition and the related financing, including the issuance of the old notes, actually occurred on the dates described above, nor are they necessarily indicative of the results of future operations. The Pro Forma Financial Data should be read in conjunction with the notes thereto, which are an integral part thereof, the consolidated historical financial statements of Advance and Discount and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for Advance and Discount which are included elsewhere in this prospectus.

We expect to achieve ongoing purchasing, distribution and administrative savings as a result of the acquisition. During 2002, we expect these savings to result in approximately $30 million of incremental EBITDA, excluding certain one-time integration expenses. We expect these one-time expenses to total approximately $53 million from the closing of the acquisition through the end of 2003, $41 million of which we expect to incur in 2002. Neither the incremental EBITDA nor the one-time integration expenses have been reflected in the Pro Forma Financial Data.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands)

	Twelve Months Ended October 6, 2001
	Advance Historical	Discount Historical	Adjustments		Total Pro Forma
Statement of Operations:
Net sales	$2,436,282	$668,024	$—		$3,104,306
Cost of sales	1,455,455	405,238	—		1,860,693

Gross profit	980,827	262,786	—		1,243,613
Selling, general and administrative expenses	864,078	220,276	(4,420	)(1)	1,079,934

Operating income	116,749	42,510	4,420		163,679
Total interest expense	(48,921)	(19,369)	(16,557	)(2)	(84,847)
Other income, net	633	6,972	—		7,605

Income before provision for income taxes	68,461	30,113	(12,137)		86,437
Provision for income taxes	(26,624)	(10,823)	4,855	(3)	(32,592)

Net income from continuing operations	$41,837	$19,290	$(7,282)		$53,845

Other Data:
EBITDA(4)	$191,220	$66,892	$(161)		$257,951

	Fiscal Year Ended December 30, 2000
	Advance Historical	Discount Historical	Adjustments		Total Pro Forma
Statement of Operations:
Net sales	$2,288,022	$640,014	$—		$2,928,036
Cost of sales	1,392,127	388,225	—		1,780,352

Gross profit	895,895	251,789	—		1,147,684
Selling, general and administrative expenses	803,106	202,401	(4,499	)(1)	1,001,008

Operating income	92,789	49,388	4,499		146,676
Total interest expense	(56,519)	(21,812)	(6,517	)(2)	(84,848)
Other income, net	762	2,079	—		2,841

Income before provision for income taxes	37,032	29,655	(2,018)		64,669
Provision for income taxes	(13,861)	(10,882)	808	(3)	(23,935)

Net income from continuing operations	$23,171	$18,773	$(1,210)		$40,734

Other Data:
EBITDA(4)	$161,876	$73,081	$—		$234,957

See Notes to Unaudited Pro Forma Consolidated Statements of Operations

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands)

	Nine Months Ended October 6, 2001
	Advance Historical	Discount Historical	Adjustments		Total Pro Forma
Statement of Operations:
Net sales	$1,935,630	$507,074	$—		$2,442,704
Cost of sales	1,151,287	307,652	—		1,458,939

Gross profit	784,343	199,422	—		983,765
Selling, general and administrative expenses	678,839	166,399	(3,368	)(1)	841,870

Operating income	105,504	33,023	3,368		141,895
Total interest expense	(36,567)	(13,411)	(15,650	)(2)	(65,628)
Other income, net	732	6,937	—		7,669

Income before provision for income taxes	69,669	26,549	(12,282)		83,936
Provision for income taxes	(27,147)	(9,540)	4,913	(3)	(31,774)

Net income from continuing operations	$42,522	$17,009	$(7,369)		$52,162

Other Data:
EBITDA(4)	$163,214	$51,206	$(161)		$214,259

See Notes to Unaudited Pro Forma Consolidated Statements of Operations

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands)

	Twelve Months Ended October 6, 2001	Fiscal Year Ended December 30, 2000	Nine Months Ended October 6, 2001
(1) Reflects the following:
Reduction in depreciation as a result of pro forma purchase price allocation based on average useful lives of 14 years(a)	$(3,963)	$(3,963)	$(3,048)
Less: Amortization of debt issuance costs included in selling, general and administrative expenses in historical statement of operations of Discount	(618)	(536)	(481)
Elimination of amortization of deferred gain on sale leaseback	161	—	161

Net decrease in selling, general and administrative expenses	$(4,420)	$(4,499)	$(3,368)

(2) Gives effect to the increase in estimated interest expense from the use of borrowings to finance the acquisition(b):
Commitment fees on unused borrowings related to the revolving credit facility	$(710)	$(710)	$(382)
Interest related to the tranche A term loan facility	(11,700)	(11,700)	(9,000)
Interest related to the tranche B term loan facility	(21,350)	(21,350)	(16,423)
Interest related to the senior subordinated notes	(20,500)	(20,500)	(15,769)
Amortization of original issuance discount related to the new senior subordinated notes amortized over 6 years	(1,540)	(1,540)	(1,185)
Amortization of debt issuance costs related to the new credit facility and the new senior subordinated notes amortized over 6 years	(3,725)	(3,725)	(2,865)
Less: Interest expense and amortization of debt issuance costs in historical statement of operations related to debt extinguished in connection with the acquisition	42,968	53,008	29,974

Net increase in interest expense	$(16,557)	$(6,517)	$(15,650)

(a)
We have not yet completed valuations of the fair values of Discount’s tangible and intangible assets. We believe that Discount has intangible assets related to trade names, trade dress, customer contracts and related customer relationships that may ultimately be assigned fair market value in the final purchase price allocation, however, the amounts to be assigned to these intangible assets cannot be estimated currently. Accordingly, the net decrease to book value of property and equipment and intangible assets that results from the purchase price allocation has been allocated in its entirety to property and equipment for purposes of this pro forma presentation and depreciated based on an assumed average useful life of 14 years. The allocation of the net decrease to book value of property and equipment and intangible assets may differ significantly from the pro forma allocation and, as a result, the final related reduction in depreciation expense and increase to amortization expense for intangible assets may differ significantly from the pro forma presentation.

(b)
Reflects pro forma interest expenses calculated assuming (i) a LIBOR rate of 3.0% plus a spread of 3.5% and 4.0% for the tranche A and tranche B portions of the senior credit facility, respectively, (ii) a yield to maturity of 11.875% on the old notes, which includes a cash interest component based on a coupon rate of 10¼%, and (iii) commitment fees on unused borrowings on the senior credit facility using a rate of 0.5% per annum. The interest rates on the senior credit facility are variable. A change in the rates of  1/8 of 1% on these borrowings would change the pro forma interest expense for the twelve months ended October 6, 2001 and for the fiscal year ended December 30, 2000 by $606 and for the forty weeks ended October 6, 2001 by $466.

(3)	Estimated tax effects of the pro forma adjustments at a statutory rate of approximately 40%.

(4)
EBITDA represents operating income plus depreciation, amortization, non-cash and other employee compensation expenses and certain one-time expenses included in operating income. Advance’s historical EBITDA for the twelve-month period ended October 6, 2001 includes a non-recurring net gain of $6.5 million, which is included in pro forma EBITDA for the same period. Advance’s historical EBITDA for 2000 includes a non-recurring net gain of $3.3 million, which is included in pro forma EBITDA for the same period. Advance’s historical EBITDA for the forty-week period ended October 6, 2001 includes a non-recurring net gain of $3.2 million, which is included in pro forma EBITDA for the same period. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Advance—2000 Compared to 1999” and “—Forty Weeks Ended October 6, 2001 Compared to Forty Weeks Ended October 7, 2000.” EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as a substitute for net income as an indicator of operating performance or as an alternative to cash flow (as measured by GAAP) as a measure of liquidity. We have included it because we believe this information is useful to investors as such measure provides additional information with respect to our ability to meet our future debt service, capital expenditure and working capital requirements. Our method for calculating EBITDA may differ from similarly titled measures reported by other companies.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
(dollars in thousands)

	Advance Historical October 6, 2001	Discount Historical August 28, 2001		Adjustments		Total Pro Forma
ASSETS
Current Assets:
Cash and cash equivalents	$11,918	$6,372		$(4,368	)(1)	$13,922
Receivables, net	90,726	—		—		90,726
Inventories	805,392	243,053		(20,049	)(2)	1,028,396
Other current assets	18,462	18,734	(11)	17,903	(10)	55,099

Total Current Assets	926,498	268,159		(6,514)		1,188,143
Property and equipment, net	406,531	384,463		(22,168	)(3)	768,826
Assets held for sale	22,388	—		—		22,388
Other assets, net	19,123	4,431		11,187	(4)	34,741

Total Assets	$1,374,540	$657,053		$(17,495)		$2,014,098

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
Bank overdrafts	$10,922	$—		$—		$10,922
Current portion of long-term debt	—	1,200		(1,200	)(5)	—
Accounts payable	403,668	75,609		—		479,277
Accrued expenses	142,286	23,092		9,900	(6)	175,278
Other current liabilities	50,802	2,013		(1,342	)(9)	51,473

Total Current Liabilities	607,678	101,914		7,358		716,950
Long-term debt	439,749	209,608		200,693	(5)	850,050
Other long-term liabilities	50,365	19,207		6,937	(7)	76,509
Stockholder’s equity	276,748	326,324		(232,483	)(8)	370,589

Total Liabilities and Stockholder’s Equity	$1,374,540	$657,053		$(17,495)		$2,014,098

See Notes to Unaudited Pro Forma Consolidated Balance Sheet

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
(dollars in thousands)

The Unaudited Pro Forma Consolidated Balance Sheet reflects the acquisition and the related financing, including the issuance of old notes, as if such transactions had occurred as of October 6, 2001 (actual amounts may differ significantly from the pro forma amounts estimated below).

(1)  Reflects increases and decreases in cash resulting from the following pro forma adjustments:

Cash increases:
Proceeds from the issuance of the following (See note (5) below)
Revolving credit facility	$—
Tranche A term loan facility	180,000
Tranche B term loan facility	305,000
The old notes	185,600

Total cash inflows	670,600

Cash used in the acquisition:
Cash portion of purchase price for acquisition(a)	(128,479)
Repayment of Discount’s existing long-term debt(b)	(217,108)
Estimated stock issuance costs (See note (8) below)	(6,325)
Estimated acquisition related costs (See note (2) below)	(6,325)
Cash decreases:
Repayment of Advance senior debt under existing deferred term loan, delayed draw, revolving credit and tranche B facilities (See note (5) below)	(260,299)
Purchase of Discount’s Gallman distribution facility from the lessor	(34,082)
Estimated debt issuance costs (See note (4) below)	(22,350)

Total cash outflows	(674,968)

Net impact on cash	$(4,368)

(a)
Amount includes $125,436 to purchase approximately 16,724,756 shares of Discount’s common stock at $7.50 per share and $3,043 to purchase outstanding in the money options to acquire Discount common stock.

(b)	Amount includes $210,808 to retire long-term debt outstanding and $6,300 in debt prepayment premiums.

(2)  The acquisition will be accounted for as a purchase in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” The purchase price is being allocated first to the tangible and identifiable intangible assets and liabilities of Discount based upon preliminary estimates of their fair market values, assuming the acquisition had occurred on October 6, 2001, with the excess of the estimated fair market value of the net assets acquired over the purchase price allocated on a pro rata basis to reduce property and equipment for pro forma purposes, as follows:

Components of purchase price:
Cash to Discount shareholders (see note (1) above)	$128,479
Advance Auto common stock (the “Parent’s” common stock) to Discount shareholders (4,309,970 shares valued at $24.60 per share)(a)	106,025
Prepayment premiums associated with the extinguishment of Discount’s existing long-term debt (see note (1) above)	6,300
Accrual for Advance’s obligation to purchase continuing insurance coverage for Discount’s directors’ and officers’ insurance for pre-acquisition time periods, as required by the merger agreement (See note (6) below)	700
Fair value of outstanding options to purchase 1,115,182 shares of Discount common stock that were converted to options to purchase 574,765 shares of the Parent’s common stock, valued at $1.92 per option(b)	1,104
Estimated acquisition related costs	6,325

Total purchase price	$248,933

(a)
Assumes a $13.84 per share value for Discount common stock (inclusive of $7.50 in cash) based on the historical trading value of Discount’s common stock on and around the announcement date of the acquisition.

(b)
The fair value of the options to purchase shares of Advance common stock was determined using the Black-Scholes option-pricing model with the following assumptions: (i) risk-free interest rate of 3.92%, (ii) an expected life of two years, (iii) a volatility factor of .40, (iv) a fair value of Advance’s common stock of $24.60 and (v) an expected dividend yield of zero.

Derivation of book value:
Historical book value of Discount’s net assets	$(326,324)
Adjustments to recognize (assets) liabilities in purchase accounting:
Reserve for severance payments related to change in control agreements	13,500
Purchase accounting adjustment to conform Discount’s accrual for self-insured liabilities from an incurred but not reported policy to Advance’s policy of fully-developed accruals for such liabilities (See note (6) below)	1,000
Purchase accounting adjustment to increase Discount’s warranty accrual on pre-acquisition sales of certain Discount merchandise to conform with Advance’s merchandise return policies (See note (6) below)	3,000
Purchase accounting adjustment to accrue for the settlement of certain consulting agreements as required by the merger agreement (See note (6) below)	1,500
Deferred tax impact of pro forma adjustments (See note (9) below)	(16,608)
Adjustments to reflect fair market value of net assets acquired:
Elimination of net book value of goodwill and deferred financing costs acquired (See note (4) below)	4,200
Elimination of deferred gain related to a sale-leaseback transaction previously consummated by Discount (See note (7) below)	(5,900)
Decrease in book value of receivables to the amount required given Advance’s historical acquisition receivables collection experience ($400) and inventory ($20,049) arising primarily due to Advance management’s plans for disposal at sales prices less than book value	20,449

Net decrease to book value of property and equipment and intangible assets	$(56,250)

The foregoing pro forma purchase price allocation is based on available information and certain assumptions that we believe are reasonable. We are currently evaluating certain exit costs that may be incurred in connection with the acquisition and may establish additional reserves, not reflected in the accompanying pro forma consolidated financial data, at closing based on the results of the evaluation. Any reserves established will result in a pro rata increase in property and equipment, resulting in additional provisions for depreciation expense. The final purchase price allocation will be based on the outcome of the matter referred to above, final determination of the fair values of the tangible and intangible assets acquired at the date of the acquisition as determined by appraisal or other methods, and actual amounts of assets and liabilities on the closing date. The final purchase price allocation may differ significantly from the pro forma allocation.

(3)  Reflects the following:

Purchase of Discount’s Gallman distribution facility from the lessor (See note (1) above)	$34,082
Purchase accounting adjustment (See note (2) above)(a)	(56,250)

$(22,168)

(a)
We have not yet completed valuations of the fair values of Discount’s tangible and intangible assets. We believe that Discount has intangible assets related to trade names, trade dress, customer contracts and related customer relationships that may ultimately be assigned fair market values in the final purchase price allocation, however, the amounts to be assigned to these intangible assets cannot be estimated currently. Accordingly, the net decrease to book value of property and equipment and intangible assets determined in note (1) above has been allocated in its entirety to property and equipment for purposes of this pro forma presentation. The final allocation of the net decrease to book value of property and equipment may differ significantly from the pro forma allocation.

(4)  Reflects the following (a):

Purchase accounting adjustment (See note (2) above)	$(4,200)
Estimated deferred debt issuance costs (See note (1) above)	22,350
Elimination of deferred debt issuance costs related to Advance’s debt that was refinanced (See note (8) below)	(6,963)

$11,187

(a)  See Note (a) to Note (3) above.

(5)  Reflects the following:

Proceeds from the issuance of long-term debt under the senior credit facility and the new senior subordinated notes (See note (1) above)	$670,600
Repayment of Discount’s existing debt:
Current portion of long-term debt	$(1,200)
Long-term debt	$(209,608)
Repayment of Advance senior debt under existing deferred term loan, delayed draw, revolving credit and tranche B facilities (See note (1) above)	(260,299)

Subtotal	$199,493
Current portion of Discount’s long-term debt repaid	$1,200

$200,693

(6)  Reflects the following:

Current portion of the purchase accounting adjustment to accrue for severance payments related to change in control agreements (See note (2) above)	$3,700
Purchase accounting adjustment to conform Discount’s accrual for self-insured liabilities, based on an estimated case-by-case basis and amounts incurred but not reported, to Advance’s policy of utilizing actuarially developed accruals for such liabilities (See note (2) above)	1,000
Purchase accounting adjustment to increase Discount’s warranty accrual to reflect Advance’s expanded return policy on pre-acquisition sales of certain Discount merchandise (See note (2) above)	3,000
Purchase accounting adjustment to accrue for the settlement of certain consulting agreements as required by the merger agreement (See note (2) above)	1,500
Accrual for Advance’s obligation to purchase continuing insurance coverage for Discount’s directors and officers (See note (2) above)	700

$9,900

(7)  Reflects the following:

Long-term portion of the purchase accounting adjustment to reserve for severance payments related to change in control agreements (See note (2) above)	$9,800
Deferred tax impact of pro forma adjustments (See note (9) below)	3,037
Elimination of deferred gain related to a sale-leaseback transaction previously consummated by Discount (See note (2) above)	(5,900)

$6,937

(8)  Reflects the following:

Issuance of 4,309,970 shares of the Parent’s common stock valued at $24.60 per share to Discount shareholders (See note (2) above)	$106,025
Estimated stock issuance costs (See note (1) above)	(6,325)
Fair value of outstanding options to purchase 1,115,182 shares of Discount common stock that will be converted to options to purchase 574,765 shares of the Parent’s common stock, valued at $1.92 per option (See note (2) above)	1,104
Elimination of historical Discount stockholders’ equity (See note (2) above)	(326,324)
Elimination of deferred debt issuance costs related to Advance’s debt that was refinanced (See note (4) above)	(6,963)

$(232,483)

(9)  We anticipate that the acquisition will be accounted for as a tax-free transaction resulting in the tax bases of assets and liabilities being carried over from Discount. Components of the net pro forma change in deferred taxes related to changes in amounts allocated to assets and liabilities for financial reporting purposes and other purchase accounting adjustments:

Current deferred tax asset (See note (10) below)	$18,303
Reclassification of current deferred tax liability to current deferred tax asset	1,342
Noncurrent deferred tax liability (See note (7) above)	(3,037)

$16,608

(10)  Reflects the following:

Current deferred tax impact of pro forma adjustments (See note (9) above)	$18,303
Decrease in book value of receivables to the amount required given Advance’s historical acquisition receivables collection experience (See note (2) above)	(400)

$17,903

(11)  Discount’s other current assets include accounts receivable.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our consolidated financial condition and results of operations should be read in conjunction with our consolidated historical financial statements, the unaudited pro forma consolidated financial information of Advance and Discount, and the notes to those statements that appear elsewhere in this prospectus. Our fiscal year ends on the Saturday nearest December 31 of each year. Our first quarter consists of 16 weeks, and our other three quarters consist of 12 weeks. Discount’s fiscal year ends on the Tuesday nearest May 31 of each year. Discount’s fiscal quarters consist of 13 weeks each.

Recent Developments

We have recently undertaken a review of our supply chain and logistics operations, including our distribution costs and inventory stocking levels. As part of this review, we have identified a portion of our inventory and expect to identify additional inventory that we may offer in the future only in certain store locations or regions. We expect to record a one-time expense of $6.2 million, net of tax, related to this initiative through the end of the fourth quarter of 2001, primarily related to restocking and inventory handling charges. We may generate significant cash proceeds as a result of this initiative by reducing our inventory investment while continuing to maintain high levels of customer service and in-stock positions. In addition, we have closed and may close additional distribution facilities and may write-down the value of these facilities in connection with our supply chain initiative. Through the fourth quarter of 2001, we anticipate recording a one-time charge of $6.5 million related to the revaluation of certain properties. We expect to complete this review prior to the end of the first quarter of 2002 and would record any additional charges in our consolidated statements of operations when we identify that such charges would be required.

We also anticipate that EBITDA before one-time expenses of approximately $23 million, net of tax, for 2001 will be in line with the high end of the previously published expectations of $190 million to $195 million, prior to the positive four-week impact of the results of operations of Discount.

The anticipated one-time expenses include $0.6 million in conversion expenses associated with the acquisition; $2.0 million in lease termination expenses resulting from the closure of approximately 29 Advance Auto Parts stores that overlap with Discount stores; $5.6 million in stock option compensation charges to eliminate certain variable provisions of Advance Auto employee stock option plans that were in place as a result of it being a private company; $6.2 million in supply chain initiatives, discussed above; $6.5 million to reduce the book value of certain excess property currently held for sale, also discussed above; and approximately $2.1 million to implement an accounting change associated with the reclassification of cooperative income from selling, general and administrative expense to gross margin.

Results of Operations—Advance

Overview

We were formed in 1929 and operated as a retailer of general merchandise until the 1980’s. During the 1980’s, we sharpened our focus to target sales of automotive parts and accessories to DIY customers. From the 1980’s through the present, we have grown significantly as a result of strong comparable store sales growth, new store openings and strategic acquisitions. In 1996, we began to aggressively expand our sales to DIFM customers by implementing a commercial delivery program. Our commercial delivery program includes marketing that is specifically designed to attract DIFM customers and consists of the delivery of automotive parts and accessories to professional installers, such as independent garages, service stations and auto dealers.

We are the second largest specialty retailer of automotive parts, accessories and maintenance items to DIY customers in the United States, based on store count and sales. We are the largest or second largest specialty retailer of automotive products in the majority of the states in which we currently operate, based on store count. We had 1,749 stores operating under the “Advance Auto Parts” tradename in 37 states in the Northeastern, Southeastern and Midwestern regions of the United States as of October 6, 2001. In addition, we had 42 stores operating under the “Western Auto” tradename located primarily in Puerto Rico and the Virgin Islands.

Our combined operations are conducted in two operating segments, retail and wholesale. The retail segment consists of the retail operations of Advance operating under the trade names “Advance Auto Parts” in the United States and “Western Auto” in Puerto Rico and the Virgin Islands. We also operate a wholesale distribution network which offers automotive parts, accessories and certain other merchandise to approximately 430 independently-owned dealer stores in 45 states operating under the “Western Auto” tradename.

Acquisitions and Recapitalization

Discount Acquisition.    On November 28, 2001, we acquired all of Discount’s outstanding capital stock. Discount shareholders received $7.50 per share in cash plus 0.2577 shares of Advance Auto common stock for each share of Discount common stock. Immediately after consummation of the acquisition, Discount shareholders owned approximately 13.2% of the total outstanding shares of common stock of the combined company.

At November 28, 2001, Discount had 671 stores in six states, including the leading market position in Florida, with 437 stores. On a pro forma basis, we would have had approximately 2,400 stores in the same 37 states in which we currently operate Advance Auto Parts stores, and our net sales and EBITDA for the twelve months ended October 6, 2001 would have been $3.1 billion and approximately $258 million. The $258 million of EBITDA does not reflect ongoing purchasing, distribution and administrative savings that we expect to achieve as a result of the acquisition. Purchasing savings will be derived primarily through volume discounts to be negotiated with our existing vendors. In addition, we expect to achieve significant savings from the optimization of our combined distribution systems, including more efficient capacity utilization at Discount’s Mississippi distribution center, as well as from the reduction of overlapping administrative functions. During 2002, we expect these savings to result in approximately $30 million of incremental EBITDA, excluding certain one-time integration expenses. We expect these one-time expenses to total approximately $53 million from the close of the acquisition through the end of 2003, $41 million of which we expect to incur in 2002. The acquisition was accounted for under the purchase method of accounting.

Carport Acquisition.    On April 23, 2001, we acquired the assets of Carport retail auto parts stores located throughout Alabama and Mississippi. Based upon store count, this made us the largest retailer of automotive parts in these states. Upon the closing of the Carport acquisition, we made the decision to close 21 Carport stores not expected to meet long-term profitability objectives. The remaining 30 Carport locations were converted to the Advance Auto Parts format and name within six weeks following the acquisition. The Carport acquisition was accounted for under the purchase method of accounting. The purchase price of $21.5 million was allocated to the assets acquired and the liabilities assumed, based on their fair values at the date of the Carport acquisition. This allocation resulted in the recognition of $3.2 million in goodwill.

Western Acquisition.    On November 2, 1998, we acquired Western from Sears. The purchase price included the payment of 11,474,606 shares of Holding common stock and $185.0 million in cash. Certain existing stockholders of Holding made an additional $70.0 million equity investment to fund a portion of the purchase price. The remaining cash portion of the purchase price was funded through additional borrowings under our existing credit facility and cash on hand. The Western acquisition was accounted for under the purchase method of accounting. Accordingly, the results of operations of Western for the periods from November 2, 1998 are included in the accompanying consolidated financial statements. The purchase price was allocated to assets acquired and liabilities assumed based on their respective fair values. The final purchase price allocation resulted in total excess fair value over the purchase price of $4.7 million and was allocated to non-current assets, primarily property and equipment.

We have achieved significant benefits from the acquisition of Western through improved product pricing and terms from vendors and consolidated marketing, distribution and corporate support efficiencies. The Western acquisition resulted in the addition of 545 Advance Auto Parts stores (net of closures), 39 Western Auto stores and the wholesale operations.

Related Restructuring Costs and Integration Expenses.    Following the Western acquisition and the Carport acquisition, we closed certain stores not meeting profitability objectives. The Western acquisition and the Carport acquisition also resulted in restructuring reserves recorded through purchase accounting for the closure of certain stores, severance and relocation costs and other facility exit costs. As of October 6, 2001, these reserves had a remaining balance of $9.6 million. We also assumed certain restructuring and deferred compensation liabilities previously recorded by Western. At October 6, 2001, the total liability for the restructuring and deferred compensation plans was $1.8 million and $4.3 million, of which $0.9 million and $1.2 million, is recorded as a current liability. The classification for deferred compensation is determined by payment terms elected by plan participants, primarily former Western employees, which can be changed upon 12 months’ notice.

In addition, as a result of the Western acquisition, we recorded expenses related to the integration of the Western acquisition of approximately $7.8 million and $41.0 million in 1998 and 1999, respectively. In 1998, we recorded expenses of approximately $6.8 million primarily related to lease costs associated with the 31 Advance Auto Parts stores closed in connection with the Western acquisition.

As part of normal operations, we continually monitor store performance, which results in closing certain store locations not meeting profitability objectives. During the forty weeks ended October 6, 2001, we closed three stores that we identified during 2000 and made the decision to close or relocate 33 additional stores not meeting profitability objectives, 25 of which were closed or relocated as of October 6, 2001. Following the acquisition, we may decide to close certain Discount and Advance Auto Parts stores that are not expected to meet long-term profitability objectives.

Recapitalization.    On April 15, 1998, Holding consummated its recapitalization pursuant to a merger agreement. As part of the recapitalization, FS Equity Partners IV, L.P., a private equity fund affiliated with Freeman Spogli, acquired a controlling interest in us and Holding. A portion of Holding’s common stock and preferred stock was converted into the right to receive in the aggregate approximately $351 million in cash and certain stock options. Certain shares representing approximately 14% of the outstanding Class A common stock remained outstanding upon consummation of the recapitalization. Immediately prior to the recapitalization, Freeman Spogli purchased approximately $80.5 million of the common stock of Holding, which was converted in the recapitalization into approximately 64% of our outstanding common stock, and Ripplewood Partners, L.P. and its affiliates purchased approximately $20 million of the common stock of Holding, which was converted in the recapitalization into approximately 16% of Holding’s outstanding common stock. In connection with the recapitalization, management purchased approximately $8.0 million, or approximately 6%, of Holding’s outstanding common stock. The purchase of common stock by management resulted in stockholder subscription receivables. The notes provide for annual interest payments, at the prime rate, with the entire principal amount due on April 15, 2003.

On April 15, 1998, we entered into a credit facility that provided for (1) three senior secured term loan facilities in the aggregate amount of $250 million and (2) a secured revolving credit facility of up to $125 million, each of which we repaid upon consummation of the acquisition and related financing, including the issuance of the old notes. On April 15, 1998, we also issued $200 million of senior subordinated notes and Holding issued approximately $112 million in face amount of senior discount debentures. In connection with these transactions, we extinguished a substantial portion of our existing notes payable and long-term debt. These transactions collectively represent the recapitalization. Advance Auto, as successor in interest to Holding, has accounted for the recapitalization for financial reporting purposes as the sale of common stock, the issuance of debt, the redemption of common and preferred stock and the repayment of notes payable and long-term debt. Concurrently with the consummation of the acquisition, we repaid all amounts outstanding under this previous credit facility, and all commitments under the previous credit facility terminated.

Results of Operations

The following tables set forth certain of our operating data expressed in dollars and as a percentage of net sales for the periods indicated.

	Fiscal Year			Forty-Week Period Ended (unaudited)
	1998	1999	2000	October 7, 2000	October 6, 2001
	(dollars in thousands)
Statement of Operations Data:
Net sales	$1,220,759	$2,206,945	$2,288,022	$1,787,370	$1,935,630
Cost of sales	766,198	1,404,113	1,392,127	1,087,959	1,151,287

Gross profit	454,561	802,832	895,895	699,411	784,343
Selling, general and administrative expenses	391,332	739,080	800,845	617,867	678,839
Expenses associated with the recapitalization	14,277	—	—	—	—
Expenses associated with the restructuring in conjunction with the Western acquisition	6,774	—	—	—	—
Expenses associated with integration of the Western acquisition	7,788	41,034	—	—	—
Expenses associated with private company	845	—	—	—	—
Non-cash and other employee compensation	1,135	2,483	2,261	1,712	4,081

Operating income	32,410	20,235	92,789	81,544	105,504
Interest expense	(29,517)	(53,844)	(56,519)	(44,165)	(36,567)
Other income, net	606	4,416	762	861	732
Income tax benefit (expense)	(1,887)	9,628	(13,861)	(14,384)	(27,147)

Income (loss) before extraordinary item	1,612	(19,565)	23,171	23,856	42,522
Extraordinary item, gain on debt extinguishment, net of $1,759 income taxes	—	—	2,933	2,933	—

Net income (loss)	$1,612	$(19,565)	$26,104	$26,789	$42,522

	Fiscal Year			Forty-Week Period Ended (unaudited)
	1998	1999	2000	October 7, 2000	October 6, 2001
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	62.8	63.6	60.8	60.9	59.5

Gross profit	37.2	36.4	39.2	39.1	40.5
Selling, general and administrative expenses	32.1	33.5	35.0	34.5	34.9
Expenses associated with the recapitalization	1.2	—	—	—	—
Expenses associated with the restructuring in conjunction with the Western acquisition	0.5	—	—	—	—
Expenses associated with integration of the Western acquisition	0.6	1.9	—	—	—
Expenses associated with private company	0.1	—	—	—
Non-cash and other employee compensation	0.1	0.1	0.1	0.1	0.2

Operating income	2.6	0.9	4.1	4.5	5.4
Interest expense	(2.4)	(2.4)	(2.5)	(2.5)	(1.9)
Other income, net	0.0	0.2	0.0	0.1	0.1
Income tax benefit (expense)	(0.1)	0.4	(0.6)	(0.8)	(1.4)

Income (loss) before extraordinary item	0.1	(0.9)	1.0	1.3	2.2
Extraordinary item, gain on debt extinguishment, net of $1,759 income taxes	—	—	0.1	0.2	—

Net income (loss)	0.1%	(0.9)%	1.1%	1.5%	2.2%

Net Sales.    Net sales consist primarily of comparable store sales, new store net sales, service net sales, wholesale net sales to our independent dealer network, and finance charges on installment sales. Comparable store sales are calculated based on the change in net sales starting once a store has been opened for 13 complete accounting periods (each period represents four weeks). Relocations are included in comparable store sales from the original date of opening. Additionally, each Parts America store that was acquired in the Western acquisition and subsequently converted to an Advance Auto Parts store has been included in the comparable store sales calculation after 13 complete accounting periods following the completion of its physical conversion. We do not include net sales from the 42 Western Auto retail stores in our comparable store sales calculation.

Cost of Sales.    Our cost of sales includes merchandise costs and warehouse and distribution expenses, as well as service labor costs of our Western Auto stores. Gross profit as a percentage of net sales may be affected by variations in our product mix, price changes in response to competitive factors and fluctuations in merchandise costs and vendor programs. We seek to avoid fluctuation in merchandise costs by entering into long-term purchasing agreements with vendors in exchange for pricing certainty, but there can be no assurance such measures will in fact mitigate the effect of fluctuations in merchandise costs on gross profits.

Selling, General and Administrative Expenses.    Selling, general and administrative expenses are comprised of store payroll, store occupancy (including rent), net advertising expenses, other store expenses and general and administrative expenses, including salaries and related benefits of corporate employees, administrative office expenses, data processing, professional expenses and other related expenses. We lease substantially all of our stores.

Forty Weeks Ended October 6, 2001 Compared to Forty Weeks Ended October 7, 2000

Net sales for the forty weeks ended October 6, 2001 were $1,935.6 million, an increase of $148.3 million or 8.3% over net sales for the forty weeks ended October 7, 2000. Net sales for the retail segment increased

$168.0 million or 10.0%. The net sales increase for the retail segment was due to an increase in the comparable store sales of 6.5% and contributions from new stores opened within the last year. The comparable store sales increase of 6.5% was primarily a result of growth in both the DIY and DIFM customer base, as well as the continued maturation of new stores. Comparable store sales increased 3.8% for the forty weeks ended October 7, 2000 as compared to the comparable period of fiscal 1999. Net sales for the wholesale segment decreased $19.7 million or 19.8%, reflecting the continued decline of this segment due to increased competition coupled with a decline in the number of independently owned dealer stores.

During the forty weeks ended October 6, 2001, we opened 83 new stores, relocated 15 stores and closed 21 stores, bringing the total retail stores to 1,791. We have 1,195 stores participating in our commercial delivery program, as a result of consolidating 15 stores during the forty weeks ended October 6, 2001.

Gross profit for the forty weeks ended October 6, 2001 was $784.3 million or 40.5% of net sales, as compared to $699.4 million or 39.1% of net sales in the forty weeks ended October 7, 2000. The increase in the gross profit percentage is reflective of an $8.3 million net gain recorded as a reduction to cost of sales during the first quarter of fiscal 2001 as a result of a vendor settlement. The remaining increase in the gross profit percentage is reflective of a positive shift in product mix. The gross profit for the retail segment was $773.6 million or 41.7% of net sales for the forty week period ended October 6, 2001, as compared to $687.6 million or 40.7% of net sales for the forty-week period ended October 7, 2000.

Selling, general and administrative expenses, before non-cash and other employee compensation, increased to $674.8 million or 34.9% of net sales for the forty-week period ended October 6, 2001, from $616.2 million or 34.5% of net sales for the forty-week period ended October 7, 2000. Selling, general and administrative expenses have increased due to closed store expenses associated with the decision to close certain store locations not meeting profitability objectives and the write down of an administrative facility obtained in the Western acquisition totaling $5.1 million. Additionally, as a percentage of sales, the increase in selling, general and administrative expenses is attributable to the investment in store personnel since the prior year comparable period.

EBITDA (operating income plus depreciation and amortization, as adjusted for non-cash and other employee compensation), was $163.2 million in the forty-week period ended October 6, 2001 or 8.4% of net sales, as compared to $133.9 million or 7.5% of net sales in the forty-week period ended October 7, 2000. EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as a substitute for net income as an indicator of operating performance or as an alternative to cash flow (as measured by GAAP) as a measure of liquidity. Our method for calculating EBITDA may differ from similarly titled measures reported by other companies. We believe certain one-time expenses, expenses associated with the Western acquisition and non-cash and other employee compensation should be eliminated from the EBITDA calculation to evaluate our operating performance.

Interest expense for the forty-week period ended October 6, 2001 was $36.6 million or 1.9% of net sales, as compared to $44.2 million or 2.5% of net sales for the forty-week period ended October 7, 2000. The decrease in interest expense is a result of the reduction in net outstanding borrowings as well as a decrease in interest rates over the similar period of fiscal year 2000.

Income tax expense for the forty weeks ended October 6, 2001 was $27.1 million compared to $14.4 million in the forty weeks ended October 7, 2000. This increase was primarily due to an increase in income before taxes for the forty-week period ended October 6, 2001 as compared to the forty-week period ended October 7, 2000.

As a result of the above factors, we recorded net income of $42.5 million for the forty-week period ended October 6, 2001, as compared to $26.8 million for the forty-week period ended October 7, 2000. As a percentage of sales, net income for the forty-week period ended October 6, 2001 was 2.2% as compared to 1.5% for the forty-week period ended October 7, 2000.

2000 Compared to 1999

Net sales for 2000 were $2,288.0 million, an increase of $81.1 million, or 3.7%, over net sales for 1999. Net sales for the retail segment increased $149.9 million, or 7.5%. The net sales increase for the retail segment was due to an increase in the comparable store sales of 4.4% and contributions from stores that were acquired or were not yet included within the comparable stores sales base. The comparable store sales increase of 4.4% was primarily a result of growth in both the DIY and DIFM customer base, as well as the continued maturation of new stores and the converted Parts America stores. Net sales for the wholesale segment decreased 33.1%, or $68.8 million, due to a decline in the number of dealer stores serviced by us and lower average sales to each dealer.

During 2000, we opened 140 new stores, relocated 10 stores and closed 28 stores, bringing the total retail segment store count to 1,728. At year-end, we had 1,210 stores participating in our commercial delivery program, a result of adding 116 net stores to the program during 2000. Additionally, as of December 30, 2000, we supplied approximately 590 independent dealers through our wholesale dealer network and one company-owned store in California.

Gross profit for 2000 was $895.9 million, or 39.2%, of net sales, as compared to $802.8 million, or 36.4%, of net sales in 1999. The increase in the gross profit percentage reflects the realization of certain purchasing synergies resulting from the Western acquisition, fewer product liquidations, lower inventory shrinkage and logistics costs and the continued decline in net sales of the lower margin wholesale segment. The higher shrinkage and logistics costs in 1999 were primarily related to merchandise conversions and product liquidations resulting from the Western acquisition. The gross profit for the retail segment was $873.1 million, or 40.6%, of retail net sales for 2000, as compared to $784.1 million, or 39.2%, of retail net sales for 1999. During the fourth quarter of 2000, we recorded a non-recurring gain as a reduction to cost of sales of $3.3 million related to a lawsuit against a supplier. The gain represents actual damages incurred, which provided for higher merchandise costs. Subsequent to December 30, 2000, we agreed to a cash settlement of $16.6 million from the supplier. The remainder of the cash settlement over the originally recorded gain, less higher product costs incurred under the interim supply agreement, was recognized as an $8.3 million non-recurring reduction of cost of sales during the first quarter of 2001.

Selling, general and administrative expenses, before integration expenses and non-cash and other employee compensation, increased to $800.8 million, or 35.0%, of net sales for 2000, from $739.1, or 33.5%, of net sales for 1999. The increase in selling, general and administrative expenses is primarily attributable to the continued sales decline in our wholesale segment, which carries lower selling, general and administrative expenses as a percentage of sales as compared to our retail segment. Additionally, we have incurred higher than expected medical claims as well as higher payroll, insurance and depreciation expense, partially offset by a decrease in net advertising costs, as a percentage of sales, as compared to 1999. We have made certain investments in personnel and labor, which we believe is critical to our long-term success. We expect this commitment to increase the productivity of store personnel, which will positively impact store profitability and customer service. The increase in depreciation expense is primarily related to the change in an accounting estimate to reduce the depreciable lives of certain property and equipment on a prospective basis.

EBITDA (operating income plus depreciation and amortization, as adjusted for non-cash and other employee compensation and integration expenses) was $161.9 million in 2000, or 7.1%, of net sales, as compared to $121.9 million, or 5.5%, of net sales in 1999.

Interest expense for 2000 was $56.5 million, or 2.5%, of net sales, as compared to $53.8 million, or 2.4%, of net sales 1999. The increase in interest expense was a result of an increase in interest rates over 1999 offset by a decrease in net outstanding borrowings. During 2000, we repurchased $30.6 million of senior subordinated notes on the open market for $25.0 million.

Our effective income tax rate was 37.4% of pre-tax income for 2000 and a benefit of 33.0% of pre-tax loss for 1999. This increase is due to our having pre-tax income in 2000 and pre-tax loss in 1999 and the resulting effect of permanent differences between book and tax reporting treatment on total income tax expense (benefit). Due to uncertainties related to the realization of deferred tax assets for certain net operating loss carryforwards, we recognized additional valuation allowances of $0.9 million during 2000.

We recorded net income of $26.1 million on a consolidated basis for 2000, as compared to a net loss of $19.6 million for 1999. In addition to the items previously discussed, we also recorded an extraordinary gain related to the early extinguishment of debt of $2.9 million, net of $1.8 million provided for income taxes and $0.9 million for the write-off of associated deferred debt issuance costs. As a percentage of sales, net income for 2000 was 1.1% as compared to a net loss of 0.9% for 1999.

1999 Compared to 1998

1999 results include a full fiscal year of the operations acquired in the Western acquisition as compared to 1998 results, which include Western operating results from November 2, 1998.

Net sales for 1999 were $2,206.9 million, an increase of $986.2 million, or 80.8%, over net sales for 1998. Net sales for the retail segment increased $812.8 million, or 68.5%. The net sales increase for the retail segment was a result of the Western acquisition, opening of new stores and a 10.3% increase in comparable store sales over 1998. The comparable store sales increase was due to maturation of stores opened in 1997 and 1998, increased product availability, continued growth in the commercial sales program and the closure of certain Parts America and Advance Auto Parts stores. Net sales for the wholesale segment increased $173.4 million due to the inclusion of the wholesale segment for all of 1999 following the Western acquisition in November 1998.

During 1999, we opened 99 new stores, reopened three closed locations, relocated 13 stores and closed 52 stores (33 of which were Parts America and Advance stores closed in connection with the Western acquisition). Also, we added 562 stores to our commercial delivery program, bringing the total to 1,094 stores. As of January 1, 2000, we operated 1,617 stores in 38 states, Puerto Rico and the Virgin Islands and supplied approximately 670 independent dealers through the wholesale dealer network.

Gross profit for 1999 was $802.8 million, or 36.4%, of net sales, compared with $454.6 million, or 37.2%, of net sales, in 1998. The decrease in the gross profit percentage resulted largely from the lower margins associated with the wholesale segment and certain non-recurring items such as the liquidation of certain product lines and increased shrinkage primarily associated with the Parts America conversion. The decline in margins discussed above was partially offset by improved product pricing from vendors in 1999 compared to 1998, due to vendor agreements entered into as a result of the Western acquisition. The improved product pricing will continue through the current term of these vendor agreements, generally three to five years. The gross profit for the retail segment was $784.1 million, or 39.2%, of retail net sales for 1999, as compared to $452.8 million, or 38.2%, of retail net sales for 1998.

Selling, general and administrative expenses, before expenses associated with the recapitalization, restructuring, merger integration, private company and non-cash and other employee compensation, increased to $739.1 million, or 33.5%, of net sales, in 1999 from $391.3 million, or 32.1%, of net sales in 1998. The increase as a percentage of sales was due primarily to increased costs realized by the retail segment related to higher store labor, an increase in advertising and costs associated with our national manager’s conference.

EBITDA (operating income plus depreciation and amortization, as adjusted for expenses associated with the recapitalization, merger integration, private company and non-cash and other employee compensation) was $121.9 million for 1999, or 5.5% of net sales, as compared to $93.2 million or 7.6% of net sales for 1998.

Interest expense in 1999 was $53.8 million compared to $29.5 million in 1998. The increase in interest in 1999 was primarily due to the additional debt incurred in the Western acquisition, the increase in borrowings under our revolving and delayed draw credit facilities and higher interest rates.

Other income in 1999 was $4.4 million compared to $0.6 million in 1998. The increase in other income was primarily the result of the recognition of the settlement of a dispute between us and a vendor due to non-performance by the vendor under a supply agreement.

Income tax benefit for 1999 was $9.6 million as compared to a benefit of $1.9 million in 1998, with effective tax rates of 33.0% and 53.9%, respectively. In 1999, we recognized federal and state net operating loss carryforwards of approximately $22.1 million. We believe we will utilize these through a combination of the reversal of temporary differences, projected future taxable income during the net operating loss carryforward periods and available tax planning strategies. Due to uncertainties related to the realization of deferred tax assets for certain state net operating losses, we recorded a valuation allowance of $0.6 million as of January 1, 2000. The amount of deferred income tax assets realizable, however, could change in the near future if estimates of future taxable income are changed.

As a result of the above factors, we incurred a net loss of $19.6 million in 1999 as compared to net income of $1.6 million in 1998. As a percentage of net sales, our net loss for 1999 was 0.9% as compared to net income of 0.1% for 1998.

Seasonality

Our business is somewhat seasonal in nature, with the highest sales occurring in the spring and summer months. In addition, our business can be affected by weather conditions. While unusually heavy precipitation tends to soften sales as elective maintenance is deferred during such periods, extremely hot and cold weather tends to enhance sales by causing automotive parts to fail.

Quantitative and Qualitative Disclosures About Market Risks

We currently utilize no material derivative financial instruments that expose us to significant market risk. We are exposed to cash flow and fair value risk due to changes in interest rates with respect to our long-term debt. While we cannot predict the impact interest rate movements will have on our debt, exposure to rate changes is managed through the use of fixed and variable rate debt. Our future exposure to interest rate risk decreased during the first three quarters of 2001 due to decreased interest rates and reduced variable rate debt.

Our fixed rate debt consists primarily of outstanding balances on the senior subordinated notes. Our variable rate debt relates to borrowings under the existing credit facility and the industrial revenue bonds. Our variable rate debt is primarily vulnerable to movements in the LIBOR, Prime, Federal Funds and Base CD rates.

The table below presents principal cash flows and related weighted average interest rates on our long-term debt at October 6, 2001 by expected maturity dates. Expected maturity dates approximate contract terms. Fair values included herein have been determined based on quoted market prices. Weighted average variable rates are based on implied forward rates in the yield curve at October 6, 2001. Implied forward rates should not be considered a predictor of actual future interest rates.

	2001	2002	2003	2004	2005	Thereafter	Total	Fair Market Value
	(dollars in thousands)
Long-term debt:
Fixed rate	$—	$—	$—	$—	$—	$169,450	$169,450	$158,436
Weighted average interest rate	—	—	—	—	—	10.3%	10.3%
Variable rate	$—	$12,000	$4,000	$191,267	$60,000	$3,032	$270,299	$270,299
Weighted average interest rate	4.6%	5.0%	6.3%	7.4%	8.1%	8.3%	5.9%

Recent Accounting Pronouncements and Changes in Accounting Principles

In June 2001, the FASB issued SFAS No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 addresses accounting and reporting for all business combinations and requires the use of the purchase method for business combinations. SFAS No. 141 also requires recognition of intangible assets apart from goodwill if they meet certain criteria. SFAS No. 142 establishes accounting and reporting standards for acquired goodwill and other intangible assets. Under SFAS No. 142, goodwill and intangibles with indefinite useful lives are no longer amortized but are instead subject to at least an annual assessment for impairment by applying a fair-value based test. SFAS No. 141 applies to all business combinations initiated after June 30, 2001. SFAS No. 142 is effective for existing goodwill and intangible assets beginning on December 30, 2001. SFAS No. 142 is effective immediately for goodwill and intangibles acquired after June 30, 2001. Although we are currently evaluating the impact of SFAS Nos. 141 and 142, we do not expect that the adoption of these statements will have a material impact on existing goodwill or intangibles. For the forty-week period ended October 6, 2001, we had amortization expense of approximately $0.3 million related to existing goodwill. Such amortization will be eliminated upon adoption of SFAS No. 142. We had no goodwill amortization during the fiscal years ended December 30, 2000, January 1, 2000 and January 2, 1999.

In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 establishes accounting standards for recognition and measurement of an asset retirement obligation and an associated asset retirement cost and is effective for fiscal years beginning after June 15, 2002. We do not expect SFAS No. 143 to have a material impact on our financial statements.

In August 2001, the FASB also issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This statement replaces both SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” and Accounting Principles Board (APB) Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”. SFAS 144 retains the basic provisions from both SFAS 121 and APB 30 but includes changes to improve financial reporting and comparability among entities. The provisions of SFAS 144 are effective for fiscal years beginning after December 15, 2001. We have not yet determined the impact SFAS No. 144 will have on our financial position or results of operations.

During the fourth quarter of 2001, we made the decision to change our method of accounting for cooperative advertising funds received from vendors. Previously, we accounted for these funds as a reduction to advertising expense to the extent of advertising expenses incurred. In order to better align the reporting of these payments with the vendors’ classification, we decided to recognize the payments as a reduction to the cost of inventory acquired from the vendors. We believe that the latter method is a preferable method of accounting for these payments. This change in accounting principle will be applied in our 2001 financial statements as if the change in accounting principle occurred on December 31, 2000 and will be recognized as a cumulative effect of a change in accounting principles. We have not yet determined the amount of the cumulative effect of this change, but estimate that it will result in a reduction in net income of approximately $2.1 million on an after-tax basis. Subsequent to its adoption, the change will result primarily in lower cost of sales with corresponding increases in selling, general and administrative expenses.

Results of Operations—Discount

The following discussion and analysis of Discount’s financial condition and results of operations should be read in conjunction with the consolidated historical financial statements of Discount and the notes thereto included elsewhere in this prospectus. Discount’s fiscal year consists of 52 or 53 weeks ending on the Tuesday closest to May 31st of each year. The years ended May 29, 2001, May 30, 2000 and June 1, 1999 consisted of 52 weeks. Discount’s fiscal quarters ended August 29, 2000 and August 28, 2001 consisted of thirteen weeks each.

Results of Operations

The following tables sets forth, for the periods presented, the income statement data and the percentage of Discount’s net sales represented by each line presented:

	Fiscal Year Ended			Thirteen Weeks Ended (unaudited)
	June 1, 1999	May 30, 2000	May 29, 2001	August 29, 2000	August 28, 2001
	(dollars in thousands)
Net sales	$511,483	$598,258	$661,717	$167,074	$173,381
Cost of sales, including distribution costs	302,843	356,783	404,199	103,150	104,189

Gross profit	208,640	241,475	257,518	63,924	69,192
Selling, general and administrative expenses	152,777	184,371	215,353	52,850	56,830
Merger related expenses	—	—	—	—	943

Income from operations	55,863	57,104	42,165	11,074	11,419
Other income, net	817	2,770	6,957	85	100
Interest expense	(12,856)	(18,079)	(21,634)	(5,583)	(3,318)

Income before income taxes and cumulative effect of change in accounting principle	43,824	41,795	27,488	5,576	8,201
Income taxes	16,766	15,506	9,880	2,007	2,950

Income before cumulative effect of change in accounting principle	27,058	26,289	17,608	3,569	5,251
Cumulative effect of change in accounting principle, net of income tax benefit	(8,245)	—	—	—	—

Net income	$18,813	$26,289	$17,608	$3,569	$5,251

	Fiscal Year Ended			Thirteen Weeks Ended (unaudited)
	June 1, 1999	May 30, 2000	May 29, 2001	August 29, 2000	August 28, 2001
	(dollars in thousands)
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales, including distribution costs	59.2	59.6	61.1	61.7	60.1

Gross profit	40.8	40.4	38.9	38.3	39.9
Selling, general and administrative expenses	29.9	30.8	32.5	31.6	32.8
Merger related expenses	—	—	—	—	0.6

Income from operations	10.9	9.6	6.4	6.7	6.5
Other income, net	0.2	0.5	1.1	0.1	0.1
Interest expense	(2.5)	(3.1)	(3.3)	(3.3)	(1.9)

Income before income taxes and cumulative effect of change in accounting principle	8.6	7.0	4.2	3.3	4.7
Income taxes	3.3	2.6	1.5	1.2	1.7

Income before cumulative effect of change in accounting principle	5.3	4.4	2.7	2.1	3.0
Cumulative effect of change in accounting principle, net of income tax benefit	(1.6)	—	—	—	—

Net income	3.7%	4.4%	2.7%	2.1%	3.0%

Thirteen Weeks Ended August 28, 2001 Compared to Thirteen Weeks Ended August 29, 2000

Net sales for the first quarter of 2002 increased 3.8% to $173.4 million, as compared to $167.1 million for the first quarter a year earlier. Comparable store sales increased 2.1% for the first quarter of 2002 as compared to the first quarter of 2001. Such comparable store sales growth was generated on a relatively equal basis from DIY and commercial sales. The balance of the increase in total sales for the first quarter was attributable to sales from new stores opened since the beginning of 2001.

At August 28, 2001, Discount had 668 stores in operation, compared with 666 stores at May 29, 2001 and 653 at August 29, 2000.

Gross profit for the first quarter of 2002 increased 8.2% to $69.2 million as compared to $63.9 million for the first quarter of 2001. As a percentage of sales, gross profit was 39.9% for the first quarter of 2002 as compared to 38.3% for the first quarter of 2001. Gross profit for the first quarter of 2002 was positively impacted by Discount’s supply chain initiatives implemented in the latter half of 2001 and lower inventory shrinkage expense. These positive impacts were offset in part by lower overall vendor incentives primarily stemming from the reduced number of store openings and additional operating expenses associated with Discount’s second distribution center which became operational in the fourth quarter of 2001.

Selling, general and administrative expenses increased as a percentage of sales from 31.6% in the first quarter of 2001 to 32.8% in the first quarter of 2002. The increase in these expenses as a percentage of sales for the first quarter was primarily the result of (1) rent under the February 2001 sale/leaseback of 101 of Discount’s store locations exceeding the historical depreciation expense associated with such store location prior to the sale/leaseback and (2) increased health and workers’ compensation insurance costs.

As a result of the acquisition, Discount incurred expenses of $0.9 million in the first quarter of 2002. Additional expenses are expected to be incurred during the second quarter of 2002. Such additional expenses, inclusive of the fees and expenses payable to Discount’s financial advisor, lawyers and accountants, are estimated to be $3.2 million in the aggregate.

Income from operations for the first quarter of 2002 increased 3.1% to $11.4 million as compared to $11.1 million for the first quarter of 2001. Excluding the effects of the excess of rent expense over the related depreciation expense related to the stores sold under the sale/leaseback transaction and the rent expense related to Discount’s second distribution center, both of which did not exist in the first quarter of 2001, and merger related expenses, operating income for the first quarter of 2002 would have increased 28%.

EBITDA (income from operations plus depreciation, amortization and merger related expenses) for the first quarter of 2002 increased 7.1% to $18.4 million from $17.2 million for the first quarter of 2001. Excluding the effects of the excess of rent expense over the related depreciation expense related to the stores sold under the sale/leaseback transaction and the rent expense related to the Company’s second distribution center, both of which did not exist in the first quarter of 2001, and merger related expenses, EBITDA for the first quarter of 2002 would have increased 20%.

Interest expense for the first quarter of 2002 decreased 40.6% to $3.3 million as compared to $5.6 million for the first quarter of 2001. The decrease was due to overall lower borrowings for the first quarter of 2002, which resulted primarily from the paydown in debt with the proceeds of the February 2001 sale/leaseback closing, and overall lower interest rates on Discount’s variable rate debt.

Discount’s effective tax rate for both the first quarter of 2002 and the first quarter of 2001 was 36.0%.

Taking into account all of the above described factors, Discount’s net income for the first quarter of 2002 increased 47.1% to $5.3 million from $3.6 million for first quarter of 2001.

2001 Compared to 2000

Net sales for the fifty-two week period ended May 29, 2001 increased 10.6% to $661.7 million, from $598.3 million a year earlier. Comparable store sales increased 4.0% for 2001 as compared to 2000. Comparable store sales results include sales from Discount’s commercial delivery program. The balance of the increase in total sales for 2001 was attributable to sales from new stores opened since the beginning of 2000. At May 29, 2001, Discount had 666 stores in operation compared to 643 at the end of 2000.

Gross profit for the fifty-two week period ended May 29, 2001 was $257.5 million, or 38.9% of net sales, compared with $241.5 million, or 40.4% of net sales, for 2000. The reduction in the gross margin percentage for 2001 was primarily due to overall lower vendor incentives, higher inventory shrinkage expense, expenses associated with the opening of the second distribution center and margin pressure in commodity categories such as oil. Overall vendor incentives were down due to a lesser number of net new stores opened in 2001 (23) versus in 2000 (85).

During 2001, Discount began several supply chain initiatives that were directed, for the most part, at improving overall gross margins and inventory performance. During the fourth quarter of 2001, Discount began to see improvement in overall gross margins as compared to preceding quarters in 2001.

Selling, general and administrative expenses for 2001 increased 16.8% over such expenses for 2000, and increased as a percentage of net sales from 30.8% in 2000 to 32.5% in 2001. The increase was primarily due to lower than anticipated retail sales, which resulted in a reduced ability to leverage certain store related expenses, the slower ramp up of stores opened in newer markets and the net additional rent resulting from the February 2001 sale/leaseback of 101 properties.

As a result of the above factors, income from operations for 2001 was $42.2 million as compared to $57.1 million for 2000. Operating margins for 2001 were 6.4% as compared to 9.6% for 2000.

During May 2001, Discount settled a claim related to recovery of amounts previously paid out by Discount in connection with a separate litigation matter that was concluded in August 1997. The 1997 litigation stemmed from the sale and distribution of freon. The net gain of $6.5 million resulting from the recovery achieved in the May 2001 settlement has been included in other income.

Interest expense for 2001 increased 19.7% to $21.6 million as compared to $18.1 million for 2000. The increase was the result of increased borrowings in the first half of the fiscal year primarily associated with new store growth and overall higher interest rates on Discount’s variable rate debt.

Discount’s effective tax rate for 2001 was 35.9% as compared to 37.1% in 2000. The reduction in the effective tax rate for 2001 is primarily the result of state tax planning and restructuring initiatives, which were implemented as of the end of the second quarter of 2000.

As a result of the above factors, net income for 2001 was $17.6 million, as compared to $26.3 million for 2000.

2000 Compared to 1999

Net sales for the fifty-two week period ended May 30, 2000 increased 17.0% to $598.3 million, from $511.5 million a year earlier. Comparable store sales increased 3.3% for 2000 as compared to 1999. Comparable store sales results include sales from Discount’s commercial delivery program. The balance of the increase in total sales for 2000 was attributable to sales from new stores opened since the beginning of 1999. At May 30, 2000, Discount had 643 stores in operation compared to 558 at the end of 1999.

Gross profit for the fifty-two week period ended May 30, 2000 was $241.5 million, or 40.4% of net sales, compared with $208.6 million, or 40.8% of net sales, for 1999. The reduction in the gross margin percentage for 2000 was primarily due to higher product distribution costs. The comparison to 1999 was also impacted by the inclusion of additional vendor incentives in 1999 resulting from the September 1998 purchase of the Rose Automotive stores.

Selling, general and administrative expenses for 2000 increased 20.7% over such expenses for 1999, and increased as a percentage of net sales from 29.9% in 1999 to 30.8% in 2000. The increase was primarily due to the expenses incurred related to the continued implementation and expansion of Discount’s commercial delivery program for 2000 as compared to 1999, as well as a loss, during December and January, of Discount’s ability to leverage certain expenses during those periods as a result of lower than anticipated sales.

Income from operations for 2000 was $57.1 million as compared to $55.9 million for 1999. Operating margins for 2000 were 9.6% as compared to 10.9% for 1999. Operating income and the resulting operating margin for 2000 were negatively impacted by the implementation and expansion of Discount’s commercial delivery program. For 2000 and 1999 Discount incurred an estimated operating loss from the commercial delivery program of approximately $4.7 million and $4.7 million, respectively. Excluding the estimated operating loss impact of the commercial delivery program, the operating margin for 2000 and 1999 would have been approximately 10.3% and 11.9%, respectively.

Other income primarily includes gains and losses on real estate disposals. The variance between years primarily reflects the overall change in level of activity between years.

Interest expense for 2000 increased 40.6% to $18.1 million as compared to $12.9 million for 1999. The increase was the result of increased borrowings primarily associated with new store growth and overall higher interest rates.

Discount’s effective tax rate for 2000 was 37.1% as compared to 38.3% in 1999. The reduction in the effective tax rate for 2000 is primarily the result of state tax planning and restructuring initiatives, which were implemented as of the end of the second quarter of 2000.

Income before the cumulative effect of an accounting change for 2000 was $26.3 million, as compared to $27.1 million, for 1999.

During the fourth quarter of 1999, Discount implemented a change in its method of accounting for store inventories from the first-in, first-out method calculated using a form of the retail inventory method to the weighted average cost method. Discount made this change in connection with new computerized store-level perpetual inventory systems installed throughout 1999. As a result of the change in accounting method, Discount reported a non-cash, 1999 after tax charge of $8.2 million, which was reflected as of the beginning of the year and which represented the beginning 1999 fiscal year impact of the change in accounting method.

As a result of the above factors, net income for 2000 was $26.3 million, as compared to $18.8 million, for 1999.

Inflation and Seasonality

Discount does not believe its operations have been materially affected by inflation. Discount has been successful, in many cases, in reducing the effects of merchandise cost increases principally by taking advantage of vendor incentive programs, economies of scale resulting from increased volumes or purchases and selective forward buying.

Although sales have historically been somewhat higher in Discount’s fourth quarter (March through May), Discount does not consider its business to be seasonal.

Quantitative and Qualitative Disclosures about Market Risk

Discount’s market risk is limited to fluctuations in interest rates as it pertains to Discount’s borrowings under its credit facilities. Discount pays interest on borrowings at the LIBOR rate plus an applicable margin ranging from 0.625% to 1.90% based on Discount’s debt-to-capitalization ratio. If the interest rates on Discount’s borrowings average 100 basis points more in 2002 than they did in 2001, Discount’s interest expense would increase and income before income taxes would decrease by approximately $1.65 million. This amount is determined solely by considering the impact of the hypothetical change in the interest rate on Discount’s borrowing cost without consideration for other factors such as actions management might take to mitigate its exposure to interest rate changes.

Liquidity and Capital Resources

As of October 6, 2001, we had outstanding indebtedness consisting of $169.5 million of senior subordinated notes, borrowings of $260.3 million under the previous credit facility, and $10.0 million of indebtedness relating to the industrial revenue bonds.

The senior subordinated notes bear interest at a rate of 10¼%, payable semi-annually, and require no principal payments until maturity. The indenture governing the senior subordinated notes contains certain covenants that limit, among other things, our ability and the ability of our restricted subsidiaries to incur additional indebtedness and issue preferred stock, pay dividends or make certain other distributions, issue stock of subsidiaries, make certain investments, repurchase stock and certain indebtedness, create or incur liens, engage in transactions with affiliates, enter into new businesses, or sell stock of restricted subsidiaries, and restrict us from engaging in certain mergers or consolidations and asset sales.

Our obligations relating to the industrial revenue bonds include an interest factor at a variable rate and will require no principal payments until maturity in November 2002.

Our primary capital requirements have been the funding of our continued store expansion program, store relocations and remodels, inventory requirements, the construction and upgrading of our distribution centers, the development and implementation of our proprietary information systems, the Western acquisition and the related integration expenses, including conversion costs and the Carport acquisition. From 1996 through 2000, we opened 581 stores, seven new PDQ®s, six local area warehouses and a Master PDQ®, completed the Western acquisition (adding 545 net stores), constructed two new distribution centers and expanded our Roanoke distribution center. We have financed our growth through a combination of internally generated funds, borrowings under the existing credit facility and issuances of equity securities. Capital expenditures for 2000 were $70.6 million as compared to $105.0 million in 1999. The capital expenditures for 1999 included conversion and integration capital expenditures related to the Western acquisition.

In connection with the acquisition, we obtained financing to provide the funds necessary to pay the cash portion of the consideration paid to Discount shareholders and in-the-money option holders, refinance the previous credit facility ($260.3 million at November 28, 2001), repay Discount’s indebtedness and premiums ($210.8 million at November 28, 2001 plus $6.3 million in prepayment premiums), purchase Discount’s Gallman distribution facility from the lessor (for a purchase price of approximately $34 million) and pay approximately $35 million in related transaction fees and expenses. In order to finance these obligations and our ongoing operations, in addition to the issuance of the old notes, we obtained a senior credit facility consisting of (1) a $180 million tranche A term loan facility due 2006 and a $305 million tranche B term loan facility due 2007 and (2) a $160 million revolving credit facility (including a letter of credit subfacility). The senior credit facility is jointly and severally guaranteed by all of our domestic subsidiaries (including Discount and its subsidiaries) and Advance Auto and is secured by substantially all of our assets, the assets of our existing domestic subsidiaries (including Discount and its subsidiaries), the assets of Advance Auto, and will be secured by the assets of our future domestic subsidiaries. At the closing of the acquisition, we borrowed the $485 million available under the tranche A and tranche B term loan facilities. In addition, we had approximately $18 million in letters of credit outstanding at the closing of the acquisition. As of the date of this prospectus, we have borrowed approximately $30.5 million under the revolving credit facility and have approximately $17.4 million in letters of credit outstanding, which has reduced availability under the revolving credit facility to approximately $112.1 million. The balance of the revolving credit facility is available for working capital and other general corporate purposes.

Our new stores, if leased, require capital expenditures of approximately $120,000 per store and an inventory investment of approximately $150,000 per store, net of vendor payables. A portion of the inventory investment is held at a distribution facility. Pre-opening expenses, consisting primarily of store set-up costs and training of new store employees, average approximately $25,000 per store and are expensed when incurred.

Our future capital requirements will depend on the number of new stores we open and the timing of those openings within a given fiscal year. We opened 140 new stores during 2000 and 83 new stores (excluding the acquisition) during 2001. In addition, we anticipate opening approximately 125 new stores through internal growth or strategic acquisitions during 2002. We expect our capital expenditures to be approximately $67 million in 2001 (excluding the Carport and Discount acquisitions). These amounts related to the new store openings, as well as to the upgrade of our information systems (including our new POS and EPC system), and to remodels and relocations of existing stores.

Historically, we have negotiated extended payment terms from suppliers that help finance inventory growth, and we believe that we will be able to continue financing much of our inventory growth through such extended payment terms. We anticipate that inventory levels will continue to increase primarily as a result of new store openings.

For the forty weeks ended October 6, 2001, net cash provided by operating activities was $125.6 million. Of this amount, $42.5 million was provided by net income. Depreciation and amortization provided an additional $53.6 million, amortization of deferred debt issuance costs provided $2.3 million and $27.2 million was provided as a result of a net decrease in working capital and other. Net cash used for investing activities was $68.7 million and was comprised primarily of capital expenditures and the purchase of net assets related to the Carport acquisition. Net cash used in financing activities was $63.0 million and was comprised primarily of payments on our previous credit facility.

In 2000, net cash provided by operating activities was $103.8 million. This amount consisted of $26.1 million in net income, depreciation and amortization of $66.8 million, amortization of deferred debt issuance costs of $3.1 million and a decrease of $7.8 million in net working capital and other operating activities. Net cash used for investing activities was $65.0 million and was comprised primarily of capital expenditures. Net cash used in financing activities was $43.4 million and was comprised primarily of net repayments of long-term debts.

In 1999, net cash used in operating activities was $19.3 million. This amount consisted of a $19.6 million net loss, offset by depreciation and amortization of $58.1 million and amortization of deferred debt issuance costs of $3.2 million, and an increase of $61.0 million in net working capital and other operating activities. Net cash used for investing activities was $113.8 million and was comprised primarily of capital expenditures of $105.0 million and cash consideration of $13.0 million in the Western acquisition. Net cash provided by financing activities was $121.5 million and was comprised primarily of net borrowings.

In 1998, net cash provided by operating activities was $37.9 million. This amount consisted of $1.6 million in net income, depreciation and amortization of $30.0 million, amortization of deferred debt issuance costs of $1.9 million and a decrease of $4.4 million of net working capital and other operating activities. Net cash used for investing activities was $423.7 million and was comprised primarily of capital expenditures of approximately $65.8 million, cash consideration of approximately $171.0 million in the Western acquisition and $193.0 million for the purchase of Holding common stock issued in connection with the Western acquisition. Net cash provided by financing activities was $412.6 million and was comprised primarily of net borrowings and the issuance of equity securities.

We expect that funds provided from operations and available borrowings of approximately $112.1 million under our revolving credit facility, as of the date of this prospectus, will provide sufficient funds to operate our business, make expected capital expenditures of approximately $116 million in 2002, of which approximately $31 million will involve conversion and other integration expenses, redeem our industrial revenue bonds in November 2002 in an aggregate principal amount of $10 million and fund future debt service on the notes and the senior credit facility. Based on our existing levels of debt, our annual debt service requirement ranges from approximately $23.5 to $54 million over the next five years. See “Description of Senior Credit Facility.” There can be no assurance, however, that our business will generate sufficient cash flows or that future borrowings will be available in an amount sufficient to enable us to service our debt, including the notes, or to fund our other liquidity needs.

INDUSTRY

General

We operate within the U.S. automotive aftermarket industry, which includes replacement parts (excluding tires), accessories, maintenance items, batteries and automotive fluids for cars and light trucks (pickup trucks, vans, minivans and sport utility vehicles). Between 1991 and 2000, sales in the automotive aftermarket industry (excluding labor costs) increased at a compound annual growth rate of 6.0%, from $58 billion to $98 billion. The industry is generally grouped into two major categories, DIY and DIFM.

•
DIY.     This category represents sales to consumers who maintain and repair vehicles themselves. We believe that this category is characterized by stable, recession-resistant demand because the DIY customer is more likely to delay a new vehicle purchase during a recession. Based on our experience, DIY customers generally demand: (1) competitive prices, (2) convenient locations, (3) knowledgeable and well-trained salespeople and (4) a broad selection of quality automotive parts and accessories. Between 1991 and 2000, sales to DIY customers increased at a compound annual growth rate of 5.8%, from $22 billion to $36 billion.

•
DIFM.     This category represents sales to professional installers, such as independent garages, service stations and auto dealers, each of whom offers its services to vehicle owners who are less price sensitive or, for time or ability reasons, less inclined to make their own repairs. When a vehicle owner requires service and installation of a part, the professional installer, who generally maintains little or no inventory on hand, will likely order the part or replenish its inventory by calling a commercial vendor. Commercial vendors tend to maintain a broad selection of brand name products and employ knowledgeable salespeople capable of assisting professional installers. Between 1991 and 2000, sales to DIFM customers increased at a compound annual growth rate of 6.0%, from $36 billion to $62 billion.

The table below illustrates the growth in the automotive aftermarket industry from 1991 to 2000 (dollars in billions):

Year	DIY Sales	DIFM Sales(1)	Total Automotive Aftermarket Sales(1)
1991	$21.8	$36.3	$58.1
1992	23.5	38.4	61.9
1993	24.9	40.3	65.2
1994	27.0	44.0	71.0
1995	28.3	47.4	75.6
1996	29.5	50.1	79.6
1997	30.3	52.5	82.8
1998	31.8	55.3	87.1
1999	33.9	58.3	92.2
2000	36.2	61.5	97.7

Source:    U.S. Department of Commerce and estimates of the AAIA, as published in the 2001 AAIA Aftermarket Factbook.

(1) Excludes	labor costs.

Competition

We compete in both the DIY and DIFM categories of the automotive aftermarket industry. Although the number of competitors and level of competition vary by market, both categories are highly fragmented and generally very competitive. Our primary competitors include national and regional retail automotive parts chains, wholesalers or jobber stores, independent operators, automobile dealers that supply parts, discount stores and mass merchandisers that carry automotive products. Since 1990, specialty automotive parts retailers, such as ourselves, have continued to expand their market share of DIY sales, primarily at the expense of discount stores and mass merchandisers. The table below illustrates this change in market share among select outlets from 1990 to 2000.

Outlet	1990	2000
Specialty automotive parts retailers	25.7%	40.8%
Discount stores/mass merchandisers	31.9	22.1
Jobbers	24.0	20.7
Other	18.4	16.4

Source: Lang	Marketing Resources Inc.

Industry Trends

We believe that the automotive aftermarket industry will continue to benefit from several important trends.

The Increasing Number and Age of Vehicles in the United States.    The number of new vehicles purchased or leased has increased significantly over the last five years. From 1995 to 2000, a total of 80.3 million new cars and light trucks have been sold in the United States. Over this same period, the number of leased vehicles increased from 2.6 million to 4.2 million, representing a compound annual growth rate of 10.1%. As the warranties for these vehicles expire, particularly for leased vehicles, automotive retailers should be well-positioned to benefit from the needs of owners to either service their own vehicles or pay to have the service done by a professional. In addition, the average age of vehicles on the road has also been increasing, which should benefit automotive aftermarket retailers, because older vehicles tend to require more maintenance and repair.

	U.S. Cars and Light Trucks
	Sales/Leases (millions of units)		Vehicles in Use(3) (millions)			Average Age(3) (years)
	New Sales(1)	Leases(2)	Cars	Light Trucks	Total	Cars	Light Trucks
1991	12.3	0.7	123.3	52.1	175.4	7.9	8.1
1992	12.9	1.2	120.3	53.8	174.1	8.1	8.4
1993	13.9	1.8	121.1	56.6	177.7	8.3	8.6
1994	15.1	2.5	122.0	59.5	181.5	8.4	8.4
1995	14.8	2.6	123.2	63.5	186.7	8.5	8.4
1996	15.1	3.0	124.6	65.4	190.0	8.6	8.3
1997	15.2	3.4	124.7	67.3	192.0	8.7	8.3
1998	15.6	3.6	126.0	71.0	197.0	8.9	8.5
1999	16.9	4.4	126.9	74.4	201.3	9.1	8.5
2000	17.4	4.2	127.7	77.6	205.3	9.1	8.4

(1) Source:	Automotive News Data Census, January 8, 2001; Crain Communications.
(2) Source:	CNW Marketing/Research.
(3) Source:	R. L. Polk.

The Increasing Number of Miles Driven Annually.    An increase in the average number of miles driven annually has increased the maintenance requirements of cars and light trucks. Generally, automotive parts are replaced out of necessity, and while maintenance expenditures can be postponed, eventually most vehicles require repairs and servicing. As shown in the table below, the number of miles driven annually has steadily increased from 1991 to 2000, the result of which is increased vehicle wear and tear.

Annual Miles Driven by Cars and Light Trucks
Miles (in billions)
1991	2,016
1992	2,088
1993	2,131
1994	2,181
1995	2,228
1996	2,287
1997	2,354
1998	2,417
1999	2,470
2000(a)	N/A

Source: U.S.	Department of Transportation

(a)	The breakdown for cars and light trucks is not available. Total miles driven, which also includes medium and heavy trucks, was 2,693 billion for 2000. In 1999, this figure was 2,691 billion.

Consolidation of Automotive Aftermarket Retailers.    The specialty automotive retail sector has experienced significant consolidation since 1995. From 1995 to 2000, the top six specialty automotive retailers (based on store count) increased as a percentage of total specialty retail stores from 9.5% to 19.8%. During this same period, the total number of specialty automotive retail stores decreased from 40,700 to 39,300. Furthermore, the top six DIY retailers (based on store count) accounted for approximately 32.3% of total DIY industry sales in 2000, up from 21.0% in 1995. The table below illustrates this consolidation.

	2000 Stores(1)	Rank	1995 Stores(2)	Rank
AutoZone	2,915	1	1,143	1
Advance	1,729	2	536	4
CSK Auto	1,152	3	566	3
O’Reilly Automotive	672	4	188	10
Discount Auto Parts	666	5	314	7
Pep Boys	628	6	506	6
Western Auto/Parts America	—	—	580	2
Chief Auto(3)	—	—	520	5
Trak Auto(4)	—	—	276	8
Hi-Lo Automotive(5)	—	—	194	9
Total Stores: Top Six DIY Retailers	7,762		3,851
Total Stores: Industry(6)	39,300		40,700
Top Six as % of Industry	19.8%		9.5%
Total DIY Sales: Top Six DIY Retailers(7)	$11.7		$6.2
Total DIY Sales: Industry	$36.2		$28.3
Top Six as % of Industry	32.4%		21.9%

(1)	Represents store count at the end of each retailer’s respective fiscal year, some of which ended during calendar year 2001. Source: SEC filings.
(2)	Represents store count at end of each retailer’s respective fiscal year, some of which ended during calendar year 1996. Source: SEC filings.

(3)	Acquired by AutoZone in June 1998.
(4)	Acquired by HalArt LLC in May 1999.
(5)	Acquired by O’Reilly Automotive in January 1998.
(6)	Source: AAIA.
(7)	Dollars in billions. Source: SEC filings.

BUSINESS

Advance Overview

We are the second largest specialty retailer of automotive parts, accessories and maintenance items to DIY customers in the United States, based on store count and sales. We are the largest or second largest specialty retailer of automotive products in the majority of the states in which we currently operate, based on store count. We had 1,749 stores operating under the “Advance Auto Parts” tradename in 37 states in the Northeastern, Southeastern and Midwestern regions of the United States as of October 6, 2001. In addition, we had 42 stores operating under the “Western Auto” tradename located primarily in Puerto Rico and the Virgin Islands. Our stores offer a broad selection of brand name and private label automotive products for domestic and imported cars and light trucks. Our stores average approximately 7,500 square feet in size and carry between 16,000 and 21,000 SKUs. We also offer approximately 105,000 additional SKUs that are available on a same day or overnight basis through our Parts Delivered Quickly, or PDQ®, distribution systems. In addition to our DIY business, we serve DIFM customers. Sales to DIY and DIFM customers represented approximately 85% and 15% of our retail sales for the twelve months ended October 6, 2001. We also operate a wholesale distribution network, which offers automotive parts, accessories and certain other merchandise to approximately 430 independently-owned dealer stores in 45 states. Our wholesale operations accounted for approximately 4.1% of our net sales for the twelve months ended October 6, 2001.

Since 1991, we have achieved significant growth through a combination of comparable store sales growth, new store openings and strategic acquisitions. From 1991 through 2000, we have:

•	Grown from the eighth largest to the second largest specialty retailer of automotive parts in the United States, increasing our store count at year-end from 223 to 1,729;

•	Increased our net sales at a compound annual growth rate of 32.5%, from $182 million to $2.3 billion, and achieved positive comparable store sales growth in each of these years; and

•	Increased our EBITDA at a compound annual growth rate of 30.3%, from $15 million to $162 million.

For the forty weeks ended October 6, 2001, our comparable store sales growth was 6.5%. In addition, our EBITDA for this period increased from $133.9 million to $163.2 million, or 21.9%, when compared with the same forty-week period of the prior year.

We have also substantially reduced our leverage over the last three years. Following our recapitalization in April 1998, we improved our net debt to EBITDA ratio from 4.7x at the end of 1997 (pro forma for the recapitalization) to 2.7x at October 6, 2001 (without giving effect to the acquisition). We have improved this ratio through a combination of strong EBITDA growth and significant debt reduction.

We serve the approximately $100 billion automotive aftermarket industry, which includes replacement parts, accessories, maintenance items, batteries and automotive fluids for cars and light trucks. This industry consists of two categories: the $36 billion DIY category and the $62 billion DIFM category. The DIFM category consists of sales to professional installers such as independent garages, service stations and auto dealers. The DIY and DIFM categories have grown at compound annual rates of 5.8% and 6.0% from 1991 through 2000.

In 1996, we began targeting sales to the DIFM customer through the implementation of our commercial delivery program, which utilizes our existing retail store base. This enables us to leverage our existing fixed costs, inventory and in-store personnel with minimal additional capital. Since 1996, we have aggressively implemented this program in approximately 1,200 stores. Commercial delivery sales to DIFM customers were $336 million for the twelve months ended October 6, 2001.

We believe that our sales growth has exceeded the industry average as a result of our high levels of customer service, our industry leading selection of quality brand name and private label products at competitive prices and our strong name recognition. In addition, we believe our large size provides numerous competitive advantages over smaller retail chains and independent operators, which together generate the majority of the sales in the automotive aftermarket industry. These advantages include: (1) greater product availability, (2) purchasing, distribution and marketing efficiencies, (3) a greater number of convenient locations with longer store hours and (4) the ability to invest heavily in employee training and information systems.

Advance History

We were formed in 1929 and operated as a retailer of general merchandise until the 1980’s. During the 1980’s, we sharpened our focus to target sales of automotive parts and accessories to DIY customers. From the 1980’s to the present, we have grown significantly as a result of strong comparable store sales growth, new store openings and strategic acquisitions. In 1996, we began to aggressively expand our sales to DIFM customers by implementing a commercial delivery program. Our commercial delivery program includes marketing that is specifically designed to attract DIFM customers and consists of the delivery of automotive parts and accessories to professional installers, such as independent garages, service stations and auto dealers.

In April 1998, Freeman Spogli and Ripplewood Partners, L.P. acquired a majority ownership interest in Holding, our previous parent, through a recapitalization. Freeman Spogli and Ripplewood purchased an 80% ownership interest in Holding, and our management purchased a 6% ownership interest. In the recapitalization, Nicholas F. Taubman and the Arthur Taubman Trust, the existing shareholders of Holding, retained a 14% ownership interest in Holding.

Western Acquisition.    In November 1998, we acquired Western from Sears. Western operated over 600 stores under the “Parts America” and “Western Auto” trade names, as well as a wholesale distribution network. As consideration, Sears received approximately 11.5 million shares of Holding common stock (with a then-current value of $193 million) and $185 million in cash. In addition, Freeman Spogli, Ripplewood, Nicholas F. Taubman and the Arthur Taubman Trust made an additional $70 million equity investment in Holding to fund a portion of the purchase price. The remaining cash portion of the purchase price was funded through additional borrowings under our existing credit facility.

Our integration of Western included the conversion of 545 Parts America stores (net of closures) to the Advance Auto Parts format and name, added 39 Western Auto stores located primarily in the Virgin Islands and Puerto Rico, and added a wholesale distribution network that supplies independent dealer stores that license the “Western Auto” trade name. We successfully converted the Parts America stores in 11 months, more than six months ahead of our schedule, which included physical renovation, store systems conversions and inventory mix changes.

Carport Acquisition.    In April 2001, we acquired the assets of Carport, including 30 stores (net of closures) in Alabama and Mississippi. We converted the Carport stores to the Advance Auto Parts format and name in six weeks. The acquisition made us the market leader in Alabama and continued our new store development program in Alabama and Mississippi without adding new stores to the market. Comparable store sales growth for these stores was 24.9% during the ten weeks following the completion of the conversion.

Benefits of the Acquisition

As a result of our successful integration of prior acquisitions, we believe that we have established a proven model that will enable us to successfully execute our integration of Discount. In November 1998, we acquired 545 stores (net of closures) through our acquisition of Western. We successfully converted these stores to the Advance Auto Parts format and name in 11 months, more than six months ahead of our schedule. Due largely to purchasing volume discounts that we were able to obtain primarily from existing vendors as a result of the Western acquisition, we increased our gross margin on a company-wide basis from 36.4% for 1999 to 39.2% for 2000. In April 2001, we acquired 30 Carport stores (net of closures) in Alabama and Mississippi. The Carport stores were converted to the Advance Auto Parts format and name in six weeks. Comparable store sales growth for these stores was 24.9% during the ten weeks following the completion of the conversion.

We expect to realize the following benefits from the acquisition:

Strengthened Position Within Target Markets.    The acquisition provided us with the leading market position in the attractive Florida market, where Discount had 437 stores in the State of Florida at November 28, 2001. Florida is a highly attractive market in the automotive aftermarket industry for several reasons, including: (1) its favorable climate that allows for year-round maintenance and repair of vehicles, (2) its rank of third in the United States in terms of registrations of cars and light trucks and (3) its population growth rate, which exceeds the national average. The acquisition also further solidified our leading position throughout the Southeast. At November 28, 2001, Discount had an additional 234 stores in five other Southeastern states in which we currently operate and which are part of our core markets.

Improved Purchasing, Distribution and Administrative Efficiencies.    We expect to achieve ongoing purchasing, distribution and administrative savings as a result of the acquisition. Purchasing savings will be derived primarily through re-negotiating with vendors based on larger purchasing volume. We also expect to achieve significant savings from the optimization of our combined distribution systems, including more efficient capacity utilization at Discount’s Mississippi distribution center, and from the reduction of overlapping administrative functions. During 2002, we expect these savings to result in approximately $30 million of incremental EBITDA, excluding one-time integration expenses.

Opportunity to Increase Discount’s Comparable Store Sales.    We plan to increase Discount’s comparable store sales by: (1) re-merchandising stores using the best elements of Advance’s and Discount’s product mix, (2) refining SKU offerings at the store level and improving in-stock positions through the implementation of our logistics and purchasing information systems, (3) increasing advertising in Discount’s markets, (4) increasing store level labor hours to enhance customer service and (5) continuing to roll out the commercial delivery program to additional Discount stores.

Access to Discount’s Attractive Store Locations and Valuable Real Estate Assets.    Discount’s stores are generally located in high visibility, high traffic areas throughout the Southeast. Discount’s stores in Florida are especially attractive due to the state’s strong DIY customer demographics. In addition, Discount’s large number of owned stores will provide us with a portfolio of valuable real estate assets in the Southeast and help increase our control over our store base, including by reducing uncertainties associated with lease terminations and rent increases. Discount owned 485 of its 671 stores at November 28, 2001, with 371 of these owned stores located in Florida.

Competitive Strengths

We believe our competitive strengths include the following:

Leading Market Position and Efficient Economies of Scale.    We are the second largest specialty retailer of automotive products to DIY customers in the United States, based on store count and sales. The acquisition has further solidified this position and has provided us with additional critical mass in our existing markets, particularly in the rapidly growing Southeast.

As a large automotive specialty retail chain, we enjoy competitive advantages compared to smaller retail chains and independent operators. These advantages include purchasing, distribution and marketing efficiencies, which are due primarily to our economies of scale and our broad product selection. As the number of makes and models of vehicles continues to increase, we believe we will continue to have a significant competitive advantage, as many of these competitors may not have the resources, including management information systems, purchasing power or distribution capabilities, required to stock and deliver a broad selection of brand name and private label automotive products at competitive prices. We also believe that we have a competitive advantage over mass merchandisers due to our emphasis on knowledgeable customer service and convenient store locations.

Industry Leading Selection of Quality Products.    We offer one of the largest selections of brand name and private label automotive parts, accessories and maintenance items in the automotive aftermarket industry. Our stores carry between 16,000 and 21,000 in-store SKUs. We also offer approximately 105,000 additional SKUs that are available on a same-day or overnight basis through our PDQ® distribution systems, including harder-to-find replacement parts, which typically carry a higher gross margin. During 2000, we initiated a local area warehouse concept that utilizes existing space in selected stores to ensure the availability of certain PDQ® items on a same-day basis. On average, a local area warehouse carries between 7,500 and 12,000 SKUs. In addition, our proprietary electronic parts catalog enables our sales associates to identify an extensive number of applications for the SKUs that we carry, as well as parts that are required for or complementary to such applications. We believe that our ability to deliver an aggregate of approximately 120,000 SKUs, as well as the capabilities provided by our electronic parts catalog, is highly valued by our customers and differentiates us from our competitors.

Superior Customer Service.    We believe that our customers place significant value on our well-trained sales associates, who offer knowledgeable assistance in product selection and installation. We invest substantial resources in the recruiting and training of our employees and provide formal classroom workshops, seminars and Automotive Service Excellence certification to build technical, managerial and customer service skills. In addition, in 2000 we enhanced our human resources management capabilities by hiring an experienced senior vice president of human resources and by introducing new training programs and PeopleSoft human resource systems in order to reduce employee turnover and continue to build our training programs. As a result of these initiatives, our level of employee turnover (as defined below) decreased 3.6% when comparing employee turnover during 1999 with employee turnover for the twelve month period ended December 29, 2001. We define employee turnover as the ratio of the total number of employees who leave our employment during the period to the average number of active employees during the same period. We believe that higher employee retention levels lead to increased customer satisfaction and higher sales.

Experienced Management Team with Proven Track Record.    The 18 members of our senior management team have an average of 15 years experience with Advance and 17 years in the industry and have successfully grown Advance from the eighth largest to the second largest specialty retailer of automotive products in the United States. Our management team has accomplished this using a disciplined strategy of growing comparable store sales, opening new stores and making select acquisitions. The acquisitions of Western and Carport demonstrate our senior management team’s ability to efficiently and successfully integrate both large and small acquisitions.

Our senior management team has a vested interest in the continued success of Advance. Nicholas F. Taubman, our Chairman, along with the rest of our senior management, will own or have the right to acquire approximately 10% of the fully diluted shares of our parent after the acquisition. In addition, the acquisition provided us with access to a pool of talented managers from Discount. In particular, Peter Fontaine, the Chairman and CEO of Discount, became a member of our board of directors in connection with the consummation of the acquisition.

Business Strategy

Our business strategy consists of the following:

Increase Our Comparable Store Sales.    We plan to increase our comparable store sales in both the DIY and DIFM categories by: (1) providing superior customer service to generate repeat customers, (2) refining and expanding our merchandise offerings, (3) investing in store level and other systems to ensure high levels of in-stock merchandise and the ability to recommend complementary products to customers and (4) increasing our name recognition through effective advertising. In addition, we intend to continue to grow comparable store sales in our DIFM category by increasing resources dedicated to this category, including adding staff and delivery trucks to stores that currently have the commercial program, while selectively implementing the program in additional stores.

Expand Our Store Base in Existing Markets.    We intend to open additional stores in existing markets. Based on our experience, such in-market openings provide higher returns on our invested capital by enabling us to leverage our distribution infrastructure, marketing expenditures and local management resources. In addition, we may add stores in existing markets through selective acquisitions of stores, but only if acquisitions provide a more cost-effective alternative to new openings.

Continue to Increase Supply Chain Efficiencies.    Over the last several months, we have undertaken a comprehensive review of our supply chain infrastructure to identify cost savings and opportunities to increase inventory turns. Based on our findings, we believe we can achieve these goals through selective facility rationalizations (such as our recent decision to close our Jeffersonville, Ohio distribution facility), more efficient truck scheduling and routing, improved coordination with our vendors, and better utilization of custom inventory mixes.

Continue to Invest in Information Technologies.    We will continue to make the investments necessary to maintain state-of-the-art information technologies, which we believe are critical to improving customer service, in-stock availability and other operational efficiencies. Recently, we have invested significantly in several applications, including our point-of-sale, or POS, system, our electronic parts catalog, or EPC, and our systems for store and distribution center inventory management. As part of this initiative, we began to implement a fully integrated POS and EPC system in 2001, which should significantly enhance our ability to identify applications for the SKUs that we carry, as well as to generate additional sales of products that are required for or complementary to such applications. This system interfaces with our corporate offices and provides real time information to store level and merchandising personnel. We also intend to convert Discount’s existing systems to ours in the first 15 months following the closing of the acquisition.

Successfully Integrate Discount.    We plan to convert all of Discount’s stores to the Advance Auto Parts store format and name. We have prepared a systematic integration plan that includes separate timetables for stores located inside and outside of Florida. We plan to convert all Discount stores that are located outside of Florida to Advance Auto Parts stores within one year of the acquisition. During this period, Discount stores that are located in Florida will be refurbished and converted to our systems and merchandising plans, with complete conversions to Advance Auto Parts stores, including name change and store format remodeling, phased in over the next three to four years. We believe that Discount’s geographic store concentration and our use of dedicated integration teams will result in a minimal disruption of the combined business.

Advance Store Operations

Retail Operations.    The retail store is the focal point of our operations. Our stores generally are located in free-standing buildings in high traffic areas with good visibility and easy access to major roadways. Our stores typically range in size from 5,000 to 10,000 square feet, average approximately 7,500 square feet, and offer between 16,000 and 21,000 SKUs. We also offer approximately 105,000 additional SKUs that are available on a same day or overnight basis through our PDQ® and Master PDQ® systems, including harder-to-find replacement parts, which typically carry a higher gross margin. During 2000, we initiated a local area warehouse concept that utilizes existing space in selected stores to ensure the availability of certain PDQ® items on a same-day basis. On average, a local area warehouse carries between 7,500 and 12,000 SKUs. In addition, our proprietary electronic parts catalog enables our sales associates to identify an extensive number of applications for the SKUs that we carry, as well as parts that are required for or complementary to such applications. We believe that our ability to deliver a total of approximately 120,000 SKUs, as well as the capabilities resulting from the use of our electronic parts catalog, is highly valued by our customers and differentiates us from our competitors. Replacement parts sold at our stores include brake shoes, brake pads, belts, hoses, starters, alternators, batteries, shock absorbers, struts, CV half shafts, carburetors, transmission parts, clutches, electronic components, suspension, chassis and engine parts.

At October 6, 2001, 1,195 of our retail stores participated in our commercial delivery program, which serves DIFM customers. We serve our DIFM customers from our existing retail store base. This enables us to leverage our existing fixed costs, inventory and in-store personnel with minimal additional capital.

Our domestic retail stores are divided into three divisions, each of which is managed by a senior vice president, who is supported by regional vice presidents. Reporting to the regional vice presidents are district managers, who have direct responsibility for store operations in a specific district, which typically consists of 10 to 15 stores. Depending on store size and sales volume, each store is staffed by 8 to 30 employees under the leadership of a store manager. Stores generally are open from 8:00 a.m. to 9:00 p.m., seven days a week.

Stores located in Puerto Rico, the Virgin Islands and California, all of which operate under the Western Auto name, comprise a fourth division of our retail segment. These stores are managed by a senior vice president, who is supported by a regional vice president, six district managers, store managers and field personnel. These stores average approximately 16,000 square feet and stock approximately 21,000 SKUs consisting of automotive parts, accessories, tires and certain other merchandise. These stores also perform vehicle maintenance and repair services. Depending on store size and sales volume, these stores are staffed by up to 60 employees. The stores generally are open from 7:00 a.m. to 8:00 p.m., seven days a week.

Our retail stores were located in the following states and territories at October 6, 2001:

Location	Number of Stores	Location	Number of Stores	Location	Number of Stores
Alabama	92	Maine	7	Puerto Rico	39
Arkansas	21	Maryland	30	Rhode Island	3
California	1	Massachusetts	20	South Carolina	95
Colorado	15	Michigan	45	South Dakota	6
Connecticut	24	Mississippi	23	Tennessee	117
Delaware	5	Missouri	36	Texas	48
Florida	24	Nebraska	16	Vermont	2
Georgia	132	New Hampshire	4	Virgin Islands	2
Illinois	23	New Jersey	18	Virginia	126
Iowa	24	New York	96	West Virginia	62
Indiana	67	North Carolina	168	Wisconsin	16
Kansas	25	Ohio	138	Wyoming	2
Kentucky	65	Oklahoma	2
Louisiana	24	Pennsylvania	128

The following table sets forth information concerning increases in the number of our stores during fiscal years 1996 to 2000:

	1996	1997	1998		1999	2000
Beginning Stores	536	649	814		1,567	1,617
New Stores(1)	115	170	821	(2)	102	140
Stores Closed	(2)	(5)	(68	)(2)	(52)	(28)

Ending Stores	649	814	1,567		1,617	1,729

(1)	Does not include stores that opened as relocations of previously existing stores within the same general market area, or substantial renovations of stores.

(2)
Includes the 560 Parts America stores (net of 52 closures) acquired as part of the Western acquisition in November 1998. An additional 15 Western stores resulting in a net 545 stores obtained in the Western acquisition. Three Advance stores were also closed during fiscal 1998 in connection with the Western acquisition.

Wholesale Operations.    Our wholesale dealer operations are managed by one senior vice president (who is also responsible for the Western Auto retail stores), a vice president, a national sales manager, an operations manager and various field and support personnel. The wholesale dealer operations consist of a network of independently owned locations, which includes associate, licensee, sales center and franchise dealers. Associate, licensee and franchise stores have rights to the use of the “Western Auto” name and certain services provided by us. Sales centers only have the right to purchase certain products from Western. We also provide services to the wholesale dealer network through various administrative and support functions, as negotiated by each independent location. Our wholesale operations generated approximately 4.1% of our net sales for the twelve months ended October 6, 2001.

Advance Purchasing and Merchandising

Merchandise is selected and purchased for all stores in the retail and wholesale segments by personnel at our corporate offices in Roanoke, Virginia and Kansas City, Missouri. In 2000, we purchased merchandise from over 200 vendors, with no single vendor accounting for 8% or more of purchases. Our purchasing strategy involves negotiating multi-year agreements with certain vendors. In connection with our acquisition of Western, we entered into several long-term agreements that provided more favorable terms and pricing due to our increased purchasing volumes.

Our purchasing team is currently led by a group of six senior professionals, who have an average of over 15 years of automotive purchasing experience and over 20 years in retail. This team is skilled in sourcing products globally and maintaining high quality levels while streamlining costs associated with the handling of merchandise through the supply chain. The purchasing team has developed strong vendor relationships in the industry and is currently involved in implementing a “best-in-class” category management process to improve comparable store sales, gross margin and inventory turns.

Our merchandising strategy is to carry a broad selection of high quality brand name automotive parts and accessories such as Monroe, Bendix, Purolator and AC Delco, which generates DIY customer traffic and also appeals to commercial delivery customers. In addition to such branded products, we stock a wide selection of high quality private label products that appeal to value conscious customers. Sales of replacement parts account for approximately 60% of our net sales and typically generate higher gross margins than maintenance items or general accessories. We customize our product mix based on a merchandising program designed to optimize inventory mix at each individual store based on that store’s historical and projected sales mix and regionally specific needs.

Advance Marketing and Advertising

We have an extensive marketing and advertising program designed to communicate our merchandise offerings, product assortment, competitive prices and commitment to customer service. The program is focused on establishing us as the solution for a customer’s automotive needs. We utilize a combination of tools to reinforce our brand image, including print, promotional signage, television, radio and outdoor media, plus our proprietary in-store television network and Internet site.

Our advertising plan is based on a monthly program built around a promotional theme and a feature product campaign. The plan is supported by print and in-store signage. Our television advertising is targeted on a regional basis to sports programming. Radio advertising, which is used as a supplementary medium, generally airs during peak drive times. We also sponsor sporting events, racing teams and other events at all levels in a grass-roots effort to impact individual communities.

Advance Warehouse, Distribution and Principal Properties

We currently operate six distribution centers that service Advance Auto Parts stores in the United States. We also operate a separate distribution center that supports the Western Auto retail stores and the wholesale dealer operations. All distribution centers are equipped with technologically advanced material handling equipment, including carousels, “pick-to-light” systems, radio frequency technology and automated sorting systems.

We offer over 25,000 SKUs on a next day basis to substantially all of our domestic retail stores via our nine PDQ® warehouses. Stores place orders to these facilities through an on-line ordering system, and ordered parts are delivered to substantially all stores the next day through our dedicated PDQ® trucking fleet. In addition, we operate a PDQ® warehouse that stocks approximately 80,000 SKUs of harder to find automotive parts and accessories. This facility is known as the “Master PDQ®” warehouse and utilizes existing PDQ® distribution infrastructure to provide next day service to substantially all of the our stores. During 2000, we embarked on a new local area warehouse distribution concept that utilizes store space to provide certain markets with an additional customized mix of approximately 7,500 to 12,000 SKUs. As of October 6, 2001, we operated six local area warehouse facilities.

The following table sets forth certain information relating to our distribution and other principal facilities:

Facility	Opening Date	Area Served	Size (Sq. ft.)	Nature of Occupancy
Main Distribution Centers:
Roanoke, Virginia	1988	Mid-Atlantic	440,000	Leased	(5)
Gadsden, Alabama	1994	South	240,000	Owned
Gastonia, North Carolina(1)	1969	Western Auto retail stores, wholesale dealer network	663,000	Owned
Salina, Kansas(1)	1971	West	441,000	Owned
Delaware, Ohio(1)	1972	Northeast	510,000	Owned
Thomson, Georgia	1999	Southeast	383,000	Leased	(6)
PDQ® Warehouses:
Salem, Virginia	1983	Mid-Atlantic	50,400	Leased
Smithfield, North Carolina	1991	Southeast	42,000	Leased
Jeffersonville, Ohio(2)	1996	Midwest	50,000	Owned
Thomson, Georgia(3)	1998	South, Southeast	50,000	Leased
Goodlettesville, Tennessee	1999	Central	41,900	Leased
Youngwood, Pennsylvania	1999	East	49,000	Leased
Riverside, Missouri	1999	West	45,000	Leased
Guilderland Center, New York	1999	Northeast	47,400	Leased
Temple, Texas(1)(4)	1999	Southwest	100,000	Owned
Master PDQ® Warehouse:
Andersonville, Tennessee	1998	All	116,000	Leased

Corporate/Administrative Offices:
Roanoke, Virginia—corporate	1995	All	49,000	Leased	(7)
Kansas City, Missouri-—corporate	1999	All	12,500	Leased
Roanoke, Virginia—administrative	1998	All	40,000	Leased
Roanoke, Virginia-—administrative	2002	All	69,200	Leased

(1)	We acquired these facilities with our acquisition of Western in November 1998.
(2)
Total capacity of this facility is approximately 433,000 square feet, of which 50,000 square feet continues to be used as a PDQ® warehouse. This facility was also used as a distribution center prior to its closure in the fourth quarter of 2001. This facility is currently held for sale.

(3)	This facility is located within the main distribution center.
(4)
Total capacity of this facility is approximately 550,000 square feet, of which 100,000 is currently being used as a PDQ® warehouse. This facility was once also used as a distribution center. This facility is currently held for sale.

(5)	This facility is owned by Nicholas F. Taubman. See “Related Party Transactions.”
(6)
The construction of this facility was financed in fiscal 1997 by a $10.0 million industrial revenue bond issuance from the Development Authority of McDuffie County of the State of Georgia, from whom we lease the facility. We have an option to purchase this facility for $10.00 at the end of five years or upon prepayment of the outstanding bonds.

(7)	This facility is owned by Ki, L.C., a Virginia limited liability company owned by two trusts for the benefit of a child and grandchild of Nicholas F. Taubman. See “Related Party Transactions.”

At October 6, 2001, 134 of our stores were owned and 1,657 were leased. The expiration dates, including the exercise of renewal options, of the store leases are summarized as follows:

Years	Stores(1)
2001–2002	28
2003–2007	162
2008–2012	320
2013–2022	1,037
2023–2032	84
2033–2048	26

(1)	Of these stores, 21 are owned by some of our affiliates. See “Related Party Transactions.”

Advance Management Information Systems

We have developed a flexible technology infrastructure that supports our growth strategy. Our information technology infrastructure is comprised of software and hardware designed to integrate store, distribution and vendor services into a seamless network. All stores, corporate and regional offices, and distribution centers are linked via a communications network, which is based on frame relay technology. Our stores in Puerto Rico are linked to the communications network via satellite. Electronic documents transferred between us and our vendors expedite the ordering, receiving and merchandise payment processes.

Store Based Information Systems

Our store based information systems, which are designed to improve the efficiency of our operations and enhance customer service, are comprised of point-of-sale, or POS, electronic parts catalog, or EPC, store level inventory management and store intranet, or STORENET, systems. These systems are tightly integrated and together provide real time, comprehensive information to store and merchandising personnel, resulting in improved customer service levels and in-stock availability.

Point-of-Sale.    Our POS system was originally installed in 1981, enhanced over the years and reengineered in 1995. This system has improved store productivity and customer service by streamlining store procedures. We are currently rolling out a new POS system in all of our stores and expect to have it installed by the end of the second quarter of 2002. The new POS system is designed to improve customer check-out time and decrease the time required to train new store associates. POS information is used to formulate pricing, marketing and merchandising strategies and to rapidly replenish inventory. In addition, the new POS system will provide additional customer purchase and warranty history, which may be used for customer demographic analysis.

Electronic Parts Catalog.    Our EPC system is a software system that enables our sales associates to identify over 20 million application uses for automotive parts and accessories. The EPC system enables sales associates to assist customers in parts selection and ordering based on the year, model, engine type and application needed. If a part is not available at one of our stand-alone stores, the EPC system can also determine whether the part is carried and in-stock through our PDQ® system. The EPC system also enables our sales associates to identify additional parts that are required for or complementary to a customer’s specific application. This generally leads to increased average sales per transaction. The integration of this system with our POS system improves customer service by reducing time spent at the cash register and fully automating the sales process between the parts counter and our POS register. This system enables sales associates to order parts and accessories electronically from our PDQ® system, with immediate confirmation of price, availability and estimated delivery time. Additionally, information about a customer’s automobile can be entered into a permanent customer database that can be accessed immediately whenever the customer visits or telephones the store.

In conjunction with our rollout of our new POS system, we are also installing a new EPC in our stores. This new catalog, which is fully integrated with the new POS system, will provide store associates with additional product information, including graphics and system diagrams. The new catalog will use search engines and more user friendly navigation tools that will enhance our sales associates’ parts lookup capabilities.

To ensure ongoing improvement of EPC information in all stores, we have developed a corporate based EPC data management system that allows us to reduce the cycle time for cataloging and delivering updated product data to stores. This system also provides the capability of cataloging non-application specific parts and additional product information such as technical bulletins, images of parts and related diagrams of automobiles and expanded lists of related parts for the item being purchased.

Store Level Inventory Management System.    Our store level inventory management system provides real-time inventory tracking at the store level. With the store level system, store personnel can check the quantity of on-hand inventory for any SKU, automatically process returns and defective merchandise, designate SKUs for cycle counts and track merchandise transfers. We are testing the effectiveness and viability of radio frequency hand held devices in approximately 200 of our retail stores that should increase inventory utilization and ensure the accuracy of inventory movements.

Store Intranet.    Installed in June of 1998, our STORENET system delivers product information, electronic manuals, forms and internal communications to all store employees. Financial reports are delivered to the store managers via STORENET each accounting period. Our online learning center delivers on line training programs to all employees. A tracking and reporting function provides human resources and management with an overview of training schedules and results by employee.

Customer Contact Center.    In the first quarter of 2001, we established a customer contact center and consolidated all support centers. New call routing software and customer service software has been installed. Our implementation of the customer contact center has resulted in a substantial improvement in the speed of call answers, a reduction in calls to voice mail and a reduction in the number of outbound calls required to respond to voice mail.

Financial Reporting.    In 2000, we implemented the Hyperion Financial Reporting system. The benefits resulting from this system include online operating statements for all levels of management. Budget planning and publication has also been improved by our implementation of this system and its integration with STORENET.

PeopleSoft Financials/Human Resources.    In June 2001, we completed the installation of PeopleSoft Financial and Human Resources systems. The implementation of these systems and the best practice business processes that were developed in conjunction with the systems enable us to leverage current staffing levels by streamlining processes and automating many manual processes.

Logistics and Purchasing Information Systems

Distribution Center Management System.    Our distribution management system, or DCMS, provides real-time inventory tracking through the processes of receiving, picking, shipping and replenishing at our distribution centers. The DCMS, integrated with material handling equipment, significantly reduces warehouse and distribution costs while improving efficiency. All of our logistic facilities currently operate using this technology. As a result, we have the capacity to service over 2,500 stores from our six retail distribution centers that serve our stores and to support our Western Auto stores and wholesale operations from our Gastonia distribution center. We are currently in the process of enhancing the DCMS and inventory systems to support service of multiple segments from the same distribution center.

Replenishment Systems.    Our E3 Replenishment System, or E3, which was implemented in 1994, monitors the distribution center and PDQ® warehouse inventory levels and orders additional products when appropriate. In addition, the system tracks sales trends by SKU, allowing us to adjust future orders to support seasonal and demographic shifts in demand. We are currently in the process of enhancing this system to improve support of transfer of merchandise among distribution centers. We recently completed the implementation of a store level replenishment version of E3 for our Advance Auto Parts stores.

Advance Employees

As of December 29, 2001, we employed approximately 16,739 full-time employees and 8,997 part-time employees. Approximately 84.8% of our workforce is employed in store level operations, 11.1% work in distribution and 4.1% work in our corporate offices in Roanoke, Virginia and Kansas City, Missouri. We have never experienced any labor disruption and are not party to any collective bargaining agreements. We believe that our labor relations are good.

We allocate substantial resources to the recruiting and training of employees. In addition, we have established a number of empowerment programs for employees, such as employee task forces and regular meetings, to promote employee recognition and address customer service issues. We believe that these efforts have provided us with a well-trained, loyal workforce, which is committed to high levels of customer service.

Discount Overview

Discount is the fifth largest specialty retailer of automotive products to both DIY and DIFM customers in the United States, based on store count. At August 28, 2001, Discount had 668 stores operating under the “Discount Auto Parts” trade name in six states, with 436 stores in Florida, 118 stores in Georgia, 46 stores in Louisiana, 42 stores in Mississippi, 19 stores in Alabama and seven stores in South Carolina. For 2001, Discount generated net sales and EBITDA of $661.7 million and $65.7 million.

In March 1998, Discount began the rollout of a commercial delivery program called “Pro2Call.” Under this program, commercial customers can establish commercial accounts and purchase and receive automotive parts. The automotive parts are either delivered or are available for pick up at nearby Discount stores. As of August 28, 2001, 168 of Discount’s store locations provided commercial delivery service.

Since Discount’s inception in 1971, members of the Fontaine family, including Herman Fontaine, Denis L. Fontaine and Peter J. Fontaine, have managed Discount and played key roles in formulating and carrying out its business strategies. Peter J. Fontaine, who has been with Discount for over 26 years and previously served as Chief Operating Officer, was elected as President and Chief Executive Officer in 1994 and continues to hold the position of Chief Executive Officer. Following the acquisition, Peter J. Fontaine became a member of our board of directors.

Discount Store Operations

Store Design.    Discount’s stores are generally freestanding buildings situated in highly visible locations and designed to provide easy access and ample parking. The stores have signage and special displays to aid customers in locating merchandise and promoting products. The majority of the selling space contains shelves for automotive replacement parts, maintenance items and accessories, with selected merchandise featured at the ends of the aisles, at the cash register areas and in other high traffic areas. All Discount stores are staffed by knowledgeable, customer-service oriented sales associates and maintain computerized parts catalogs that provide parts information based on the make, model and year of an automobile.

Discount has developed three types of retail store formats: the mini-depot store, the full service store and the depot store format. The average mini-depot store has approximately 6,700 square feet and carries an average of approximately 14,000 SKUs. The average full service store has generally the same footprint as a mini-depot format store, but offers a wider selection of parts because it also provides commercial delivery service. On average, a full service store carries approximately 17,500 SKUs. The typical depot store has approximately 11,000 square feet on average, offers greater product selection and carries an average of approximately 21,000 SKUs.

The following table indicates certain information about the 668 Discount stores in operation as of August 28, 2001:

Store Format	Average Stock Keeping Units	Number of Stores		Total Square Footage	Average Total Square Footage
Mini-depot	14,000	475		3,220,000	6,779
Full Service	17,500	150	(1)	1,075,000	7,167
Depot	21,000	43	(1)	471,000	10,953

Total		668		4,766,000

(1)	Discount provided its commercial delivery program from 168 stores. Of that number, 150 were operated from full service format stores and 18 were operated from depot format stores.

The following table sets forth information concerning increases in the number of Discount stores during the past five fiscal years and for the thirteen weeks ended August 28, 2001:

	1997	1998	1999		2000	2001	August 28, 2001
Beginning Stores	314	400	452		558	643	666
New Stores(1)	86	53	106	(2)	85	31	4
Stores Closed	—	(1)	—		—	(8)	(2)

Ending Stores	400	452	558		643	666	668

(1)	Does not include stores that opened as relocations of previously existing stores within the same general market area or substantial renovations of stores.
(2)	Includes the 26 stores acquired as part of the September 1998 acquisition of Rose Auto Parts.

Discount Purchasing

Discount generally selects and purchases merchandise for all of its stores from its centralized corporate purchasing unit located at its headquarters in Lakeland, Florida. Approximately 98% of Discount’s merchandise is shipped by vendors to Discount’s distribution centers located in Lakeland, Florida and Gallman, Mississippi. Merchandise is then normally shipped from Discount’s distribution centers to individual stores on a weekly basis by Discount’s fleet of trucks. In 2001, Discount purchased products from over 250 suppliers. During 2001,

Discount’s ten largest suppliers accounted for approximately 39% of Discount’s purchases, but no single supplier accounted for more than 8% of total purchases. During 1999 and 2000, Discount’s ten largest suppliers accounted for approximately 41% and 40% of Discount’s total inventory purchases.

Discount Properties

Distribution Center and Headquarters.    Discount’s main distribution center, which also houses its headquarters and administrative offices, is located in Lakeland, Florida on property owned by Discount. This distribution center is comprised of approximately 600,000 square feet and is capable of serving approximately 700 stores. The distribution center also provides service to Discount’s Parts Express warehouses and supports the commercial delivery program.

In the fourth quarter of 2001, Discount completed the construction of a second distribution center in Gallman, Mississippi. The second distribution center is approximately 400,000 square feet and has the capacity to serve up to approximately 450 stores. At August 28, 2001, approximately 160 stores were being serviced from the Mississippi distribution center and Discount has continued to transition additional selected stores from the Lakeland distribution center. This distribution center was financed with a $34 million lease agreement, which will be refinanced as part of the acquisition.

Discount Auto Parts Stores.    Discount has historically owned the majority of its store locations in order to maximize real estate flexibility and control operating costs. On February 27, 2001, Discount completed a sale/leaseback transaction. Under the terms of the sale/leaseback, Discount sold 101 properties, including land, buildings and improvements, for approximately $62.2 million. Each store was leased back from the purchaser under non-cancelable operating leases with lease terms of 22.5 years. Net rent expense during each of the first five years of the lease term will be approximately $6.4 million, with increases periodically thereafter. After taking into account the sale/leaseback transaction, Discount owned 482, or 72%, of its locations and leased 186, or 28%, of its locations at August 28, 2001.

Discount Management Information Systems

Discount has historically emphasized advanced distribution and information systems. Over the past two years, the primary changes and enhancements made by Discount to these systems included the introduction of state-of-the-art warehouse systems technology at the new Mississippi distribution center, implementation of new distribution center inventory replenishment software and improvements to Discount’s inventory management systems. In addition, the software utilized for the commercial delivery program was enhanced to better serve the commercial component of the business.

Discount Warehouse and Distribution

Discount’s Lakeland, Florida distribution system has an advanced inventory management information system, which utilizes computer-aided, laser scanning and wireless technology, and interfaces with Discount’s management information and point-of-sale systems. The system features computer aided ordering and inventory management, which can monitor inventory levels and determine store by store product needs. Discount has a warehouse management system, which utilizes wireless hand held bar code scanning terminals that operate in a real time environment and are integrated with a racking and flow system featuring conveyers and computerized sorting devices.

Discount’s new distribution center located in Gallman, Mississippi utilizes an array of new technologies designed to increase efficiency through greater automation. New technologies such as the gantry robotic palletizer, carousel picking system and pick-to-light technology are being used at the Gallman facility. As with the Lakeland facility, radio frequency hand held units are also used. The software technology in turn interfaces with Discount’s host systems at its corporate headquarters.

Discount Employees

As of August 28, 2001, Discount employed approximately 6,200 individuals, of which approximately 5,000 were full-time employees. Approximately 87% of Discount’s employees are employed in stores or in direct field supervision, while 13% work in the distribution center or corporate and support functions. Discount has no collective bargaining agreements covering any of its employees and has never experienced any material labor disruption. We believe that Discount’s labor relations are good.

Trade Names, Service Marks and Trademarks of Advance and Discount

We own and have registrations for the trade names “Advance Auto Parts,” “Western Auto” and “Parts America” and the trademark “PDQ®” with the United States Patent and Trademark Office for use in connection with the automotive parts retailing business. In addition, we own and have registered a number of trademarks with respect to our private label products. We believe that our various trade names, service marks and trademarks are important to our merchandising strategy. We do not know of any infringing uses that would materially affect the use of these marks.

Discount owns and has registered various trademarks, service marks and copyrights that we believe are important to Discount’s merchandising strategy. We do not know of any infringing uses that would materially affect Discount’s use of these marks.

Competition of Advance and Discount

We compete in the automotive aftermarket parts industry, which includes replacement parts (excluding tires), accessories, maintenance items, batteries and automotive fluids, and which, according to the U.S. Department of Commerce and the AAIA, generated approximately $100 billion in sales in 2000 (excluding labor costs). We compete in both the DIY and DIFM categories of the automotive aftermarket industry. Although the number of competitors and the level of competition vary by market, both categories are highly fragmented and generally very competitive. Our primary competitors include national and regional retail chains of automotive parts stores (such as AutoZone, Inc., O’Reilly Automotive, Inc. and The Pep Boys—Manny, Moe & Jack), wholesalers or jobber stores, independent operators, automobile dealers that supply parts, discount stores and mass merchandisers that carry automotive products, such as Wal-Mart, Target and K-Mart. We believe that chains of automotive parts stores, such as ourselves, with multiple locations in one or more markets, have competitive advantages in customer service, marketing, inventory selection, purchasing and distribution as compared to independent retailers and jobbers that are not part of a chain or associated with other retailers or jobbers. The principal competitive factors that affect our business include price, store location, customer service and product offerings, quality and availability.

Environmental Matters of Advance and Discount

We are subject to various federal, state and local laws and governmental regulations relating to the operation of our business, including those governing recycling of batteries and used lubricants, and regarding ownership and operation of real property. We handle hazardous materials as part of our operations, and our customers may also use hazardous materials on our properties or bring hazardous materials or used oil onto our properties. We currently provide collection and recycling programs for used automotive batteries and used lubricants at some of our stores as a service to our customers under agreements with third party vendors. Pursuant to these agreements, used batteries and lubricants are collected by our employees, deposited into vendor supplied containers or pallets and stored by us until collected by the third party vendors for recycling or proper disposal. Persons who arrange for the disposal, treatment or other handling of hazardous or toxic substances may be liable for the costs of removal or remediation at any affected disposal, treatment or other site affected by such substances.

We own and lease real property. Under various environmental laws and regulations, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on, under or in such property. These laws often impose joint and several liability and may be imposed without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous or toxic substances. Other environmental laws and common law principles also could be used to impose liability for releases of hazardous materials into the environment or work place, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances. Compliance with these laws and regulations has not had a material impact on our operations to date, but there can be no assurance that future compliance with these laws and regulations will not have a material adverse effect on us or our operations. We believe that we are currently in material compliance with these laws and regulations.

Legal Proceedings for Advance and Discount

Coalition for a Level Playing Field, et. al. v. AutoZone, Inc. et. al, Case No. 00-0953 in and for the United District Court, Eastern District of New York. In February 2000, the Coalition for a Level Playing Field and over one hundred independent automotive parts and accessories aftermarket warehouse distributors and jobbers filed a lawsuit in the United States District for the Eastern District of New York against various automotive retailers. In March 2000, we and Discount were notified that we had been named in the lawsuit. The plaintiffs claim that the defendants have knowingly induced volume discounts, rebates, slotting and other allowances, fees, free inventory, sham advertising and promotional payments, a share in the manufacturers’ profits, and excessive payments for services purportedly performed for the manufacturers in violation of the Robinson-Patman Act. The complaint seeks injunctive and declaratory relief, unspecified treble damages on behalf of each of the plaintiffs as well as attorneys’ fees and costs. The defendants, including Advance and Discount, filed a motion to dismiss in late October 2000. On October 18, 2001, the court denied the motion to dismiss on all but one count. It is expected that the discovery phase of the litigation will now commence (including with respect to Advance and Discount); however, determinations as to the discovery schedule and scope remain to be determined. We believe these claims are without merit and intend to defend them vigorously; however, the ultimate outcome of this matter can not be ascertained at this time.

In January 1999, we were notified by the United States Environmental Protection Agency that Western may have potential liability under the Comprehensive Environmental Response Compensation and Liability Act relating to two battery salvage and recycling sites that were in operation in the 1970s and 1980s. This matter has since been settled for an amount not material to our current financial position or future results of operations.

In November 1997, Joe C. Proffitt, Jr. on behalf of himself and all others in the states of Alabama, California, Georgia, Kentucky, Michigan, North Carolina, Ohio, South Carolina, Tennessee, Texas, Virginia and West Virginia who purchased batteries from us from November 1, 1991 to November 5, 1997 filed a class action complaint and motion of class certification against us in the circuit court for Jefferson County Tennessee, alleging the sale by us of used, old, or out-of-warranty automotive batteries as new. The complaint seeks compensatory and punitive damages. In September 2001, the court granted our motion for summary judgement against the plaintiff and dismissed all claims against us. The court has not yet entered a formal order, and the period for appeal has not yet run. We believe we have no liability for such claims and intend to continue to defend them vigorously, if necessary.

In addition to the above matters, we and Discount currently and from time to time are involved in litigation incidental to the conduct of our respective businesses. The damages claimed against us and Discount in some of these proceedings are substantial. Although the amount of liability that may result from these matters cannot be ascertained, we do not currently believe that, in the aggregate, they will result in liabilities material to our or Discount’s consolidated financial condition, future results of operations or cash flow.

MANAGEMENT

Directors and Executive Officers

The following table provides information about those persons who are the directors and executive officers of Advance, as well as Advance Auto. Each person holds the same position or positions in Advance and Advance Auto on the date of this prospectus.

Name	Age(1)	Position
Nicholas F. Taubman	66	Chairman of the Board and Director
Garnett E. Smith	61	Vice Chairman of the Board and Director
Lawrence P. Castellani	56	Chief Executive Officer and Director
Jimmie L. Wade	47	President and Chief Financial Officer
David R. Reid	39	Executive Vice President and Chief Operating Officer
Paul W. Klasing	42	Executive Vice President, Merchandising and Marketing
Eric M. Margolin	48	Senior Vice President, General Counsel and Secretary
Jeffrey T. Gray	36	Senior Vice President, Controller, Assistant Secretary
Robert E. Hedrick	54	Senior Vice President, Human Resources and Benefits
S. Lynn Stevens	53	Senior Vice President and Chief Information Officer
John M. Roth	43	Director
Mark J. Doran	37	Director
Ronald P. Spogli	53	Director
Timothy C. Collins	45	Director
William L. Salter	58	Director
Jeffrey B. Conner	42	Director
Peter J. Fontaine(2)	48	Director

(1)	As of January 22, 2002.
(2)	Elected as a member of our board of directors and the board of directors of Advance Auto in connection with the closing of the acquisition.

Mr. Taubman, Chairman of the Board and Director, joined us in 1956. Mr. Taubman has served as our Chairman since January 1985 and served as our Chief Executive Officer from January 1985 to July 1997. From 1969 to 1984, Mr. Taubman served as our President. In addition, Mr. Taubman has served as Chairman of Advance Auto since May 1992, the year it was formed, and served as Chief Executive Officer of Advance Auto from May 1992 to March 1998, and served as Secretary and Treasurer of Advance Auto from May 1992 to February 1998.

Mr. Smith, Vice Chairman of the Board, joined us in November 1959. Mr. Smith was named Vice Chairman of the Board of Advance Auto and Advance in January 2000. Prior to that Mr. Smith served as our President and Chief Operating Officer from January 1985 until July 1997, at which time he became our Chief Executive Officer. Mr. Smith has also served in numerous other positions with us including Executive Vice President and General Manager, Vice President of Purchasing, Buyer and Store Manager. In addition, Mr. Smith served as President of Advance Auto from May 1992 to October 1999, as Chief Operating Officer from May 1992 to March 1998, and as Chief Executive Officer of Advance Auto and Advance from March 1998 to January 2000.

Mr. Castellani, Chief Executive Officer and Director, joined us in February 2000 and is responsible for our overall management and operations. Prior to joining us, Mr. Castellani was President and Chief Executive Officer of Ahold Support Services in Latin America (a division of Royal Ahold) from 1998 to 2000 and Chief Executive Officer of Tops Friendly Markets from 1991 to 1998.

Mr. Wade, President and Chief Financial Officer joined us in February 1994. Mr. Wade was named President in October 1999 and Chief Financial Officer and Secretary in March 2000. Mr. Wade is responsible for finance, logistics, information technology, legal and real estate. From 1987 to 1993, Mr. Wade was Vice President, Finance and Operations, for S.H. Heironimus, and from 1979 to 1987, he was Vice President of Finance for American Motor Inns. Mr. Wade is a certified public accountant.

Mr. Reid, Executive Vice President and Chief Operating Officer, joined us in October 1984 and has held his current position since October 1999. Mr. Reid is responsible for all retail operations and commercial sales. From March 1999 to October 1999, Mr. Reid served as the Chief Executive Officer of Western. Immediately prior to assuming this position, Mr. Reid was Senior Vice President with responsibility for real estate and store support. Mr. Reid has also been a Vice President, Store Support and has also served in various training and store operations positions as Store Manager, Region and Division Manager.

Mr. Klasing, Executive Vice President, Merchandising and Marketing, joined us in April 1995 and has held his current position since October 1999. Mr. Klasing is responsible for merchandising, marketing and retail pricing. From 1981 to 1992, Mr. Klasing worked for Kragen Auto Parts (now CSK Automotive) and from 1992 to 1995 for Montgomery Ward/Auto Express in various positions.

Mr. Margolin, Senior Vice President, General Counsel & Secretary, joined us in April 2001. Mr. Margolin is responsible for legal, corporate secretarial affairs and real estate. From 1993 to 2000, Mr. Margolin was Vice President, General Counsel and Secretary of Tire Kingdom, Inc. (now TBC Corporation) and from 1985 to 1993 was general counsel for several companies in the apparel manufacturing and retailing field. Mr. Margolin is a member of the New York State Bar.

Mr. Gray, Senior Vice President, Controller and Assistant Secretary, joined us in March 1994 and has held his current positions since April 2000. Mr. Gray is responsible for accounting, treasury, budgeting, financial analysis and risk management. From 1994 to 2000, Mr. Gray held several positions with us, most recently as Vice President of Inventory Management. From 1993 to 1994, Mr. Gray served as controller of Hollins University, and from 1987 to 1993, Mr. Gray was employed by KPMG LLP. Mr. Gray is a certified public accountant.

Mr. Hedrick, Senior Vice President, Human Resources and Benefits, joined us in May 2001. Mr. Hedrick is responsible for employee relations, organizational development, compensation, benefits and payroll. Mr. Hedrick was previously Vice President, Human Resources for Foodbrands America from 1997 to 2001, and before that held various positions in human resources over a 20 year period with Sara Lee Corporation.

Ms. Stevens, Senior Vice President and Chief Information Officer, joined us in July 1979. Ms. Stevens was named Senior Vice President and CIO in July 1997. Ms. Stevens is responsible for all technology infrastructure, systems architecture, software, data security, and communications networks. From 1979 until 1997, Ms. Stevens held several positions with us, most recently as Vice President of Systems Development.

Mr. Roth, Director, became a member of our board of directors in April 1998. Mr. Roth joined Freeman Spogli in March 1988 and became a principal in March 1993. Mr. Roth is also a director of AFC Enterprises, Inc. and Galyan’s Trading Company, Inc.

Mr. Doran, Director, became a member of our board of directors in April 1998. Mr. Doran joined Freeman Spogli in 1988 and became a principal in January 1998. Mr. Doran is also a director of Century Maintenance Supply, Inc.

Mr. Spogli, Director, became a member of our board of directors in August 2001. Mr. Spogli was previously a Director of Advance Auto and Advance from our April 1998 recapitalization until the closing of our acquisition of Western in November 1998. Mr. Spogli is a principal of Freeman Spogli which he co-founded in 1983. Mr. Spogli also serves as a member of the board of directors of Hudson Respiratory Care, Inc., Century Maintenance Supply, Inc., AFC Enterprises, Inc. and Galyan’s Trading Company, Inc.

Mr. Collins, Director, became a member of our board of directors in April 1998. Mr. Collins is Senior Managing Director and Chief Executive Officer of Ripplewood Holdings L.L.C., a private investment firm formed by him in October 1995, and is co-head of RHJ Industrial Partners, an affiliate of Ripplewood Holdings L.L.C. From February 1990 to October 1995, Mr. Collins was a Senior Managing Director of the New York office of Onex Corporation, an Ontario corporation listed on the Toronto and Montreal Stock Exchanges. Mr. Collins is also a director of WRC Media, Inc., The Strong Shaefer Value Fund and Western Multiplex Corporation.

Mr. Salter, Director, became a member of our board of directors in April 1999. Mr. Salter is the retired President of the Specialty Retail Division of Sears. From 1995 to 1999, Mr. Salter served as President of the Home Stores and Hard Lines division of Sears, and from 1993 to 1995 as the Vice President and General Manager of the Home Appliances and Electronics Division of Sears.

Mr. Conner, Director, became a member of our board of directors in December 2000. Mr. Conner has served as Vice President of Business Development for Sears since May 2000. From 1998 to 2000, Mr. Conner served as Vice President of Stores for Sears Tire Group. Mr. Conner joined Sears in 1987 and held a number of strategic and operational positions before becoming Vice President of Operations for Sears Tire Group in 1997.

Mr. Fontaine became a member of our board of directors on December 12, 2001 and the board of directors of Advance Auto upon the closing of the acquisition. Mr. Fontaine currently is Chairman and Chief Executive Officer of Discount. Mr. Fontaine has been with Discount since 1975, serving since 1978 in various managerial and executive capacities. Mr. Fontaine was elected Secretary and Treasurer of Discount in 1979, Executive Vice President—Operations of Discount in 1992, Chief Operating Officer of Discount in 1993 and President, Chief Executive Officer and Chairman of the Board of Discount in July 1994. Effective February 1, 1997, Mr. Fontaine stepped down from his position as President of Discount but continued in his positions of Chief Executive Officer and Chairman of the Board of Discount.

Our directors are elected annually and hold office until our next annual meeting of shareholders or until their successors are duly elected and qualified.

Executive officers are elected by, and serve at the discretion of, our board of directors. We have entered into employment agreements with some of our executive officers.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation earned by our Chief Executive Officer and the four other most highly compensated executives serving as officers at the end of the last completed fiscal year.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Annual Compensation				Long Term Compensation Awards	All Other Compensation(3)
		Salary	Bonus		Other Annual Compensation(2)	Securities Underlying Options/SARs
Lawrence P. Castellani	2001	$622,116	$391,800		$—	60,000	$5,100
Chief Executive Officer	2000	542,308	75,000		—	1,050,000	—
	1999	—	3,272,700	(1)	—	—	—
Jimmie L. Wade	2001	288,270	218,985		—	35,000	6,460
President and Chief	2000	265,865	128,502		—	30,000	6,336
Financial Officer	1999	174,421	158,026		—	34,500	6,080
David R. Reid	2001	258,847	179,571		—	27,500	6,460
Executive Vice President	2000	250,000	84,923		—	25,000	6,379
and Chief Operating Officer	1999	198,808	156,625		—	34,500	6,080

Paul W. Klasing	2001	222,116	136,871		—	25,000	6,460
Executive Vice President,	2000	184,128	80,605		—	18,000	6,298
Merchandise and Marketing	1999	151,031	139,359		—	34,500	6,080

Robert E. Hedrick(4)	2001	116,922	—		—	—	—
Senior Vice President,	2000	—	—		—	—	—
Human Resources and Benefits	1999	—	—		—	—	—

(1)
Reflects a signing bonus accrued on January 1, 2000 in connection with Mr. Castellani’s retention as CEO. Approximately $1.9 million of the bonus was used to purchase restricted stock in Advance Auto (as successor in interest to Holding).

(2)	While certain officers received perquisites, such perquisites do not exceed the lesser of $50,000 or 10% of each officer’s respective salary and bonus.
(3)	Consists of matching contributions we made under our 401(k) savings plan.
(4)	Mr. Hedrick began employment with us on May 14, 2001. Mr. Hedrick is included in the summary compensation table based on his annualized salary.

Executive Employment Contracts

Mr. Castellani was appointed Chief Executive Officer and began employment with us on February 1, 2000, at which time he signed an employment and non-competition agreement. Mr. Castellani signed an irrevocable acceptance letter with us in December 1999 that obligated us to pay Mr. Castellani a signing bonus of $3.3 million. The signing bonus of $3.3 million was accrued at January 1, 2000 and was paid in the first quarter of fiscal 2000. Approximately $1.9 million of the bonus was used to purchase 110,000 shares of Advance Auto common stock pursuant to a restricted stock agreement, which limits the sale or transfer of rights to the stock during the term of the contract. This portion of the bonus was deferred and is being amortized over the two-year term of the contract. Mr. Castellani’s employment contract has an initial term of two years, and renews automatically each year thereafter unless terminated by us or Mr. Castellani. The contract provides for a base salary of $600,000, subject to annual increases at the discretion of our board of directors, and an annual cash bonus based on our achievement of performance targets established by our board of directors. If Mr. Castellani’s employment with us is terminated without cause, or if he terminates his employment for good reason, as defined in the employment agreement, he will then receive salary through the later of the end of the term of employment or one year from the effective date of termination, less any amounts earned in other employment. Mr. Castellani has agreed not to compete with us, to preserve our confidential information, not to recruit or employ our employees to or in other businesses and not to solicit our customers or suppliers.

On April 15, 1998, Messrs. Reid, Wade and Klasing entered into employment agreements with us. These agreements contain severance provisions that provide for one year of base salary upon termination of employment, unless the termination is due to death, disability or retirement, by us for cause, as defined in the agreements, or by the employee other than for good reason, as defined in the agreements, less any amounts earned in other employment. The agreements extend from year-to-year unless terminated by us or the employee. Each employment agreement requires us to pay bonuses earned by the employee upon our achievement of earnings targets established by our board of directors. Each employee has entered into an agreement by which the employee has agreed not to compete with us, to preserve our confidential information, not to recruit or employ our employees to or in other businesses and not to solicit our customers or suppliers for competitors.

Consulting and Indemnification Agreements

On April 15, 1998, Mr. Taubman entered into a consulting and non-competition agreement with Advance Auto and us, and it was amended on April 2001. The agreement requires Advance Auto or us to pay consulting fees of $300,000 per year, plus an annual bonus of at least $300,000 based upon targets established by our board of directors. The amount of time Mr. Taubman must devote to his consultation duties declines throughout the term of the agreement. Mr. Taubman earned $400,000, $320,000 and $563,400 in 1999, 2000 and 2001, respectively, under the consulting agreement. The agreement extends from year to year unless terminated by us or Mr. Taubman. Mr. Taubman has agreed not to compete with us, to preserve our confidential information, not to recruit or employ our employees to or in other businesses and not to solicit our customers or suppliers for competitors.

Pursuant to the consulting agreement, Advance Auto and Mr. Taubman have entered into an indemnity agreement whereby Advance Auto will indemnify Mr. Taubman for actions taken as an officer or director of or consultant to Advance Auto or us to the fullest extent permitted by law. We entered into indemnification agreements similar to that with Mr. Taubman with five of our other directors.

Discount Change of Control Employment Agreements and Severance Plan

Each of C. Michael Moore (currently, Discount’s Executive Vice President—Finance and Chief Financial Officer), Michael Harrah (currently, Discount’s Vice President—Information Systems), Clement Bottino (currently, Discount’s Vice President—Human Resources), David Viele (currently, Discount’s Vice President—Purchasing), C. Roy Martin (currently, Discount’s Vice President—Supply Chain and Logistics), Tom Merk (currently, Discount’s Vice President—Sales and Marketing) and some non-executive officers of Discount has a change of control employment agreement with Discount that provides that each of them is entitled to severance benefits upon a termination or constructive termination of his employment that occurs during a specified period following the acquisition, unless the termination is for cause or by the officer for other than good reason, as defined in the agreements, prior to one year following the change of control.

The extent of the severance benefits and the manner in which they are paid are dependent on the position and tenure of the officer (which determines the applicable employment period) and why the officer’s employment was terminated. The applicable employment period for Mr. Moore is set at thirty-six months and the applicable employment period for each of the other officers is determined based on a formula which gives specified credit for the executive’s position with Discount and separate credit for the executive’s tenure with Discount.

If the termination results from a disability occurring after the closing of the acquisition, the officer’s base salary and benefits continue through the balance of the applicable employment period. If the termination is without cause or by the officer either for good reason or after the one year anniversary of the closing of the acquisition or as a result of the officer’s death, the officer is entitled to a lump sum payment equal to a specified or computed multiple times the sum of the officer’s base salary and the highest amount of the annual incentive compensation, including annual bonus, received or deferred, by the officer for the most recent three full fiscal years immediately before the fiscal year in which the termination of employment occurs. In the case of termination as a result of death, the multiple is generally the number of years plus any portion remaining on the employment period at the time of death. If the officer’s employment is terminated without cause or by the officer either for good reason or after November 28, 2002, the multiple for Mr. Moore is three times and for each of the other officers is generally the number of years plus any portion of a year remaining on the employment period at the time of termination, with certain reductions if at least 12 months have passed since the change of control. In addition, these officers would be entitled to company-paid medical insurance benefits for one year following termination and any medical insurance benefits that the employee is paying for at that time for an additional eighteen months. The agreement with Mr. Moore provides for a payment, if necessary, intended to make him whole for any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, with respect to any payment or benefit that he may receive under any agreement or with respect to the change of control.

The approximate lump sum severance payment that would be due under the change of control employment agreements for Messrs. Harrah, Bottino, Viele, Martin and Merk if their employment were terminated by us without cause as of November 28, 2001 would be $255,400, $358,500, $379,800, $176,800 and $247,900, respectively. The approximate lump sum severance payment that would be due under the change of control employment agreement for Mr. Moore, if his employment were terminated by us without cause as of November 28, 2001 would be $866,800, plus any applicable “gross-up” payment required to compensate him for any excise tax imposed on him, as discussed above.

In addition to the above benefits that may accrue upon termination of the officer, the change of control employment agreements provide for benefits during the officer’s continued employment with us. These benefits include salary protections and provisions that entitle the officer to receive similar benefits as those offered to other officers, including participation in bonus and incentive compensation plans and programs; medical, life and other insurance benefits; vacation; reimbursement of expenses; and indemnification and director and officer liability insurance.

The total cost for all severance payments and benefits that would be owed under all of these change of control employment agreements and arrangements, if each participant’s employment were to be terminated without cause as of November 28, 2001, and any “gross-up” payment required to be made to Mr. Moore, as described above, would be approximately $13.5 million.

The change of control employment agreements also provide that for a period of time during the continued employment of the officer with us or following termination of employment of the officer, the officer (1) will not act in any manner or capacity in or for any business entity that competes with Discount, (2) will not divulge any confidential information of Discount to a third party, except for the benefit of Discount or when required by law, and (3) will not solicit or hire away any person who was an employee of Discount on the effective date of the acquisition.

Discount Separation Agreement with William C. Perkins

In connection with the departure of William C. Perkins from Discount in January 2001, Mr. Perkins entered into a separation agreement with Discount dated January 17, 2001. The separation agreement provided for, among other items, continuation of Mr. Perkins’ salary for a period of two years following the date of separation and the grant of 100,000 fully vested stock options to purchase Discount common stock with an exercise price of $7.00 per share. In the separation agreement, Mr. Perkins provided Discount with certain releases and agreed to certain confidentiality, non-competition and non-solicitation provisions. Mr. Perkins also agreed to provide consulting services to Discount for up to 20 hours per month until January 31, 2003. Under the terms of the separation agreement, upon the consummation of the acquisition, the remaining salary continuation payments were accelerated and became payable in a lump sum. The approximate lump sum that became payable to Mr. Perkins was $370,000. In addition, because the option exercise price of the options granted to Mr. Perkins was less than $15.00 per share, Mr. Perkins’ outstanding stock options were converted into the right to receive a total of $800,000 upon the consummation of the acquisition.

Compensation of Our Directors

Our directors receive no compensation as directors. Directors are reimbursed for their reasonable expenses to attend meetings and perform duties as directors.

Stock Subscription Plans

On August 7, 2001, Advance Auto adopted stock subscription plans containing substantially identical terms as those in the Holding subscription plans, as discussed below, under which our directors, officers and key employees may purchase shares of Advance Auto common stock. To date Advance Auto has not issued any shares under the subscription plans.

Holding, the predecessor corporation to Advance Auto, adopted stock subscription plans under which some of our directors, officers and key employees purchased 747,550 shares, net of cancellations, of Holding common stock which have subsequently been converted into Advance Auto common stock on a one-for-one basis, at the same price as Freeman Spogli purchased its shares of Holding common stock in Holding’s April 1998 recapitalization, which was the fair market value at the time of purchase. Approximately $3.2 million of the purchase price for these shares has been paid by the purchasers by delivering full recourse promissory notes bearing interest at the prime rate and due five years from their inception, secured by all of the Advance Auto stock each person owns. As of December 29, 2001, $2.7 million under these notes remained outstanding. Messrs. Wade, Reid, Klasing and Hedrick purchased 25,000 shares, 20,000 shares, 20,000 shares and 14,300 shares, respectively. These individuals purchased their shares through the delivery of promissory notes on the terms described above in the amounts of $75,000, $115,000, $110,000 and $150,000, respectively. On December 29, 2001, the outstanding principal balance on the promissory notes was $115,000, $110,000 and $150,000 for Messrs. Reid, Klasing and Hedrick, respectively. During 2000, Mr. Castellani purchased 75,000 shares of Holding common stock (since converted to Advance Auto common stock) under one of the Holding stock subscription plans. Mr. Castellani’s financed $900,000 of the purchase price by delivering a promissory note on the terms described above. On December 29, 2001, the outstanding balance of the promissory note was $600,000.

Although the Holding subscription plans were terminated in connection with our November 28, 2001 reincorporation merger, the agreements entered into in connection with the Holding stock subscription plans remain in effect and provide for restriction on transferability until April 16, 2003, and a repurchase right upon termination of the participant’s employment at stated prices in Advance Auto’s favor. In addition to these restrictions, subscription shares held by certain members of our management are also subject to a right of first refusal in favor of Advance Auto after April 16, 2003, a drag along right in favor of Freeman Spogli if Freeman Spogli sells its shares of Advance Auto common stock and a co-sale right in favor of the key management member if Freeman Spogli sells its shares to a third party. These rights (but not the restrictions on transferability) will terminate upon Advance Auto’s initial public offering as further defined in these agreements. The acquisition and the related offering of Advance Auto common stock to Discount’s stockholders was not an initial public offering for this purpose. Advance Auto has assumed the rights and obligations under the Holding subscription agreements and promissory notes with Holding.

Stock Option Plans

On August 7, 2001, Advance Auto adopted stock option plans under which our directors, officers and key employees may be granted options to purchase Advance Auto common stock. In connection with Advance Auto’s reincorporation merger with Holding on November 28, 2001, Advance Auto granted substitute options to purchase Advance Auto common stock to the holders of Holding options, which included our directors and officers. Advance Auto’s option plans, and the substitute options granted to Holding optionees, contain substantially the same terms as the Holding option plans and option agreements executed thereunder. As of December 29, 2001, Advance Auto has granted substitute options to purchase a total of 2,512,500 shares under its option plans to the former holders of Holding options, net of cancellations.

On December 12, 2001, the board of directors of Advance Auto approved an amendment to the stock option plans that eliminated certain variable provisions established as a result of Advance Auto being a private company. These modifications resulted in accelerating vesting provisions under the performance options and establishing a fixed exercise price for the variable price service options. As a result of this change, Advance Auto recorded a one-time charge of $5.6 million in stock option compensation expense during the fourth quarter of 2001. No additional common shares or options were issued as a result of these modifications.

Each option plan participant, including those that received substitute options, will be required to enter into an option agreement with Advance Auto. The option plans and each outstanding option will terminate upon a change in control of Advance Auto or other extraordinary corporate transactions, as more fully described in the option plans. In addition, all options will terminate 90 days after termination of employment (unless termination was for cause, in which event an option will terminate immediately) or 180 days in the event of termination due to death or disability. Shares received upon exercise of options are subject to restriction on transfer until April 16, 2003 and a repurchase right upon termination of the participant’s employment at fair market value in favor of Advance Auto. In addition to these restrictions, shares received by certain key members of our management upon exercise of options are also subject to a right of first refusal in favor of Advance Auto after April 16, 2003 and a drag along right in favor of Freeman Spogli if Freeman Spogli sells its shares of Advance Auto common stock, and a co-sale right in favor of the key management member if Freeman Spogli sells its shares to a third party. These rights will terminate upon the initial public offering of Advance Auto common stock, as further defined in the option agreements. The acquisition and the related offering of Advance Auto common stock to Discount’s stockholders was not an initial public offering for this purpose. Shares received upon exercise of options by certain key members of our management, as well as all outstanding options held by these management members, are also subject to obligations to sell at the request of Freeman Spogli if Freeman Spogli sells its shares of Advance Auto common stock. All options will terminate on the seventh anniversary of the option agreement under which they were originally granted by Holding if not previously exercised.

In connection with the acquisition, Advance Auto’s 2001 executive stock option plan was amended to provide the committee administering the plan discretion to grant options which terminate on the tenth anniversary of the date of the option agreement under which such options were granted, and to grant options (primarily for purposes of the substitute options granted to holders of Discount’s out-of-the-money options, as discussed below) without the restrictions regarding transferability, rights of first refusal, mandatory sale restrictions and other restrictive provisions. Under the terms of the Discount merger agreement, holders of Discount’s out-of-the-money options received an option to purchase Advance Auto common stock, preserving the same economic terms. Further, Advance Auto was obligated to memorialize these substitute options in an agreement no more restrictive, from the perspective of the option holder, than the option agreement between Discount and the holder. Therefore, these options do not contain the same provisions regarding termination or restrictions on transferability, rights of first refusal, mandatory sale restrictions and other restrictive provisions as the current options issued by Advance Auto. These substitute options will terminate on the tenth anniversary of the date of the option agreement between Discount and the holder.

Option Grants

The following table sets forth information concerning options to purchase shares of Advance Auto common stock which were granted in fiscal 2001 to each of our named executive officers.

	Individual Grants(1)					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term Fixed Price Options
Name	Number of Securities Underlying Options/SARs Granted #		% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)(2)	Expiration Date	0%(3)	5%($)(4)	10%($)(4)
Lawrence P. Castellani	60,000	(5)	17.8%	$21.00	4/5/08	—	$512,947	$1,195,384
Jimmie L. Wade	35,000	(6)	10.4%	21.00	4/5/08	—	299,219	697,307
David R. Reid	27,500	(7)	8.1%	21.00	4/5/08	—	235,100	547,884
Paul W. Klasing	25,000	(8)	7.4%	21.00	4/5/08	—	213,728	498,076
Robert E. Hedrick	—		—	—	—	—	—	—

(1)
Excludes the substitute options granted to our named executive officers in connection with the reincorporation merger involving Advance Auto and Holding, other than those relating to the options originally granted by Holding in 2001.

(2)	Represents the fair market value of the underlying shares of common stock at the time of the original grant by Holding as determined by Holding’s board of directors.
(3)	Unless the stock price increases, which will benefit all stockholders commensurately, an option holder will realize no gain.
(4)
Represents the value of the shares of common stock issuable upon the exercise of the option, assuming the stated rates of price appreciation for seven years, compounded annually, with the aggregate exercise price deducted from the final appreciated value. The 5% and 10% rates are established by the SEC as examples only and are not intended to forecast future appreciation in the common stock price.

(5)	Represents 60,000 fixed price service options.
(6)	Represents 35,000 fixed price service options.
(7)	Represents 27,500 fixed price service options.
(8)	Represents 25,000 fixed price service options.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Values

The following table sets forth information with respect to exercises by our named executive officers of options to purchase shares of Advance Auto common stock in fiscal 2001 and exercisable and unexercisable options to purchase Advance Auto common stock held by such individuals as of December 29, 2001.

			Number of Underlying Options at December 29, 2001		Value of In-the-Money Options at December 29, 2001($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Lawrence P. Castellani	—	—	350,000	760,000	$9,138,500	$19,840,000
Jimmie L. Wade	—	—	41,333	58,167	1,332,007	1,612,078
David R. Reid	—	—	39,667	47,333	1,281,623	1,315,937
Paul W. Klasing	—	—	37,333	40,167	1,211,087	1,109,738
Robert E. Hedrick	—	—	—	—	—	—

(1)
Values for “in-the-money” outstanding options represent the positive spread between the respective exercise prices of the outstanding options and the fair market value underlying Advance Auto common stock of $47.05 per share which was the closing price of Advance Auto common stock on the NYSE on December 28, 2001.

Compensation Committee Interlocks and Insider Participation

The compensation committee of our board of directors determines the compensation of our executive officers. During 2001, Messrs. Roth, Salter and Smith served on the compensation committee.

PRINCIPAL STOCKHOLDERS OF ADVANCE AUTO PARTS, INC.

A beneficial owner of a security includes any person who directly or indirectly has or shares voting power and/or investment power with respect to that security or has the right to obtain voting power and/or investment power within 60 days. Except as otherwise noted, each beneficial owner in the table below has sole voting power with respect to the shares listed. The following table sets forth certain information, as of December 29, 2001, with respect to the beneficial ownership of the common stock of Advance Auto by:

•	each person who beneficially owns more than 5% of the shares;

•	each of our executive officers named in the summary compensation table and certain other executive officers;

•	each member of our board of directors; and

•	all executive officers and directors as a group.

Name	Amount of Beneficial Ownership	Percent of Class
Freeman Spogli & Co. LLC(1)	11,022,652	32.3%
John M. Roth(1)	—
Mark J. Doran(1)	—
Ronald P. Spogli(1)	—
WA Holding Co.(2)	11,474,606	33.6%
Jeffrey B. Conner(2)	—
Ripplewood Partners, L.P. and affiliates(3)	2,891,795	8.5%
Timothy C. Collins(3)	—
William L. Salter(4)(9)	5,000	*
Peter J. Fontaine(5)	1,036,858	3.0%
Nicholas F. Taubman(6)	1,398,632	4.1%
Arthur Taubman Trust dated July 13, 1964(7)	1,148,633	3.4%
Lawrence P. Castellani(8)(9)(10)	535,000.6%
Garnett E. Smith(9)(10)	655,167	1.9%
Jimmie L. Wade(9)(10)	66,333	*
David R. Reid(9)(10)	59,666	*
Paul W. Klasing(9)(10)	57,333	*
Robert E. Hedrick(9)	14,300	*
All directors and officers as a group (17 individuals)	30,429,891	89.3%

*	Less than 1%
(1)
11,022,652 shares of common stock of Advance Auto are held of record by FS Equity Partners IV, L.P., or FSEP IV. As general partner of FSEP IV, FS Capital Partners LLC has the sole power to vote and dispose of the shares owned by FSEP IV. Messrs. Doran, Roth, Spogli, Bradford M. Freeman, Todd W. Halloran, Jon D. Ralph, Charles P. Rullman, J. Frederick Simmons and William M. Wardlaw are the managing members of FS Capital Partners LLC, and Messrs. Doran, Freeman, Halloran, Ralph, Roth, Rullman, Simmons, Spogli and Wardlaw are the members of Freeman Spogli & Co. LLC, and as such may be deemed to be the beneficial owners of the shares of common stock of Advance Auto and rights to acquire common stock of Advance Auto owned by FSEP IV. Freeman Spogli and its members have, in addition, sole power to vote 2,891,795 shares of common stock of Advance Auto owned of record by Ripplewood Partners, L.P. and Ripplewood Advance Auto Parts Employee Fund I L.L.C. pursuant to an irrevocable proxy delivered to Freeman Spogli under the terms of a stockholders agreement. See “Related Party Transactions—Stockholders Agreement.” This irrevocable proxy will expire upon an initial public offering by Advance Auto. The acquisition, and the related offering of Advance Auto common stock to Discount’s stockholders, did not constitute an initial public offering for this purpose. Freeman Spogli neither has shared nor sole power to dispose of shares held by Ripplewood Partners or the Ripplewood employee fund. The business address of Freeman Spogli, FSEP IV, FS Capital, and Messrs. Freeman, Spogli, Wardlaw, Simmons, Roth, Rullman, Ralph, Halloran and Doran is 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025.

(2)
11,474,606 shares of common stock of Advance Auto are held of record by WA Holding Co., or WAH, a wholly owned subsidiary of Sears. As the sole stockholder of WAH, Sears has the sole power to vote and dispose of the shares owned by WAH. As Vice President, Business Development of Sears, Mr. Conner has the power to direct the voting of the shares of common stock of Advance Auto held by WAH, and as such may be deemed to be the beneficial owner of the shares of common stock of Advance Auto owned by WAH. The business address of WAH and Mr. Conner is 3333 Beverly Road, Hoffman Estates, Illinois 60179.

(3)
2,763,110 shares of common stock of Advance Auto are held of record by Ripplewood Partners, and 128,685 shares of common stock of Advance Auto are held of record by the Ripplewood employee fund. Ripplewood Holdings, L.L.C. is the sole general partner of Ripplewood Partners and the sole managing member of the Ripplewood employee fund and, therefore, has the sole power to dispose of the shares owned by Ripplewood Partners or the Ripplewood employee fund. Until an initial public offering by Advance Auto, pursuant to the stockholders agreement and an irrevocable proxy required by the terms thereof, Freeman Spogli has sole voting power over all of the shares of common stock of Advance Auto held by Ripplewood Partners and the Ripplewood employee fund. The acquisition, and the related offering of Advance Auto common stock to Discount’s stockholders, did not constitute an initial public offering for this purpose. Mr. Collins is the Senior Managing Director and Chief Executive Officer of Ripplewood Holdings L.L.C. and as such may be deemed to be the beneficial owner of the shares of common stock of Advance Auto and the rights to acquire common stock of Advance Auto owned by Ripplewood Partners and the Ripplewood employee fund. The business address of Ripplewood Holdings L.L.C., Ripplewood Partners, the Ripplewood employee fund, and Mr. Collins is 1 Rockefeller Plaza, 32nd Floor, New York, New York 10020.

(4)	The business address of Mr. Salter is 3333 Beverly Road, Hoffman Estates, Illinois 60179.
(5)	The business address of Mr. Fontaine is c/o Discount Auto Parts, Inc., 4900 Frontage Road South, Lakeland, Florida 33815.
(6)	Includes 250,000 shares subject to immediately exercisable options. Mr. Taubman’s business address is 5673 Airport Road, Roanoke, Virginia 24012.
(7)
Includes 250,000 shares subject to immediately exercisable options. The trustees of the Arthur Taubman Trust dated July 13, 1964 are Eugenia Taubman, who is the spouse of Nicholas F. Taubman, Grace W. Taubman, who is his mother, and First Premier Bank. The business address of the trust is 5673 Airport Road, Roanoke, Virginia 24012.

(8)	Includes an aggregate of 11,890 shares held by Mr. Castellani’s children.
(9)	Includes 404,300 shares, which have been acquired by Messrs. Castellani, Smith, Wade, Reid, Klasing and Hedrick pursuant to our stock subscription plan.
(10)
Includes shares of common stock of Advance Auto subject to options beneficially owned by the following persons and exercisable within 60 days of December 29, 2001: Mr. Castellani—350,000 options; Mr. Smith—405,167 options; Mr. Klasing—37,333 options; Mr. Reid—39,667 options; Mr. Wade—41,333 options; Mr. Hedrick—no options; and Mr. Salter—5,000 options.

RELATED PARTY TRANSACTIONS

Affiliated Leases

We lease our Roanoke, Virginia distribution center, an office and warehouse facility, two warehouses, 20 of our stores and three former stores from Nicholas F. Taubman or members of his immediate family. We also lease our corporate headquarters from Ki, L.C., which is owned by two trusts for the benefit of a child and a grandchild of Mr. Taubman. Rents for these affiliated leases may be slightly higher than rents for non-affiliated leases, but we do not believe the amount of this difference to be material. In addition, terms of the affiliated leases may be more favorable to the landlord than those contained in leases with non-affiliates. For example, the rent payable during the option term is not fixed or required to be commensurate with prevailing market rents then in effect. Instead, rent during the option term is subject to negotiation between the landlord and tenant. The leases also provide that the tenant, and not the landlord, is responsible for structural maintenance. However, in connection with the recapitalization, some other terms of the leases with affiliates (including provisions relating to assignment, damage by casualty and default cure periods) were amended so that they would be no less favorable to us than non-affiliated leases. All affiliated leases are on a triple net basis. Lease expense for affiliated leases was $2.9 million for 1998, $3.3 million for each of 1999 and 2000 and $3.2 million for 2001.

Three Western Auto stores in Puerto Rico are on the premises of Sears stores and the buildings are subleased from Sears. The rental rates were established prior to our acquisition of Western by arm’s-length negotiation between us and Sears, and we believe that the rent and terms of the subleases reflect market rates and terms at the time we acquired Western. During 1999, 2000 and 2001, we paid Sears approximately $681,000, $660,000 and $585,000, respectively, for the use of these facilities.

Stockholders Agreement

Mr. Taubman and the Arthur Taubman Trust Dated July 13, 1964, Freeman Spogli, Ripplewood Partners, L.P. and Ripplewood Advance Auto Parts Employee Fund I L.L.C., WAH, and Advance Auto have entered into a stockholders agreement that continued in force following the acquisition as to the stock and options of Advance Auto. Under the stockholders agreement, Freeman Spogli, the Ripplewood entities, WAH and Mr. Taubman and the Taubman Trust have the right to purchase their pro rata share of some new issuances of securities, including capital stock, by Advance Auto (as successor in interest to Holding). Prior to an initial public offering by Advance Auto, any transfers of common stock of Advance Auto are subject to rights of first refusal in favor of (1) Freeman Spogli and WAH on a pro rata basis, in the case of a transfer by Ripplewood, (2) WAH, in the case of a transfer by Freeman Spogli and (3) Freeman Spogli, in the case of a transfer by WAH. The acquisition, and the related offering of Advance Auto common stock to Discount’s stockholders, did not constitute an initial public offering for this purpose. The stockholders agreement further provides tag-along rights such that (1) upon transfers of common stock of Advance Auto by Freeman Spogli (excluding transfers to affiliates), Mr. Taubman, the Taubman Trust, the Ripplewood entities and WAH will have the right to participate in such sales on a pro rata basis, (2) upon transfers of common stock of Advance Auto by WAH (excluding transfers to affiliates of WAH), Freeman Spogli, Mr. Taubman, the Taubman Trust, and the Ripplewood entities will have the right to participate in such sales on a pro rata basis and (3) upon transfers of common stock of Advance Auto by the Ripplewood entities (excluding transfers to their affiliates), Freeman Spogli will have the right to participate in such sales on a pro rata basis, and if Freeman Spogli exercises this right, Mr. Taubman, the Taubman Trust and WAH will have the right to participate in such sales on a pro rata basis. In addition, if Freeman Spogli sells all of its holdings of Advance Auto common stock, Ripplewood, Mr. Taubman and the Taubman Trust will be obligated to sell all of their shares of Advance Auto common stock at the request of Freeman Spogli. Without the consent of the majority of the other stockholders to the stockholders agreement, Sears will not sell WAH to a third party so as to dispose of its indirect interest in Advance Auto.

The stockholders agreement further provides that the parties will vote at each annual meeting of Advance Auto to elect to our board of directors our chief executive officer, three nominees of Freeman Spogli, three nominees of WAH, one nominee of Ripplewood and Mr. Taubman. Certain transfers of common stock of

Advance Auto by either Freeman Spogli or WAH will reduce the number of directors these parties are entitled to nominate. Ripplewood has granted Freeman Spogli an irrevocable proxy to vote Ripplewood’s stock in Advance Auto on all matters, expiring upon an initial public offering of common stock by Advance Auto, but Freeman Spogli will nominate one director designated by Ripplewood. The Ripplewood director will agree to vote with the Freeman Spogli directors on all matters prior to an initial public offering of common stock by Advance Auto. The acquisition, and the related offering of Advance Auto common stock to Discount’s stockholders, did not constitute an initial public offering for this purpose. In addition, Mr. Taubman has certain approval rights under the stockholders agreement with respect to major corporate transactions.

At the closing of the acquisition, the stockholders agreement was amended to provide for Mr. Fontaine’s election as a member of the board of directors of Advance Auto and provide entities that Mr. Fontaine controls with the right to participate in certain demand registrations initiated by others and unlimited piggyback registrations with respect to the shares of Advance Auto common stock received in the acquisition, and to obligate Mr. Fontaine and such entities to agree, subject to certain exceptions, not to sell such shares for certain time periods following certain public offerings by Advance Auto.

Options Granted to Mr. Taubman and the Taubman Trust

In connection with our April 1998 recapitalization, Advance Auto entered into an option agreement with Mr. Taubman and the Taubman Trust and granted immediately exercisable options to purchase 250,000 shares of common stock of Advance Auto to each of Mr. Taubman and the Taubman Trust. The options have an initial exercise price of $10.00, with the exercise price increasing by $2.00 on each anniversary of the recapitalization. Both the exercise price and the number of shares, which may be purchased upon exercise of the options, are subject to certain adjustments. The options will expire if not exercised by the seventh anniversary of the recapitalization. Shares received upon exercise of all or any part of the options by Mr. Taubman or the Taubman Trust will be subject to the stockholders agreement discussed above.

Registration Rights

Freeman Spogli, WAH, the Ripplewood entities, Mr. Taubman and the Taubman Trust have registration rights under the stockholders agreement described above with respect to the approximately 27.4 million shares of Advance Auto common stock that they hold. Under the stockholders agreement, beginning 180 days after the consummation of an initial public offering of the common stock of Advance Auto, these stockholders may require Advance Auto to register for resale under the Securities Act their shares of common stock. The acquisition, and the related offering of Advance Auto common stock to Discount’s stockholders, did not constitute an initial public offering for this purpose. These registration rights include the following provisions:

Demand Registration Rights.    Advance Auto has granted three demand registrations to Freeman Spogli and WAH, two demand registrations to Mr. Taubman and the Taubman Trust, and one demand registration to Ripplewood.

Piggyback Registration Rights.    All holders of shares with demand registration rights also have unlimited piggyback registration rights.

Other Rights.    Advance Auto granted WAH the right, beginning 180 days after the consummation of an initial public offering, to distribute its shares of Advance Auto common stock to stockholders of Sears.

Expenses.    Advance Auto is responsible for paying all registration expenses, excluding underwriting discounts and commissions.

Indemnification.    Advance Auto has agreed to indemnify Freeman Spogli, WAH, Ripplewood, Mr. Taubman and the Taubman Trust, and the control person of each of these against certain liabilities under the Securities Act.

At the closing of the acquisition, the stockholders agreement was amended to grant to entities that Mr. Fontaine controls with the right to participate in certain demand registrations initiated by others and unlimited piggyback registration rights.

In connection with the purchase of an aggregate of $6 million principal amount of old notes by an affiliate of Mr. Taubman and an affiliate of the Taubman Trust, we have granted such affiliates demand registration rights for the filing of a shelf registration statement with respect to those old notes.

Indemnification Agreements

We have offered indemnification agreements to our directors since the April 1998 recapitalization. See “—Consulting and Indemnification Agreements.”

Certain Payments and Loans

In connection with our April 1998 recapitalization, a portion of the shares of common stock and all of the shares of preferred stock of Advance Auto then issued and outstanding were converted into the right to receive in the aggregate approximately $351.0 million in cash and certain options to purchase shares of common stock of Advance Auto. In addition, Freeman Spogli and Ripplewood, stockholders of Advance Auto, received collectively a $5.0 million fee for arranging the financing, performing advisory and consulting services and negotiating the recapitalization. Freeman Spogli, Ripplewood, Mr. Taubman and the Taubman Trust received collectively a $3.5 million fee for performing similar services with respect to our acquisition of Western. In connection with the recapitalization, some of our employees of, including our executive officers, received an aggregate of approximately $11.5 million in bonuses, with Mr. Smith receiving $7.0 million and Messrs. Reid, Wade and Klasing and Ms. Stevens receiving $150,000 each.

In September 2001, we loaned Garnett E. Smith, Vice Chairman of our Board, $1.3 million. This loan is evidenced by a full recourse promissory note bearing interest at prime rate, payable annually, and due in full in five years from its inception. Payment of the promissory note is secured by a stock pledge agreement that grants us a security interest in all shares of common stock of Advance Auto acquired by Mr. Smith under the stock subscription plan, as described above.

Other Transactions with Sears

On November 2, 1998, we acquired Western. In the Western acquisition, WAH was issued 11,474,606 shares of common stock of Advance Auto, representing approximately 40.6% of the outstanding common stock of Advance Auto. In addition, WAH became entitled, under the stockholders agreement described above, to nominate three directors to our board of directors. At December 30, 2000, Jeffrey N. Boyer, Jeffrey B. Conner and William L. Salter served on our board of directors as WAH nominees. Mr. Boyer has since resigned from the board of directors.

In connection with our acquisition of Western, Western entered into agreements with Sears in order to continue to obtain supplies of certain products bearing trademarks owned by Sears for the wholesale segment and the service stores for three years. Under these agreements, Western purchased directly from the manufacturers approximately $6.0 million, $13.5 million, $9.2 million, and $4.6 million of these products in 1998, 1999, 2000 and 2001, respectively, and we believe that Sears received fees in connection with these sales. The prices paid per unit for the products sold in Western Auto stores were determined before our acquisition of Western by arm’s-length negotiation between us and Sears.

In connection with our acquisition of Western, Western entered into agreements with Sears and its affiliates whereby consumers can make retail purchases at Western Auto retail stores and the independent dealer stores supplied by the wholesale segment using the Sears credit card and other Western private label credit cards. The

Sears affiliates are paid a discount fee on each retail transaction that is competitive with the fees paid by Western and us to third party credit card providers such as Visa, MasterCard and American Express. Under this agreement, Western incurred approximately $657,000, $348,000, $405,000 and $339,000 in discount fees in fiscal 1998, 1999, 2000 and 2001, respectively. In addition, a portion of a service store and some Western employees were leased to Sears during 1998 and 1999, for use in Sears’ administration of the credit card program. The lease payments, which totaled approximately $697,000 and $2.3 million in 1998 and 1999, respectively, are intended to reimburse us for our for our expense in connection with the facility and the employees. The leasing arrangement was terminated in 1999.

In connection with our acquisition of Western, Sears provided certain services, including payroll and accounts receivable, to effect an orderly transition of Western from a subsidiary of Sears to one of our subsidiaries. These services had been transitioned to us by January 1, 2000. Under this arrangement, we incurred $844,000 and $887,000 for services Sears performed for us in 1998 and 1999, of which $844,000 was accrued at January 2, 1999. As of January 1, 2000, all amounts under this arrangement had been paid.

During 1999, we signed an agreement with Sears Logistic Systems, an affiliate of Sears, to provide us with billing administration services related to certain courier firms used by us. Sears Logistic Systems manages the invoice processing procedure and bills us for the courier services provided by the outside firm plus a four percent administration fee. During 1999, we paid Sears Logistic Systems approximately $62,000.

Under the terms of an insurance program established by a Sears subsidiary on behalf of Western prior to our acquisition of Western, with respect to certain insurable losses where we may otherwise have a retention obligation or deductible under the applicable insurance policy providing coverage, we will be entitled to be reimbursed by Sears for our losses. No material payments were made under the insurance program in 1998 or 1999. We received approximately $1.5 million for a claim processed under the insurance program in 2000.

In connection with our acquisition of Western, Sears entered into an agreement with us under which we may be given a priority position as a local supplier to up to approximately 250 Sears Auto Centers or National Tire & Battery stores that are located near our stores. Under this agreement, upon request from a Sears Auto Center or National Tire Store, we will deliver parts and charge a price that we negotiated at arm’s-length before our acquisition of Western between us and Sears. In addition, if the volume of activity under this agreement meets certain agreed-upon thresholds, Sears will receive rebates on its purchases. The supply arrangement was phased in by us and Sears during late 1998, therefore, no material purchases were made by Sears in 1998. During 1999, 2000 and 2001, we sold a net $5.3 million, $7.5 million and $7.5 million, respectively, of merchandise to Sears under the supply agreement.

In connection with our acquisition of Western, Sears arranged to buy from us certain products in bulk for its automotive centers, at cost plus a set handling fee. In 1998, we shipped approximately $2.1 million in products to Sears. During the first quarter of 1999, we made final shipments to Sears under this arrangement totaling $530,000.

DESCRIPTION OF SENIOR CREDIT FACILITY

Simultaneous with the consummation of the acquisition, we entered into a credit agreement with The Chase Manhattan Bank, as administrative agent, Credit Suisse First Boston and Lehman Commercial Paper Inc., as co-syndication agents, or the agents, and J.P. Morgan Securities Inc., as sole, lead arranger and sole bookrunner, that provided us with a senior credit facility for, (1) $485.0 million in term loans, consisting of a $180.0 million tranche A term loan facility and a $305.0 million tranche B term loan facility and (2) a revolving credit facility of $160.0 million. The revolving credit facility provides for the issuance of letters of credit with a sublimit of $35 million.

Use of Proceeds; Maturity.    Proceeds from the tranche A term loan facility and the tranche B term loan facility, together with the net proceeds from the old notes, were used to (1) pay the cash portion of the acquisition consideration, (2) repay all existing borrowed indebtedness of Discount, (3) repay all of our indebtedness under our existing credit facility and (4) pay related fees and expenses. In addition, we had approximately $18 million in letters of credit outstanding at the closing of the acquisition, which reduced availability under the revolving credit facility to approximately $142.0 million. The balance of the revolving credit facility is available for working capital and other general corporate purposes. The tranche A term loan facility matures on November 30, 2006 and provides for amortization of $11.0 million at the end of the first year, semi-annual amortization aggregating $27.4 million in year two, $43.6 million in year three and $49.0 million in each of years four and five. The tranche B term loan facility matures on November 30, 2007 and amortizes in semi-annual installments of $2.5 million for five years commencing on November 30, 2002, with a final payment of $280.0 million due in year six. The revolving credit facility matures on November 30, 2006.

Interest.    The interest rate on the tranche A term loan facility and the revolving credit facility is based, at our option, on either an adjusted LIBOR rate with a floor of 3.00%, plus a margin, or an alternate base rate, plus a margin. From July 14, 2002, the interest rates under the tranche A term loan facility and the revolving credit facility will be subject to adjustment according to a pricing grid based upon our Leverage Ratio (as defined in the senior credit facility). The initial margins are 3.50% and 2.50% for the adjusted LIBOR rate and alternate base rate borrowings, respectively, and can step down incrementally to 2.25% and 1.25%, respectively, if our Leverage Ratio is less than 2.00 to 1.00. The interest rate on the tranche B term loan facility is based, at our option, on either an adjusted LIBOR rate plus 4.00% per annum or an alternate base rate plus 3.00% per annum. A commitment fee of 0.50% per annum will be charged on the unused portion of the revolving credit facility, payable quarterly in arrears.

Collateral and Guarantees.    The senior credit facility is guaranteed by Advance Auto and by each of our existing domestic subsidiaries and will be guaranteed by our future domestic subsidiaries. The senior credit facility is secured by a first priority lien on substantially all, subject to certain exceptions, of our properties and assets and the properties and assets of Advance Auto and each of our existing domestic subsidiaries (including Discount and its subsidiaries) and will be secured by the properties and assets of our future domestic subsidiaries.

Covenants.    The senior credit facility contains covenants restricting our ability and the ability of Advance Auto and our subsidiaries to, among other things, (1) declare dividends or redeem or repurchase capital stock, (2) prepay, redeem or purchase debt, (3) incur liens or engage in sale-leaseback transactions, (4) make loans and investments, (5) incur additional debt (including hedging arrangements), (6) make capital expenditures, (7) engage in mergers, acquisitions and asset sales, excluding the acquisition and the transactions contemplated thereby, (8) engage in transactions with affiliates, (9) change the nature of our business and the business conducted by our subsidiaries and (10) change the holding company status of Advance Auto. We are also required to comply with financial covenants with respect to a maximum leverage ratio, a minimum interest coverage ratio and a minimum current assets to funded senior debt ratio.

Prepayment; Reduction of Commitments.    Borrowings under the senior credit facility are required to be prepaid, subject to certain exceptions, with (1) 50% of Excess Cash Flow (as defined in the senior credit facility) unless our Leverage Ratio at the end of any fiscal year is 2.0 or less, in which case 25% of Excess Cash Flow for such fiscal year will be required to be repaid, (2) 100% of the net cash proceeds of all asset sales or other dispositions of property by us and our subsidiaries, subject to certain exceptions (including exceptions for reinvestment of certain asset sale proceeds within 270 days of such sale and certain sale-leaseback transactions), and (3) 100% of the net proceeds of certain issuances of debt or equity by Advance Auto and its subsidiaries, including us.

Voluntary prepayments and voluntary reductions of the unutilized portion of the revolving credit facility are permitted in whole or in part, at our option, in minimum principal amounts specified in the senior credit facility, without premium or penalty, subject to reimbursement of the lenders’ redeployment costs in the case of a prepayment of adjusted LIBOR borrowings other than on the last day of the relevant interest period. Voluntary prepayments under the tranche A term loan facility and the tranche B term loan facility will (1) generally be allocated among those facilities on a pro rata basis (based on the then outstanding principal amount of the loans under each facility) and (2) within each such facility, be applied to the installments under the amortization schedule within the following 12 months under such facility and all remaining amounts will be applied pro rata to the remaining amortization payments under such facility.

Events of Default.    Events of default under the senior credit facility include but are not limited to, (1) our failure to pay principal when due or interest after a grace period, (2) the material breach of any covenant, representation or warranty contained in the loan documents, (3) customary cross-default and cross-acceleration provisions, (4) certain events of bankruptcy, insolvency or dissolution by us, Advance Auto or our subsidiaries, (5) certain judgments against us, Advance Auto or our subsidiaries, or our or their assets, (6) the actual or asserted invalidity of our security documents or those of Advance Auto or our subsidiaries or the guarantees and (7) a Change in Control (as defined in the senior credit facility).

The preceding discussion of certain of the provisions of the senior credit facility is not intended to be exhaustive and is qualified in its entirety by reference to the provisions of the senior credit facility.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

In connection with the offering of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes. We are making the exchange offer to satisfy our obligations under the registration rights agreement. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

Terms of the Exchange Offer; Period for Tendering Old Notes

Subject to terms and conditions, we will accept for exchange old notes which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used herein, the term “expiration date” means 5:00 p.m., New York City time,         , 2002. We may, however, in our sole discretion, extend the period of time during which the exchange offer is open. The term “expiration date” means the latest time and date to which the exchange offer is extended.

As of the date of this prospectus, $200 million principal amount of old notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to all holders of old notes known to us. Our obligation to accept old notes for exchange pursuant to the exchange offer is subject to certain obligations as set forth under “—Conditions to the Exchange Offer.”

We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any old notes, by giving oral or written notice of such extension to the holders thereof as described below. During any such extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Old notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes, upon the occurrence of any of the conditions of the exchange offer specified under “—Conditions to the Exchange Offer.” We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Old Notes

The tender to us of old notes by you as set forth below and our acceptance of the old notes will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender old notes for exchange pursuant to the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal or, in the case of a book-entry transfer, an agent’s message in lieu of such letter of transmittal, to The Bank of New York, as exchange agent, at the address set forth below under “Exchange Agent” on or prior to the expiration date. In addition, either:

•	certificates for such old notes must be received by the exchange agent along with the letter of transmittal, or

•
a timely confirmation of a book-entry transfer (a “book-entry confirmation”) of such old notes, if such procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer described beginning on page 103 must be received by the exchange agent, prior to the expiration date, with the letter of transmittal or an agent’s message in lieu of such letter of transmittal, or the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or old notes should be sent to us.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

•	by a holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an eligible institution (as described below).

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program, each an “eligible institution.” If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an eligible institution.

We or the exchange agent in our sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in our judgment or our counsel’s, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer). Our or the exchange agent’s interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the expiration date (including the letter of transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of old notes for exchange, and no one will be liable for failing to provide such notification.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, such old notes must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the old notes.

If the letter of transmittal or any old notes or powers of attorneys are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

By tendering old notes, you represent to us that, among other things:

•	the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such new notes, whether or not such person is the holder; and

•	neither the holder nor such other person has any arrangement or understanding with any person, to participate in the distribution of the new notes.

In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in or does not intend to engage in a distribution of the new notes.

If you are our “affiliate,” as defined under Rule 405 under the Securities Act, and engage in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of such new notes to be acquired pursuant to the exchange offer, you or any such other person:

•	could not rely on the applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.” The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See “—Conditions to the Exchange Offer.” For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

The holder of each old note accepted for exchange will receive a new note in the amount equal to the surrendered old note. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes. Holders of new notes will not receive any payment in respect of accrued interest on old notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

In all cases, issuance of new notes for old notes that are accepted for exchange will be made only after timely receipt by the exchange agent of:

•	certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at DTC,

•	a properly completed and duly executed letter of transmittal or an agent’s message in lieu thereof, and

•	all other required documents.

If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry procedures described below, such non-exchanged old notes will be credited to an account maintained with DTC) as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfers

For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the old notes at DTC within two business days after the date of this prospectus, unless the exchange agent already has established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of old notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent’s message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under “—Exchange Agent” on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery Procedures

If you desire to tender your old notes and your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the expiration date, a tender may be effected if:

•	the tender is made through an eligible institution,

•
prior to the expiration date, the exchange agent received from such eligible institution a notice of guaranteed delivery, substantially in the form we provide (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth your name and address, the amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent’s message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by such eligible institution with the exchange agent, and

•
the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent’s message in lieu thereof, with any required signature guarantees and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

You may withdraw your tender of old notes at any time prior to the expiration date. To be effective, the exchange agent must receive a written notice of withdrawal at one of the addresses set forth under “—Exchange Agent.” This notice must specify:

•	the name of the person having tendered the old notes to be withdrawn,

•	the old notes to be withdrawn (including the principal amount of such old notes), and

•	where certificates for old notes have been transmitted, the name in which such old notes are registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless such holder is an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

We or the exchange agent will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to such holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, such old notes will be credited to an account maintained with DTC for the old notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if any of the following events occur prior to acceptance of such old notes: (i) the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC; (ii) an action or proceeding shall have been instituted or threatened in any court or by any governmental agency that might materially impair our or any subsidiary guarantor’s ability to proceed with the exchange offer; (iii) we shall not have received all governmental approvals that we deem necessary to consummate the exchange offer; or (iv) there has been proposed, adopted, or enacted any law, statute, rule or regulation that, in our reasonable judgment, would materially impair our ability to consummate the exchange offer.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order is threatened or in effect with respect to the registration statement, of which this prospectus constitutes a part, or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

The Bank of New York has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

The Bank of New York

By Overnight Courier and Hand Delivery after 4:30 pm on Expiration Date:	By Hand Delivery to 4:30 p.m:	By Registered or Certified Mail:
The Bank of New York c/o United States Trust Company of New York 30 Broad Street, 14th Floor New York, NY 10004-2304	The Bank of New York c/o United States Trust Company of New York 30 Broad Street, B-Level New York, NY 10004-2304	The Bank of New York c/o United States Trust Company of New York P.O. Box 112 Bowling Green Station New York, NY 10274-0112

Telephone Number: (800) 548-6565
Facsimile Number: (212) 422-0183 or (646) 458-8104

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

The principal solicitation is being made by mail by The Bank of New York, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the new notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates’ officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with the tender of old notes in the exchange offer unless you instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

Consequences of Exchanging or Failing to Exchange Old Notes

If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the provisions of the indenture relating to the old notes regarding transfer and exchange of the old notes and the restrictions on transfer of the old notes described in the legend on your certificates. These transfer restrictions are required because the old notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act.

Under existing interpretations of the Securities Act by the SEC’s staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the new notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of new notes, as set forth below. However, any purchaser of new notes who is one of our “affiliates” (as defined in Rule 405 under the Securities Act) or who intends to participate in the exchange offer for the purpose of distributing the new notes:

•	will not be able to rely on the interpretation of the SEC’s staff;

•	will not be able to tender its old notes in the exchange offer; and

•
must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the new notes unless such sale or transfer is made pursuant to an exemption from such requirements. See “Plan of Distribution.”

We do not intend to seek our own interpretation regarding the exchange offer and there can be no assurance that the SEC’s staff would make a similar determination with respect to the new notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “—Plan of Distribution.”

DESCRIPTION OF NEW NOTES

General

We will issue the new notes under the Indenture dated as of October 31, 2001 among the Company, the Note Guarantors and The Bank of New York, as trustee (the “Trustee”). This is the same indenture under which the old notes were issued. The terms of the new notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, or the “Trust Indenture Act”. The new notes are subject to all such terms, and holders of new notes are referred to the indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the indenture does not purport to be complete and is qualified in its entirety by reference to the indenture, including the definitions therein of certain terms used below. We urge that you carefully read the indenture as it, and not this description, governs your rights as holders of new notes. Copies of the proposed form of indenture are available as set forth under the caption “Additional Information and Incorporation by Reference.”

The definitions of certain terms used in the following summary are set forth below under “—Certain Definitions.” For purposes of this summary, the term “Company” refers only to Advance Stores Company, Incorporated and not to Advance Auto. Certain of the Company’s subsidiaries will guarantee the new notes and therefore will be subject to many of the provisions contained in this Description of New Notes. Each company which guarantees the new notes is referred to in this section as a “note guarantor.” Each such guarantee is termed a “note guarantee.”

New Notes Versus Old Notes

The new notes are substantially identical to the old notes, except that the transfer restrictions, registration rights and special redemption provisions do not apply to the new notes.

Overview of the New Notes and the Note Guarantees

The new notes:

•	will be general unsecured obligations of the Company;

•	will rank equally in right of payment with all existing and future Senior Subordinated Debt of the Company;

•	will be subordinated in right of payment to all existing and future Senior Debt of the Company;

•	will be effectively subordinated to any secured indebtedness of the Company and its Subsidiaries to the extent of the value of the assets securing such Indebtedness; and

•	will be effectively subordinated to all liabilities (including trade payables) and preferred stock of each Subsidiary of the Company that is not a note guarantor.

The Note Guarantors:

The new notes will be guaranteed by each of the Company’s existing (including Discount and its Subsidiaries) and future Restricted Subsidiaries that guarantees any Indebtedness of the Company or any other Restricted Subsidiary.

The note guarantee of each note guarantor:

•	will be general unsecured obligations of such note guarantor;

•	will rank equally in right of payment with all existing and future Senior Subordinated Debt of such note guarantor;

•	will be subordinated in right of payment to all existing and future Senior Debt of such note guarantor; and

•	will be effectively subordinated to any secured indebtedness of such note guarantor and its Subsidiaries to the extent of the value of the assets securing such Indebtedness.

The new notes will not be guaranteed by any of the Company’s Foreign Subsidiaries unless such Subsidiary guarantees any Indebtedness of the Company or any other Restricted Subsidiary. As of the Issue Date, the Company has no Foreign Subsidiaries.

Under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the indenture.

Principal, Maturity and Interest

We are issuing the new notes in an aggregate principal amount of $200,000,000. The new notes will mature on April 15, 2008. Interest on the new notes will accrue at the rate of 10¼% per annum. We will pay interest semi-annually in arrears on April 15 and October 15, commencing on April 15, 2002, to holders of record on the immediately preceding April 1 and October 1, respectively. Interest on the new notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, interest and Liquidated Damages, if any, on the new notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of principal, premium, interest and Liquidated Damages, if any, may be made by check mailed to the holders of the new notes at their respective addresses set forth in the register of holders of new notes; provided that all payments of principal, premium, interest and Liquidated Damages, if any, with respect to new notes represented by one or more permanent global notes will be required to be made by wire transfer of immediately available funds to the accounts of The Depository Trust Company or any successor thereto. Until otherwise designated by the Company, the Company’s office or agency in New York will be the office of the Trustee maintained for such purpose. The new notes will be issued in denominations of $1,000 and integral multiples thereof.

Indenture May Be Used for Future Issuances

We may from time to time issue additional notes having identical terms and conditions to the new notes (the “Additional Notes”). We will only be permitted to issue such Additional Notes if at the time of such issuance we are in compliance with the covenants contained in the indenture. Any Additional Notes will be part of the same issue as the new notes that we are currently offering and will vote on all matters with the new notes.

Subordination

The payment of Obligations in respect of the new notes will be subordinated in right of payment, as set forth in the indenture, to the prior payment in full of all Obligations in respect of Senior Debt, whether outstanding on the Issue Date or thereafter incurred. In addition, as set forth in “—Note Guarantees” below, the note guarantees will be general unsecured obligations of the note guarantors, subordinated in right of payment to the prior payment in full of all Senior Debt of such note guarantor.

Upon any payment or distribution of any kind to creditors of the Company, whether in cash, property or securities, in a total or partial liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshaling of the Company’s assets and liabilities, whether voluntary or involuntary, the holders of Senior Debt will be entitled to receive payment in full of all Obligations in respect of such Senior Debt (including interest accruing after the commencement of any such proceeding at the rate specified in the applicable Senior Debt whether or not such interest is an allowed claim enforceable against a debtor in a bankruptcy case under Title 11 of the United States Code) before the holders of new notes will be entitled to receive any payment or distribution of any kind with respect to the new notes, and until all Obligations with respect to Senior Debt are paid in full, any payment or distribution to which the holders of new notes would be entitled shall be made to the holders of Senior Debt (except for any distribution of Permitted Junior Securities made pursuant to a reorganization in which the Senior Debt is not impaired and payments made from the trust described under “—Legal Defeasance and Covenant Defeasance”).

The Company also may not make any payment upon or distribution in respect of the new notes (except for any distribution of Permitted Junior Securities made pursuant to a reorganization in which the Senior Debt is not impaired or from the trust described under “—Legal Defeasance and Covenant Defeasance”) if (i) any amount of principal, interest or other Obligation in respect of any Designated Senior Debt (including, without limitation, any amount due as a result of the acceleration of the maturity thereof) is not paid when due and remains unpaid (a “Payment Default”) or (ii) any other default (a “Nonpayment Default”) occurs and is continuing with respect to any Designated Senior Debt that permits holders of such Designated Senior Debt or any agent or trustee therefor to accelerate its maturity and, in the case of any such Nonpayment Default, the Trustee receives a notice of such default invoking the following provisions of this paragraph (a “Payment Blockage Notice”) from the holders of any Designated Senior Debt or any agent or trustee therefor. However, the Company may pay the new notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the representative of the Designated Senior Debt affected by such Payment Default or Nonpayment Default. Payments on the new notes may and shall be resumed (a) in the case of a Payment Default, upon the date on which all Payment Defaults have been cured or waived, unless a Payment Blockage Notice has been delivered commencing a payment blockage period in respect of a Nonpayment Default, and (b) in case of a Nonpayment Default, the earlier of (i) the date on which all Payment Defaults and Nonpayment Defaults have been cured or waived or (ii) the date 179 days after the date on which the applicable Payment Blockage Notice is received, unless a Payment Default has occurred and is continuing. No new period of payment blockage may be commenced in respect of a Nonpayment Default unless and until 180 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No Nonpayment Default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 days; provided that if such Nonpayment Default arose from the failure to comply with a financial covenant and if the condition or performance measured by such financial covenant has declined further from such condition or performance as reflected in the most recent financial statements available on the date of delivery of the original Payment Blockage Notice to the Trustee, such Nonpayment Default may be, or be made, the basis for a subsequent Payment Blockage Notice.

Whenever the Company is prohibited from making any payment in respect of the new notes, the Company also shall be prohibited from making, directly or indirectly, any deposit in the trust described under “—Legal Defeasance and Covenant Defeasance” and any payment of any kind on account of the redemption, purchase or other acquisition of the new notes except for payments from the trust described under “—Legal Defeasance and Covenant Defeasance.” If any holder receives any payment or distribution that such holder is not entitled to receive with respect to the new notes, such holder shall be required to pay the same over to the holders of Senior Debt.

The indenture further requires that the Company promptly notify holders of Senior Debt if payment of the new notes is accelerated because of an Event of Default. The Company is prohibited from making any payment in respect of the new notes until the earlier of five business days after such notice is delivered or the date of acceleration of any Designated Senior Debt and, thereafter, may pay the new notes only if the subordination provisions of the indenture otherwise permit payment at that time.

As a result of the subordination provisions described above, in the event of a liquidation, insolvency or similar proceeding, holders of new notes may recover less ratably than creditors of the Company who are holders of Senior Debt. See “Risk Factors—The notes and the note guarantees will be subordinated to our existing and future senior debt.” As of October 6, 2001, after giving pro forma effect to the acquisition and the related financing, including the issuance of the old notes, the Company would have had $495 million in aggregate principal amount of Senior Debt (excluding unused commitments under the revolving credit facility and approximately $18 million of letters of credit), which would rank senior in right of payment to the new notes and note guarantees, and no subordinated debt, $169.5 million in Senior Subordinated Debt, which ranks equally in right of payment with the new notes and note guarantees, and no subordinated debt to which the new notes would be senior. In addition, the Company could incur additional Senior Debt under the Senior Credit Facility which, if borrowed, would be senior to the new notes and note guarantees. The indenture limits, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Company and its Subsidiaries, respectively, can incur. See “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

Note Guarantees

The Company’s payment obligations under the new notes will be guaranteed pursuant to the note guarantees in effect on the Issue Date and in certain circumstances future note guarantees on a senior subordinated basis by Subsidiaries that become note guarantors after the Issue Date. The note guarantee of each note guarantor will be subordinated to the prior payment in full of all Senior Debt of such note guarantor and the amounts for which the note guarantors will be liable under the guarantees issued from time to time with respect to Senior Debt, which would rank senior in right of payment to the new notes and the note guarantees, respectively. As of October 6, 2001, after giving pro forma effect to the acquisition and the related financing, including the issuance of the old notes, the note guarantors would have had $485 million in aggregate principal amount of Senior Debt (excluding unused commitments under the revolving credit facility and approximately $18 million of letters of credit), which would rank senior in right of payment to the new notes and the note guarantees, $169.5 million of Senior Subordinated Debt (excluding guarantees of the notes), which ranks equally in right of payment with the notes and note guarantees, and no subordinated debt to which the note guarantees would be senior.

The obligations of each note guarantor under its note guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. See, however, “Risk Factors—Fraudulent transfer statutes could void our obligations under the notes and the obligations of the note guarantors under the note guarantees.”

The indenture provides that no note guarantor may consolidate with or merge with or into (whether or not such note guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such note guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such note guarantor) assumes all the obligations of such note guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the indenture and its note guarantee; and (ii) immediately after giving effect to such transaction, no Default or Event of Default exists.

The indenture provides that in the event of a sale or other disposition of all of the assets of any note guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any note guarantor, then such note guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such note guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such note guarantor) will be released and relieved of any obligations under its note guarantee. See “—Repurchase at the Option of Holders—Asset Sales.” In addition, the indenture provides that, in the event the Company designates a Restricted Subsidiary to be an Unrestricted Subsidiary in accordance with the indenture, then such Restricted Subsidiary shall be released from its obligations under its note guarantee.

Optional Redemption

Except as set forth in the following paragraphs of this “Optional Redemption” section, we may not redeem the new notes prior to April 15, 2003. Thereafter, we may redeem the new notes at any time at our option, in whole or in part, upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period commencing on April 15 in the years indicated below:

Year	Percentage
2003	105.125%
2004	103.417%
2005	101.708%
2006 and thereafter	100.000%

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the new notes.

Repurchase at the Option of Holders

Change of Control

Upon the occurrence of a Change of Control, each holder of new notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder’s new notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase new notes on the date specified in such notice, which date shall be no earlier than 30 days (or such shorter time period as may be permitted under applicable law, rules and regulations) and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the new notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture relating to such Change of Control Offer, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all new notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all new notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the new notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of new notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each holder of new notes so tendered the Change of Control Payment for such new notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the new notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. The indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding

Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of new notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Change of Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the new notes to require that the Company repurchase or redeem the new notes in the event of a takeover, recapitalization or similar transaction.

The Senior Credit Facility prohibits the Company from purchasing any new notes and provide that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing new notes, the Company could seek the consent of its lenders to the purchase of new notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing new notes. In such case, the Company’s failure to purchase tendered new notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under the Senior Credit Facility. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of new notes. In addition, the exercise by the holders of new notes of their right to require the Company to repurchase the new notes could cause a default under such Senior Debt, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Company. Finally, the Company’s ability to pay cash to the holders of new notes upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all new notes validly tendered and not withdrawn under such Change of Control Offer.

Asset Sales

The indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in or consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined by the Board of Directors in good faith, whose determination shall be conclusive evidence thereof and shall be evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee) and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents other than in the case where the Company or such Restricted Subsidiary is undertaking a Permitted Asset Swap; provided that the amount of (x) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted within 15 days by the Company or such Restricted Subsidiary into cash (to extent of the cash received) shall be deemed to be cash for purposes of this provision.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or its Restricted Subsidiaries may, at its option, apply such Net Proceeds (a) to permanently reduce Senior Debt, or (b) to the investment in, or the making of a capital expenditure or the acquisition of, other property or assets in each case used or useable in a Permitted Business, or Capital Stock of any Person primarily engaged in a Permitted

Business if, as a result of the investment in or acquisition by the Company or any Restricted Subsidiary thereof, such Person becomes a Restricted Subsidiary, or (c) a combination of the uses described in clauses (a) and (b). Pending the final application of any such Net Proceeds, the Company or its Restricted Subsidiaries may temporarily reduce Senior Debt or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture. Any Net Proceeds from Asset Sales (including any Net Proceeds from Asset Sales that were not applied or invested in accordance with the corresponding provision of the 1998 Notes Indenture prior to the Issue Date or used to make an Asset Sale Offer) that are not applied or invested as provided in the first sentence of this paragraph within the 360-day period after receipt of such Net Proceeds will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer to all holders of new notes and, to the extent required by the terms of any Pari Passu Indebtedness to all holders of such Pari Passu Indebtedness (an “Asset Sale Offer”) to purchase the maximum principal amount of new notes and any such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, in accordance with the procedures set forth in the indenture or such Pari Passu Indebtedness, as applicable. To the extent that the aggregate principal amount of new notes and any such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company or its Restricted Subsidiaries may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of new notes and any such Pari Passu Indebtedness surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the new notes to be purchased on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. The Company’s ability to repurchase the new notes will be subject to the covenants contained in the Senior Credit Facility or any additional or successor bank facility.

Selection and Notice

If we partially redeem or repurchase new notes at any time, the Trustee will select the new notes for redemption or repurchase in compliance with the requirements of the principal national securities exchange, if any, on which the new notes are listed, or, if the new notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate; provided that no new notes of $1,000 or less shall be redeemed or repurchased in part. Notices of redemption may not be conditional. Notices of redemption or repurchase shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date or repurchase date to each holders of new notes to be redeemed or repurchased at its registered address. If any new note is to be redeemed or repurchased in part only, the notice of redemption or repurchase that relates to such new note shall state the portion of the principal amount thereof to be redeemed or repurchased. A new note in principal amount equal to the unredeemed or unrepurchased portion thereof will be issued in the name of the holder thereof upon cancellation of the original new note. On and after the redemption or repurchase date, interest and Liquidated Damages will cease to accrue on new notes or portions of them called for redemption or repurchase.

Certain Covenants

Restricted Payments

The indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any such dividend, distribution or other payment made as a payment in connection with any merger or consolidation involving the Company), other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or any Wholly Owned Subsidiary of the Company; (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, any such purchase, redemption, or other acquisition or retirement for value made as a payment in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or

any Restricted Subsidiary (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company); (iii) make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except a payment of principal at Stated Maturity in the applicable amounts so required; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and immediately after giving effect to such Restricted Payment:

(a)  no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(b)  the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(c)  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the 1998 Notes Issue Date (excluding Restricted Payments permitted by clauses (ii), (iii), (v), (vi), (vii), (ix) and (x) of the next succeeding paragraph), is less than the sum (without duplication) of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the 1998 Notes Issue Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale subsequent to the 1998 Notes Issue Date of Equity Interests of the Company (other than Disqualified Stock) or of Disqualified Stock or debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Restricted Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) with respect to any Restricted Investment that was made after the 1998 Notes Issue Date, (A) to the extent that such Restricted Investment is sold for cash or otherwise liquidated or repaid for cash, the amount of cash proceeds received with respect to such Restricted Investment and (B) without duplication of any amount included in Consolidated Net Income, 100% of any cash dividends or other cash distributions received in respect of such Restricted Investment, plus (iv) to the extent not otherwise included in clause (iii) above, 100% of the cash proceeds realized upon the sale of any Unrestricted Subsidiary (less the amount of any reserve established for purchase price adjustments and less the maximum amount of any indemnification or similar contingent obligation for the benefit of the purchaser, any of its Affiliates or any other third party in such sale, in each case as adjusted for any permanent reduction in any such amount on or after the date of such sale, other than by virtue of a payment made to such Person following the 1998 Notes Issue Date) since the 1998 Notes Issue Date, plus (v) upon the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary since the 1998 Notes Issue Date, the lesser of (x) the fair market value of such Subsidiary or (y) the aggregate amount of all Investments made in such Subsidiary subsequent to the 1998 Notes Issue Date by the Company and its Restricted Subsidiaries, plus (vi) $15.0 million.

The foregoing provisions will not prohibit:

(i)  the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indenture;

(ii)  the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company or any Restricted Subsidiary in exchange for, or in an amount not in excess of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition, and any Net Income resulting therefrom, shall be excluded from clauses (c)(i) and (c)(ii) of the preceding paragraph;

(iii)  the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness in exchange for, or in an amount not in excess of the net cash proceeds from, an incurrence of Permitted Refinancing Indebtedness;

(iv)  so long as no Default or Event of Default shall have occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company, Holding or any Restricted Subsidiary of the Company (including Restricted Payments to any shareholder of the Company in order to permit such shareholder (directly or indirectly) to repurchase, redeem or otherwise acquire Equity Interests in Holding), held by any member of the Company’s (or any of its subsidiaries’) management, employees, directors or consultants pursuant to any management, employee, director or consultant equity subscription agreement or stock option agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests since the 1998 Notes Issue Date shall not exceed the sum of (A) $3.0 million and (B) the aggregate cash proceeds received by the Company from any issuance of Equity Interests since the 1998 Notes Issue Date by Holding or the Company to members of management, employees, directors or consultants of the Company and its subsidiaries (provided that the cash proceeds referred to in this clause (B) shall be excluded from clause (c)(ii) of the preceding paragraph); provided, further, that Management Notes may be forgiven or returned without regard to the limitation set forth above and the forgiveness or return thereof shall not be treated as Restricted Payments for purposes of determining compliance with such limitation;

(v)  the payment of any dividend (or the making of a similar distribution or redemption) by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

(vi)  payments (A) required to be made under the Tax Sharing Agreement or (B) distributions made by the Company on the date of the 1998 Notes Indenture, the proceeds of which were utilized solely to consummate the Recapitalization (as defined in the 1998 Notes Indenture);

(vii)  the payment of dividends or the making of loans or advances by the Company to Holding in an aggregate amount not to exceed $1.75 million in any fiscal year for costs and expenses incurred by Holding in its capacity as a holding company or for services rendered by Holding on behalf of the Company;

(viii)  so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary issued after the date of the 1998 Notes Indenture in accordance with the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or the corresponding provision of the 1998 Notes Indenture (if issued prior to the Issue Date);

(ix)  so long as (A) no Default or Event of Default has occurred and is continuing and (B) immediately before and immediately after giving effect thereto, the Company would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” from and after the 1998 Notes Issue Date, payments of cash dividends to Holding in an amount sufficient to enable Holding to make payments of interest required to be made in respect of the Holding Senior Discount Debentures in accordance with the terms thereof in effect on the date of the 1998 Notes Indenture, provided such interest payments are made with the proceeds of such dividends; and

(x)  the purchase or redemption of subordinated indebtedness pursuant to a change of control of provision contained in the indenture or other governing instrument relating thereto; provided, however, that (A) no offer or purchase obligation may be triggered in respect of such Indebtedness unless a corresponding obligation also arises for the new notes and (B) in all events, no repurchase or redemption of such Indebtedness may be consummated unless and until the Company shall have satisfied all repurchase obligations with respect to any required purchase offer made with respect to the new notes.

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default or an Event of Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of (i) the net book value of such Investments at the time of such designation and (ii) the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon a fairness opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, together with a copy of any fairness opinion or appraisal, if any, required by the indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock

The indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock or Disqualified Stock other than to the Company or another Restricted Subsidiary; provided, however, that the Company or any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if (i) the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1.0 commencing on the 1998 Notes Issue Date and at any time thereafter, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued or in the case of any Restricted Subsidiary, such preferred stock had been issued, as the case may be, at the beginning of such four-quarter period and (ii) no Default or Event of Default will have occurred or be continuing or would occur as a consequence thereof.

The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i)  the incurrence by the Company and the Restricted Subsidiaries of Indebtedness under the Credit Facilities and any Guarantees thereof; provided that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and the Restricted Subsidiaries for reimbursement of drawings that may be made thereunder) outstanding under all Credit Facilities after giving effect to such incurrence, including all Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (i), does not exceed at any time (A) with respect to the term loan portion of such Credit Facilities, $125 million in an aggregate principal amount and (B) with respect to the revolving credit facility and deferred term loan portion of such Credit Facilities, an aggregate principal amount equal to the greater of fifty percent of the amount of inventory shown on the consolidated balance sheet of the Company for the then most recently ended fiscal quarter and $250 million less, in the case of clause (A) or (B), the aggregate principal of all principal payments thereunder since the 1998 Notes Issue Date constituting permanent reductions of such Indebtedness pursuant to such Credit Facilities or in accordance with the covenant described under “—Repurchase at the Option of Holders—Asset Sales”;

(ii)  the incurrence by the Company and the note guarantors of Indebtedness represented by (A) the 1998 Notes and the Guarantees of the 1998 Notes and (B) the new notes (not including any Additional Notes) and the note guarantees;

(iii)  the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or other obligations, in each case incurred for the purpose of financing all or any part of the acquisition cost or cost of construction, remodeling or improvements of assets or property used in the business of the Company or any Restricted Subsidiary, in an aggregate principal amount not to exceed $25.0 million at any time outstanding;

(iv)  other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the 1998 Notes Issue Date (excluding Indebtedness described in clause (i) above of this covenant) and Indebtedness incurred prior to the Issue Date and outstanding pursuant to the provisions of the 1998 Notes Indenture corresponding to the first paragraph of this covenant;

(v)  the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture or the 1998 Notes Indenture (if incurred prior to the Issue Date) to exist or be incurred;

(vi)  the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Subsidiaries or between or among any Wholly Owned Subsidiaries; provided that (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than a Wholly Owned Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

(vii)  the incurrence by the Company or any Restricted Subsidiary of Hedging Obligations that are incurred for the purpose of fixing or hedging (i) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the indenture to be outstanding or (ii) the value of foreign currencies purchased or received by the Company or any Restricted Subsidiary in the ordinary course of business;

(viii)  Indebtedness incurred in respect of workers’ compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(ix)  Indebtedness arising from guarantees of Indebtedness of the Company or any Restricted Subsidiary or the agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary, or other guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or Capital Stock of a Restricted Subsidiary for the purpose of financing such acquisition, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed 25% of the gross proceeds (with proceeds other than cash or Cash Equivalents being valued at the fair market value thereof as determined by the Board of Directors of the Company in good faith) actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(x)  the guarantee by the Company or any of the Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

(xi)  the incurrence by the Company or any of its Restricted Subsidiaries of Acquired Debt in an aggregate principal amount at any time outstanding not to exceed $10.0 million;

(xii)  Indebtedness incurred in connection with a Qualified Receivables Transaction except to the extent that such Indebtedness is recourse to the Company or any other Restricted Subsidiary of the Company; and

(xiii)  the incurrence by the Company or any Restricted Subsidiary of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xiii) or the corresponding provision of the 1998 Notes Indenture (if incurred prior to the Issue Date), not to exceed $25.0 million.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xiii) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

Liens

The indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom for purposes of securing Indebtedness, except Permitted Liens, unless the Obligations due under the indenture and the new notes are secured by a Lien on such property, assets or proceeds on an equal and ratable basis (or on a senior basis, in the case of Indebtedness subordinate in right of payment to the new notes), with the Obligations so secured, so long as such Obligations are secured.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i) (a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) the Senior Credit Facility, (b) (1) the 1998 Notes Indenture and the 1998 Notes and (2) the indenture and the new notes, (c) applicable law or any applicable rule, regulation or order, (d) any agreement or instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such agreement or instrument was created or entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (e) by reason of customary non-assignment provisions in leases, licenses, encumbrances, contracts or similar assets entered into or acquired in the ordinary course of business and consistent with industry practices, (f) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (e) above on the property so acquired, (g) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, (h) contracts for the sale of assets containing customary restrictions with respect to a Restricted Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, and (i) customary restrictions in security agreements or mortgages securing Indebtedness of the Company or a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements and mortgages.

Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries

The indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, transfer, convey, lease, sell or otherwise dispose of any shares (other than directors’ qualifying shares) of Capital Stock of a Restricted Subsidiary to any Person, except (i) to the Company or a Wholly Owned Subsidiary or (ii) in a transfer, conveyance, lease, sale or other disposition of all the Capital Stock of such Restricted Subsidiary owned by the Company or another Restricted Subsidiary; provided, that in connection with any such transfer, conveyance, lease, sale or other disposition of Capital Stock the Company or any such Restricted Subsidiary complies with the covenant described under “—Repurchase at the Option of Holders—Asset Sales”; provided, further that the foregoing shall not restrict (a) any Lien on Capital Stock of a Restricted Subsidiary that is not otherwise prohibited under the indenture or (b) any transfer, sale or other disposition of Capital Stock pursuant to a foreclosure of any such Lien or similar exercise of remedies in respect thereof.

Merger, Consolidation or Sale of Assets

The indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the new notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately prior to and immediately after such transaction no Default or Event of Default exists; (iv) except in the case of a merger of the Company with or into a Wholly Owned Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and (v) the Company shall have delivered to the Trustee and Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this indenture. For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company. The foregoing clause (iv) will not prohibit (a) a merger between the Company and a Wholly Owned Subsidiary of Holding created for the purpose of holding the Capital Stock of the Company, (b) a merger between the Company and a Wholly Owned Subsidiary of the Company or (c) a merger between the Company and an Affiliate incorporated solely for the purpose of reincorporating the Company in another State of the United States so long as, in the case of each clause (a), (b) and (c), the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

Transactions with Affiliates

The indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or Investment in, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless (i) the terms of such Affiliate Transaction are fair and reasonable to the Company or such Restricted Subsidiary, as the case may be, and are at least as favorable as the terms which could be obtained by the Company or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm’s-length basis between unaffiliated parties and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that the following shall not be deemed Affiliate Transactions: (v) certain leases and other arrangements of the Company in effect on the 1998 Notes Issue Date and specified in Schedule 4.11 to the 1998 Notes Indenture, (w) any employment agreements, stock option or other compensation agreements or plans (and the payment of amounts or the issuance of securities thereunder) and other reasonable fees, compensation, benefits and indemnities paid or entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary to or with the officers, directors or employees of the Company or its Restricted Subsidiaries, (x) transactions between or among the Company and/or its Restricted Subsidiaries, (y) Restricted Payments (other than Restricted Investments) that are permitted by the provisions of the indenture described above under the caption “—Restricted Payments” and (z) sales of Capital Stock (other than Disqualified Stock) of the Company, when such sales are exclusively for cash.

Senior Subordinated Debt

The indenture provides that (i) the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the new notes, and (ii) no note guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to Senior Debt of such note guarantor and senior in any respect in right of payment to such note guarantor’s note guarantee. For purposes of this covenant, Indebtedness is deemed to be senior in right of payment to the new notes or the note guarantees, as the case may be, if it is not explicitly subordinated in right of payment to Senior Debt at least to the same extent as the new notes and the note guarantees, as the case may be, are subordinated to such Senior Debt.

Business Activities

The indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, engage to a substantial extent in any business activity other than a Permitted Business.

Additional Note Guarantees

The indenture provides that the Company will not permit any Restricted Subsidiary to guarantee the payment of any Indebtedness of the Company or any Indebtedness of any other Restricted Subsidiary (in each case, the “Guaranteed Debt”), unless (i) if such Restricted Subsidiary is not a note guarantor, such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for a note guarantee of payment of the new notes by such Restricted Subsidiary, (ii) if the new notes or the note guarantee (if any) of such Restricted Subsidiary are subordinated in right of payment to the Guaranteed Debt, the note guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary’s guarantee with respect to the Guaranteed Debt substantially to the same extent as the new notes or the note guarantee are subordinated to the Guaranteed Debt under the indenture, (iii) if the Guaranteed Debt is by its express terms subordinated in right of payment to the new notes or the note guarantee (if any) of such Restricted Subsidiary, any such guarantee of such Restricted Subsidiary with respect to the Guaranteed Debt shall be subordinated in right of payment to such Restricted Subsidiary’s note guarantee with respect to the new notes substantially to the same extent as the Guaranteed Debt is subordinated to the new notes or the note guarantee (if any) of such Restricted Subsidiary, (iv) such Restricted Subsidiary subordinates rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its note guarantee to its obligation under its note guarantee, and (v) such Restricted Subsidiary shall deliver to the Trustee an opinion of counsel to the effect that (A) such note guarantee of the new notes has been duly authorized, executed and delivered, and (B) such note guarantee of the new notes constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity.

Reports

The indenture provides that, whether or not required by the rules and regulations of the SEC so long as any new notes are outstanding, the Company will furnish to the holders of new notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports, in each case within the time periods set forth in the SEC’s rules and regulations. In addition, whether or not required by the rules and regulations of the SEC, at any time after the consummation of this exchange offer, the Company will file a copy of all such information and reports with the SEC for public availability within the time periods set forth in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, at all times that the SEC does not accept the filings provided for in the preceding sentence, the Company and the note guarantors have agreed that, for so long as any new notes remain outstanding, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

The indenture provides that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the new notes (whether or not prohibited by the subordination provisions of the indenture); (ii) default in payment when due of the principal of or premium, if any, on the new notes (whether or not prohibited by the subordination provisions of the indenture); (iii) failure by the Company or any of its Restricted Subsidiaries for 30 days after notice by the Trustee or by the holders of at least 25% in principal amount of new notes then outstanding to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control” or “—Asset Sales,” or “—Certain Covenants—Restricted Payments” or “—Incurrence of Indebtedness and Issuance of Preferred Stock;” (iv) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice by the Trustee or by the holders of at least 25% in principal amount of new notes then outstanding to comply with any of its other agreements in the indenture or the new notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness at final maturity (a “Payment Default”) or (b) results in the acceleration of such Indebtedness prior to its stated maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more in the case of clause (a) or (b); (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $20.0 million (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing), which judgments are not paid, discharged or stayed for a period of 60 days; (vii) the note guarantee of a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or, except as permitted by the indenture, shall cease for any reason to be in full force and effect or any note guarantor that is a Significant Subsidiary, or any Person acting on behalf of any note guarantor that is a Significant Subsidiary, shall deny or disaffirm its obligations under its note guarantee; and (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding new notes may declare all the new notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, all outstanding new notes will become due and payable without further action or notice. Holders of the new notes may not enforce the indenture or the new notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding new notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the new notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. In the event of a declaration of acceleration of the new notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (v) of the preceding paragraph, the declaration of acceleration of the new notes shall be automatically annulled if the holders of any Indebtedness described in clause (v) of the preceding paragraph have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration and if (a) the annulment of the acceleration of new notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except nonpayment of principal or interest on the new notes that became due solely because of the acceleration of the new notes, have been cured or waived.

The holders of a majority in aggregate principal amount of the new notes then outstanding by notice to the Trustee may on behalf of the holders of all of the new notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the new notes.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the indenture, and the Company is required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the new notes, the indenture or the note guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of new notes, by accepting a new note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the new notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The indenture provides that the Company may, at its option and at any time, elect to have all of its obligations and the obligations of the Note Guarantors discharged with respect to the outstanding new notes (“Legal Defeasance”) except for (i) the rights of holders of outstanding new notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on such new notes when such payments are due from the trust referred to below, (ii) the Company’s obligations with respect to the new notes concerning issuing temporary new notes, registration of new notes, mutilated, destroyed, lost or stolen new notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith and (iv) the Legal Defeasance provisions of the indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the new notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the new notes.

In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the new notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages on the outstanding new notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the new notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, subject to customary assumptions and exclusions, the holders of the outstanding new notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the holders of the outstanding new notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the financing of amounts to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that, subject to customary assumptions and exclusions (which assumptions and exclusions shall not relate to the operation of Section 547 of the United States Bankruptcy Code or any analogous New York State law provision), after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; (vii) the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of new notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

A holder may transfer or exchange new notes in accordance with the indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the indenture. The Company is not required to transfer or exchange any new note selected for redemption. Also, the Company is not required to transfer or exchange any new note for a period of 15 days before a selection of new notes to be redeemed.

The registered holder of a new note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture, the note guarantees or the new notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the new notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, new notes), and any existing default or compliance with any provision of the indenture, the note guarantees or the new notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding new notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, new notes).

Without the consent of each holder affected, an amendment or waiver may not with respect to any new notes held by a non-consenting holder, (i) reduce the principal amount of new notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any new note or alter the provisions with respect to the redemption of the new notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”), (iii) reduce the rate of or change the time for payment of interest on any new note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the new notes (except a rescission of acceleration of the new notes by the holders of at least a majority in aggregate principal amount of the new notes and a waiver of the payment default that resulted from such acceleration), (v) make any new note payable in money other than that stated in the new notes, (vi) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of new notes to receive payments of principal of or premium, if any, or interest on the new notes, (vii) waive a redemption payment with respect to any new note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”), (viii) except as otherwise permitted by the indenture release any note guarantor from any of its obligations under its note guarantee or the indenture, or amend the provisions of the indenture relating to the release of note guarantors or (ix) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of Article 10 of the indenture (which relate to subordination) or the related definitions will require the consent of the holder of at least 75% in aggregate principal amount of the new notes then outstanding if such amendment would adversely affect the rights of holders of new notes.

Notwithstanding the foregoing, without the consent of any holder of new notes, the Company, the note guarantors and the Trustee may amend or supplement the indenture, the note guarantees or the new notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated new notes in addition to or in place of certificated new notes, to provide for the assumption of the Company’s or a note guarantor’s obligations to holders of new notes in the case of a merger or consolidation, to provide for the issuance of exchange notes or

Additional Notes, to make any change that would provide any additional rights or benefits to the holders of new notes or that does not materially adversely affect the legal rights under the indenture of any such holder, to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act or to allow any note guarantor to guarantee the new notes.

Concerning the Trustee

The indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding new notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of new notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person or assumed in connection with the acquisition of any asset used or useful in a Permitted Business acquired by such specified Person; provided that such Indebtedness was not incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, or such acquisition, as the case may be.

“Acquisition” means the acquisition by the Company of Discount Auto Parts, Inc., pursuant to the Merger Agreement, as described in this prospectus.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

“Asset Sale” means (i) the sale, lease (other than an operating lease), conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than in the ordinary course of business (provided that the sale, lease (other than an operating lease), conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger,

Consolidation or Sale of Assets” and not by the provisions of the Asset Sales covenant), and (ii) the sale by the Company and the issue or sale by any of the Restricted Subsidiaries of the Company of Equity Interests of any of the Company’s Restricted Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions that have a fair market value (as determined in good faith by the Board of Directors) in excess of $1.0 million or for net cash proceeds in excess of $1.0 million. Notwithstanding the foregoing, the term Asset Sale shall not include: (i) a sale, conveyance or other disposition of assets or rights by the Company to a Wholly Owned Subsidiary of the Company or an entity that would become a Wholly Owned Subsidiary upon the consummation of such sale, conveyance or other disposition or by a Wholly Owned Subsidiary of the Company to the Company or to a Wholly Owned Subsidiary of the Company, (ii) an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Wholly Owned Subsidiary of the Company, (iii) a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments,” (iv) the sale and leaseback of any assets within 270 days of the acquisition of such assets, (v) foreclosures on assets, (vi) the clearance of inventory, (vii) sales or dispositions of obsolete equipment or other assets in the ordinary course of business or (viii) the sale, conveyance or other disposition of accounts receivables and related assets customarily transferred in connection with a Qualified Receivables Transaction.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participation, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means (i) securities issued or unconditionally and fully guaranteed or insured by the full faith and credit of the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (ii) obligations issued or fully guaranteed by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (iii) certificates of deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any lender party to the Senior Credit Facility or with any domestic commercial bank having capital and surplus in excess of $250.0 million, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (iii), above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having one of the two of the highest ratings obtainable from either Moody’s or S&P and in each case maturing within one year after the date of acquisition and (vi) investments in funds investing at least 90% of its assets in investments of the types described in clauses (i) through (v) above.

“Change of Control” means the occurrence of any of the following: (i) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that (A) any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act), other than the Principals and their Related Parties, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the Voting Stock of the Company (measured by voting power rather than number of shares) or (B) any “person” (as defined above), other than the Principals and their Related Parties becomes the “beneficial owner” (as defined above) of more than 33 1/3% of the Voting Stock of the Company (measured by voting power rather than number of shares) and the Principals and their Related Parties beneficially own, directly or indirectly, in the aggregate a lesser percentage of the Voting Stock of the Company than such other “person,” (ii) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors or (iii) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person and (B) either (1) the “beneficial owners” (as defined above) of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly through one or more subsidiaries, not less than a majority of the total Voting Stock of the surviving or transferee corporation immediately after such transaction or (2) if immediately prior to such transaction the Company is a direct or indirect subsidiary of any other Person (such other Person, the “Holding Company”), then the “beneficial owners” (as defined above) of the Voting Stock of such Holding Company immediately prior to such transaction own, directly or indirectly through one or more subsidiaries not less than a majority of the Voting Stock of the surviving or transferee corporation immediately after such transaction.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income of such Person and its Restricted Subsidiaries), plus (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of prepaid cash charge that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, plus (v) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or a Restricted Subsidiary of such Person or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, in each case, to the extent that such interest expense was deducted in computing such Consolidated Net Income, plus (vi) (a) fees and expenses incurred in connection with the Recapitalization (as defined in the 1998 Notes Indenture) and deducted in the calculation of Consolidated Net Income and (b) bonuses paid for management and other employees of the Company and its subsidiaries in connection with, and substantially concurrently with, the Recapitalization (as defined in the 1998 Notes Indenture) in an amount not to exceed in the aggregate $11.5 million, minus (vii) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded, and (v) the Net Income of, or any dividends or other distributions from, any Unrestricted Subsidiary, to the extent otherwise included, shall be excluded, except to the extent actually distributed to the Company or one of its Restricted Subsidiaries.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company or any Holding Company of the Company who (i) was a member of such Board of Directors on the date of the 1998 Notes Indenture immediately after consummation of the Recapitalization (as defined in the 1998 Notes Indenture) or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were either members of such Board at the time of such nomination or election or are successor Continuing Directors appointed by such Continuing Directors (or their successors).

“Credit Facilities” means, with respect to the Company and its Restricted Subsidiaries, one or more debt facilities (including, without limitation, the Senior Credit Facility) or commercial paper facilities with banks or other institutional lenders, providing for revolving credit loans, term loans, receivables financing (other than a Qualified Receivables Transaction) or letters of credit and related security and collateral agreements, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder; provided that such increase in borrowings is permitted under the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Designated Senior Debt” means (i) any Senior Debt outstanding under the Senior Credit Facility and (ii) any other Senior Debt permitted under the indenture the principal amount of which is or under which the holders thereof are committed to lend at least $25.0 million or more and that has been designated by the Company in the instrument creating or evidencing such Senior Debt as “Designated Senior Debt.”

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the new notes mature.

“Effective Time” means the time of closing of the Acquisition.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; provided, however, that in no event shall any amortization of deferred financing costs incurred in connection with the Recapitalization (as defined in the 1998 Notes Indenture) be included in Fixed Charges, and (iii) any interest expense on Indebtedness of another Person to the extent such Indebtedness is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) (without duplication) (1) all dividends paid or accrued in respect of Disqualified Stock which are not treated as interest for tax purposes for such period and (2) all cash dividend payments on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests (other than Disqualified Stock of the Company), times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Fixed Charge Coverage Ratio” means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow and Fixed Charges for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income and shall reflect any pro forma expense and cost reductions attributable to such acquisitions (as determined in good faith by a responsible financial or accounting officer of the Company and approved by the Company’s Board of Directors), and (ii) the Consolidated Cash Flow and Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded and Consolidated Cash Flow shall reflect any pro forma expense or cost reductions relating to such discontinuance or disposition (as determined in good faith by a responsible financial or accounting officer of the Company and approved by the Company’s Board of Directors), and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which were in effect on the date of the 1998 Notes Indenture; provided, however, that all reports and other financial information provided by the Company to the Holders, the Trustee and/or the SEC shall be prepared in accordance with generally accepted accounting principles, as in effect at the date of such report or such other financial information; provided, further, however, that if there are any differences between such principles and GAAP, the Company shall provide a written explanation thereof.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or the value of foreign currencies.

“Holding” means, prior to the merger of Advance Holding Corporation with and into Advance Auto Parts, Inc. (the “AHC Merger”), Advance Holding Corporation, a Virginia corporation, and, after the consummation of the AHC Merger, Advance Auto Parts, Inc., a Delaware corporation and the corporate parent of the Company, or its successors.

“Holding Senior Discount Debentures” means Holding’s 12.875% Senior Discount Debentures due 2009 issued under the indenture dated as of April 15, 1998, between Holding and The Bank of New York, as successor to the corporate trust business of United States Trust Company of New York, as trustee.

“Indebtedness” means, with respect to any Person, any Obligation of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person to the extent such Indebtedness is so Guaranteed. The amount of any Indebtedness outstanding as of any date shall be the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel, relocation and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Issue Date” means the date on which new notes are first issued and authenticated under the indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any option or other agreement to sell or give a security interest and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Management Note” means any promissory note given by an employee of the Company or any Affiliate thereof as part of the purchase price for Equity Interests in the Company or in Holding.

“Merger Agreement” means the Agreement and Plan of Merger dated as of August 7, 2001, among Holding, the Company, Advance Auto Parts, Inc., AAP Acquisition Corporation and Discount.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under the Credit Facilities) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“1998 Notes” means the Company’s 10¼% Senior Subordinated Notes due 2008 issued under the 1998 Notes Indenture.

“1998 Notes Indenture” means the indenture dated as of April 15, 1998, among the Company, as issuer, Laralev, Inc., as guarantor, and The Bank of New York, as successor to the corporate trust business of United States Trust Company of New York, as trustee, as amended by (i) the Supplemental Indenture dated as of November 2, 1998 between Western Auto Supply Company and United States Trust Company of New York, as trustee, and (ii) the Second Supplemental Indenture dated as of June 30, 1999 between Advance Trucking Corporation and United States Trust Company of New York, as trustee.

“1998 Notes Issue Date” means April 15, 1998, the date of the issuance of the 1998 Notes.

“Non-Recourse Debt” means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), or (b) is directly or indirectly liable (as a guarantor or otherwise), and (ii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries, including the stock of any Unrestricted Subsidiary.

“Obligations” means, with respect to any Indebtedness, any principal of, premium, if any, and interest on such Indebtedness and all other amounts, including without limitation penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, evidencing, securing or guaranteeing such Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers.

“Pari Passu Indebtedness” means Indebtedness that ranks pari passu in right of payment with the new notes.

“Permitted Asset Swap” means any transfer of properties or assets by the Company or any of its Restricted Subsidiaries in which at least 80% of the consideration received by the transferor consists of properties or assets (other than cash) that will be used in the business of such transferor; provided, that (i) the aggregate fair market value (as determined in good faith by the Board of Directors of the Company) of the property or assets (including cash) being transferred by the Company or such Restricted Subsidiary, as the case may be, is not greater than the aggregate fair market value (as determined in good faith by the Board of Directors of the Company) of the property or assets (including cash) received by the Company or such Restricted Subsidiary, as the case may be, in such exchange and (ii) the aggregate fair market value (as determined in good faith by the Board of Directors of the Company) of all property or assets transferred by the Company and any of its Restricted Subsidiaries in connection with exchanges in any period of twelve consecutive months shall not exceed $20 million.

“Permitted Business” means the business conducted (or proposed to be conducted, including activities referred to as being contemplated by the Company, as described or referred to in the Company’s offering memorandum dated April 7, 1998, relating to the issuance of the 1998 Notes) by the Company and the Restricted Subsidiaries as of the 1998 Notes Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of the Company are reasonably related businesses, including reasonably related extensions or expansions thereof.

“Permitted Investments” means (a) any Investment in the Company or in a Restricted Subsidiary of the Company; (b) any Investment in Cash and Cash Equivalents; (c) any Investment by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company; (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” or any transaction not constituting an Asset Sale by reason of the $1.0 million threshold contained in the definition thereof; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; (f) Hedging Obligations entered into in the ordinary course of the Company’s or its Restricted Subsidiaries’ Businesses and otherwise in compliance with the indenture; (g) loans and advances to employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $1 million at any one time outstanding; (h) Management Notes in an aggregate amount not to exceed $3 million at any one time outstanding; (i) Investments received in settlement of obligations or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of customers or other third parties; and (j) additional Investments not to exceed $10.0 million at any one time outstanding.

“Permitted Junior Securities” means Equity Interests in the Company or debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the new notes are subordinated to Senior Debt pursuant to the indenture.

“Permitted Liens” means:

(i)  Liens existing as of the 1998 Notes Issue Date to the extent and in the manner such Liens were in effect on the 1998 Notes Issue Date;

(ii)  Liens securing Senior Debt or Guarantees of Senior Debt permitted to be incurred under the indenture;

(iii)  Liens securing the new notes and the note guarantees;

(iv)  Liens in favor of the Company or a Wholly Owned Restricted Subsidiary on assets of any Restricted Subsidiary of the Company;

(v)  Liens securing Permitted Refinancing Indebtedness which is incurred to refinance any Indebtedness which has been secured by a Lien permitted under the indenture and which has been incurred in accordance with the provisions of the indenture, provided, however that such Liens (A) are not materially less favorable to the holders of new notes and are not materially more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced and (B) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

(vi)  Liens for taxes, assessments or governmental charges or claims either (A) not delinquent or (B) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(vii)  statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(viii)  Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or similar obligations, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, indemnity, surety, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(ix)  judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgement shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(x)  easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(xi)  any interest or title of a lessor under any lease, whether or not characterized as capital or operating; provided that such Liens do not extend to any property or assets which are not leased property subject to such lease;

(xii)  Liens securing Capital Lease Obligations and Indebtedness incurred in accordance with the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;” provided, however, that (A) the Indebtedness shall not exceed the cost (including installation and delivery charges and related sales taxes) of such property or assets being acquired, remodeled or constructed and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets being acquired, remodeled or constructed and (B) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or the completion of such construction or remodeling;

(xiii)  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(xiv)  Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(xv)  Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(xvi)  Liens securing Hedging Obligations which Hedging Obligations relate to Indebtedness that is otherwise permitted under the indenture;

(xvii)  Liens securing Acquired Debt incurred in accordance with the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;” provided that (A) such Liens secured such Acquired Debt at the time of and prior to the incurrence of such Acquired Debt by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Debt by the Company or a Restricted Subsidiary of the Company and (B) such Liens do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Debt prior to the time such Indebtedness became Acquired Debt of the Company or a Restricted Subsidiary of the Company and are not more favorable to the lienholders than those securing the Acquired Debt prior to the incurrence of such Acquired Debt by the Company or a Restricted Subsidiary of the Company;

(xviii)  leases or subleases granted to others not interfering in any material respect with the business of the Company or its Restricted Subsidiaries;

(xix)  Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(xx)  Liens arising from filing Uniform Commercial Code financing statements as a precautionary matter with respect to leases; and

(xxi)  Liens on accounts receivable and any asset related thereto in connection with a Qualified Receivables Transaction.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, prepay, retire, renew, replace, defease or refund Indebtedness of the Company or any of its Restricted Subsidiaries; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, prepaid, retired, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith including premiums paid, if any, to the holders thereof); (ii) such Permitted Refinancing Indebtedness has a final maturity date at or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, prepaid, retired, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, prepaid, retired, replaced, defeased or refunded is subordinated in right of payment to the new notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the new notes on terms at least as favorable to the holders of new notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Principals” means Freeman Spogli & Co. Incorporated.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any Restricted Subsidiary pursuant to which the Company or any Restricted Subsidiary may sell, convey or otherwise transfer to any Person, or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any Restricted Subsidiary and any asset related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving accounts receivable.

“Related Party” with respect to any Principal means (A) any controlling stockholder or a majority (or more) owned Subsidiary of such Principal or, in the case of an individual, any spouse or immediate family member of such Principal, or (B) any fund, trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a majority (or more) controlling interest that consists of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Senior Credit Facility” means the credit facility governed by the credit agreement entered into among the Company, Holding, the lenders party thereto, The Chase Manhattan Bank, as administrative agent, Credit Suisse First Boston and Lehman Commercial Paper Inc., as co-syndication agents, concurrently with the Acquisition, as described in this prospectus.

“Senior Debt” means (i) all Indebtedness of the Company or any note guarantor under Credit Facilities and all Hedging Obligations with respect thereto, (ii) other Indebtedness of the Company or any of its note guarantors permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the new notes and (iii) all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (w) any liability for federal, state, local or other taxes owed or owing by the Company, (x) any Indebtedness of the Company to any of its Restricted Subsidiaries or other Affiliates, (y) any trade payables or (z) any Indebtedness that is incurred in violation of the indenture or that was incurred in violation of the 1998 Notes Indenture (if incurred prior to the Issue Date).

“Senior Subordinated Debt” of the Company means the new notes, the 1998 Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank equally with the new notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Debt. “Senior Subordinated Debt” of a note guarantor has a correlative meaning.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation was in effect on the date of the 1998 Notes Indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness (including any scheduled sinking fund payment), and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total Voting Stock thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Tax Sharing Agreement” means, the tax sharing agreement among Holding, the Company and any one or more of Holding’s subsidiaries, as amended from time to time, so long as the method of calculating the amount of the Company’s (or any Restricted Subsidiary’s) payments, if any, to be made thereunder is not less favorable to the Company than as provided in such agreement as in effect on the 1998 Notes Issue Date, as determined in good faith by the Board of Directors of the Company.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but, only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with a Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions and was permitted under the indenture. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness and issuance of preferred stock by a Restricted Subsidiary of the Company of any outstanding Indebtedness or outstanding issue of preferred stock of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness and preferred stock is permitted under the indenture, (ii) such Subsidiary becomes a Note Guarantor, and (iii) no Default or Event of Default would exist following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

DESCRIPTION OF ADVANCE AUTO PARTS, INC. INDEBTEDNESS

Advance Auto, as the successor in interest to Holding, has outstanding senior discount debentures that shall have an aggregate principal amount at maturity of $112.0 million and will mature on April 15, 2009. The debentures were issued under an indenture dated April 15, 1998, or the 1998 Indenture, between Advance Auto, as the successor to Holding, and The Bank of New York, as trustee, as successor to the corporate trust business of United States Trust Company of New York, and are senior unsecured obligations of Advance Auto. Cash interest will not accrue on the debentures before April 15, 2003, and the principal of the debentures accretes at a rate of 12.875% per annum. Thereafter, cash interest on the debentures will accrue at the rate of 12.875% per annum and will be payable semiannually in arrears on April 15 and October 15 of each year, commencing April 15, 2003, to the holders of record on the immediately preceding April 1 and October 1, respectively.

On or after April 15, 2003, the debentures may be redeemed at the option of Advance Auto, in whole at any time or in part from time to time, at a redemption price equal to the applicable percentage of the principal amount thereof set forth below, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the twelve-month period commencing on April 15 in the years set forth below:

Year	Redemption Price
2003	106.438%
2004	104.292%
2005	102.146%
2006 and thereafter	100.000%

In the event of a Change of Control (as defined in the 1998 Indenture), each holder of debentures has the right to require the repurchase of such holder’s debentures at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date.

The 1998 Indenture contains covenants that, among other things, limit the ability of Advance Auto to enter into certain mergers or consolidations and sell assets of Advance Auto and its subsidiaries, incur additional indebtedness and issue preferred stock, pay dividends or certain other distributions, engage in transactions with affiliates, enter into new businesses, sell stock of Restricted Subsidiaries (as defined in the 1998 Indenture), issue stock of subsidiaries, make certain investments, repurchase stock and certain indebtedness and create or incur certain liens. Under certain circumstances, Advance Auto will be required to make an offer to purchase debentures at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase, with the proceeds of certain Asset Sales (as defined in the 1998 Indenture). The 1998 Indenture contains certain customary events of defaults, which include the failure to pay interest and principal, the failure to comply with certain covenants in the debentures or the 1998 Indenture, a default under certain indebtedness, the imposition of certain final judgments or warrants of attachment and certain events occurring under bankruptcy laws.

In addition, Advance Auto has guaranteed our indebtedness under the senior credit facility and pledged all shares of our common stock that it holds.

BOOK-ENTRY, DELIVERY AND FORM

The certificates representing the new notes will be issued in fully registered form. Except as described below, the new notes will initially be represented by one or more global notes in fully registered form without interest coupons. The global notes will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee.

Certain Book-Entry Procedures for the Global Notes

The descriptions of the operations and procedures at DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither we nor any of the initial purchasers takes any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

DTC has advised us that it is (i) a limited-purpose trust company organized under the laws of the State of New York, (ii) a “banking organization” within the meaning of the New York Banking Law, (iii) a member of the Federal Reserve System, (iv) a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and (v) a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

We expect that pursuant to procedures established by DTC:

•
Upon deposit of the global notes, DTC will credit the respective principal amounts of the new notes represented by the global notes to the accounts of persons who have accounts with DTC. Ownership of beneficial interest in the global notes will be limited to persons who have accounts with DTC, who are referred to as participants, or persons who hold interests through participants.

•
Ownership of the beneficial interests in the new notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of participants) and the records of participants and the indirect participants (with respect to the interests of persons other than participants).

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the new notes represented by a global note to these persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in new notes represented by a global note to pledge or transfer such interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of the global notes, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the new notes represented by the global notes for all purposes under the indenture and the new notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have new notes represented by the global notes registered in their names, will not receive or be entitled to receive physical delivery of certificated notes in definitive form, and will not be considered the owners or holders of any new notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee thereunder. Accordingly, each holder of the new notes owning a beneficial interest in the global notes must rely on the procedures of DTC and, if such holder of the new notes is not a participant or an indirect participant, on the procedures of the participant through which such holder of the new notes owns its interest, to exercise any rights of a holder of the new notes under the indenture or such global note. We understand that under existing industry practice, in the event that we request any action of holders of new notes, or a holder of the new notes that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders of the new notes owning through such participants to take such action or would otherwise act upon the instruction of such holders of the new notes. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of new notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such new notes.

Payments with respect to the principal of, and premium, if any, if and interest on, any new notes represented by the global notes registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to DTC or its nominee in its capacity as the registered holder of the global notes. Under the terms of the indenture, we and the trustee may treat the persons in whose names the new notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global note (including principal, premium, if any, and interest). Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

Certificated Notes

New notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if (i) we notify the trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation, (ii) we, at our option, notify the trustee in writing that we elect to cause the issuance of new notes in definitive form under the indenture or (iii) upon the occurrence of certain other events as provided in the indenture. Upon any such issuance, the trustee is required to register the certificated notes in the name of the person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

Neither we nor the trustee will be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related new notes and each such persons may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued).

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material United States federal income tax considerations relating to the exchange of your old notes for new notes in the exchange offer, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change or differing interpretation possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions.

This discussion only applies to you if you exchange your old notes for new notes in the exchange offer. This discussion does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. This discussion also does not address tax considerations applicable to your particular circumstances or if you are subject to special tax rules, including, without limitation, if you are:

•	a bank;

•	a tax-exempt organization;

•	an insurance company;

•	a dealer in securities or currencies;

•	a person that will hold either old notes or new notes as a position in a hedging transaction, “straddle” or “conversion transaction” for tax purposes; or

•	a person deemed to sell either old notes or new notes under the constructive sale provisions of the Internal Revenue Code.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

The exchange of old notes for new notes pursuant to the terms set forth in this prospectus will not constitute a taxable transaction for United States federal income tax purposes because the new notes will not be considered to differ materially in kind or extent from the old notes. Consequently, no material United States federal income tax consequences will result to you from exchanging old notes for new notes, and ownership of the new notes will be considered a continuation of ownership of the old notes. For purposes of determining gain or loss upon the subsequent sale or exchange of the new notes, your basis in the new notes should be the same as your basis in the old notes exchanged and your holding period for the new notes should include your holding period for the old notes exchanged. The issue price and other tax characteristics of your new notes should be identical to the issue price and other tax characteristics of the old notes exchanged.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer (or such shorter period during which such broker-dealers are required by law to deliver such prospectus and any amendment or supplement thereto), we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                      , 2002, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensations under the Securities Act. Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker-dealer that participates in a distribution of those new notes may be deemed to be an underwriter within the meaning of the Securities Act and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Furthermore, any broker-dealer that acquired any of the old notes directly from us:

•
may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co., Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983); and

•	must be also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

For a period of 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any broker-dealer and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the new notes offered under this prospectus will be passed upon for Advance by Riordan & McKinzie, a Professional Law Corporation, Los Angeles, California. Certain principals and employees of Riordan & McKinzie are limited partners in partnerships that are limited partners of Freeman Spogli investment funds that own equity interests of Advance Auto.

EXPERTS

The consolidated financial statements of Advance Stores Company, Incorporated as of December 30, 2000 and January 1, 2000, and for each of the three years in the period ended December 30, 2000, included in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of Discount Auto Parts, Inc. for the years ended May 29, 2001 and May 30, 2000, and for each of the three years in the period ended May 29, 2001, as set forth in their report. The consolidated financial statements of Discount Auto Parts, Inc. have been included in the Registration Statement on Form S-4 in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

AVAILABLE INFORMATION AND INCORPORATION BY REFERENCE

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the new notes offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information that is included in the registration statement. You will find additional information about us and the new notes in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement for a more complete understanding of the document or matter.

In addition, pursuant to a contractual obligation under the indenture and the existing indenture, we are subject to the informational requirements of the Exchange Act and, in accordance with these requirements, we file reports and other information relating to our business, financial condition and other matters with the SEC. We are required to disclose in such reports certain information, as of particular dates, concerning our operating results and financial condition, officers and directors, principal holders of securities, any material interests of such persons in transactions with us and other matters.

The registration statement, reports and other information filed by us can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W.,Washington, D.C. 20549, and at the following regional office of the SEC: Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at the prescribed rates. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the SEC. The address of the site is: http://www.sec.gov.

All reports and other documents filed by us in compliance with the requirements of the Exchange Act on or after the date of this prospectus but prior to the termination of the exchange offer, are incorporated herein by reference.

Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified will not be deemed to constitute a part of this prospectus, except as so modified, and any statement so superseded will not be deemed to constitute a part of this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated into this prospectus by reference, other than exhibits to those documents unless the exhibits are specifically incorporated by reference into those documents, or referred to in this prospectus. You should address all requests to Advance Stores Company, Incorporated, 5673 Airport Road, Roanoke, Virginia 24012, Attention: Chief Financial Officer. Our telephone number at this address is (540) 362-4911.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

ADVANCE STORES COMPANY, INCORPORATED

Page
Report of Independent Public Accountants	F-2

Audited Consolidated Financial Statements of Advance Stores Company, Incorporated and Subsidiaries for the three years ended December 30, 2000, January 1, 2000, and January 2, 1999:

Consolidated Balance Sheets	F-3

Consolidated Statements of Operations	F-4

Consolidated Statements of Changes in Stockholder’s Equity	F-5

Consolidated Statements of Cash Flows	F-6

Notes to Consolidated Financial Statements	F-8
Schedule II—Valuation and Qualifying Accounts	F-41

Unaudited Condensed Consolidated Financial Statements for the Forty-Week Periods Ended October 6, 2001 and October 7, 2000:

Condensed Consolidated Balanced Sheets	F-42

Condensed Consolidated Statements of Operations	F-43

Condensed Consolidated Statements of Cash Flows	F-44

Notes to the Condensed Consolidated Financial Statements	F-45

DISCOUNT AUTO PARTS, INC.

Audited Consolidated Financial Statements of Discount Auto Parts, Inc. and Subsidiaries for the three years ended June 1, 1999, May 30, 2000 and May 29, 2001:

Report of Independent Certified Public Accountants	F-56

Consolidated Balance Sheets	F-57

Consolidated Statements of Income	F-58

Consolidated Statements of Stockholders’ Equity	F-59

Consolidated Statements of Cash Flows	F-60

Notes to Consolidated Financial Statements	F-61

Unaudited Condensed Consolidated Financial Statements of Discount Auto Parts, Inc. and Subsidiaries for the Thirteen-Week Periods Ended August 28, 2001 and August 29, 2000:

Condensed Consolidated Balance Sheets	F-71

Condensed Consolidated Statements of Income	F-72

Condensed Consolidated Statements of Cash Flows	F-73

Notes to Condensed Consolidated Financial Statements	F-74

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholder of
Advance Stores Company, Incorporated:

We have audited the accompanying consolidated balance sheets of Advance Stores Company, Incorporated (a Virginia company) and subsidiaries (the Company), as of December 30, 2000, and January 1, 2000, and the related consolidated statements of operations, changes in stockholder’s equity and cash flows for each of the three years in the period ended December 30, 2000. These financial statements and the schedule referred to below are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advance Stores Company, Incorporated and subsidiaries as of December 30, 2000, and January 1, 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 30, 2000, in conformity with accounting principles generally accepted in the United States.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to consolidated financial statements is presented for purposes of complying with the Securities and Exchange Commission’s rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

AR	THUR ANDERSEN LLP

Greensboro, North Carolina
March 2, 2001 (except with
respect to the matters discussed
in Note 17, as to which the date
is November 28, 2001)

ADVANCE STORES COMPANY, INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 30, 2000 and January 1, 2000
(dollars in thousands, except per share data)

	December 30, 2000	January 1, 2000
ASSETS
Current assets:
Cash and cash equivalents	$18,009	$22,577
Receivables, net	80,967	106,032
Inventories	788,914	749,447
Other current assets	10,274	9,752

Total current assets	898,164	887,808
Property and equipment, net	410,960	402,476
Assets held for sale	25,077	29,694
Other assets, net	15,095	24,974

	$1,349,296	$1,344,952

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Bank overdrafts	$13,778	$12,182
Current portion of long-term debt	7,028	3,665
Accounts payable	387,852	341,188
Accrued expenses	124,123	148,289
Other current liabilities	42,794	26,172

Total current liabilities	575,575	531,496

Long-term debt	495,706	560,302

Other long-term liabilities	46,644	50,626

Commitments and contingencies
Common stock, Class A, voting, $100 par value; 5,000 shares authorized; 538 and 536 issued and outstanding	54	54
Additional paid-in capital	275,654	273,598
Other	2,460	1,777
Accumulated deficit	(46,797)	(72,901)

Total stockholder’s equity	231,371	202,528

	$1,349,296	$1,344,952

The accompanying notes to consolidated financial statements
are an integral part of these balance sheets.

ADVANCE STORES COMPANY, INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 30, 2000, January 1, 2000, and January 2, 1999
(dollars in thousands)

	2000	1999	1998
	(dollars in thousands)
Net sales	$2,288,022	$2,206,945	$1,220,759
Cost of sales, including purchasing and warehousing costs	1,392,127	1,404,113	766,198

Gross profit	895,895	802,832	454,561
Selling, general and administrative expenses	803,106	782,597	401,100
Expenses associated with the Recapitalization of the Parent	—	—	14,277
Expenses associated with restructuring in conjunction with the Western Merger	—	—	6,774

Operating income	92,789	20,235	32,410
Other (expense) income:
Interest expense	(56,519)	(53,844)	(29,517)
Other, net	762	4,416	606

Total other expense, net	(55,757)	(49,428)	(28,911)

Income (loss) before provision (benefit) for income taxes and extraordinary item	37,032	(29,193)	3,499
Provision (benefit) for income taxes	13,861	(9,628)	1,887

Income (loss) before extraordinary item	23,171	(19,565)	1,612
Extraordinary item, gain on debt extinguishment, net of $1,759 income taxes	2,933	—	—

Net income (loss)	$26,104	$(19,565)	$1,612

The accompanying notes to consolidated financial statements
are an integral part of these statements.

ADVANCE STORES COMPANY, INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY

For the Years Ended December 30, 2000, January 1, 2000, and January 2, 1999
(dollars in thousands, except per share data)

	Class A Common Stock		Additional Paid-in Capital	Other	Retained Earnings (Accumulated Deficit)	Total Stockholder’s Equity
	Shares	Amount
	(dollars in thousands, except per share data)
Balance, January 3, 1998	273	$27	$940	$—	$128,202	$129,169
Dividend to parent	—	—	—	—	(183,150)	(183,150)
Issuance of Class A common stock associated with Western Merger, net of issuance costs of $575	263	27	262,399	—	—	262,426
Other	—	—	10,259	695	—	10,954
Net income	—	—	—	—	1,612	1,612

Balance, January 2, 1999	536	54	273,598	695	(53,336)	221,011
Other	—	—	—	1,082	—	1,082
Net income	—	—	—	—	(19,565)	(19,565)

Balance, January 1, 2000	536	54	273,598	1,777	(72,901)	202,528
Other	2	—	2,056	683	—	2,739
Net income	—	—	—	—	26,104	26,104

Balance, December 30, 2000	538	$54	$275,654	$2,460	$(46,797)	$231,371

The accompanying notes to consolidated financial statements
are an integral part of these statements.

ADVANCE STORES COMPANY, INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 30, 2000, January 1, 2000, and January 2, 1999
(dollars in thousands)

	2000	1999	1998
	(dollars in thousands)
Cash flows from operating activities:
Net income (loss)	$26,104	$(19,565)	$1,612
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	66,826	58,147	29,964
Amortization of stock option compensation	729	1,082	695
Amortization of deferred debt issuance costs	3,052	3,230	1,891
Amortization of interest on capital lease obligation	42	201	—
Extraordinary gain on extinguishment of debt, net of tax	(2,933)	—	—
Net losses on sales of property and equipment	885	119	150
Impairment of assets held for sale	856	—	—
Provision (benefit) for deferred income taxes	4,010	(9,657)	(3,453)
Restructuring change	—	—	6,774
Net decrease (increase) in:
Receivables, net	25,068	(7,834)	4,844
Inventories	(39,467)	(23,090)	(99,653)
Other assets	12,595	(2,262)	(3,036)
Net increase (decrease) in:
Accounts payable	46,664	(5,721)	55,329
Accrued expenses	(33,185)	(31,885)	33,943
Other liabilities	(7,458)	17,915	8,837

Net cash provided by (used in) operating activities	103,788	(19,320)	37,897

Cash flows from investing activities:
Purchases of property and equipment	(70,566)	(105,017)	(65,790)
Proceeds from sales of property and equipment and assets held for sale	5,626	3,130	6,073
Payment for purchase of Advance Holding Corporation Common Stock	—	—	(193,003)
Western Merger, net of cash acquired	—	(13,028)	(170,955)
Other	—	1,091	—

Net cash used in investing activities	(64,940)	(113,824)	(423,675)

The accompanying notes to consolidated financial statements
are an integral part of these statements.

ADVANCE STORES COMPANY, INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

For the Years Ended December 30, 2000, January 1, 2000, and January 2, 1999
(dollars in thousands)

	2000	1999	1998
	(Dollars In Thousands)
Cash flows from financing activities:
Increase (decrease) in bank overdrafts	$1,596	$(8,068)	$13,016
Net borrowings under notes payable	784	—	—
Early extinguishment of debt	(24,990)	—	—
Proceeds from issuance of long-term debt	—	—	581
Principal payments on long-term debt	—	—	(97,117)
Borrowings under credit facilities	278,100	465,000	425,000
Payments on credit facilities	(306,100)	(339,500)	—
Payment of debt issuance costs	—	(930)	(20,786)
Contributed capital from Advance Holding Corporation	—	—	10,259
Dividend paid to Advance Holding Corporation	—	—	(183,150)
Proceeds from issuance of Class A common stock	2,053	—	262,425
Other	5,141	4,999	2,323

Net cash (used in) provided by financing activities	(43,416)	121,501	412,551

Net (decrease) increase in cash and cash equivalents	(4,568)	(11,643)	26,773
Cash and cash equivalents, beginning of year	22,577	34,220	7,447

Cash and cash equivalents, end of year	$18,009	$22,577	$34,220

Supplemental cash flow information:
Interest paid	$51,831	$46,264	$21,792
Income tax refunds (payments), net	6,175	(4,953)	(6,540)
Noncash transaction:
Accrued purchases of property and equipment	9,299	543	—
Conversion of capital lease obligation	3,509
Forfeiture of stock options	46	562	—
Obligations under capital lease	—	3,266	—
Debt issuance and acquisition costs accrued at January 2, 1999	—	—	3,597
Accrued credit card liability—Western Merger	—	—	10,000

The accompanying notes to consolidated financial statements
are an integral part of these statements.

ADVANCE STORES COMPANY, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 30, 2000, January 1, 2000 and January 2, 1999
(dollars in thousands)

1.    Description of Business

Advance Stores Company, Incorporated and Subsidiaries (the “Company”), a wholly owned subsidiary of Advance Holding Corporation (the “Parent”), maintain two operating segments within the United States, Puerto Rico and the Virgin Islands. The Retail segment operates 1,728 retail stores under the “Advance Auto Parts” and “Western Auto” trade names. The Advance Auto Parts stores offer automotive replacement parts, accessories and maintenance items throughout the Eastern and Midwest portions of the United States. The Western Auto stores, located in Puerto Rico and the Virgin Islands, included in the Retail segment offer home and garden merchandise in addition to automotive parts, accessories and service. The Wholesale segment consists of the wholesale operations, including distribution services to approximately 590 independent dealers located throughout the United States, and one Company-owned store in California all operating under the “Western Auto” trade name.

2.    Summary of Significant Accounting Policies

Accounting Period

The Company’s fiscal year ends on the Saturday nearest the end of December.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The Company also participates in a joint venture in which it has less than a 50% ownership. The investment in the joint venture is accounted for by the equity method. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash, Cash Equivalents and Bank Overdrafts

Cash and cash equivalents consist of cash in banks and money market funds. Bank overdrafts include net outstanding checks not yet presented to a bank for settlement.

Allowances

The Company receives cooperative advertising allowances, rebates and various other incentives from vendors that are recorded as a reduction of cost of sales or selling, general and administrative expenses when earned. Cooperative advertising revenue is earned as advertising expenditures are incurred. Rebates and other incentives are earned based on purchases. Amounts received or receivable from vendors that are not yet earned are reflected as deferred revenue in the accompanying consolidated balance sheets. Management’s estimate of the portion of deferred revenue that will be realized within one year of the balance sheet date has been included in other current liabilities in the accompanying consolidated balance sheets. Total deferred revenue is $26,994 and $25,015 at December 30, 2000 and January 1, 2000, respectively.

Preopening Expenses

Preopening expenses, which consist primarily of payroll and occupancy costs, are expensed as incurred.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense incurred was approximately $53,658, $65,524, and $35,972 in fiscal 2000, 1999 and 1998, respectively.

Warranty Costs

The Company’s vendors are primarily responsible for warranty claims. Warranty costs relating to merchandise and services sold under warranty, which are not covered by vendors’ warranties are estimated based on the Company’s historical experience and are recorded in the period the product is sold.

Revenue Recognition

The Company recognizes merchandise revenue at the point of sale to a retail customer and point of shipment to a wholesale customer, while service revenue is recognized upon performance of service. The majority of sales are made for cash; however, the Company extends credit to certain commercial customers through a third-party provider of private label credit cards. Receivables under the private label credit card program are transferred to the third-party provider on a limited recourse basis. The Company provides an allowance for doubtful accounts on receivables sold with recourse based upon factors related to credit risk of specific customers, historical trends and other information. Statement of Financial Accounting Standards (“SFAS”) No. 125, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities,” provides that this arrangement be accounted for as a secured borrowing. Receivables under the private label credit card and the related payable to the third-party provider were $15,666 and $10,525 at December 30, 2000 and January 1, 2000, respectively.

Change in Accounting Estimate

In July of fiscal 2000, the Company adopted a change in an accounting estimate to reduce the depreciable lives of certain property and equipment on a prospective basis. The effect on operations for fiscal 2000 was to increase depreciation expense by $2,458. The Company expects to discontinue the operations of the effected assets by the third quarter of fiscal 2001, at which time they will be fully depreciated under the reduced useful lives.

Recent Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. It requires companies to recognize all derivatives as either assets or liabilities in their statement of financial position and measure those instruments at fair value. In September 1999, the FASB issued SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133,” which delayed the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138,

“Accounting for Derivative Instruments and Certain Hedging—an Amendment of SFAS No. 133,” which amended the accounting and reporting standards for certain risks related to normal purchases and sales, interest and foreign currency transactions addressed by SFAS No. 133. The Company adopted SFAS No. 133 on December 31, 2000 with no material impact on its financial position or the results of its operations.

In September 2000, the FASB issued SFAS No. 140, “Accounting for Transfers and Servicing Financial Assets and Extinguishment of Liabilities.” This statement replaces SFAS No. 125, but carries over most of the provisions of SFAS No. 125 without reconsideration. Management is currently analyzing the impact of adopting SFAS No. 140, which will become effective for first quarter of fiscal 2001.

In June 2001, the FASB issued SFAS No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets,” SFAS No. 141 addresses accounting and reporting for all business combinations and requires the use of the purchase method for business combinations. SFAS No. 141 also requires recognition of intangible assets apart from goodwill if they meet certain criteria. SFAS No. 142 establishes accounting and reporting standards for acquired goodwill and other intangible assets. Under SFAS No. 142, goodwill and intangibles with indefinite useful lives are no longer amortized but are instead subject to at least an annual assessment for impairment by applying a fair-value based test. SFAS No. 141 applies to all business combinations initiated after June 30, 2001. SFAS No. 142 is effective for existing goodwill and intangible assets beginning on December 31, 2001. SFAS No. 142 is effective immediately for goodwill and intangibles acquired after June 30, 2001. Although the Company is currently evaluating the impact of SFAS Nos. 141 and 142, management does not expect that the adoption of these statements will have a material impact on existing goodwill or intangibles.

In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 establishes accounting standards for recognition and measurement of an asset retirement obligation and an associated asset retirement cost and is effective for fiscal years beginning after June 15, 2002. The Company does not expect SFAS No. 143 to have a material impact on its financial statements.

In August 2001, the FASB also issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. This statement replaces both SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” and Accounting Principles Board (APB) Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”. SFAS 144 retains the basic provisions from both SFAS 121 and APB 30 but includes changes to improve financial reporting and comparability among entities. The provisions of SFAS 144 are effective for fiscal years beginning after December 15, 2001. The Company has not yet determined the impact SFAS No. 144 will have on its financial position or the results of its operations.

Reclassifications

Certain items in the fiscal 1999 and fiscal 1998 financial statements have been reclassified to conform with the fiscal 2000 presentation.

3.    Restructuring Charges

The Company’s restructuring activities relate to the ongoing analysis of the profitability of store locations and the settlement of restructuring activities undertaken and assumed as a result of the Western Merger (see

Note 15). The Company recognizes a provision for future obligations at the time a decision is made to close a facility, primarily store locations. The provision for closed facilities includes the present value of the remaining lease obligations, reduced by the present value of estimated revenues from subleases, and management’s estimate of future costs of insurance, property tax and common area maintenance. The Company uses discount rates ranging from 6.5% to 7.7%. From time to time these estimates require revision that affect the amount of the recorded liability. The effect of these changes in estimates is netted with new provisions and included in selling, general and administrative expenses on the accompanying consolidated statements of operations.

During fiscal 2000, the Company closed five stores included in the fiscal 1999 restructuring activities and made the decision to close or relocate 25 additional stores not meeting profitability objectives, of which 20 have been closed as of December 30, 2000.

A reconciliation of activity with respect to these restructuring accruals is as follows:

	Severance	Other Exit Costs
Restructuring reserves assumed in Western Merger	$1,092	$8,569
Restructuring provision for Advance store exit costs in conjunction with the Western Merger	—	6,774
Reserves utilized	(410)	(570)

Balance, January 2, 1999	$682	$14,773
New provisions	—	1,307
Change in estimates	—	(1,249)
Reserves utilized	(664)	(4,868)

Balance, January 1, 2000	$18	$9,963
New provisions	—	1,768
Change in estimates	—	(95)
Reserves utilized	(18)	(4,848)

Balance, December 30, 2000	$—	$6,788

Other exit cost liabilities will be settled over the remaining terms of the underlying lease agreements.

As a result of the Western Merger, the Company established restructuring reserves in connection with the decision to close certain Parts America stores, to relocate certain Western administrative functions, to exit certain facility leases and to terminate certain employees of Western. As of December 30, 2000, all employees have been terminated and all leased stores have been closed.

A reconciliation of activity with respect to these restructuring accruals is as follows:

	Severance	Relocation	Other Exit Costs
Recognized as liabilities assumed in purchase accounting and included in purchase price allocation	$8,000	$90	$14,384
Reserves utilized	(262)	(132)	(652)

Balance at January 2, 1999	$7,738	$838	$13,732
Purchase accounting adjustments	3,630	(137)	(1,833)
Reserves utilized	(7,858)	(701)	(4,074)

Balance at January 1, 2000	$3,510	$—	$7,825
Change in estimates	—	—	(1,261)
Reserves utilized	(3,510)	—	(2,767)

Balance at December 30, 2000	$—	$—	$3,797

Other exit cost liabilities will be settled over the remaining terms of the underlying lease agreements.

4.    Receivables

Receivables consist of the following:

	December 30, 2000	January 1, 2000
Trade:
Wholesale	$12,202	$22,221
Retail	15,666	10,525
Vendor	36,260	50,208
Installment (Note 16)	14,197	13,616
Related parties	4,143	12,559
Employees	389	349
Other	3,131	3,481

Total receivables	85,988	112,959
Less: Allowance for doubtful accounts	(5,021	(6,927)

Receivables, net	$80,967	$106,032

5.    Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (“LIFO”) method for approximately 90% and 89% of inventories at December 30, 2000 and January 1, 2000, respectively, and the first-in, first-out (“FIFO”) method for remaining inventories. The Company capitalizes certain purchasing and warehousing costs into inventory. Purchasing and warehousing costs included in inventory, at FIFO, at December 30, 2000 and January 1, 2000, were $56,305 and $49,252, respectively. Inventories consist of the following:

	December 30, 2000	January 1, 2000
Inventories at FIFO	$779,376	$735,762
Adjustments to state inventories at LIFO	9,538	13,685

Inventories at LIFO	$788,914	$749,447

Replacement cost approximated FIFO cost at December 30, 2000 and January 1, 2000.

6.    Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Expenditures for maintenance and repairs are charged directly to expense when incurred; major improvements are capitalized. When items are sold or retired, the related cost and accumulated depreciation are removed from the accounts, with any gain or loss reflected in the consolidated statements of operations.

Depreciation of land improvements, buildings, furniture, fixtures and equipment, and vehicles is provided over the estimated useful lives, which range from 2 to 40 years, of the respective assets using the straight-line method. Amortization of building and leasehold improvements is provided over the shorter of the estimated useful lives of the respective assets or the term of the lease using the straight-line method.

Property and equipment consists of the following:

	Estimated Useful Lives	December 30, 2000	January 1, 2000
Land and land improvements	0–10 years	$40,371	$40,927
Buildings	40 years	79,109	70,788
Building and leasehold improvements	10–40 years	84,658	76,605
Furniture, fixtures and equipment	3–12 years	357,642	331,238
Vehicles	2–10 years	30,506	27,555
Other		10,571	2,010

		602,857	549,123
Less—Accumulated depreciation and amortization		(191,897)	(146,647)

Property and equipment, net		$410,960	$402,476

Effective January 3, 1999, the Company adopted the American Institute of Certified Public Accountant’s Statement of Position (“SOP”) 98-1, “Accounting for the Cost of Computer Software Developed or Obtained for Internal Use.” The SOP requires companies to capitalize certain expenditures related to development of or obtaining computer software for internal use. The adoption of the SOP resulted in the Company capitalizing approximately $9,400 and $561 in costs incurred during fiscal 2000 and fiscal 1999, respectively.

7.    Assets Held for Sale

The Company applies SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” which requires that long-lived assets and certain identifiable intangible assets to be disposed of be reported at the lower of the carrying amount or the fair market value less selling costs. As of December 30, 2000 and January 1, 2000, the Company’s assets held for sale primarily consist of real property acquired in the Western Merger and held in the wholesale segment of $25,077 and $29,694, respectively. The Company expects to dispose of this property during fiscal 2001.

During fiscal 2000, the Company recorded an impairment of the value assigned to a property held in the Wholesale segment. This facility consisted of excess space not required by the Company’s current needs, therefore, leading to the Company’s decision to dispose. The impairment charge of $856, included in operating income, reduced the carrying value of the property to approximately $8,000.

8.    Other Assets

As of December 30, 2000 and January 1, 2000, other assets include deferred debt issuance costs of $12,864 and $16,683, respectively (net of accumulated amortization of $7,581 and $4,834, respectively), relating to the Recapitalization (Note 14) and the Western Merger (Note 15). Such costs are being amortized over the term of the related debt (6 years to 11 years). Other assets also include the non-current portion of deferred income tax assets (Note 12).

9.    Accrued Expenses

Accrued expenses consist of the following:

	December 30, 2000	January 1, 2000
Payroll and related benefits	$25,507	$32,682
Restructuring	3,772	8,238
Warranty	18,962	19,780
Other	75,882	87,589

Total accrued expenses	$124,123	$148,289

10.    Other Long-term Liabilities

Other long-term liabilities consist of the following:

	December 30, 2000	January 1, 2000
Other postretirement employee benefits	$24,625	$26,587
Restructuring	6,813	13,078
Other	15,206	10,961

Total other long-term liabilities	$46,644	$50,626

11.    Long-term debt

Long-term debt consists of the following:

	December 30, 2000	January 1, 2000
Senior Debt:
Deferred term loan at variable interest rates (9.25% at December 30, 2000), due April 2004	$90,000	$90,000
Delayed draw facilities at variable interest rate (8.47% at December 30, 2000), due April 2004	94,000	70,000
Revolving facility at variable interest rates (8.50% at December 30, 2000), due April 2004	15,000	66,000
Tranche B facility at variable interest rates (9.19% at December 30, 2000), due April 2006	123,500	124,500
McDuffie County Authority taxable industrial development revenue bonds, issued December 31, 1997, interest due monthly at an adjustable rate established by the Remarketing Agent (6.90% at December 30, 2000), principal due on November 1, 2002	10,000	10,000
Capital lease obligation	—	3,467
Other	784	—
Subordinated debt:
Subordinated notes payable, interest due semi-annually at 10.25% due April 2008	169,450	200,000

Total long-term debt	502,734	563,967
Less: Current portion of long-term debt	(7,028)	(3,665)

Long-term debt, excluding current portion	$495,706	$560,302

Senior Debt

The deferred term loan, delayed draw facilities, revolving facility and Tranche B facility (“Credit Facility”) are with a syndicate of banks. The Credit Facility provides for the Company to borrow up to $462,500 in the form of senior secured credit facilities, consisting of (i) $90,000 senior secured deferred term loan, (ii) $49,000 senior secured delayed draw term loan facility (the “Delayed Draw Facility I”), (iii) $75,000 senior secured delayed draw term loan facility (the “Delayed Draw Facility II”) and, together with the Delayed Draw Facility I, (the “Delayed Draw Facilities”), (iv) a $123,500 Tranche B senior secured term loan facility (the “Tranche B Facility”) and (v) a $125,000 senior secured revolving credit facility (the “Revolving Facility”). The Revolving Facility has a letter of credit sub-limit of $25,000, of which $11,910 was outstanding for stand-by letters of credit as of December 30, 2000. Amounts available under the revolver, delayed draw term and deferred term loans are subject to a borrowing base formula, which is based on certain percentages of the Company’s inventories and certain debt covenants. As of December 30, 2000, $118,300 was available under these facilities.

Borrowings under the Credit Facility are required to be prepaid, subject to certain exceptions, with (a) 50% of the Excess Cash Flow (as defined), (b) the net cash proceeds of all asset sales or other dispositions of property (as defined), (c) the net proceeds of issuances of debt obligations and (d) the net proceeds of issuance of equity securities. Excess Cash Flow is defined as the excess of (A) the sum of the Company’s, (i) consolidated net income (excluding certain gains and losses and restricted payments made to its parent), (ii) depreciation, amortization and other noncash charges, (iii) any decrease in Net Working Capital (as defined), (iv) increases in the deferred revenues and (v) proceeds of certain indebtedness incurred, less (B) the sum of (a) any noncash gains, (b) any increases in Net Working Capital, (c) decreases in consolidated deferred revenues, (d) capital expenditures and (e) repayments of indebtedness (subject to certain exceptions). The Company was not required to make an Excess Cash Flow prepayment for fiscal 1999 but will make a $6,244 mandatory prepayment for fiscal 2000 in fiscal 2001.

The interest rates under the delayed draw facilities and the revolver are determined by reference to a pricing grid that provides for reductions in the applicable interest rate margins based on the Company’s trailing total debt to EBITDA ratio (as defined in the Credit Facility). Based upon the Company’s operating ratios at December 30, 2000, the margins were 1.75% and 0.75% for Eurodollar and base rate borrowings, respectively. Additionally, at December 30, 2000, the margin under the Tranche B term loan and the deferred term loan facility was 2.50% on a Eurodollar rate and 1.50% on the base rate borrowings. A commitment fee of 0.50% per annum is charged on the unused portion of the Credit Facility.

The Credit Facility is secured by all of the assets of the Company and contains covenants restricting the ability of the Company and its subsidiaries to, among others, (i) declare dividends or redeem or repurchase capital stock, (ii) make loans and investments and (iii) engage in transactions with affiliates or the Parent to change its passive holding company status. The Company is required to comply with financial covenants with respect to (a) a maximum leverage ratio, (b) a minimum interest coverage ratio, (c) a minimum retained cash earnings test and (d) maximum limits on capital expenditures.

On December 31, 1997, the Company entered into an agreement with McDuffie County Authority under which bond proceeds of $10,000 were issued to construct a distribution center. Proceeds of the bond offering were fully expended during fiscal 1999. These industrial development revenue bonds currently bear interest at a variable rate, with a one-time option to convert to a fixed rate, and are secured by a letter of credit.

Subordinated Debt

The $169,450 Senior Subordinated Notes (the “Notes”) are unsecured and are subordinate in right of payment to all existing and future Senior Debt. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after April 15, 2003. In addition, at any time prior to April 15, 2001, the Company may redeem up to 35% of the initially outstanding aggregate principal amount of the Notes at a redemption price equal to 110.25% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of redemption, with the net proceeds of one or more equity offerings; provided that, in each case, at least 65% of the initially outstanding aggregate principal amount of the Notes remains outstanding immediately after the occurrence of any such redemption; and provided further, that such redemption shall occur within 90 days of the date of the closing of such equity offering.

Upon the occurrence of a change of control, each holder of the Notes will have the right to require the Company to repurchase all or any part of such holder’s Notes at an offering price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of purchase.

The Notes contain various non-financial restrictive covenants that limit, among other things, the ability of the Company and its subsidiaries to issue preferred stock, repurchase stock and incur certain indebtedness, engage in transactions with affiliates, pay dividends or certain other distributions, make certain investments and sell stock of subsidiaries.

During fiscal 2000, the Company repurchased on the open market $30,550 face value of Notes at a price ranging from 81.5 to 82.5 percent of their face value. Accordingly, the Company recorded a gain related to the extinguishment of this debt of $2,933, net of $1,759 provided for income taxes and $868 for the write off of the associated deferred debt issuance costs.

As of December 30, 2000, the Company was in compliance with the covenants of the Credit Facility and the Notes. Substantially all of the net assets of the Company are restricted at December 30, 2000.

The aggregate future annual maturities of long-term debt are as follows:

2001	$ 7,028
2002	14,000
2003	4,000
2004	219,668
2005	60,000
Thereafter	198,038

$502,734

12.    Income Taxes

Provision (benefit) for income taxes for fiscal 2000, fiscal 1999 and fiscal 1998 consists of the following:

	Current	Deferred	Total
2000
Federal	$8,005	$3,897	$11,902
State	1,846	113	1,959

	$9,851	$4,010	$13,861

1999
Federal	$(1,934)	$(3,895)	$(5,829)
State	1,963	(5,762)	(3,799)

	$29	$(9,657)	$(9,628)

1998
Federal	$3,858	$(2,863)	$995
State	1,482	(590)	892

	$5,340	$(3,453)	$1,887

The provision for income taxes differed from the amount computed by applying the federal statutory income tax rate due to:

	2000	1999	1998
Pre-tax (loss) income at statutory U.S. federal income tax rate	$12,961	$(10,218)	$1,225
State income taxes, net of federal income tax benefit	1,159	(2,469)	580
Changes in certain tax accounting methods	—	—	(366)
Puerto Rico dividend withholding tax	—	150	120
Nondeductible expenses	631	740	391
Valuation allowance	914	596	—
Other net	(1,804)	1,573	(63)

	$13,861	$(9,628)	$1,887

Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period-end, based on enacted tax laws and statutory income tax rates applicable to the periods in which the differences are expected to affect taxable income. Deferred income taxes reflect the net income tax effect of temporary differences between the bases of assets and liabilities for financial reporting purposes and for income tax reporting purposes. Net deferred income tax balances are comprised of the following:

	December 30, 2000	January 1, 2000
Deferred income tax assets	$49,193	$60,661
Deferred income tax liabilities	(62,121)	(54,731)

Net deferred income tax (liabilities) assets	$(12,928)	$5,930

Net deferred income tax assets of $8,792 were recorded in the purchase price allocation of Western.

The Company incurred financial reporting and tax losses in 1999 primarily due to integration and interest costs incurred as a result of the Western Merger and the Recapitalization (See Notes 14 and 15). As of December 30, 2000, the Company has cumulative net deferred income tax liabilities of $12,928. The gross deferred income tax assets include federal and state net operating loss carryforwards (“NOLs”) of approximately $16,931. These NOLs may be used to reduce future taxable income and expire periodically through fiscal year 2020. The Company believes it will realize these tax benefits through a combination of the reversal of temporary differences, projected future taxable income during the NOL carryforward periods and available tax planning strategies. Due to uncertainties related to the realization of deferred tax assets for NOLs in various jurisdictions, the Company recorded a valuation allowance of $1,510 as of December 30, 2000 and $596 as of January 1, 2000. The amount of deferred income tax assets realizable, however, could change in the near future if estimates of future taxable income are changed.

Temporary differences which give rise to significant deferred income tax assets (liabilities) are as follows:

	December 30, 2000	January 1, 2000
Current deferred income taxes:
Inventory valuation differences	$(36,051)	$(30,708)
Accrued medical and workers compensation	2,319	2,462
Accrued expenses not currently deductible for tax	16,392	26,778
Net operating loss carryforwards	7,124	4,000

Total current deferred income taxes	$(10,216)	$2,532

Long-term deferred income taxes:
Property and equipment	$(24,571)	$(24,023)
Postretirement benefit obligation	8,254	8,580
Net operating loss carryforwards	9,807	18,090
Minimum tax credit carryforward (no expiration)	6,809	—
Valuation allowance	(1,510)	(596)
Other, net	(1,501)	1,347

Total long-term deferred income taxes	$(2,712)	$3,398

For federal and Virginia state income tax reporting purposes, the taxable income of the Company is included in the consolidated income tax returns of the Parent. Accordingly, any current and deferred federal and Virginia state income taxes, computed on a separate company basis, are payable to or receivable from the Parent.

The Parent currently has four years that are open to audit by the Internal Revenue Service. In addition, various Parent and Company state and foreign income tax returns for several years are open to audit. In management’s opinion, adequate reserves have been established and any amounts assessed will not have a material effect on the Company’s financial position or results of operations.

13.    Lease Commitments

The Company leases store locations, distribution centers, office space, equipment and vehicles under lease arrangements, some of which are with related parties.

At December 30, 2000, future minimum lease payments due under non-cancelable operating leases are as follows:

	Other	Related Parties	Total
2001	$115,631	$3,688	$119,319
2002	107,908	3,688	111,596
2003	97,119	3,496	100,615
2004	84,711	2,536	87,247
2005	76,686	2,239	78,925
Thereafter	228,300	2,211	230,511

	$710,355	$17,858	$728,213

(a)	The Other and Related Party columns include stores closed as a result of the Company’s restructuring plans (See Note 3).

At December 30, 2000, future minimum sub-lease income to be received under non-cancelable operating leases is $10,152.

Net rent expense for fiscal 2000, fiscal 1999 and fiscal 1998 was as follows:

	2000	1999	1998
Minimum facility rentals	$112,768	$103,807	$63,787
Contingent facility rentals	1,391	2,086	718
Equipment rentals	1,875	3,831	1,804
Vehicle rentals	6,709	4,281	2,391

	122,743	114,005	68,700
Less: sub-lease income	(1,747)	(1,085)	(426)

	$120,996	$112,920	$68,274

Contingent facility rentals are determined on the basis of a percentage of sales in excess of stipulated minimums for certain store facilities. Most of the leases provide that the Company pay taxes, maintenance, insurance and certain other expenses applicable to the leased premises and include options to renew. Certain leases contain rent escalation clauses, which are recorded on a straight-line basis. Management expects that, in the normal course of business, leases that expire will be renewed or replaced by other leases.

Rental payments to related parties of approximately $3,921 in fiscal 2000, $3,998 in fiscal 1999 and $2,984 in fiscal 1998 are included in net rent expense.

14.    Recapitalization

On April 15, 1998, the Parent consummated its recapitalization pursuant to an Agreement and Plan of Merger dated March 4, 1998 (the “Merger Agreement”). In connection with the Merger Agreement, the Parent’s Board of Directors authorized a 12,500 to 1 split of the common stock and a change in the par value of the common stock from $100 to $.01 per share.

Pursuant to the Merger Agreement, AHC Corporation (“AHC”), a corporation controlled by an investment fund organized by Freeman Spogli & Co. Incorporated (“FS&Co.”), merged into the Parent (the “Merger”), with the Parent as the surviving corporation. In the Merger, a portion of the common stock and all of the preferred stock of the Parent were converted into the right to receive in the aggregate approximately $351,000 in cash and certain stock options (See Note 21). Certain shares representing approximately 14% of the outstanding Class A common stock remained outstanding upon consummation of the Merger. Immediately prior to the Merger, FS&Co. purchased approximately $80,500 of the common stock of AHC which was converted in the Merger into approximately 64% of the Parent’s outstanding common stock and Ripplewood Partners, L.P. and its affiliates (“Ripplewood”) purchased approximately $20,000 of the common stock of AHC which was converted in the Merger into approximately 16% of the Parent’s outstanding common stock. In connection with the Merger, management purchased approximately $8,000, or approximately 6%, of the Parent’s outstanding common stock, a portion of which resulted in stockholder subscription receivables.

The Merger, the retirement of certain notes payable and long-term debt, borrowings under the Credit Facility, the Parent’s issuance of the Debentures and the issuance of the Notes collectively represent the “Recapitalization.” The Company has accounted for the Recapitalization for financial reporting purposes as the issuance of debt, the repayment of intercompany debt to the Parent and as a dividend to the Parent.

15.    Western Merger

On November 2, 1998, the Company consummated a Plan of Merger (the “Western Merger”) with Sears, Roebuck and Co. (“Sears”), to acquire Western (Western Auto Supply Company), for $175,000 in cash and 11,474,606 shares of the Parent’s Common Stock. Additionally, the Company agreed to share losses incurred by Sears as a result of the sale, or as a result of continuing the private label credit card programs up to a maximum of $10,000 (“Credit Card Liability”). The Company recorded the $10,000, which was paid in fiscal 1999, as additional purchase price. In connection with the transaction, the Parent sold 4,161,712 shares of common stock to certain stockholders for $70,000 and the Company borrowed $90,000 under a new deferred term loan facility. The remainder of the $175,000 was funded through cash on hand. As of the transaction date, Sears owned approximately 40.6% of the Parent’s issued and outstanding common stock.

The Western Merger has been accounted for under the purchase method of accounting. Accordingly, the results of operations of Western for the periods from November 2, 1998 are included in the accompanying consolidated financial statements. The purchase price has been allocated to assets acquired and liabilities assumed based on their respective fair values. The final purchase price allocation resulted in total excess fair value over the purchase price of $4,667 and was allocated to non-current assets, primarily property and equipment.

16.    Installment Sales Program

A subsidiary of the Company maintains an in-house finance program, which offers financing to retail customers. Finance charges of $3,063, $2,662 and $376 on the installment sales program are included in net sales in the accompanying consolidated statements of operations for the years ended December 30, 2000, January 1, 2000 and January 2, 1999, respectively. The cost of administering the installment sales program is included in selling, general and administrative expenses as a cost of operations.

17.    Subsequent Events

On April 23, 2001, the Company completed its acquisition of Carport Auto Parts, Inc. (“Carport”). The acquisition included a net 30 retail stores located in Alabama and Mississippi, and substantially all of the assets used in Carport’s operations. The acquisition has been accounted for under the purchase method of accounting during the second quarter of fiscal 2001.

The purchase price of $21,533 was allocated during the second quarter of fiscal 2001 to the assets and the liabilities assumed based on their fair values at the date of acquisition. This allocation resulted in the recognition of $3,239 in goodwill.

The Company received notification from Sears during the first quarter of 2001 that certain environmental matters of Western existing as of the merger date and fully indemnified by Sears, have been settled. Accordingly, the Company reversed $2,500 of the previously recorded $3,750 receivable due from Sears and reduced the corresponding environmental liability (see Note 18.)

On July 27, 2001, the Company made the decision to close a duplicative distribution facility located in Jeffersonville, Ohio. This 382,000 square foot owned facility opened in 1996 and served stores operating in the retail segment throughout the Mid-west portion of the United States. The Company has operated two distribution facilities in overlapping markets since the Western Merger, in which the Company assumed the operation of a Western distribution facility in Ohio. The decision to close this facility allows the Company to utilize the operating resource requirements more productively in other areas of the business. The Company does not anticipate closure of this facility and the severing of certain of its employees to materially impact its financial position or future results of operations.

On August 7, 2001, the Parent signed a definitive agreement to acquire Discount Auto Parts, Inc. (“Discount”) in a merger transaction. Discount shareholders will receive $7.50 per share in cash plus 0.2577 shares of common stock in the combined company, collectively Advance Auto Parts, Inc. (“Advance”), for each share of Discount stock. Accordingly, upon consummation of the merger, Discount shareholders will own approximately 13% of the total shares outstanding of Advance. On August 31, 2001, the Company filed a registration statement on behalf of Advance covering the shares to be issued to Discount’s shareholders, which will result in Advance Auto Parts, Inc. becoming a publicly traded company. The transaction was consummated on November 28, 2001. As of August 28, 2001, Discount operated approximately 668 retail auto parts stores in Florida, Georgia, South Carolina, Alabama, Louisiana and Mississippi. The merger will be accounted for under the purchase method of accounting.

In connection with this merger, the Company has obtained financing commitments to fund the cash portion of consideration to be paid to Discount shareholders and in-the-money option holders, refinance its existing senior credit facility ($260,299 at October 6, 2001), repay Discount’s indebtedness and premiums ($210,800 at August 28, 2001 plus repayment premiums of $6,300), purchase Discount’s Gallman distribution facility from the lessor (approximately $34,000) and pay approximately $35,000 in related transaction fees and expenses. The financing has been secured in the form of senior subordinated notes and a binding commitment for a new senior credit facility, which is described below.

In September 2001, the court granted the Company’s motion for summary judgment and dismissed all claims against the Company in the matter of a class action complaint alleging misconduct in the sale of batteries (see Note 18). The court has not yet entered a formal order, and the period for appeal has not yet run. The Company believes it has no liability for such claims and intends to continue to defend them vigorously, if necessary.

In September 2001, the Company loaned a member of the Board of Directors $1,300. This loan is evidenced by a full recourse promissory note bearing interest at prime rate, payable annually, and due in full in five years from its inception. Payment of the promissory note is secured by a stock pledge agreement that grants the Company a security interest in all shares of the Parent’s common stock owned by the board member under the Parent’s stock subscription plan.

On October 18, 2001, the court denied, on all but one count, a motion by the Company and other defendants to dismiss a lawsuit filed on behalf of independent retailers and jobbers for various claims under the Robinson-Patman Act (see Note 18). It is expected that the discovery phase of the litigation will now commence (including with respect to the Company); however, determinations as to the discovery schedule and scope remain to be determined. The Company continues to believe that the claims are without merit and intends to defend them vigorously; however, the ultimate outcome of this matter cannot be ascertained at this time.

On October 31, 2001, the Company finalized its offering of $200,000 in Senior Subordinated Notes (the “Notes”) offered at an issue price of 92.802%, yielding gross proceeds of approximately $185,600. The Notes mature on April 15, 2008 and bear interest at 10.25% payable semi-annually on April 15 and October 15. The Notes will be fully and unconditionally guaranteed on a unsecured senior subordinated basis by each of the Company’s existing and future restricted subsidiaries that guarantees any indebtedness of the Company or any other restricted subsidiary. The Notes are redeemable at the Company’s option, in whole or in part, at any time on or after April 15, 2003, in cash at the redemption prices described in the offering plus accrued and unpaid interest and liquidating damages, if any, at the redemption date. The Notes also contain certain covenants that will limit, among other things, the Company and its subsidiaries ability to incur additional indebtedness and issue preferred stock, pay dividends or certain other distributions, make certain investments, repurchase stock and certain indebtedness, create or incur liens, engage in transactions with affiliates, enter into new businesses, sell stock of restricted subsidiaries, redeem subordinated debt, sell assets, enter into any agreements that restrict dividends from restricted subsidiaries and enter into certain mergers or consolidations.

Additionally, the Company has received a binding commitment, subject to customary conditions, for a new senior credit facility (the “Facility”) consisting of (1) a $180,000 tranche A term loan facility due 2006 and a $305,000 tranche B term loan facility due 2007 and (2) a $160,000 revolving credit facility (including a letter of credit subfacility). The Facility will be jointly and severally guaranteed by all of the Company’s domestic subsidiaries (including Discount and its subsidiaries) and Advance and will be secured by substantially all of the Company’s assets, the assets of existing and future domestic subsidiaries (including Discount and its subsidiaries), as well as the assets of Advance.

18.    Contingencies

In the case of all known contingencies, the Company accrues for an obligation when it is probable and the amount is reasonably estimable. As facts concerning contingencies become known to the Company, the Company reassesses its position both with respect to gain contingencies and accrued liabilities and other potential exposures. Estimates that are particularly sensitive to future change include tax and legal matters, which are subject to change as events evolve and as additional information becomes available during the administrative and litigation process.

In October 2000, a vendor repudiated a long-term purchase agreement entered into with the Company in January 2000. The Company filed suit against the vendor in November of fiscal 2000. While legal remedies were being pursued, an interim agreement was entered into to ensure the continuous supply of products. In its suit, the Company attempted to recover monetary damages for the increased costs charged by the vendor under the interim agreement, the increased costs to acquire product from other sources, plus any consequential damages. Based on consultation with the Company’s legal counsel, management believed the purchase agreement was entered into in good faith and it was highly probable that the Company would prevail in its suit. Therefore, the Company recorded a gain of $3,300, which represented actual damages incurred through December 30, 2000, as a reduction of cost of sales in the accompanying statements of operations. Related income taxes and legal fees of $1,300 were also recorded in the accompanying consolidated statement of operations for the year ended December 30, 2000. On March 23, 2001, the Company agreed to a cash settlement of $16,600 from the vendor. The remainder of the cash settlement over the originally recorded gain, less higher product costs incurred under the interim supply agreement, related legal expenses and taxes, will be recognized during first quarter of fiscal 2001.

In March 2000, the Company was notified it has been named in a lawsuit filed on behalf of independent retailers and jobbers against the Company and others for various claims under the Robinson-Patman Act. The suit is in preliminary stages. The Company believes these claims are without merit and intends to defend them vigorously; however, the ultimate outcome of this matter cannot be ascertained at this time.

In January 1999, the Company was notified by the United States Environmental Protection Agency (“EPA”) that Western Auto may have potential liability under the Comprehensive Environmental Response Compensation and Liability Act relating to two battery salvage and recycling sites that were in operation in the 1970’s and 1980’s. The EPA has indicated the total cleanup for this site will be approximately $1,600. Management is continuing their investigation of the EPA notification. An estimate of the range of liability is not reasonably possible until technical studies are sufficiently completed and the amount of potential indemnification from Sears, if any, is further investigated. The ultimate exposure will also depend upon the participation of other parties named in the notification who are believed to share in responsibility. The Company believes the claim could be settled for an amount not material to the Company’s financial position or results of operations.

Sears has agreed to indemnify the Company for certain litigation and environmental matters of Western that existed as of the Western Merger date. The Company has recorded a receivable from Sears of approximately $2,685, which is included in the fair value of Western’s assets (Note 15), relating to certain environmental matters that had been accrued by Western as of the Western Merger date. As of the Western Merger date, Sears has agreed to partially indemnify the Company for up to 5 years for certain additional environmental matters that may arise relating to the period prior to the Western Merger. The Company’s maximum exposure during the indemnification period for certain matters covered in the Western Merger agreement is $3,750.

In November 1997 a plaintiff, on behalf of himself and others similarly situated, filed a class action complaint and motion of class certification against the Company in the circuit court for Jefferson County, Tennessee, alleging misconduct in the sale of automobile batteries. The complaint seeks compensatory and punitive damages. The Company believes it has no liability for such claims and intends to defend them vigorously. In addition, three lawsuits were filed against the Company on July 28, 1998, for wrongful death relating to an automobile accident involving an employee of the Company. The Company believes the financial exposure is covered by insurance.

In addition, three lawsuits were filed against the Company on July 28, 1998, for wrongful death relating to an automobile accident involving an employee of the Company. The Company believes the financial exposure is covered by insurance.

The Company is also involved in various other claims and lawsuits arising in the normal course of business. The damages claimed against the Company in some of these proceedings are substantial. Although the final outcome of these legal matters cannot be determined, based on the facts presently known, it is management’s opinion that the final outcome of such claims and lawsuits will not have a material adverse effect on the Company’s financial position or results of operations.

The Company has certain periods open to examination by taxing authorities in various states for sales and use tax. In management’s opinion, adequate reserves have been established and any amounts assessed will not have a material effect on the Company’s financial position or results of operations.

The Company is self-insured with respect to workers’ compensation and health care claims for eligible active employees. The Company maintains certain levels of stop-loss insurance coverage for these claims through an independent insurance provider. The cost of workers’ compensation and general health care claims is accrued based on actual claims reported plus an estimate for claims incurred but not reported. These estimates are based on historical information along with certain assumptions about future events, and are subject to change as additional information comes available.

The Company has entered into employment agreements with certain employees that provide severance pay benefits under certain circumstances after a change in control of the Company or upon termination by the Company. The maximum contingent liability under these employment agreements is approximately $4,740 and $4,400 at December 30, 2000 and January 1, 2000, respectively.

19.    Related-Party Transactions

Rents for related-party leases may be slightly higher than rents for non-affiliated leases, and certain terms of the related-party leases are more favorable to the landlord than those contained in leases with non-affiliates.

Under the terms of a shared services agreement, Sears provided certain services to the Company, including payroll and payable processing for Western, among other services, through the third quarter of fiscal year 1999. The Company and Sears have entered into agreements that provide for the Western stores to continue to purchase and carry certain Sears branded products during periods defined in the agreements. The Company is also a first-call supplier of certain automotive products to certain Sears Automotive Group stores.

In connection with the Western Merger, Sears arranged to buy from the Company certain products in bulk for its automotive centers through January 1999. These amounts are included in net sales to Sears in the following table.

The following table presents the related party transactions with Sears for fiscal 2000, 1999 and 1998 and as of December 30, 2000 and January 1, 2000:

	Years Ended
	December 30, 2000	January 1, 2000	January 2, 1999
Net sales to Sears	$7,487	$5,326	$2,124
Shared services revenues	—	2,286	697
Shared services expenses	—	887	844
Credit card fees expenses	405	348	657

Receivables from Sears	$3,160	$6,625
Payables to Sears	1,321	4,304

The Company also enters into intercompany transactions with the Parent in the normal course of its business. These transactions are primarily related to intercompany loans and current and deferred income tax assets and liabilities. As of December 30, 2000 and January 1, 2000, the Company had a net receivable from its Parent of $603 and $5,912, respectively.

20.    Benefit Plans:

401(k) Plan

The Company maintains a defined contribution employee benefit plan, which covers substantially all employees after one year of service. The plan allows for employee salary deferrals, which are matched at the Company’s discretion. Company contributions were $5,245 in fiscal 2000, $4,756 in fiscal 1999, and $2,634 in fiscal 1998.

The Company also maintains a profit sharing plan covering Western employees that was frozen prior to the Western Merger on November 2, 1998 (Note 15). This plan covered all full-time employees who had completed one year of service and had attained the age of 21 on the first day of each month. All employees covered under this plan were included in the Company’s plan on January 1, 1999.

Deferred Compensation

The Company maintains an unfunded deferred compensation plan established for certain key employees of Western prior to the Western Merger (Note 15). The Company assumed the plan liability of $15,253 through the Western Merger. The plan was frozen at the date of the Western Merger. As of December 30, 2000 and January 1, 2000, $5,359 and $8,504, respectively was accrued related to the plan.

Postretirement Plan

The Company provides certain health care and life insurance benefits for eligible retired employees. Employees retiring from the Company with 20 consecutive years of service after age 40 are eligible for these benefits, subject to deductibles, co-payment provisions and other limitations.

The estimated cost of retiree health and life insurance benefits is recognized over the years that the employees render service as required by SFAS No. 106, “Employers Accounting for Postretirement Benefits Other Than Pensions.” The initial accumulated liability, measured as of January 1, 1995, the date the Company adopted SFAS No. 106, is being recognized over a 20-year amortization period.

In connection with the Western Merger, the Company assumed Western’s benefit obligation under its postretirement health care plan. This plan was merged into the Company’s plan effective July 1, 1999.

The Company maintains the existing plan and the assumed plan covering Western employees. Financial information related to the plans was determined by the Company’s independent actuaries as of December 30, 2000 and January 1, 2000. The following provides a reconciliation of the benefit obligation and the funded status of the plan:

	2000	1999
Change in benefit obligation:
Benefit obligation at beginning of the year	$22,095	$23,559
Service cost	451	336
Interest cost	1,532	1,401
Benefits paid	(2,826)	(1,843)
Actuarial loss (gain)	830	(1,358

Benefit obligation at end of the year	22,082	22,095
Change in plan assets:
Fair value of plan assets at beginning of the year	—	—
Employer contributions	2,826	1,843
Benefits paid	(2,826)	(1,843)

Fair value of plan assets at end of year	—	—
Reconciliation of funded status:
Funded status	(22,082)	(22,095)
Unrecognized transition obligation	810	868
Unrecognized actuarial loss (gain)	530	(300)

Accrued postretirement benefit cost	$(20,742)	$(21,527)

Net periodic postretirement benefit cost is as follows:

	2000	1999	1998
Service cost	$451	$336	$240
Interest cost	1,532	1,401	440
Amortization of the transition obligation	58	58	58
Amortization of recognized net losses	—	43	60

	$2,041	$1,838	$798

The postretirement benefit obligation was computed using an assumed discount rate of 7.5% and 6.5% in 2000 and 1999, respectively. The health care cost trend rate was assumed to be 9.0% for 2000, 8.5% for 2001, 8.0% for 2002, 7.5% for 2003, 7.0% for 2004, 6.5% for 2005, and 5% to 6% for 2006 and thereafter.

If the health care cost were increased 1% for all future years, the accumulated postretirement benefit obligation would have increased by $1,496 as of December 30, 2000. The effect of this change on the combined service and interest cost would have been an increase of $130 for 2000.

If the health care cost were decreased 1% for all future years, the accumulated postretirement benefit obligation would have decreased by $1,308 as of December 30, 2000. The effect of this change on the combined service and interest cost would have been a decrease of $113 for 2000.

The Company reserves the right to change or terminate the benefits at any time. The Company also continues to evaluate ways in which it can better manage these benefits and control costs. Any changes in the plan or revisions to assumptions that affect the amount of expected future benefits may have a significant impact on the amount of the reported obligation and annual expense.

21.    Stock Options

Holding maintains a senior executive stock option plan and an executive stock option plan (the “Option Plans”) for key employees of the Company. The Option Plans provide for the granting of non-qualified stock options of the Parent’s common stock. All options will terminate on the seventh anniversary of the grant date. Shares authorized for grant under the senior executive and the executive stock option plans are 1,650,000 and 1,240,000, respectively, at December 30, 2000. Subsequent to December 30, 2000, an additional 250,000 shares were authorized for grant under the senior executive stock option plan.

Three different types of options are granted pursuant to the Option Plans. Fixed Price Service Options will vest over a three-year period in three equal installments beginning on the first anniversary of the grant date. Performance Options will be earned in installments based upon satisfaction of certain performance targets for the four-year period ending in fiscal 2001. Variable Price Service Options will vest in equal annual installments over a two-year period beginning in 1999, and have an exercise price that increases over time.

As a result of the Recapitalization certain existing stockholders received stock options to purchase up to 500,000 shares of common stock. The stock options are fully vested, nonforfeitable and provide for a $10 per share exercise price, increasing $2.00 per share annually, through the expiration date of April 2005. The Company retained a reputable firm with expertise in valuing stock options to determine the fair value of these options as of April 15, 1998 (the “valuation date”). Based on their analysis, the fair value of the options was approximately $300 in the aggregate. The value of the options as of the valuation date has been reflected as additional consideration for the shares of common stock repurchased in the Recapitalization.

Total option activity was as follows:

	2000		1999		1998
	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
Fixed Price Service Options:
Outstanding at beginning of year	296,655	$14.79	104,580	$10.00	—	$—
Granted	1,335,500	19.80	230,000	16.82	104,580	10.00
Exercised	—	—	—	—	—	—
Forfeited	(22,500)	14.55	(37,925)	13.90	—	—

Outstanding at end of year	1,609,655	$18.95	296,655	$14.79	104,580	$10.00

Variable Price Service Options:
Outstanding at beginning of year	329,235	$15.00	397,085	$15.00	—	$—
Granted	—	—	—	—	397,085	15.00
Exercised	—	—	—	—	—	—
Forfeited	(32,500)	15.00	(67,850)	15.00	—	—

Outstanding at end of year	296,735	$15.00	329,235	$15.00	397,085	$15.00

Performance Options:
Outstanding at beginning of year	329,235	$10.00	397,085	$10.00	—	$—
Granted	—	—	—	—	397,085	10.00
Exercised	—	—	—	—	—	—
Forfeited	(32,500)	10.00	(67,850)	10.00	—	—

Outstanding at end of year	296,735	$10.00	329,235	$10.00	397,085	$10.00

Other Options:
Outstanding at beginning of year	500,000	$12.00	500,000	$10.00	—	$—
Granted	—	—	—	—	500,000	10.00
Exercised	—	—	—	—	—	—
Forfeited	—	—	—	—	—	—

Outstanding at end of year	500,000	$14.00	500,000	$12.00	500,000	$10.00

As of December 30, 2000, 118,270 of the Fixed Price Service Options, 148,368 of the variable options and 500,000 of the other options were exercisable. Only the 500,000 of other options and 29,385 of the fixed options were exercisable at January 1, 2000. The exercise price for the above options range from $10.00 per share to $16.82 per share. The remaining weighted-average contractual life of all options, excluding 1,050,000 of the options granted in fiscal 2000 is five years. The 1,050,000 options have a weighted-average contractual life of six years and five months for which none of the options are exercisable as of December 30, 2000.

The exercise price for each of the Company’s option grants during the fiscal years ended 1998 and 1999 equaled the fair market value of the underlying stock on the grant date as determined by the board of directors. The weighted-average fair value for the grants during fiscal 1998 and 1999 was $1.06 and $2.05, respectively. During fiscal 2000, the Company granted options at an exercise price of $16.82, which equaled the determined fair market value, and $20.00 and $25.00, which exceeded the determined fair market value. The weighted-average fair value of options granted at $16.82 was $1.44. The options granted at $20.00 and $25.00 had no fair value on the grant date.

As permitted under SFAS No. 123, “Accounting for Stock-Based Compensation,” the Company accounts for its employee stock options using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”). Under APB No. 25, compensation cost for stock options is measured as the excess, if any, of the market price of the Company’s common stock at the measurement date over the exercise price. Accordingly, the Company did not recognize compensation expense on the issuance of its Fixed Price Service Options because the exercise price equaled the fair market value of the underlying stock on the grant date. The fair market value of the stock as of December 30, 2000 and January 1, 2000, as determined by the Board of Directors, was $21.00 and $16.82, respectively. The excess of the fair market value per share over the exercise price per share for the Performance Options and Variable Price Service Options is recorded as outstanding stock options and unamortized stock option compensation and is included in other stockholders’ equity. At December 30, 2000, outstanding stock options and unamortized stock option compensation was $3,948 and $1,488, respectively. This compensation is amortized to expense over the vesting periods. Compensation expense related to these options of $729, $1,082 and $695 is included in selling, general and administrative expenses in the accompanying consolidated statements of operations for the fiscal year ended December 30, 2000, January 1, 2000 and January 2, 1999, respectively.

The following information is presented as if the Company elected to account for compensation cost related to the stock options using the fair value method as prescribed by SFAS No. 123:

	2000	1999	1998
Net income (loss):
As reported	$26,104	$(19,565)	$1,612
Pro-forma	26,219	(19,081)	2,094

For the above information, the fair value of each option granted in fiscal 2000 was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions: (i) risk-free interest rate of 4.47% and 4.57%; (ii) weighted-average expected life of options of two and three years and (iii) expected dividend yield of zero. As permitted by SFAS No. 123 for companies with non-public equity securities, the Company used the assumption of zero volatility in valuing their options.

For the above information, the fair value of each option granted in fiscal 1999 was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions: (i) risk-free interest rate of 5.19% and 5.27%; (ii) weighted-average expected life of options of two and three years and (iii) expected dividend yield of zero. As permitted by SFAS No. 123 for companies with non-public equity securities, the Company used the assumption of zero volatility in valuing their options.

For the above information, the fair value of each option granted in fiscal 1998 was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions: (i) risk-free interest rate of 5.61%, 5.62% and 5.65%; (ii) weighted-average expected life of options of two, three and four years and (iii) expected dividend yield of zero. As permitted by SFAS No. 123 for companies with non-public equity securities, the Company used the assumption of zero volatility in valuing their options.

22.    Fair Value of Financial Instruments

The carrying amount of cash and cash equivalents, receivables, bank overdrafts, accounts payable, borrowings secured by receivables and current portion of long-term debt approximates fair value because of the short maturity of those instruments. The carrying amount for variable rate long-term debt approximates fair value for similar issues available to the Company. The fair value of all fixed rate long-term debt was determined based on current market prices, which approximated $125,393 and $170,000 at December 30, 2000 and January 1, 2000, respectively.

23.    Segment and Related Information

During 1998, the Company adopted SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” This statement requires entities to report financial and descriptive information related to segments within the organization.

The Company has the following operating segments: Retail and Wholesale. Retail consists of the retail operations of the Company, operating under the trade name “Advance Auto Parts” in the United States and “Western Auto” in Puerto Rico and the Virgin Islands. Wholesale consists of the wholesale operations, including distribution services to independent dealers, franchisees and one Company-owned store in California all operating under the “Western Auto” trade name. The California store location generates approximately 13% of the total Wholesale segment revenues.

The financial information for fiscal 1999 and 1998 has been restated to reflect the operating segments described above. Prior to January 1, 2000, management received and used financial information at the Advance Stores and consolidated Western levels. The Advance Stores segment consisted of the “Advance Auto Parts” retail locations and the Western segment consisted of the “Western Auto” retail locations and wholesale operations described above. The accounting policies of the reportable segments are the same as those of the Company.

	Retail	Wholesale(b)	Totals
2000
Net sales(a)	$2,148,904	$139,118	$2,288,022
Gross profit	873,119	22,776	895,895
Operating income	87,600	5,189	92,789
Net interest expense	(49,976)	(5,849)	(55,825)
Income (loss) before provision for income taxes(c)	37,345	(313)	37,032
Extraordinary item, gain on debt extinguishment, net of $1,759 income taxes	2,933	—	2,933
Segment assets(c)	1,293,208	56,088	1,349,296
Depreciation and amortization	66,513	313	66,826
Capital expenditures	70,492	74	70,566

1999(d)
Net sales(a)	$1,999,002	$207,943	$2,206,945
Gross profit	784,147	18,685	802,832
Operating income	24,588	(4,353)	20,235
Net interest (expense) income	(50,789)	(2,654)	(53,443)
Income (loss) before provision for income taxes(c)	(26,200)	(2,993)	(29,193)
Segment assets(c)	1,250,654	94,298	1,344,952
Depreciation and amortization	53,280	4,867	58,147
Capital expenditures	96,989	8,028	105,017

1998(d)
Net sales(a)	$1,186,167	$34,592	$1,220,759
Gross profit	452,817	1,744	454,561
Operating income	41,228	(8,818)	32,410
Net interest expense	(28,310)	416	(27,894)
Income before provision for income taxes(c)	11,901	(8,402)	3,499
Segment assets(c)	1,150,592	110,924	1,261,516
Depreciation and amortization	29,208	756	29,964
Capital expenditures	64,131	1,659	65,790

(a)	For fiscal years 2000, 1999, and 1998, total net sales include approximately $356,000, $245,000 and $130,000, respectively, related to revenues derived from commercial sales.
(b)
During fiscal 1999, certain assets, liabilities and the corresponding activity related to the Parts America store operations and a distribution center were transferred to the Retail segment through a dividend to Retail. Additionally, throughout fiscal 2000, the Company transferred certain assets to the Retail segment related to the Western Auto retail operations in Puerto Rico and the Virgin Islands.

(c)	Excludes investment in and equity in net earnings or losses of subsidiaries.
(d)
Fiscal 1999 and 1998 results of operations do not reflect the allocation of certain shared expenses to the Wholesale segment. During fiscal 2000, Management adopted a method for allocating shared expenses.

24.    Guarantor Subsidiaries

The Company has wholly owned subsidiaries, LARALEV, INC., Advance Trucking Corporation and Western (the “Guarantor Subsidiaries”) that are guarantors of the Company’s subordinated notes, new term loan facility and revolving credit facility. The guarantees are joint and several in addition to full and unconditional. LARALEV, INC. holds certain trademarks, tradenames and other intangible assets for which it receives royalty income from the Company. Advance Trucking Corporation is a wholly owned subsidiary that holds substantially all of the Company’s inventory delivery vehicles. Advance Trucking Corporation became a guarantor subsidiary in the second quarter of fiscal 1999. The Guarantor Subsidiaries comprise all direct and indirect subsidiaries. Combined condensed financial information for the guarantor subsidiaries is as follows:

	Advance Stores Company	Guarantor Subsidiaries(a)(b)	Eliminations	Consolidated Advance Stores Company
December 30, 2000
Current assets:
Cash and cash equivalents	$14,258	$3,751	$—	$18,009
Receivables, net	48,741	31,623	603	80,967
Inventories	752,771	36,143	—	788,914
Other current assets	8,377	53,041	(51,144)	10,274

Total current assets	824,147	124,558	(50,541)	898,164
Investment in subsidiaries	46,688	—	(46,688)	—
Property and equipment, net	380,555	30,405	—	410,960
Assets held for sale	6,463	18,614	—	25,077
Other assets, net	14,531	24,192	(23,628)	15,095

Total assets	$1,272,384	$197,769	$(120,857)	$1,349,296

Current liabilities:
Bank overdrafts	$12,907	$871	$—	$13,778
Current portion of long-term debt	7,028	6,244	(6,244)	7,028
Accounts payable	387,782	70	—	387,852
Accrued expenses	96,239	146,150	(118,266)	124,123
Other current liabilities	44,262	—	(1,468)	42,794

Total current liabilities	548,218	153,335	(125,978)	575,575

Long-term debt	495,706	485,706	(485,706)	495,706
Transactions with affiliates	(39,277)	9,538	29,739	—
Other long-term liabilities	36,366	23,091	(12,813)	46,644

Stockholder’s equity:
Common stock	54	10	(10)	54
Additional paid-in capital	275,654	(487,552)	487,552	275,654
Other	2,460	—	—	2,460
(Accumulated Deficit) Retained Earnings	(46,797)	13,641	(13,641)	(46,797)

Total stockholder’s equity	231,371	(473,901)	473,901	231,371

Total liabilities and stockholder’s equity	$1,272,384	$197,769	$(120,857)	$1,349,296

	Advance Stores Company	Guarantor Subsidiaries(a)(b)	Eliminations	Consolidated Advance Stores Company
January 1, 2000
Current assets:
Cash and cash equivalents	$18,315	$4,262	$—	$22,577
Receivables, net	56,477	43,642	5,913	106,032
Inventories	718,322	31,125	—	749,447
Other current assets	5,835	43,996	(40,079)	9,752

Total current assets	798,949	123,025	(34,166)	887,808

Investment in subsidiaries	42,167	—	(42,167)	—
Property and equipment, net	353,625	48,851	—	402,476
Assets held for sale	9,876	19,818	—	29,694
Other assets, net	26,747	17,385	(19,158)	24,974

Total assets	$1,231,364	$209,079	$(95,491)	$1,344,952

Current liabilities:
Bank overdrafts	$10,976	$1,206	$—	$12,182
Current portion of long-term debt	3,665	2,000	(2,000)	3,665
Accounts payable	339,491	1,697	—	341,188
Accrued expenses	110,084	114,870	(76,665)	148,289
Other current liabilities	34,083	—	(7,911)	26,172

Total current liabilities	498,299	119,773	(86,576)	531,496
Long-term debt	560,302	548,500	(548,500)	560,302
Transactions with affiliates	(55,269)	27,366	27,903	—
Other long-term liabilities	25,504	27,867	(2,745)	50,626
Stockholder’s equity:
Common stock	54	10	(10)	54
Additional paid-in capital	273,598	(533,310)	533,310	273,598
Other	1,777	—	—	1,777
(Accumulated Deficit) Retained Earnings	(72,901)	18,873)	(18,873)	(72,901)

Total stockholder’s equity	202,528	(514,427)	514,427	202,528

Total liabilities and stockholder’s equity	$1,231,364	$209,079	$(95,491)	$1,344,952

	Advance Stores Company	Guarantor Subsidiaries	Eliminations	Consolidated Advance Stores Company
Year Ended December 30, 2000
Net sales	$1,966,463	$334,069	$(12,510)	$2,288,022
Cost of sales, including purchasing and warehousing costs	1,149,311	242,816	—	1,392,127

Gross profit	817,152	91,253	(12,510)	895,895

Selling, general and administrative expenses	758,454	57,162	(12,510)	803,106

Operating income	58,698	34,091	—	92,789

Other (expense) income:
Interest expense	(51,991)	(56,519)	51,991	(56,519)
Equity in earnings of subsidiaries	18,981	—	(18,981)	—
Other, net	310	7,940	(7,488)	762

Total other expense, net	(32,700)	(48,579)	25,522	(55,757)

Income (loss) before provision (benefit) for income taxes	25,998	(14,488)	25,522	37,032
Provision (benefit) for income taxes	2,827	(6,322)	17,356	13,861

Income (loss) before extraordinary item	23,171	(8,166)	8,166	23,171

Extraordinary item, gain on debt extinguishment, net of $1,759 income taxes	2,933	2,933	(2,933)	2,933

Net income (loss)	$26,104	$(5,233)	$5,233	$26,104

	Advance Stores Company	Guarantor Subsidiaries	Eliminations	Consolidated Advance Stores Company
Year Ended January 1, 2000
Net sales	$1,810,040	$407,899	$(10,994)	$2,206,945
Cost of sales, including purchasing and warehousing costs	1,093,499	310,614	—	1,404,113

Gross profit	716,541	97,285	(10,994)	802,832
Selling, general and administrative expenses	722,617	70,974	(10,994)	782,597

Operating (loss) income	(6,076)	26,311	—	20,235
Other (expense) income:
Interest expense	(55,762)	(56,723)	58,641	(53,844)
Equity in earnings of subsidiaries	15,754	—	(15,754)	—
Other, net	599	8,616	(4,799)	4,416

Total other expense, net	(39,409)	(48,107)	38,088	(49,428)
Income (loss) before provision (benefit) for income taxes	(45,485)	(21,796)	38,088	(29,193)
Provision (benefit) for income taxes	(25,920)	(4,706)	20,998	(9,628)

Net income (loss)	$(19,565)	$(17,090)	$17,090	$(19,565)

	Advance Stores Company	Guarantor Subsidiaries(a)(b)	Eliminations	Consolidated Advance Stores Company
Year Ended January 2, 1999
Net sales	$1,042,434	$180,451	$(2,126)	$1,220,759
Cost of sales, including purchasing and warehousing costs	637,444	128,754	—	766,198

Gross profit	404,990	51,697	(2,126)	454,561
Selling, general and administrative expenses	372,933	30,293	(2,126)	401,100
Expenses associated with the Recapitalization of the Parent	14,277	—	—	14,277
Expenses associated with restructuring in conjunction with Western Merger	6,774	—	—	6,774

Operating income	11,006	21,404	—	32,410
Other (expense) income:
Interest expense	(32,741)	(27,946)	31,170	(29,517)
Equity in earnings of subsidiaries	15,251	—	(15,251)	—
Other, net	360	3,487	(3,241)	606

Total other expense, net	(17,130)	(24,459)	12,678	(28,911)
Income (loss) before provision (benefit) for income taxes	(6,124)	(3,055)	12,678	3,499
Provision (benefit) for income taxes	(7,736)	(1,547)	11,170	1,887

Net income (loss)	$1,612	$(1,508)	$1,508	$1,612

	Advance Stores Company	Guarantor Subsidiaries(a)(b)	Eliminations	Consolidated Advance Stores Company
Year Ended December 30, 2000
Net cash provided by operating activities	$94,426	$9,277	$85	$103,778

Cash flows from investing activities:
Purchases of property and equipment	(59,799)	(10,767)	—	(70,566)
Proceeds from sales of property and equipment	4,397	1,229	—	5,626

Net cash used in investing activities	(55,402)	(9,538)	—	(64,940)

Cash flows from financing activities:
Increase (decrease) in bank overdrafts	1,931	(335)	—	1,596
Net borrowings under notes payable	784	—	—	784
Early extinguishment of debt	(24,990)	(24,990)	24,990	(24,990)
Borrowings under new credit facilities	278,100	278,100	(278,100)	278,100
Payments on credit facilities	(306,100)	(306,100)	306,100	(306,100)
Proceeds from issuance of Class A common stock	2,053	—	—	2,053
Equity impact of debt pushdown	—	53,075	(53,075)	—
Other	5,141	—	—	5,141

Net cash used in financing activities	(43,081)	(250)	(85)	(43,416)

Net decrease in cash and cash equivalents	(4,057)	(511)	—	(4,568)
Cash and cash equivalents, beginning of year	18,315	4,262	—	22,577

Cash and cash equivalents, end of year	$14,258	$3,751	$—	$18,009

	Advance Stores Company	Guarantor Subsidiaries	Eliminations	Consolidated Advance Stores Company
Year Ended January 1, 2000
Net cash (used in) provided by operating activities	$(55,147)	$36,832	$(1,005)	$(19,320)
Cash flows from investing activities:
Purchases of property and equipment	(89,416)	(15,601)	—	(105,017)
Proceeds from sales of property and equipment	2,863	267	—	3,130
Western Merger, net of cash acquired	—	(13,028)	—	(13,028)
Other	1,091	—	—	1,091

Net cash used in investing activities	(85,462)	(28,362)	—	(113,824)

Cash flows from financing activities:
Decrease in bank overdrafts	(828)	(7,240)	—	(8,068)
Borrowings under new credit facilities	465,000	465,000	(465,000)	465,000
Payments on credit facilities	(339,500)	(339,500)	339,500	(339,500)
Payment of debt issuance costs	(930)	(930)	930	(930)
Equity impact of debt pushdown	—	(125,575)	125,575	—
Other	5,525	(526)	—	4,999

Net cash provided by (used in) financing activities	129,267	(8,771)	1,005	121,501

Net decrease in cash and cash equivalents	(11,342)	(301)	—	(11,643)
Cash and cash equivalents, beginning of year	29,657	4,563	—	34,220

Cash and cash equivalents, end of year	$18,315	$4,262	$—	$22,577

	Advance Stores Company	Guarantor Subsidiaries(a)(b)	Eliminations	Consolidated Advance Stores Company
Year Ended January 2, 1999
Net cash provided by operating activities	$26,972	$2,335	$8,590	$37,897

Cash flows from investing activities:
Transfers of property and equipment	9,968	(9,968)	—	—
Purchases of property and equipment	(55,435)	(10,395)	40	(65,790)
Proceeds from sales of property and equipment	279	5,794	—	6,073
Payment for acquisition of Western	(382,549)	—	18,591	(363,958)

Net cash (used in) provided by investing activities	(427,737)	(14,569)	18,631	(423,675)

Cash flows from financing activities:
Increase in bank overdrafts	6,474	6,542	—	13,016
Net borrowings under notes payable	14,967	561	(15,528)	—
Proceeds from issuance of long-term debt	10,198	2,926	(12,543)	581
Payments on long-term debt	(97,117)	(849)	849	(97,117)
Borrowings under new credit facilities	425,000	425,000	(425,000)	425,000
Payment of debt issuance costs	(20,786)	(21,592)	21,592	(20,786)
Contributed capital from Advance Holding Corporation	10,259	—	—	10,259
Contributed capital to Advance Trucking Corporation	(10,039)	—	10,039	—
Dividend paid to Advance Holding Corporation	(180,654)	—	(2,496)	(183,150)
Proceeds from issuance of Class A common stock	262,425	10,050	(10,050)	262,425
Equity impact on debt pushdown	—	(405,916)	405,916	—
Other	2,323	—	—	2,323

Net cash provided by (used in) financing activities	423,050	16,722	(27,221)	412,551

Net increase (decrease) in cash and cash equivalents	22,285	4,488	—	26,773
Cash and cash equivalents, beginning of year	7,372	75	—	7,447

Cash and cash equivalents, end of year	$29,657	$4,563	$—	$34,220

(a)	Reflects the push down of guaranteed debt, deferred debt issuance costs and related interest and amortization.
(b)
During fiscal 1999, certain assets, liabilities and the corresponding activity related to the Parts America store operations and a distribution center were transferred to the Retail segment through a dividend to Retail. Additionally, throughout fiscal 2000, the Company transferred certain assets to the Retail segment related to the Western Auto retail operations in Puerto Rico and the Virgin Islands.

25.    Quarterly Financial Data (Unaudited)

The following table summarizes quarterly financial data for fiscal years 2000 and 1999:

	First	Second	Third	Fourth
2000
Net sales	$677,582	$557,650	$552,138	$500,652
Gross profit	258,975	216,533	223,903	196,484
Operating income	19,184	32,249	30,111	11,245
Net (loss) income	954	11,878	13,957	(685)

1999
Net sales	$670,453	$542,320	$522,846	$471,326
Gross profit	226,361	196,526	199,637	180,308
Operating (loss) income	(17,002)	14,096	14,860	8,281
Net (loss) income	(23,394)	3,569	1,530	(1,270)

ADVANCE STORES COMPANY, INCORPORATED AND SUBSIDIARIES

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
(dollars in thousands)

	Balance at Beginning of Period	Charges to Expenses	Deductions		Other		Balance at End of Period
Allowance for doubtful accounts receivable:
January 2, 1999	$575	$1,193	$(582	)(2)	$2,594	(1)	$3,780
January 1, 2000	3,780	3,901	(754	)(2)	—		6,927
December 30, 2000	6,927	2,152	(4,058	)(2)	—		5,021

(1)	Allowance for doubtful accounts receivable assumed in the Western Merger.
(2)	Accounts written off during the period.

	Balance at Beginning of Period	Charges to Expenses	Deductions		Other		Balance at End of Period
Restructuring reserves:
January 2, 1999	$—	$6,774	$(2,026	)(2)	$33,015	(1)	$37,763
January 1, 2000	37,763	58	(18,165	)(2)	1,660	(1)	21,316
December 30, 2000	21,316	1,673	(11,143	)(2)	(1,261	)(3)	10,585

(1)	Restructuring reserves assumed and established in the Western Merger.
(2)	Represents amounts paid for restructuring charges.
(3)	Reductions to reserves assumed and established in the Western Merger that exceeded the ultimate cost expended by the Company.

ADVANCE STORES COMPANY, INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

October 6, 2001 and December 30, 2000
(dollars in thousands, except per share data)

	October 6, 2001	December 30, 2000
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,918	$18,009
Receivables, net	90,726	80,967
Inventories	805,392	788,914
Other current assets	18,462	10,274

Total current assets	926,498	898,164
Property and equipment, net of accumulated depreciation of $210,776 and $191,897	406,531	410,960
Assets held for sale	22,388	25,077
Other assets, net	19,123	15,095

	$1,374,540	$1,349,296

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Bank overdrafts	$10,922	$13,778
Current portion of long-term debt	—	9,985
Accounts payable	403,668	387,852
Accrued expenses	142,286	124,123
Other current liabilities	50,802	42,794

Total current liabilities	607,678	578,532

Long-term debt	439,749	492,749

Other long-term liabilities	50,365	46,644

Commitments and contingencies
Stockholder’s equity:
Common stock, Class A, voting, $100 par value; 5,000 shares authorized; 538 shares issued and outstanding	54	54
Additional paid-in capital	275,654	275,654
Other	5,315	2,460
Accumulated deficit	(4,275)	(46,797)

Total stockholder’s equity	276,748	231,371

	$1,374,540	$1,349,296

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

ADVANCE STORES COMPANY, INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Forty-Week Periods Ended October 6, 2001 and October 7, 2000
(dollars in thousands)
(unaudited)

	Forty-Week Periods Ended
	October 6, 2001	October 7, 2000
Net sales	$1,935,630	$1,787,370
Cost of sales, including purchasing and warehousing costs	1,151,287	1,087,959

Gross profit	784,343	699,411
Selling, general and administrative expenses	678,839	617,867

Operating income	105,504	81,544

Other (expense) income:
Interest expense	(36,567)	(44,165)
Other	732	861

Total other expense, net	(35,835)	(43,304)

Income before provision for income taxes	69,669	38,240
Provision for income taxes	(27,147)	(14,384)

Income before extraordinary item	42,522	23,856
Extraordinary item, gain on debt extinguishment, net of $1,759 income taxes	—	2,933

Net income	$42,522	$26,789

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

ADVANCE STORES COMPANY, INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Forty-Week Periods Ended October 6, 2001 and October 7, 2000
(dollars in thousands)
(unaudited)

	Forty-Week Periods Ended
	October 6, 2001	October 7, 2000
Cash flows from operating activities:
Net income	$42,522	$26,789
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	53,629	50,614
Amortization of stock option compensation	2,862	533
Amortization of deferred debt issuance costs	2,269	2,373
Amortization of interest on capital lease obligation	—	42
Losses on sales of property and equipment, net	1,336	368
Impairment of assets held for sale	1,600	—
Provision for deferred income taxes	18,133	17,484
Extraordinary gain on extinguishment of debt, net of tax	—	(2,933)
Net (increase) decrease in:
Receivables, net	(9,151)	13,549
Inventories	732	(53,660)
Other assets	(10,552)	(5,931)
Net increase (decrease) in:
Accounts Payable	15,816	74,670
Accrued Expenses	16,809	(21,380)
Other liabilities	(10,410)	(1,879)

Net cash provided by operating activities	125,595	100,639

Cash flows from investing activities:
Purchases of property and equipment	(49,550)	(46,883)
Acquisition, net of cash acquired	(21,472)	—
Proceeds from the sales of property and equipment	2,317	4,777

Net cash used in investing activities	(68,705)	(42,106)

Cash flows from financing activities:
Decrease in bank overdrafts	(2,856)	(7,618)
Payment of note payable	(784)	1,555
Early extinguishment of debt	—	(24,990)
Borrowings under credit facilities	171,400	191,200
Payments on credit facilities	(233,601)	(233,200)
Proceeds from issuance of Class A common stock	—	2,053
Other	2,860	6,243

Net cash used in financing activities	(62,981)	(64,757)

Net decrease in cash and cash equivalents	(6,091)	(6,224)
Cash and cash equivalents, beginning of period	18,009	22,577

Cash and cash equivalents, end of period	$11,918	$16,353

Supplemental cash flow information:
Interest paid	$27,872	$36,089
Income taxes (payments) refunds, net	(4,600)	6,700
Non-cash transactions:
Accrued purchases of property and equipment	8,527	8,630
Conversion of capital lease obligation	—	3,509

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

ADVANCE STORES COMPANY, INCORPORATED AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the Forty-Week Periods Ended October 6, 2001 and October 7, 2000
(dollars in thousands)

1.    Basis of Presentation

Advance Stores Company, Incorporated is a wholly owned subsidiary of Advance Holding Corporation (the “Parent”). The accompanying condensed consolidated financial statements include the accounts of Advance Stores Company, Incorporated and its wholly owned subsidiaries (the “Company”). All significant intercompany balances and transactions have been eliminated in consolidation.

The condensed consolidated balance sheet as of October 6, 2001, the condensed consolidated statements of operations for the forty-week periods ended October 6, 2001 and October 7, 2000 and the condensed consolidated statements of cash flows for the forty-week periods ended October 6, 2001 and October 7, 2000, have been prepared by the Company and have not been audited. In the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position of the Company, the results of its operations and cash flows have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s consolidated financial statements for the fiscal year ended December 30, 2000.

The results of operations for the forty-week period are not necessarily indicative of the operating results to be expected for the full fiscal year.

Recent Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. It requires companies to recognize all derivatives as either assets or liabilities in their statement of financial position and measure those instruments at fair value. In September 1999, the FASB issued SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133,” which delayed the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, “Accounting for Derivative Instruments and Certain Hedging—an Amendment of SFAS No. 133,” which amended the accounting and reporting standards for certain risks related to normal purchases and sales, interest and foreign currency transactions addressed by SFAS No. 133. The Company adopted SFAS No. 133 on December 31, 2000 with no material impact on its financial position or the results of its operations.

In September 2000, the FASB issued SFAS No. 140, “Accounting for Transfers and Servicing Financial Assets and Extinguishment of Liabilities.” This statement replaces SFAS No. 125, but carries over most of the provisions of SFAS No. 125 without reconsideration. The Company implemented SFAS No. 140 during the first quarter of fiscal 2001. The implementation had no impact on the Company’s financial position or the results of its operations.

In June 2001, the FASB issued SFAS No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 addresses accounting and reporting for all business combinations and requires the use of the purchase method for business combinations. SFAS No. 141 also requires recognition of intangible assets apart from goodwill if they meet certain criteria. SFAS No. 142 establishes accounting and reporting standards for acquired goodwill and other intangible assets. Under SFAS No. 142, goodwill and intangibles with indefinite useful lives are no longer amortized but are instead subject to at least an annual assessment for impairment by applying a fair-value based test. SFAS No. 141 applies to all business combinations initiated after June 30, 2001. SFAS No. 142 is effective for existing goodwill and intangible assets beginning on December 31, 2001. SFAS No. 142 is effective immediately for goodwill and intangibles acquired after June 30, 2001. Although the Company is currently evaluating the impact of SFAS Nos. 141 and 142, management does not expect that the adoption of these statements will have a material impact on existing goodwill or intangibles. For the twenty-eight week periods ended July 14, 2001, the Company had amortization expense of approximately $150 related to existing goodwill. Such amortization will be eliminated upon adoption of SFAS No. 142.

In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 establishes accounting standards for recognition and measurement of an asset retirement obligation and an associated asset retirement cost and is effective for fiscal years beginning after June 15, 2002. The Company does not expect SFAS No. 143 to have a material impact on its financial statements.

In August 2001, the FASB also issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. This statement replaces both SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” and Accounting Principles Board (APB) Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”. SFAS 144 retains the basic provisions from both SFAS 121 and APB 30 but includes changes to improve financial reporting and comparability among entities. The provisions of SFAS 144 are effective for fiscal years beginning after December 15, 2001. The Company has not yet determined the impact SFAS No. 144 will have on its financial position or the results of its operations.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain 2000 amounts have been reclassified to conform with their 2001 presentation.

2.    Accounts Receivable

Receivables consist of the following:

	October 6, 2001	December 30, 2000
	(unaudited)
Trade:
Wholesale	$9,714	$12,202
Retail	18,526	15,666
Vendor	48,014	36,260
Installment	14,915	14,197
Related parties	2,324	4,143
Employees	519	389
Other	2,754	3,131

Total receivables	96,766	85,988
Less—Allowance for doubtful accounts	(6,040)	(5,021)

Receivables, net	$90,726	$80,967

3.    Inventories

Inventories are stated at the lower of cost or market using the last-in, first-out (LIFO) method. An actual valuation of inventory under the LIFO method can be made only at the end of each fiscal year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations must be based on management’s estimates of expected fiscal year-end inventory levels and costs. The Company capitalizes certain purchasing and warehousing costs into inventory. Purchasing and warehousing costs included in inventory at October 6, 2001 and December 30, 2000 were $56,039 and $56,305, respectively. Inventories consist of the following:

	October 6, 2001	December 30, 2000
	(unaudited)
Inventories at FIFO	$790,118	$779,376
Reserve to state inventories at LIFO	15,274	9,538

Inventories at LIFO	$805,392	$788,914

4.    Restructuring Liabilities

The Company’s restructuring activities relate to the ongoing analysis of the profitability of store locations and the settlement of restructuring activities undertaken as a result of the fiscal 1998 merger with Western Auto Supply Company (“Western”) (“Western Merger”). Additionally, the Company assumed a portion of the pre-acquisition reserves related to the restructuring activities of the recently acquired Carport Auto Parts, Inc. (the “Carport Acquisition”) (See Note 5). Expenses associated with restructuring are included in selling, general and administrative expenses in the accompanying condensed consolidated statements of operations. During the first three quarters of fiscal 2001, the Company closed three stores included in the fiscal 2000 restructuring activities and made the decision to close or relocate 33 additional stores not meeting profitability objectives, of which 25 had been closed or relocated as of October 6, 2001. As of October 6, 2001, this liability represents the current value required for certain facility exit costs, which will be settled over the remaining terms of the underlying lease agreements.

On July 27, 2001, the Company made the decision to close a duplicative distribution facility located in Jeffersonville, Ohio. This 382,000 square foot owned facility opened in 1996 and served stores operating in the retail segment throughout the mid-west portion of the United States. The Company has operated two distribution facilities in overlapping markets since the Western Merger, in which the Company assumed the operation of a Western distribution facility in Ohio. The decision to close this facility allows the Company to utilize the operating resource requirements more productively in other areas of the business. The Company has established restructuring reserves for the termination of certain employees and exit costs in connection with the decision to close this facility. Expenses associated with restructuring are included in selling, general and administrative expenses in the accompanying condensed consolidated statements of operations.

A reconciliation of activity with respect to these restructuring accruals is as follows:

	Severance	Other Exit Costs
Balance, December 30, 2000	$—	$6,788
New provisions	475	3,953
Change in estimates	—	121
Reserves utilized	(186)	(3,928)

Balance, October 6, 2001 (unaudited)	$289	$6,934

As a result of the Western Merger, the Company established restructuring reserves in connection with the decision to close certain Parts America stores, to relocate certain Western administrative functions, to exit certain facility leases and to terminate certain employees of Western. Additionally, the Carport Acquisition resulted in restructuring reserves for closing 21 acquired stores not expected to meet long-term profitability objectives and the termination of certain administrative employees of the acquired company. As of October 6, 2001, the other exit costs represent the current value required for certain facility exit costs, which will be settled over the remaining terms of the underlying lease agreements.

A reconciliation of activity with respect to these restructuring accruals is as follows:

	Severance	Other Exit Costs
Balance, December 30, 2000	$—	$3,797
Purchase accounting adjustments	837	1,422
Reserves utilized	(837)	(2,295)

Balance, October 6, 2001	$—	$2,924

5.    Carport Acquisition

On April 23, 2001, the Company completed its acquisition of Carport Auto Parts, Inc. (“Carport”). The acquisition included a net 30 retail stores located in Alabama and Mississippi, and substantially all of the assets used in Carport’s operations. The acquisition has been accounted for under the purchase method of accounting and, accordingly, Carport’s results of operations have been included in the Company’s statement of operations since the acquisition date.

The purchase price, of $21,533, has been allocated to the assets acquired and the liabilities assumed based on their fair values at the date of acquisition. This allocation resulted in the recognition of $3,239 in goodwill.

6.    Assets Held for Sale

During the first quarter of fiscal 2001, the Company recorded an impairment charge of $1,600 reducing the carrying value of a facility included in assets held for sale to $6,000. The facility, which is held in the Wholesale segment, consists of excess space not required for the Company’s current needs.

7.    Related Parties

In September 2001, the Company loaned a member of the Board of Directors $1,300. This loan is evidenced by a full recourse promissory note bearing interest at prime rate, payable annually, and due in full in five years from its inception. Payment of the promissory note is secured by a stock pledge agreement that grants the Company a security interest in all shares of the Parent’s common stock owned by the board member under the Parent’s stock subscription plan.

The following table presents the related party transactions with Sears, Roebuck and Co. (“Sears”) included in the condensed consolidated statements of operations for the forty-week periods ended October 6, 2001 and October 7, 2000 and the condensed consolidated balance sheets as of October 6, 2001 and December 30, 2000:

	Forty-Week Periods Ended
	October 6, 2001	October 7, 2000
	(unaudited)	(unaudited)
Net sales to Sears	$5,929	$5,905
Credit card fee expense	271	325

	October 6, 2001	December 30, 2000
	(unaudited)
Receivables from Sears	$771	$3,160
Payables to Sears	1,220	1,321

The Company also enters into intercompany transactions with the Parent in the normal course of its business. These transactions are primarily related to intercompany loans and current and deferred income tax assets and liabilities. As of October 6, 2001 and December 30, 2000, the Company had a net receivable from its Parent of $1,235 and $603, respectively.

8.    Segment and Related Information

The Company has the following operating segments: Retail and Wholesale. Retail consists of the retail operations of the Company, operating under the trade names “Advance Auto Parts” and “Western Auto” in the United States and “Western Auto” in Puerto Rico and the Virgin Islands. Wholesale consists of the wholesale operations, including distribution services to independent dealers and franchisees all operating under the “Western Auto” trade name.

During the first quarter of fiscal 2001, the Company realigned its retail operations to include the Company-owned store operating under the “Western Auto” trade name in California, which was previously included in the Wholesale segment. Therefore, the following segment disclosures for the forty weeks ended October 6, 2000 have been restated to reflect this new structure.

The accounting policies of the consolidated company have been consistently applied to the reportable segments listed below.

	Forty-Week Periods Ended
	Retail	Wholesale	Eliminations	Totals
	(unaudited)
October 6, 2001
Net sales	$1,855,687	$79,943	$—	$1,935,630
Income (loss) before (provision) benefit for income taxes	71,685	(2,016)	—	69,669
Segment assets(a)	1,342,463	39,854	(7,777)	1,374,540

October 7, 2000
Net sales	1,687,687	99,683	—	1,787,370
Income (loss) before (provision) benefit for income taxes	40,055	(1,815)	—	38,240
Segment assets(a)	1,331,834	63,477	(14,862)	1,380,449

(a)	Excludes investment in and equity in net earnings or losses of subsidiaries.

9.    Contingencies

During the first quarter of fiscal 2001, the Company recorded a net gain of $8,300 as a result of a settlement reached with a vendor, in which the vendor repudiated a long-term supply agreement. This gain was recognized as a reduction to cost of sales in the accompanying statement of operations.

The Company received notification from Sears during the first quarter of fiscal 2001 that certain environmental matters of Western existing as of the merger date and fully indemnified by Sears, have been settled. Accordingly, the Company reversed a $2,500 receivable due from Sears and reduced the corresponding environmental liability.

10.    Discount Merger

On August 7, 2001, the Parent signed a definitive agreement to acquire Discount Auto Parts, Inc. (“Discount”) in a merger transaction. Discount shareholders will receive $7.50 per share in cash plus 0.2577 shares of common stock in the combined company, collectively Advance Auto Parts, Inc. (“Advance”), for each share of Discount stock. Accordingly, upon consummation of the merger, Discount shareholders will own approximately 13% of the total shares outstanding of Advance. On August 31, 2001, the Company filed a registration statement on behalf of Advance covering the shares issued to Discount’s shareholders, which will result in Advance Auto Parts, Inc. becoming a publicly traded company. The transaction was consummated on November 28, 2001. As of August 28, 2001, Discount operated approximately 668 retail auto parts stores in

Florida, Georgia, South Carolina, Alabama, Louisiana and Mississippi. The merger will be accounted for under the purchase method of accounting.

In connection with this merger, the Company has obtained financing commitments to fund the cash portion of consideration to be paid to Discount shareholders and in-the-money option holders, refinance its existing senior credit facility ($260,299 at October 6, 2001), repay Discount’s indebtedness and premiums ($210,800 at August 28, 2001 plus repayment premiums of $6,300), purchase Discount’s Gallman distribution facility from the lessor (approximately $34,000) and pay approximately $35,000 in related transaction fees and expenses. The financing has been secured in the form of senior subordinated notes and the refinancing of the senior credit facility, which is described below.

On October 31, 2001, the Company finalized its offering of $200,000 in Senior Subordinated Notes (the “Notes”) offered at an issue price of 92.802%, yielding gross proceeds of approximately $185,600. The Notes mature on April 15, 2008 and bear interest at 10.25% payable semi-annually on April 15 and October 15. The Notes will be fully and unconditionally guaranteed on a unsecured senior subordinated basis by each of the Company’s existing and future restricted subsidiaries that guarantees any indebtedness of the Company or any other restricted subsidiary. The Notes are redeemable at the Company’s option, in whole or in part, at any time on or after April 15, 2003, in cash at the redemption prices described in the offering plus accrued and unpaid interest and liquidating damages, if any, at the redemption date. The Notes also contain certain covenants that will limit, among other things, the Company and its subsidiaries ability to incur additional indebtedness and issue preferred stock, pay dividends or certain other distributions, make certain investments, repurchase stock and certain indebtedness, create or incur liens, engage in transactions with affiliates, enter into new businesses, sell stock of restricted subsidiaries, redeem subordinated debt, sell assets, enter into any agreements that restrict dividends from restricted subsidiaries and enter into certain mergers or consolidations.

Additionally, the Company has received a binding commitment, subject to customary conditions, for a new senior credit facility (the “Facility”) consisting of (1) a $180,000 tranche A term loan facility due 2006 and a $305,000 tranche B term loan facility due 2007 and (2) a $160,000 revolving credit facility (including a letter of credit subfacility). The Facility will be jointly and severally guaranteed by all of the Company’s domestic subsidiaries (including Discount and its subsidiaries) and Advance and will be secured by substantially all of the Company’s assets, the assets of existing and future domestic subsidiaries (including Discount and its subsidiaries), as well as the assets of Advance.

11.    Guarantor Subsidiaries

The Company has wholly owned subsidiaries, LARALEV, INC., Advance Trucking Corporation and Western (the “Guarantor Subsidiaries”) that are guarantors of the Company’s subordinated notes, term loan facility and revolving credit facility. The guarantees are joint and several in addition to full and unconditional. LARALEV, INC. holds certain trademarks, tradenames and other intangible assets for which it receives royalty income from the Company. Advance Trucking Corporation is a wholly owned subsidiary that holds substantially all of the Company’s inventory delivery vehicles. The Guarantor Subsidiaries comprise all direct and indirect subsidiaries. Combined condensed financial information for the guarantor subsidiaries is as follows:

	Advance Stores Company	Guarantor Subsidiaries(a)	Eliminations	Consolidated Advance Stores Company
	(unaudited)
October 6, 2001
Current Assets:
Cash and cash equivalents	$10,127	$1,857	$(66)	$11,918
Receivables, net	63,311	26,180	1,235	90,726
Inventories	768,142	37,250	—	805,392
Other current assets	16,903	63,463	(61,904)	18,462

Total current assets	858,483	128,750	(60,735)	926,498
Investment in subsidiaries	56,718	—	(56,718)	—
Property and equipment, net	377,501	29,030	—	406,531
Assets held for sale	5,977	16,411	—	22,388
Due from affiliates	22,137	8,234	(30,371)	—
Other assets, net	17,907	19,223	(18,007)	19,123

Total assets	$1,338,723	$201,648	$(165,831)	$1,374,540

Current Liabilities:
Bank overdrafts	$10,988	$—	$(66)	$10,922
Accounts payable	403,174	494	—	403,668
Accrued expenses	119,161	170,711	(147,586)	142,286
Other current liabilities	50,393	409	—	50,802

Total current liabilities	583,716	171,614	(147,652)	607,678
Long-term debt	439,749	429,749	(429,749)	439,749
Other long-term liabilities	38,510	21,317	(9,462)	50,365
Stockholder’s equity (deficit):
Common stock	54	10	(10)	54
Additional paid-in capital	275,654	(425,351)	425,351	275,654
Other	5,315	—	—	5,315
(Accumulated deficit) retained earnings	(4,275)	4,309	(4,309)	(4,275)

Total stockholder’s equity (deficit)	276,748	(421,032)	421,032	276,748

Total liabilities and stockholder’s equity	$1,338,723	$201,648	$(165,831)	$1,374,540

	Advance Stores Company	Guarantor Subsidiaries(a)	Eliminations	Consolidated Advance Stores Company
December 30, 2000
Current Assets:
Cash and cash equivalents	$14,258	$3,751	$—	$18,009
Receivables, net	48,741	31,623	603	80,967
Inventories	752,771	36,143	—	788,914
Other current assets	8,377	53,041	(51,144)	10,274

Total current assets	824,147	124,558	(50,541)	898,164
Investment in subsidiaries	46,688	—	(46,688)	—
Property and equipment, net	380,555	30,405	—	410,960
Assets held for sale	6,463	18,614	—	25,077
Due from affiliates	39,277	—	(39,277)	—
Other assets, net	14,531	24,192	(23,628)	15,095

Total assets	$1,311,661	$197,769	$(160,134)	$1,349,296

Current Liabilities:
Bank overdrafts	$12,907	$871	$—	$13,778
Current portion of long-term debt	9,985	6,244	(6,244)	9,985
Accounts payable	387,782	70	—	387,852
Accrued expenses	96,239	146,150	(118,266)	124,123
Other current liabilities	44,262	—	(1,468)	42,794

Total current liabilities	551,175	153,335	(125,978)	578,532
Long-term debt	492,749	485,706	(485,706)	492,749
Due to affiliates	—	9,538	(9,538)	—
Other long-term liabilities	36,366	23,091	(12,813)	46,644
Stockholder’s equity (deficit):
Common stock	54	10	(10)	54
Additional paid-in capital	275,654	(487,552)	487,552	275,654
Other	2,460	—	—	2,460
(Accumulated deficit) retained earnings	(46,797)	13,641	(13,641)	(46,797)

Total stockholder’s equity (deficit)	231,371	(473,901)	473,901	231,371

Total liabilities and stockholder’s equity	$1,311,661	$197,769	$(160,134)	$1,349,296

	Advance Stores Company	Guarantor Subsidiaries(a)	Eliminations	Consolidated Advance Stores Company
	(unaudited)
Forty-Week Period ended October 6, 2001
Net sales	$1,708,949	$235,719	$(9,038)	$1,935,630
Cost of sales, including purchasing and warehousing costs	982,810	168,477	—	1,151,287

Gross profit	726,139	67,242	(9,038)	784,343
Selling, general and administrative expenses	648,797	39,080	(9,038)	678,839

Operating income	77,342	28,162	—	105,504

Other (expense) income:
Interest expense	(37,119)	(36,812)	37,364	(36,567)
Equity in earnings of subsidiaries	10,032	—	(10,032)	—
Other, net	490	5,863	(5,621)	732

Total other expense, net	(26,597)	(30,949)	21,711	(35,835)

Income (loss) before (provision) benefit for income taxes	50,745	(2,787)	21,711	69,669
(Provision) for income taxes	(8,223)	(6,544)	(12,380)	(27,147)

New income (loss)	$42,522	$(9,331)	$9,331	$42,522

Forty-Week Period ended October 7, 2000
Net sales	$1,534,617	$262,157	$(9,404)	$1,787,370
Cost of sales, including purchasing and warehousing costs	896,188	191,771	—	1,087,959

Gross profit	638,429	70,386	(9,404)	699,411
Selling, general and administrative expenses	585,152	42,119	(9,404)	617,867

Operating income	53,277	28,267	—	81,544

Other (expense) income:
Interest expense	(40,373)	(44,167)	40,375	(44,165)
Equity in earning of subsidiaries	22,642	—	(22,642)	—
Other, net	498	5,893	(5,530)	861

Total other expense, net	(17,233)	(38,274)	12,203	(43,304)

Income (loss) before (provision) benefit for income taxes	36,044	(10,007)	12,203	38,240
(Provision) benefit for income taxes	(12,188)	11,394	(13,590)	(14,384)

Income before extraordinary item	23,856	1,387	(1,387)	23,856
Extraordinary item, gain on debt extinguishment, net of $1,759 income taxes	2,933	—	—	2,933

New income	$26,789	$1,387	$(1,387)	$26,789

	Advance Stores Company	Guarantor Subsidiaries(a)	Eliminations	Consolidated Advance Stores Company
	(unaudited)
Forty-Week Period ended October 6, 2001
Net cash provided by operating activities	$123,446	$2,149	$—	$125,595

Cash flows from investing activities:
Purchases of property and equipment	(45,711)	(3,839)	—	(49,550)
Acquisition, net of cash acquired	(21,472)	—	—	(21,472)
Proceeds from sales of property and equipment	1,650	667	—	2,317

Net cash used in investing activities	(65,533)	(3,172)	—	(68,705)

Cash flows from financing activities:
Decrease in bank overdrafts	(1,919)	(871)	(66)	(2,856)
Payment of note payable	(784)	—	—	(784)
Borrowings under credit facilities	171,400	171,400	(171,400)	171,400
Payments on credit facilities	(233,601)	(233,601)	233,601	(233,601)
Equity impact of debt pushdown	—	62,201	(62,201)	—
Other	2,860	—	—	2,860

Net cash used in financing activities	(62,044)	(871)	(66)	(62,981)

Net increase (decrease) in cash and cash equivalents	(4,131)	(1,894)	(66)	(6,091)
Cash and cash equivalents, December 30, 2000	14,258	3,751	—	18,009

Cash and cash equivalents, October 6, 2001	$10,127	$1,857	$(66)	$11,918

Forty-Week Period ended October 7, 2000
Net cash provided by (used in) operating activities	$95,918	$(56)	$4,777	$100,639

Cash flows from investing activities:
Purchases of property and equipment	(39,664)	(7,219)	—	(46,833)
Proceeds from sales of property and equipment	3,580	1,197	—	4,777

Net cash used in investing activities	(36,084)	(6,022)	—	(42,106)

Cash flows from financing activities:
Decrease in bank overdrafts	(7,445)	(173)	—	(7,618)
Borrowing under note payable	1,555	—	—	1,555
Early extinguishment of debt	(24,990)	(24,990)	24,990	(24,990)
Borrowings under credit facilities	191,200	191,200	(191,200)	191,200
Payments on credit facilities	(233,200)	(233,200)	233,200	(233,200)
Proceeds from issuance of Class A common stock	2,053	—	—	2,053
Equity impact of debt pushdown	—	71,767	(71,767)	—
Other	6,243	—	—	6,243

Net cash (used in) provided by financing activities	(64,584)	4,604	(4,777)	(64,757)

Net decrease in cash and cash equivalents	(4,750)	(1,474)	—	(6,224)
Cash and cash equivalents, January 1, 2000	18,315	4,262	—	22,577

Cash and cash equivalents, October 7, 2000	$13,565	$2,788	$—	$16,353

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Discount Auto Parts, Inc.

We have audited the accompanying consolidated balance sheets of Discount Auto Parts, Inc. as of May 29, 2001 and May 30, 2000, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended May 29, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Discount Auto Parts, Inc. at May 29, 2001 and May 30, 2000 and the consolidated results of its operations and its cash flows for each of the three years in the period ended May 29, 2001, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the financial statements, during fiscal 1999 the Company changed its method of accounting for inventories.

/s/	ERNST & YOUNG LLP

Tampa, Florida
June 29, 2001

DISCOUNT AUTO PARTS, INC.

CONSOLIDATED BALANCE SHEETS
	May 30, 2000	May 29, 2001
	(In thousands)
ASSETS
Current assets:
Cash	$12,612	$9,669
Inventories	253,113	242,718
Prepaid expenses and other current assets	13,986	14,391
Deferred income taxes	469	—

Total current assets	280,180	266,778
Property and equipment	524,053	507,255
Less allowances for depreciation and amortization	(104,771)	(122,742)

	419,282	384,513
Other assets	5,247	4,638

Total assets	$704,709	$655,929

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$100,804	$96,442
Accrued salaries, wages and benefits	8,804	8,649
Other current liabilities	14,403	16,637
Current maturities of long-term debt	2,400	1,200

Total current liabilities	126,411	122,928
Deferred gain on sale/leaseback	—	5,966
Deferred income taxes	10,494	13,273
Long-term debt	264,600	192,900
Stockholders’ equity:
Preferred stock, $.01 par value, 5,000 shares authorized, none issued or outstanding	—	—
Common stock, $.01 par value, 50,000 shares authorized, 16,700 and 16,708 shares issued and outstanding at May 30, 2000 and May 29, 2001, respectively	167	167
Additional paid-in capital	142,379	142,429
Retained earnings	160,658	178,266

Total stockholders’ equity	303,204	320,862

Total liabilities and stockholders’ equity	$704,709	$655,929

See accompanying notes.

57

DISCOUNT AUTO PARTS, INC.

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, exept per share amounts)

	Fiscal Year Ended
	June 1, 1999	May 30, 2000	May 29, 2001
Net sales	$511,483	$598,258	$661,717
Cost of sales, including distribution costs	302,843	356,783	404,199

Gross profit	208,640	241,475	257,518
Selling, general and administrative expenses	152,777	184,371	215,353

Income from operations	55,863	57,104	42,165
Other income, net	817	2,770	6,957
Interest expense	(12,856)	(18,079)	(21,634)

Income before income taxes and cumulative effect of change in accounting principle	43,824	41,795	27,488
Income taxes	16,766	15,506	9,880

Income before cumulative effect of change in accounting principle	27,058	26,289	17,608
Cumulative effect of change in accounting principle, net of income tax benefit	(8,245)	—	—

Net income	$18,813	$26,289	$17,608

Net income per basic share from:
Income before cumulative effect of change in accounting principle	$1.63	$1.57	$1.05
Cumulative effect of change in accounting principle	(0.50)	—	—

Net income	$1.13	$1.57	$1.05

Net income per diluted share from:
Income before cumulative effect of change in accounting principle	$1.61	$1.57	$1.05
Cumulative effect of change in accounting principle	(0.49)	—	—

Net income	$1.12	$1.57	$1.05

Average common shares outstanding	16,650	16,695	16,703
Dilutive effect of stock options	153	30	4

Average common shares outstanding—assuming dilution	$16,803	$16,725	$16,707

See accompanying notes.

DISCOUNT AUTO PARTS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Preferred Stock	Common Stock		Additional Paid-In Capital	Retained Earnings	Total
		Shares	Amount
Balance at June 2, 1998	—	16,630	$166	$141,163	$115,556	$256,885
Stock issued under stock purchase and stock option plans	—	60	1	1,067	—	1,068
Net income	—	—	—	—	18,813	18,813

Balance at June 1, 1999	—	16,690	167	142,230	134,369	276,766
Stock issued under stock purchase and stock option plans	—	10	—	149	—	149
Net income	—		—	—	26,289	26,289

Balance at May 30, 2000	—	16,700	167	142,379	160,658	303,204
Stock issued under stock purchase and stock option plans	—	8	—	50	—	50
Net income	—	—	—	—	17,608	17,608

Balance at May 29, 2001	—	16,708	$167	$142,429	$178,266	$320,862

See accompanying notes.

DISCOUNT AUTO PARTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended
	June 1, 1999	May 30, 2000	May 29, 2001
	(In thousands)
Operating activities
Net income	$18,813	$26,289	$17,608
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,555	22,441	23,498
Cumulative effect of change in accounting principle	8,245	—	—
Deferred income tax (benefit) expense	(1,489)	5,344	5,262
Gain on disposals of property and equipment	(594)	(2,565)	(89)
Changes in operating assets and liabilities:
(Increase) decrease in inventories	(37,840)	(44,085)	10,395
(Increase) decrease in prepaid expenses and other current assets	(2,706)	6,377	(405)
Increase in other assets	(112)	(534)	(47)
Increase (decrease) in trade accounts payable	20,784	12,937	(4,362)
Increase (decrease) in accrued salaries, wages and benefits	691	796	(155)
Decrease (increase) in other current liabilities	(504)	1,021	220

Net cash provided by operating activities	23,843	28,021	51,925

Investing activities
Net proceeds from sales of property and equipment	3,904	5,104	1,304
Purchases of property and equipment	(80,964)	(69,257)	(43,053)
Business acquisition	(8,225)	—	—
Net proceeds from sales/leaseback	—	—	59,731

Net cash (used in) provided by operating activities	(85,285)	(64,153)	17,982

Financing activities
Proceeds from short-term borrowings and long-term debt	105,359	92,344	92,829
Payments of short-term borrowings and long-term debt	(41,254)	(52,544)	(165,729)
Proceeds from issuances of common stock	1,068	149	50

Net cash provided by (used in) financing activities	65,173	39,949	(72,850)
Net increase (decrease) in cash	3,731	3,817	(2,943)
Cash at beginning of year	5,064	8,795	12,612

Cash at end of year	$8,795	$12,612	$9,669

See accompanying notes.

DISCOUNT AUTO PARTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Summary of Significant Accounting Policies

Business

Discount Auto Parts, Inc. is one of the Southeast’s leading specialty retailers and suppliers of automotive replacement parts, maintenance items and accessories to both do-it-yourself (“DIY”) consumers and professional mechanics and service technicians. As of June 1, 1999, May 30, 2000, and May 29, 2001, the Company operated a chain of 558, 643, and 666 stores, respectively. As of May 29, 2001, 438 of the stores were located in Florida, 114 were located in Georgia, 46 in Louisiana, 42 in Mississippi, 19 in Alabama, and 7 in South Carolina.

Fiscal Year End

The Company’s fiscal year consists of 52 or 53 weeks ending on the Tuesday closest to May 31. The years ended June 1, 1999, May 30, 2000, and May 29, 2001 all consisted of 52 weeks.

Principles of Consolidation

The consolidated financial statements include the accounts of Discount Auto Parts, Inc. and its subsidiaries (the “Company” or “Discount”). All significant intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition

The Company recognizes revenue upon delivery of products for commercial sales and upon sale to the customer for retail sales.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets principally include amounts due from vendors related to cooperative advertising and various incentive programs and trade accounts receivable resulting from the Company’s commercial delivery program.

Property and Equipment

Property and equipment is stated at cost. Depreciation is provided using accelerated and straight-line methods over periods that approximate the assets’ estimated useful lives. Maintenance and repairs are charged against operations as incurred.

Pre-Opening Costs

Costs associated with the opening of new stores, which primarily consist of payroll and occupancy costs, are charged against operations as incurred.

Advertising Costs

The Company expenses its share of all advertising costs as such costs are incurred. The portion of advertising expenditures, which is to be recovered through vendor cooperative advertising and other similar programs, is recorded as receivables. Advertising expense, net of vendor rebates, was approximately $4.0 million for fiscal 1999, $1.9 million for fiscal 2000, and $2.9 million for fiscal 2001.

DISCOUNT AUTO PARTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Income Taxes

The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities.

Stock Option Plans

The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related interpretations in accounting for its employee stock options and presents disclosures required under Statement of Financial Accounting Standards Statement No. 123, Accounting for Stock-Based Compensation. Under APB 25, because the exercise price of the Company’s stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Fair Values of Financial Instruments

The Company’s financial instruments consist of cash, accounts receivable, accounts payable and long-term debt. The carrying value of cash, accounts receivable and accounts payable approximates fair market values. The carrying amount of long-term debt approximates fair market value based on current interest rates.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

New Accounting Standards

In June 1998, the Financial Accounting Standards Board issued Statement No. 133 (Statement 133), Accounting for Derivative Instruments and Hedging Activities. The Company expects to adopt Statement 133 effective the beginning of fiscal year 2002. The Statement will require the Company to recognize all derivatives on the balance sheet at fair value. Because the Company is not party to any derivative instruments at May 29, 2001, the adoption of this Statement will not have any effect on its results of operations or financial position.

In July 2001, the Financial Accounting Standards Board issued Statements of Financial Standards (“SFAS”) No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 establishes accounting and reporting standards for business combinations and eliminates the pooling-of-interests method of accounting for combinations for those combinations initiated after July 1, 2001. SFAS No. 141 also includes new criteria to recognize intangible assets separately from goodwill. SFAS No. 142 establishes the accounting and reporting standards for goodwill and intangible lives. Goodwill and intangibles with indefinite lives will no longer be amortized, but, alternatively, will be reviewed periodically for indicators of impairment. Separate intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. The Company does not anticipate that the adoption of SFAS No. 141 and SFAS No. 142 will have a significant effect on its results of operations or financial position.

2.    Accounting Change

During the fourth quarter of fiscal year 1999, the Company changed its method of accounting for store inventories from the first-in, first-out retail inventory method to the weighted average cost method. The new

DISCOUNT AUTO PARTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

method for computing inventory is preferable because it more accurately measures the cost of the Company’s merchandise and produces a better matching of revenues and expenses.

The effect of the change as of June 3, 1998 has been presented as a cumulative effect of a change in accounting method, net of a $5,190,000 income tax benefit, of $8,245,000, and has been recorded as of the beginning of fiscal year 1999. The effect of this change in fiscal year 1999 was to decrease income before cumulative effect of change in accounting principle by $805,000 ($.05 per diluted share).

3.    Property and Equipment

Property and equipment consists of the following (dollars in thousands):

	May 30, 2000	May 29, 2001	Life (Years)
Land	$197,489	$178,660
Buildings	182,982	169,136	5-31.5
Furniture, fixtures and equipment	121,698	133,064	5-7
Building and leasehold improvements	4,470	4,628	5-31.5
Automotive equipment	4,907	4,911	3-7
Construction in progress	12,507	16,856

	$524,053	$507,255

Depreciation expense totaled approximately $18,415,000, $22,013,000, and $23,032,000 for fiscal years 1999, 2000 and 2001, respectively.

4.    Long-Term Debt

Long-term debt consists of the following (in thousands):

	May 30, 2000	May 29, 2001
Revolving credit agreements	$211,000	$140,500
Senior term notes	50,000	50,000
Senior secured notes	6,000	3,600

	267,000	194,100
Less current maturities	(2,400)	(1,200)

	$264,600	$192,900

Effective July 29, 1999, the Company entered into a five year $265 million unsecured revolving credit agreement (the “Revolver”). The rate of interest payable under the Revolver is a function of LIBOR or the prime rate of the lead agent bank, at the option of the Company. During the term of the Revolver, the Company is also obligated to pay a fee, which fluctuates based on the Company’s debt-to-capitalization ratio, for the unused portion of the Revolver.

Effective August 8, 1997, the Company issued a $50 million senior term notes facility (the “Notes”). The Notes provide for interest at a fixed rate of 7.46%, payable semi-annually, with semi-annual principal payments of $7.1 million, beginning July 15, 2004.

DISCOUNT AUTO PARTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At May 30, 2000 and May 29, 2001, the Company’s weighted average interest rate on its borrowings under the revolving credit agreement was 7.3% and 7.1%, respectively.

As of May 29, 2001, the Company had approximately $124.5 million of available borrowings.

The Company issued two senior secured notes, each for an original principal of $12 million, to an insurance company. The notes were collateralized by a first mortgage on certain store properties, equipment and fixtures. During fiscal 2001, the Company retired one of the two senior secured notes. The remaining agreement provides for interest at a fixed rate of 9.8%, payable quarterly, with annual principal payments of $1.2 million due on May 31.

The carrying value of all assets mortgaged or otherwise subject to lien totaled approximately $8.2 million at May 29, 2001.

The Company’s debt agreements contain various restrictions, including the maintenance of certain financial ratios and restrictions on dividends, with which the Company is in compliance. Based on the terms of the debt agreements, as of May 29, 2001, $42.7 million of the retained earnings were available for dividend distribution.

Annual maturities, as of May 29, 2001, of all long-term debt for the next five years are as follows (in thousands):

Amount
2002	$1,200
2003	1,200
2004	1,200
2005	14,286
2006	14,286

The table excludes amounts due under the Revolver in 2005 as it is expected to be renewed or replaced prior to its expiration.

Total interest paid during fiscal years 1999, 2000 and 2001was approximately $13,843,000, $19,242,000, and $22,088,000, respectively. Capitalized interest for fiscal years 1999, 2000 and 2001 totaled approximately $668,000, $684,000, and $319,000, respectively.

5.    Stockholders’ Equity

The Board of Directors is authorized, without further stockholder action, to divide any or all shares of the authorized preferred stock into series and to fix and determine the designation, preferences and relative participating, option or other special rights, and qualifications, limitations, or restrictions thereon, of any series so established, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. As of May 29, 2001, the Board had not authorized any series of preferred stock and there are no plans, agreements or understandings for the authorization or issuance of any shares of preferred stock.

6.    Leases

Certain of the Company’s retail stores and equipment are leased under noncancelable operating leases. The majority of the retail store leases include options to purchase and provisions for rental increases based on the consumer price index.

DISCOUNT AUTO PARTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Future minimum annual rental commitments under noncancelable operating leases with initial or remaining terms of one year or more are as follows (in thousands):

Amount
2002	$13,289
2003	11,749
2004	10,605
2005	9,677
2006 and thereafter	128,767

$174,087

Rental expense for fiscal years 1999, 2000 and 2001 totaled approximately $5,094,000, $7,720,000, and $11,053,000, respectively.

The Company also leases certain portions of its owned facilities to outside parties. Rental income for fiscal years 1999, 2000 and 2001 totaled approximately $719,000, $1,099,000, and $666,000, respectively.

In May 2000, the Company entered into a lease agreement, as amended, in which the lessor agreed to fund up to $34 million for construction of a new 400,000 square foot distribution center in Copiah County, Mississippi. The agreement continues for five years following completion of the construction. Construction of the distribution center was completed in May 2001. At the end of the lease term, the Company has the option to renew the lease for two five-year terms, or to purchase the building for a price including the outstanding lease balance. If the Company elects not to renew the lease or purchase the building, the Company must arrange the sale of the building to a third party. Under the sale option, the Company has guaranteed a percentage of the total original cost as the residual fair value of the building. Lease payments are expected to be approximately $2.0 million on an annual basis and are included in the table above.

On February 27, 2001, the Company completed a sale/leaseback transaction. Under the terms of the transaction, the Company sold 101 properties, including land, buildings, and improvements, for $62.2 million. The stores were leased back from the purchaser over a period of 22.5 years. The sale of the properties generated a gain, net of expenses incurred, of $6.0 million, which gain has been deferred and is being amortized over the lease term. Rent expense during the first five years of the lease will be approximately $6.4 million annually, with increases periodically thereafter, and is included in the table of future minimum annual rental commitments under non-cancelable operating leases.

7.    Benefit Plans

The Company has a 401(k) profit-sharing plan covering substantially all of its team members (employees) who have at least one year of service and work more than 1,000 hours per year. Team members may contribute up to 15% of their annual compensation subject to Internal Revenue Code maximum limitations. The Company has agreed to make matching contributions, based upon the team member’s first six percent of compensation, ranging from 25% to 100% of the team member’s contribution depending on the team member’s years of service. After three years of service, Company contributions and earnings thereon vest at the rate of 20% per year of service with the Company. Expense recognized under this plan for fiscal years 1999, 2000 and 2001 was approximately $964,000, $947,000, and $1,279,000, respectively.

The Company has a Supplemental Executive Profit Sharing Plan (the SEPS Plan). The SEPS Plan is an unfunded deferred compensation plan covering certain key members of management. The amount of benefit each

DISCOUNT AUTO PARTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

participant is entitled to is established annually by the Board of Directors or, in certain cases, by a committee of the Board of Directors. Each participant’s account accrues interest on unpaid awards at a rate determined annually as defined in the plan agreement. As of May 30, 2000 and May 29, 2001, the Company has accrued approximately $1,049,000 and $1,122,000, respectively, for benefits due under the SEPS Plan.

The Board of Directors has adopted a stock purchase plan (the Purchase Plan), which initially reserved an aggregate of 550,000 shares of common stock. Under the Purchase Plan, all team members have the right to purchase shares of common stock of the Company at a price equal to 85% of the value of the stock immediately prior to the beginning of each exercise period. All team members are eligible to participate except for those who have been employed by the Company for less than one year, team members who customarily work twenty hours or less per week, team members who customarily work five months or less in any calendar year, and team members owning at least 5% of the Company’s stock. During fiscal years 1999, 2000 and 2001, 8,805, 6,499, and 7,454 shares, respectively, were purchased under the terms of the Purchase Plan. As of May 29, 2001, 464,002 shares of common stock remain reserved for issuance under the Purchase Plan.

8.    Stock Option Plans

The Company has stock option plans, which provide for the granting to key team members options to purchase shares of its common stock. A total of 2,540,000 shares of common stock were reserved for issuance under the plans and, as of May 29, 2001, a total of 2,448,808 shares of common stock remain so reserved. The per share exercise price of each stock option is not less than the fair market value of the stock on the date of the grant or, in the case of a team member owning more than 10% of the outstanding stock of the Company, the price for incentive stock options is not less than 110% of such fair market value.

A summary of the Company’s stock option activity and related information is as follows (shares in thousands):

	June 1, 1999		May 30, 2000		May 29, 2001
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	1,127	$21	1,337	$23	1,515	$22
Granted	333	27	376	19	427	9
Exercised	(51)	18	(4)	19	—	—
Canceled	(72)	24	(194)	22	(432)	18

Outstanding at end of year	1,337	23	1,515	22	1,510	19

Exercisable at end of year	445	21	556	24	536	21

Weighted-average fair value of options granted during the year		14		11		6

DISCOUNT AUTO PARTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Options outstanding and exercisable at May 29, 2001 are summarized as follows (options in thousands):

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Weighted Average Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Exercisable Stock Options	Weighted Average Exercise Price
$ 7–$10	$9	353	9.3	—	$ —
$16–$19	18	562	5.9	232	17
$22–$31	26	595	5.2	304	25

$ 7–$31	19	1,510	6.4	536	21

All options outstanding generally vest beginning after three years and then in equal installments over a four-year period and have a ten-year duration. In the event of a change of ownership control, all options become 100% vested.

The Company also has a Non-Employee Directors’ Stock Option Plan. A total of 40,000 shares are reserved for future issuance under this plan. As of May 29, 2001, 25,000 options had been granted under this plan at an average price of $19.18. As of May 29, 2001, 8,250 of such options were exercisable.

Pro forma information regarding net income and earnings per share is required by Statement of Financial Accounting Standards No. 123 (SFAS 123), and has been determined as if the Company had accounted for its employee and non-employee director stock options under the fair value method of SFAS 123.

The fair values for these options were estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions: risk-free interest rate of return of 6.50% for 1999, 6.57% for 2000 and 5.8% for 2001; volatility factor of .41 for 1999, .44 for 2000 and .56 for 2001, and weighted average expected option life of seven years for all options. The Company assumed that no dividends would be paid over the expected life of the options.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company’s stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing model does not necessarily provide a reliable single measure of the fair value of its employee stock options. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The effects of applying SFAS 123 for pro forma disclosures are not likely to be representative of the effects on reported net income or losses for future years.

The Company’s pro forma information follows (in thousands, except per share amounts):

	1999	2000	2001
Pro forma net income	$18,579	$25,534	$16,727
Pro forma net income per basic share	$1.12	$1.53	$1.00
Pro forma net income per diluted share	$1.11	$1.53	$1.00

DISCOUNT AUTO PARTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9.    Income Taxes

The provision for income taxes is comprised of the following (in thousands):

	Fiscal Year Ended
	June 1, 1999	May 30, 2000	May 29, 2001
Current:
Federal	$12,233	$9,264	$4,618
State	2,129	898	—

	14,362	10,162	4,618
Deferred:
Federal	2,062	5,219	4,884
State	342	125	378

	2,404	5,344	5,262

	$16,766	$15,506	$9,880

A reconciliation of the provision for income taxes to the amounts computed at the federal statutory tax rate is as follows (in thousands):

	Fiscal Year Ended
	June 1, 1999	May 30, 2000	May 29, 2001
Federal income taxes at statutory rate	$15,339	$14,635	$9,621
State income taxes, net of federal tax benefit	1,606	850	378
Other items, net	(179)	21	(119)

	$16,766	$15,506	$9,880

DISCOUNT AUTO PARTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Significant components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	May 30, 2000	May 29, 2001
Deferred tax assets:
Change in inventory accounting method	$2,487	$1,296
Various accrued expenses	735	932
Deferred gain from sale/leaseback	—	2,711
Other, net	736	1,067

Total deferred tax assets	3,958	6,006
Deferred tax liabilities:
Depreciation	10,977	16,881
Accrued liabilities	1,397	1,796
Inventory related items	1,124	2,006
Other, net	485	610

Total deferred tax liabilities	13,983	21,293

Net deferred tax liability	$10,025	$15,287

Classified as follows:
Current asset (liability)	$469	$(2,014)
Noncurrent asset (liability)	(10,494)	(13,273)

	$(10,025)	$(15,287)

For fiscal years 1999, 2000 and 2001, the Company paid income taxes of approximately $15,526,000, $9,922,000, and $2,820,000, respectively.

10.    Commitments and Contingencies

The Company is involved in various legal proceedings arising out of the normal conduct of its business. Although the Company cannot ascertain the amount of liability that it may incur from any of these matters, it does not believe that, individually or in the aggregate, these legal proceedings will have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.

As of May 29, 2001, the Company’s cost to complete construction contracts in progress was approximately $3.4 million.

11.    Litigation Settlement

In May 2001, the Company settled a claim related to litigation that was concluded in August 1997 by entering into a settlement agreement. The 1997 litigation stemmed from the sale and distribution of freon. The Company recorded a net gain of $6.5 million resulting from the settlement. Such amount is included in the other income caption on the income statement.

12.    Subsequent Event (Unaudited)

On August 7, 2001, the Company entered into a definitive agreement with Advance Holding Corporation, Advance Auto Parts, Inc., Advance Stores Company, Incorporated and AAP Acquisition Corporation

DISCOUNT AUTO PARTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(collectively, Advance) under which the Company will be acquired by Advance in a merger transaction. Terms of the agreement call for each share of Discount common stock to be exchanged for $7.50 in cash and 0.2577 shares of common stock of Advance Auto Parts, Inc., a holding company which has been formed to own and operate the combined companies. The transaction has been approved by the boards of directors of both companies and is subject to approval by the shareholders of Discount, clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary closing conditions. The transaction is expected to close in the fourth calendar quarter of 2001.

13.    Quarterly Results of Operations (Unaudited)

The following quarterly financial data is unaudited, but in the opinion of management, all adjustments necessary for a fair presentation of the selected data for these interim periods presented have been included.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share amounts)
Fiscal year ended May 30, 2000:
Net sales	$143,625	$142,643	$147,374	$164,616
Gross profit	58,427	58,547	58,683	65,818
Net income	7,346	6,020	5,813	7,110
Basic net income per common share	0.44	0.36	0.35	0.43
Diluted net income per common share	0.44	0.36	0.35	0.43
Fiscal year ended May 29, 2001:
Net sales	$167,074	$160,950	$159,477	$174,216
Gross profit	63,924	63,364	61,594	68,636
Net income	3,569	2,281	2,309	9,449
Basic net income per common share	0.21	0.14	0.14	0.57
Diluted net income per common share	0.21	0.14	0.14	0.57

DISCOUNT AUTO PARTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
	May 29, 2001	August 28, 2001
	(In thousands)
ASSETS
Current assets:
Cash	$9,669	$6,372
Inventories	242,718	243,053
Prepaid expenses and other current assets	14,391	18,734

Total current assets	266,778	268,159
Property and equipment	507,255	513,102
Less allowances for depreciation and amortization	(122,742)	(128,639)

	384,513	384,463
Other assets	4,638	4,431

Total assets	$655,929	$657,053

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$96,442	$75,609
Other current liabilities	25,286	25,105
Current maturities of long-term debt	1,200	1,200

Total current liabilities	122,928	101,914
Deferred gain on sale/leaseback	5,966	5,874
Deferred income taxes	13,273	13,333
Long-term debt	192,900	209,608
Stockholders’ equity:
Preferred stock	—	—
Common stock	167	167
Additional paid-in capital	142,429	142,640
Retained earnings	178,266	183,517

Total stockholders’ equity	320,862	326,324

Total liabilities and stockholders’ equity	$655,929	$657,053

See accompanying notes.

DISCOUNT AUTO PARTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Thirteen Weeks Ended
	August 29, 2000	August 28, 2001
	(In thousands, except per share amounts)
Net sales	$167,074	$173,381
Cost of sales, including distribution costs	103,150	104,189

Gross profit	63,924	69,192
Selling, general and administrative expenses	52,850	56,830
Merger related expenses	—	943

Income from operations	11,074	11,419
Other income, net	85	100
Interest expense	(5,583)	(3,318)

Income before income taxes	5,576	8,201
Income taxes	2,007	2,950

Net income	$3,569	$5,251

Net income per share:
Basic net income per common share	$0.21	$0.31
Diluted net income per common share	$0.21	$0.31

Net income
Average common shares outstanding	16,695	16,708
Dilutive effect of stock options	—	156

Average common shares outstanding—assuming dilution	16,695	16,864

See accompanying notes.

DISCOUNT AUTO PARTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Thirteen Weeks Ended
	August 29, 2000	August 28, 2001
	(In thousands)
Operating activities:
Net income	$3,569	$5,251
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	6,129	6,070
Gain on disposals of property and equipment	(3)	(47)
Amortization of deferred gain on sale/leaseback	—	(92)
Changes in operating assets and liabilities:
Decrease (increase) in inventories	4,324	(335)
Increase in prepaid expenses and other current assets	(973)	(4,013)
(Increase) decrease in other assets	(423)	36
Decrease in trade accounts payable	(35,436)	(20,833)
Decrease in other current liabilities	(4,640)	(240)

Net cash used in operating activities	(27,453)	(14,203)
Investing activities:
Proceeds from sales of property and equipment	282	520
Purchases of property and equipment	(10,616)	(6,322)

Net cash used in investing activities	(10,334)	(5,802)
Financing activities:
Proceeds from short-term borrowings and long-term debt	57,374	36,819
Payments of short-term borrowings and long-term debt	(26,261)	(20,111)

Net cash provided by financing activities	31,113	16,708
Net decrease in cash	(6,674)	(3,297)
Cash at beginning of period	12,612	9,669

Cash at end of period	$5,938	$6,372

See accompanying notes.

DISCOUNT AUTO PARTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
August 28, 2001
1.     Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of Discount Auto Parts, Inc. (the Company) have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. For further information, refer to the financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended May 29, 2001.

Operating results for the thirteen-week period ended August 28, 2001 are not necessarily indicative of the results that may be expected for the entire fiscal year.

2.    Sale/Leaseback Transaction

On February 27, 2001, the Company completed a sale/leaseback transaction. Under the terms of the transaction, the Company sold 101 properties, including land, buildings, and improvements, for a net price of approximately $62.2 million. The stores were leased back from the purchaser under non-cancelable operating leases with lease terms of 22.5 years each. The sale of the properties generated a gain for financial reporting purposes, net of expenses incurred, of $6.0 million, which gain has been deferred and is being amortized over the lease term.

3.    Long-Term Debt

Long-term debt consists of the following (in thousands):

	May 29, 2001	August 28, 2001
Revolving credit agreements	$140,500	$158,408
Senior term notes	50,000	50,000
Senior secured notes	3,600	2,400

	194,100	210,808
Less current maturities	(1,200)	(1,200)

	$192,900	$209,608

Effective July 29, 1999, the Company entered into a five year $265 million unsecured revolving credit agreement (the Revolver). The rate of interest payable under the Revolver is a function of LIBOR or the prime rate of the lead agent bank, at the option of the Company. During the term of the Revolver, the Company is also obligated to pay a fee, which fluctuates based on the Company’s debt-to-capitalization ratio, for the unused portion of the Revolver.

Effective August 8, 1997, the Company issued $50 million of senior term notes (the Notes). The Notes provide for interest at a fixed rate of 7.46%, payable semi-annually, with semi-annual principal payments of $7.1 million, beginning July 15, 2004.

At May 29, 2001 and August 28, 2001, the Company’s weighted average interest rate on its borrowings under the revolving credit agreement was 7.1% and 5.3%, respectively.

DISCOUNT AUTO PARTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)(Continued)
August 28, 2001

As of August 28, 2001, the Company had approximately $106.6 million of available borrowings.

As of August 28, 2001, the Company has outstanding a senior secured note of $2.4 million. The note provides for interest at a fixed rate of 9.8%, payable quarterly, with annual principal payments of $1.2 million due on May 31. The note is collateralized by a first mortgage on certain store properties, equipment and fixtures.

The Company’s debt agreements contain various restrictions, including the maintenance of certain financial ratios and restrictions on dividends, with which the Company is in compliance.

4.    Pending Merger

On August 7, 2001, the Company entered into a definitive agreement with Advance Holding Corporation, Advance Auto Parts, Inc., Advance Stores Company, Incorporated and AAP Acquisition Corporation (collectively, Advance) under which the Company will be acquired by Advance in a merger transaction. Terms of the agreement call for each share of Discount Auto Parts common stock to be exchanged for $7.50 in cash and 0.2577 shares of common stock of Advance Auto Parts, Inc., a holding company which has been formed to own and operate the combined companies. The transaction has been approved by the boards of directors of both companies and is subject to approval by shareholders of the Company, and other customary closing conditions. The Hart-Scott-Rodino Antitrust Improvements Act of 1976 waiting period expired September 18, 2001. The transaction is expected to close in the fourth calendar quarter of 2001.

As a result of the above described transaction, the Company incurred expenses in the first quarter of fiscal 2002 of $943,000. Additional expenses associated with the described transaction are expected to be incurred during the second quarter of fiscal 2002.

5.    Comprehensive Income

Comprehensive income for the periods presented equals net income.

                    , 2002

No dealer, salesperson or any other person has been authorized to give any information or to make any representation not contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the company or by any of the initial purchasers. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof.

Advance Stores Company, Incorporated

$200,000,000 Principal Amount

10¼% Senior Subordinated Notes due 2008

PROSPECTUS

Dealer Prospectus Delivery Obligations

Until                         , 2002, all dealers that effect transactions in the new notes, whether or not participators in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions. prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

Advance Stores Company, Incorporated

Article 10 of the Virginia Stock Corporation Act (the “VSCA”) provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director or officer against liability incurred in the proceeding if he conducted himself in good faith and he believed, in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, in all other cases, that his conduct was at least not opposed to its best interests, and in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

Under the VSCA, a director’s conduct with respect to an employee benefit plan for a purpose he believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the above requirements. The termination of a proceeding by judgment, order, settlement or conviction is not, of itself, determinative that the director did not meet the standard of conduct described.

In addition, under the VSCA, a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

Indemnification permitted in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

Unless limited by a corporation’s articles of incorporation, the VSCA states that a corporation shall indemnify a director or officer who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Article 5(C) of the Articles of Incorporation of Advance Stores Company, Incorporated, (“Advance Stores”), as amended, provides that Advance Stores may indemnify (i) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of Advance Stores or brought by or on behalf of shareholders of Advance Stores, by reason of the fact that he is or was a director or officer of Advance Stores, or (ii) any director or officer who is or was serving at the request of Advance Stores as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding unless he engaged in willful misconduct or a knowing violation of the criminal law. A person is considered to be serving an employee benefit plan at Advance Stores’s request if his duties to Advance Stores also impose duties on, or otherwise involve services by him to the plan or to participants in or beneficiaries of the plan.

Article 5(I) of the Articles of Incorporation of Advance Stores provides that Advance Stores may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with such Article and may also procure insurance in such amounts as the board of directors of Advance Stores may determine on behalf of any person who is or was a director, officer, employee, consultant, representative or agent of Advance Stores, or is or was serving at the request of Advance Stores as a director, officer, employee, consultant, representative or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by him in any such capacity or arising from his status as such, whether or not Advance Stores would have power to indemnify him against such liability under the provisions of such Article.

Article 5(B) of the Articles of Incorporation of Advance Stores provides that no director or officer of Advance Stores shall be liable to Advance Stores or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of such Article, except that such Article shall not exclude liability resulting from such person’s having engaged-in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

Reference is also made to the Indemnity Agreement between Nicholas F. Taubman and Advance Auto Parts, Inc., as successor in interest to Advance Holding Corporation, which provides for indemnification by Advance Auto Parts, Inc. and its subsidiaries (including Advance Stores) of Mr. Taubman to the fullest extent permitted by law. Advance Auto Parts, Inc., as successor to Advance Holding Corporation, is also a party to indemnity agreements with each of its other directors (the form of which is filed as Exhibit 10.22 to this Registration Statement) which provides for indemnification by Advance Auto Parts, Inc. and its subsidiaries (including Advance Stores) to the fullest extent permitted by law.

Advance Trucking Corporation

See the discussion of applicable provisions of the VSCA above under “—Advance Stores Company, Incorporated.”

Article VII of the Articles of Incorporation of Advance Trucking Corporation (“Advance Trucking”) provides that Advance Trucking may indemnify each director and officer who is or was a party to any proceeding against any liability imposed upon or asserted against him (including amounts paid in settlement) arising out or conduct in his official capacity with Advance Trucking or otherwise by reason of the fact that he is or was such a director or officer or is or was serving at the request of Advance Trucking as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, except there shall be no indemnification in relation to matters as to which he shall have been finally adjudged to be liable by reason of having been guilty of (i) willful misconduct or (ii) a knowing violation of criminal law in the performance of his duty as such director or officer.

Article VII of the Articles of Incorporation of Advance Trucking provides for indemnification of directors and officers with respect to those monetary damages of which the VSCA permits the limitation or elimination of liability. In addition, to the full extent, if any, that the VSCA permits the limitation or elimination of the liability of directors, a director of Advance Trucking shall not be liable to Advance Trucking or its stockholders in any amount whatsoever for monetary damages arising out of a single transaction, occurrence or course of action.

Article VII of the Articles of Incorporation of Advance Trucking provides that Advance Trucking may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with such Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of the Advance Trucking, or is or was serving at the request of Advance Trucking as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by such person in any such capacity or arising from his status as such, whether or not Advance Trucking would have power to indemnify him against such liability under the provisions of such Article.

Western Auto Supply Company

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation has the power to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which a director derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation may indemnify any person, who is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent or another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, for criminal proceedings, had no reasonable cause to believe was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where a present or former director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

Article IX of the Certificate of Incorporation of Western Auto Supply Company (“Western Auto”) provides that a director of Western Auto shall not be personally liable to Western Auto or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Western Auto or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or hereafter may be amended or (iv) for any transaction from which the director derived an improper benefit. If the DGCL is later amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of Western Auto, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL.

Article VI of the Bylaws of Western Auto provides that Western Auto may indemnify, in the manner and to the full extent permitted by law, any person, including officers and directors, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, (other than an action by or in the right of Western Auto) by reason of the fact that he is or was a director, officer, employee or agent of Western Auto, or is or was serving at the request of Western Auto as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Western Auto, and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful. Western Auto may indemnify officers and directors in an action by or in the right of Western Auto under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to Western Auto.

Article VI also provides that Western Auto may purchase and maintain insurance on behalf of any person who is or was a director or officer of Western Auto, or is or was serving at the request of Western Auto as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a member of any committee or similar body against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Western Auto would have the power to indemnify him against such liability under the provisions of that Article or applicable law.

Western Auto of St. Thomas, Inc.

See the discussion of applicable provisions of the DGCL above under “—Western Auto Supply Company.”

Section 12 of the Certificate of Incorporation of Western Auto of St. Thomas, Inc. (“Western Auto of St. Thomas”) provides that a director of Western Auto of St. Thomas shall not be personally liable to Western Auto of St. Thomas or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to Western Auto of St. Thomas or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

Section 12 of the Certificate of Incorporation of Western Auto of St. Thomas provides for the indemnification of directors and officers of Western Auto of St. Thomas, and of persons who serve other enterprises in such or similar capacities at the request of Western Auto of St. Thomas, to the full extent permitted by the DGCL or any other applicable laws, as may from time to time be in effect.

Article VIII of the Bylaws of Western Auto of St. Thomas provides that Western Auto of St. Thomas shall, to the fullest extent to which it is empowered to do so by the DGCL or any other applicable laws, as may from time to time be in effect, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of Western Auto of St. Thomas, or is or was serving at the request of Western Auto of St. Thomas as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

Article VIII of the Bylaws of Western Auto of St. Thomas also provides that the indemnification and the advancement of expenses provided or permitted by Article VIII of the Bylaws of Western Auto of St. Thomas shall not be deemed exclusive of any other rights to which those indemnified may be entitled by law or otherwise, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

Western Auto of Puerto Rico, Inc.

See the discussion of applicable provisions of the DGCL above under “—Western Auto Supply Company.”

The Certificate of Incorporation of Western Auto of Puerto Rico, Inc. (“Western Auto of Puerto Rico”) provides for indemnification of directors and officers in the same manner as the Certificate of Incorporation of Western Auto of St. Thomas. See the discussion of applicable provisions of the Certificate of Incorporation of Western Auto of St. Thomas above under “—Western Auto of St. Thomas, Inc.”

The Bylaws of Western Auto of Puerto Rico provide for indemnification of directors and officers in the same manner as the Bylaws of Western Auto of St. Thomas. See the discussion of applicable provisions of the Bylaws of Western Auto of St. Thomas above under “—Western Auto of St. Thomas, Inc.”

WASCO Insurance Agency, Inc.

Section 351.355 of the General and Business Corporation Law of Missouri (the “MGBCL”) provides that a corporation may indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that he is or was a director or officer of such corporation, or is or was serving at the request of such corporation as a director, officer, employee of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful. Under the MGBCL, a Missouri corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation.

Under the MGBCL, except as otherwise provided in the articles of incorporation or the bylaws, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the action, suit or proceeding.

Under the MGBCL, a Missouri corporation shall have the power to give any further indemnity to any director or officer or to any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as is either (i) authorized, directed or provided for in the articles of incorporation of the corporation or any duly adopted amendment thereof or (ii) is authorized, directed, or provided for in any bylaw or agreement of the corporation which has been adopted by a vote of the shareholders of the corporation, provided that no such indemnity shall indemnify any person from or on account of such person’s conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. The corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this law.

Section 22 of the Bylaws of WASCO Insurance Agency, Inc. (“WASCO”) provides that each person who is or was a director or officer of WASCO or is or was serving at the request of WASCO as a director or officer of another corporation shall be indemnified by WASCO to the full extent permitted or authorized by the laws of the State of Missouri against any liability, judgment, fine, amount paid in settlement, cost and expense (including attorneys’ fees) asserted or threatened against and incurred by such person in his capacity as or arising out of his status as a director or officer of WASCO, or, if serving at the request of WASCO, as a director or officer of another corporation. The indemnification provided by this bylaw provision shall not be exclusive of any other rights to which those indemnified may be entitled under any other bylaw or under any agreement, vote of stockholders or disinterested directors or otherwise, and shall not limit in any way any right which WASCO may have to make different or further indemnifications with respect to the same or different persons or classes of persons. No person shall be liable to WASCO for any loss, damage, liability or expense suffered by it on account of any action taken or omitted to be taken by him as a director or officer of WASCO or of any other corporation which he serves as a director or officer at the request of WASCO if such person (i) exercised the same degree of care and skill as a prudent man would have exercised under the circumstances in the conduct of his own affairs, or (ii) took or omitted to take such action in reliance upon advice of counsel for WASCO, or for such other corporation, or upon statements made or information furnished by directors, officers, employees or agents of WASCO, or of such other corporation, which he had no reasonable grounds to disbelieve.

Discount Auto Parts, Inc.

Section 607.0850 of the Florida Business Corporation Act (the “FBCA”) provides that a corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful. A corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless judicially approved.

Section 607.0850 of the FBCA also provides that to the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding, claim, issue or matter referred to above, he shall be indemnified against expenses actually and reasonably incurred by him. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against the person and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions above.

Article VIII of the Articles of Incorporation of Discount Auto Parts, Inc. (“Discount”) (formerly the Articles of Incorporation of AAP Acquisition Corporation) provides that if in the judgment of a majority of the entire Board of Directors (excluding from such majority any director considered for indemnification) the criteria set forth in §607.0850(1) or (2), Florida Statutes, as then in effect, have been met, then Discount shall indemnify any director, officer, employee or agent thereof whether current or former, together with his or her personal representatives, devisees or heirs, in the manner and to the extent contemplated by §607.0850, as then in effect, or by any successor law thereto.

DAP Acceptance Corporation

See the discussion of applicable provisions of the DGCL above under “—Western Auto Supply Company.”

Article VI of the Certificate of Incorporation of DAP Acceptance Corporation (“DAP Acceptance”) provides that no director of DAP Acceptance shall be personally liable to DAP Acceptance or its stockholders except for (i) any breach of the director’s duty of loyalty to DAP Acceptance or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful dividend payments or stock purchases or redemptions under section 174 of the DGCL (or any successor provision of Delaware law), or (iv) any transaction from which the director derived an improper personal benefit; and the directors of DAP Acceptance shall be entitled, to the full extent permitted by Delaware law, as amended from time to time, to the benefits of provisions limiting the personal liability of directors.

Article VIII of the Bylaws of DAP Acceptance provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of DAP Acceptance or is or was serving at the request of DAP Acceptance as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, or agent, shall be indemnified and held harmless by DAP Acceptance to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits DAP Acceptance to provide broader indemnification rights than such law permitted DAP Acceptance to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that except with respect to proceedings to enforce rights to indemnification, DAP Acceptance shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of DAP Acceptance.

Advance Merchandising Company, Inc.

See the discussion of applicable provisions of the VSCA above under “—Advance Stores Company, Incorporated.”

Article VII of the Articles of Incorporation of Advance Merchandising Company, Inc. (“Advance Merchandising”) provides that each director or officer who was or is a party to any proceeding shall be indemnified by Advance Merchandising against any liability imposed upon or asserted against him (including amounts paid in settlement) arising out of conduct in his official capacity with Advance Merchandising or otherwise by reason of the fact that he is or was such a director or officer or is or was serving at the request of Advance Merchandising as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, except there shall be no indemnification in relation to matters as to which he shall have been finally adjudged to be liable by reason of having been guilty of (i) willful misconduct or (ii) a knowing violation of criminal law in the performance of his duty as such director or officer.

In addition to the indemnification provided above, Article VII of the Articles of Incorporation of Advance Merchandising provides that, to the full extent permitted by the VSCA and any other applicable law, as they exist on the date hereof or may hereafter be amended, Advance Merchandising shall indemnify a director or officer of Advance Merchandising who is or was a party to any proceeding (including a proceeding by or in the right of the corporation) by reason of the fact that he is or was such a director or officer or is or was serving at the request of Advance Merchandising.

Article VII of the Articles of Incorporation of Advance Merchandising also empowers Advance Merchandising to contract in advance to indemnify any director or officer to the extent indemnification is granted above. In addition, to the full extent, if any, that the VSCA permits the limitation or elimination of the liability of directors, a director of Advance Merchandising shall not be liable to Advance Merchandising or its stockholders for monetary damages arising out of a single transaction occurrence or course of conduct in excess of the amount of cash consideration received by the director from Advance Merchandising for services as a director during the twelve months immediately preceding the act or omission for which liability was imposed.

Article VII of the Articles of Incorporation of Advance Merchandising also authorizes Advance Merchandising to purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and to procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of Advance Merchandising, or is or was serving at the request of Advance Merchandising as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by such person in any such capacity or arising from his status as such, whether or not Advance Merchandising would have power to indemnify him against such liability under the provisions of Article VII.

Advance Aircraft Company, Inc.

See the discussion of applicable provisions of the VSCA above under “—Advance Stores Company, Incorporated.”

The Articles of Incorporation of Advance Aircraft Company, Inc. (“Advance Aircraft”) provide for indemnification of directors and officers in the same manner as the Articles of Incorporation of Advance Merchandising. See the discussion of applicable provisions of the Articles of Incorporation of Advance Merchandising above under “—Advance Merchandising Company, Inc.”

The Bylaws of Advance Aircraft provide for indemnification of directors and officers in the same manner as the Bylaws of Advance Merchandising. See the discussion of applicable provisions of the Bylaws of Advance Merchandising above under “—Advance Merchandising Company, Inc.”

Item 21.    Exhibits and Financial Statement Schedules

(a)  The following exhibits are filed herewith:

Exhibit Number	Description
2.1(7)
Agreement and Plan of Merger dated as of August 7, 2001 among Advance Holding Corporation (“Advance Holding”), Advance Auto Parts, Inc. (“Advance Auto”), AAP Acquisition Corporation, Advance Stores and Discount Auto Parts, Inc. (“Discount”) (schedules and exhibits omitted).*

2.2(7)	Agreement and Plan of Merger dated as of August 7, 2001 between Advance Holding and Advance Auto.

2.3(9)	Form of Articles of Merger of AAP Acquisition Corporation into Discount and related Plan of Merger.

3.1(2)	Restated Articles of Incorporation of Advance Stores.

3.2(2)	Amended Bylaws of Advance Stores.

3.3	Articles of Incorporation of Advance Trucking Corporation.

3.4	Bylaws of Advance Trucking Corporation.

3.5	Certificate of Incorporation of Western Auto Supply Company (formerly the Certificate of Incorporation of Advance Acquisition Corporation).

3.6	Amended and Restated Bylaws of Western Auto Supply Company.

3.7	Certificate of Incorporation of Western Auto of St. Thomas, Inc.

3.8	Amended and Restated Bylaws of Western Auto of St. Thomas, Inc.

3.9	Certificate of Incorporation of Western Auto of Puerto Rico, Inc.

3.10	Amended and Restated Bylaws of Western Auto of Puerto Rico, Inc.

3.11	Articles of Incorporation of WASCO Insurance Agency, Inc.

3.12	Bylaws of WASCO Insurance Agency, Inc.

3.13	Articles of Incorporation of Discount (formerly the Articles of Incorporation of AAP Acquisition Corporation).

3.14	Bylaws of Discount.

3.15	Certificate of Incorporation of DAP Acceptance Corporation.

3.16	Bylaws of DAP Acceptance Corporation.

3.17	Articles of Incorporation of Advance Merchandising Company, Inc.

3.18	Bylaws of Advance Merchandising Company, Inc.

3.19	Articles of Incorporation of Advance Aircraft Company, Inc.

3.20	Bylaws of Advance Aircraft Company, Inc.

4.1(1)
Indenture dated as of April 15, 1998 between Advance Auto, as successor in interest to Advance Holding, and The Bank of New York, as successor to the corporate trust business of United States Trust Company of New York, as Trustee, with respect to the 12.875% Senior Discount Debentures due 2009 (including the form of 12.875% Senior Discount Debenture due 2009).

Exhibit Number	Description
4.2
Supplemental Indenture dated as of November 28, 2001 by and between Advance Auto, as successor in interest to Advance Holding, and The Bank of New York, as successor to the corporate trust business of United States Trust Company of New York, as trustee, with respect to the 12.875% Senior Discount Debentures due 2009.

4.3(4)
Amended and Restated Stockholders’ Agreement dated as of November 2, 1998 among FS Equity Partners IV, L.P. (“FSEP IV”), Ripplewood Partners, L.P., Ripplewood Advance Auto Parts Employee Fund I L.L.C., Nicholas F. Taubman, Arthur Taubman Trust dated July 13, 1964, WA Holding Co. and Advance Auto, as successor in interest to Advance Holding (including the Terms of the Registration Rights of the Common Stock).

4.4(2)
Indenture dated as of April 15, 1998 among Advance Stores, LARALEV, INC., as guarantor, and The Bank of New York, as successor to the corporate trust business of United States Trust Company of New York, as trustee, with respect to the 10.25% Senior Subordinated Notes due 2008 (including the form of 10.25% Senior Subordinated Note due 2008).

4.5(9)
Supplemental Indenture dated as of November 2, 1998 between Western Auto Supply Company and The Bank of New York, as successor to the corporate trust business of United States Trust Company of New York, as trustee, with respect to the 10.25% Senior Subordinated Notes due 2008.

4.6
Second Supplemental Indenture dated as of June 30, 1999, by and between Advance Trucking Corporation and The Bank of New York, as successor in interest to the corporate trust business of United States Trust Company of New York, with respect to the 10.25% Senior Subordinated Notes due 2008.

4.7
Third Supplemental Indenture dated as of November 28, 2001 by and among Discount, DAP Acceptance Corporation, Western Auto of Puerto Rico, Inc., Western Auto of St. Thomas, Inc., WASCO Insurance Agency, Inc., Advance Merchandising Company, Inc., Advance Aircraft Company, Inc., and The Bank of New York, as successor to the corporate trust business of United States Trust Company of New York, as trustee, with respect to the 10.25% Senior Subordinated Notes due 2008.

4.8(2)	Form of 10.25% Senior Subordinated Notes due 2008 (included in Exhibit 4.4).

4.9(2)	Form of Regulation S Temporary Global 10.25% Senior Subordinated Notes due 2008 (included in Exhibit 4.4).

4.10(9)
Form of Amendment No. 1 to Amended and Restated Stockholders’ Agreement among Advance Holding, Advance Auto, FSEP IV, Ripplewood Partners, L.P., Ripplewood Advance Auto Parts Employee Fund I L.L.C., Nicholas F. Taubman, Arthur Taubman Trust dated July 13, 1964, WA Holding Co., Peter J. Fontaine, Fontaine Industries Limited Partnership and the Peter J. Fontaine Revocable Trust.

4.11(9)
Indenture dated as of October 31, 2001 among Advance Stores, Advance Trucking Corporation, LARALEV, INC., Western Auto Supply Company and The Bank of New York, with respect to the 10¼% Senior Subordinated Notes due 2008 (including the form of 10¼% Senior Subordinated Note due 2008).

4.12
Supplemental Indenture dated as of November 28, 2001 by and among Discount, DAP Acceptance Corporation, Western Auto of Puerto Rico, Inc., Western Auto of St. Thomas, Inc., WASCO Insurance Agency, Inc., Advance Merchandising Company, Inc., Advance Aircraft Company, Inc., and The Bank of New York, as trustee, with respect to the 10¼% Senior Subordinated Notes due 2008.

4.13(9)	Form of Certificate of 10¼% Senior Subordinated Notes due 2008 (included in Exhibit 4.6).

Exhibit Number	Description
4.14(9)	Form of Certificate of Exchange 10¼% Senior Subordinated Notes due 2008 (included in Exhibit 4.6).

4.15(9)
Exchange and Registration Rights Agreement dated as of October 31, 2001 among Advance Stores, Advance Trucking Corporation, LARALEV, INC., Western Auto Supply Company, J.P. Morgan Securities Inc., Credit Suisse First Boston and Lehman Brothers Inc.

4.16
Joinder to the Registration Rights Agreement dated as of November 28, 2001 by and among Advance Aircraft Company, Inc., Advance Merchandising Company, Inc., WASCO Insurance Agency, Inc., Western Auto of Puerto Rico, Inc., Western Auto of St. Thomas, Inc., Discount Auto Parts, Inc., DAP Acceptance Corporation, J.P. Morgan Securities Inc., Credit Suisse First Boston and Lehman Brothers Inc.

4.17(9)	Registration Rights Agreement dated as of October 31, 2001 among Advance Stores, Advance Trucking Corporation, LARALEV, INC., Western Auto Supply Company, Mozart Investments Inc. and Mozart One L.L.C.

4.18(2)
Trust Indenture dated as of December 1, 1997 among McDuffie County Development Authority, First Union National Bank, as trustee, and Branch Banking and Trust Company, as credit facility trustee, relating to the $10,000,000 Taxable Industrial Development Revenue Bonds (Advance Stores Company, Incorporated Project) Series 1997 (the “IRB”).

5.1	Opinion of Riordan & McKinzie.

10.1
Credit Agreement dated as of November 28, 2001 among Advance Auto, Advance Stores, the lenders party thereto, JPMorgan Chase Bank (“JPMorgan Chase”), Credit Suisse First Boston and Lehman Commercial Paper Inc.*

10.2	Pledge Agreement dated as of November 28, 2001 among Advance Stores, Advance Auto, the Subsidiary Pledgors listed therein and JPMorgan Chase, as collateral agent.

10.3	Guarantee Agreement dated as of November 28, 2001 among Advance Auto, the Subsidiary Guarantors listed therein and JPMorgan Chase, as collateral agent.

10.4	Indemnity, Subrogation and Contribution Agreement dated as of November 28, 2001 among Advance Stores, Advance Auto, the Guarantors listed therein and JPMorgan Chase, as collateral agent.

10.5	Security Agreement dated as of November 28, 2001 among Advance Stores, Advance Auto, the Subsidiary Guarantors listed therein and JPMorgan Chase, as collateral agent.

10.6(2)	Lease Agreement dated as of March 16, 1995 between Ki, L.C. and Advance Stores for Advance Stores’ headquarters located at 5673 Airport Road, Roanoke, Virginia, as amended.

10.7(2)	Lease Agreement dated as of January 1, 1997 between Nicholas F. Taubman and Advance Stores for the distribution center located at 1835 Blue Hills Drive, N.E., Roanoke, Virginia, as amended.

10.8(2)	Lease Agreement dated as of December 1, 1997 between Development Authority of McDuffie County and Advance Stores relating to the IRB.

10.9(2)
Letter of Credit and Reimbursement Agreement dated as of December 1, 1997 among Advance Stores, Advance Auto, as successor in interest to Advance Holding, and First Union National Bank relating to the IRB.

10.10(9)	Form of Advance Auto 2001 Senior Executive Stock Option Plan.

10.11(9)	Form of Advance Auto 2001 Senior Executive Stock Option Agreement.

10.12(9)	Form of Advance Auto 2001 Executive Stock Option Plan.

10.13(9)	Form of Advance Auto 2001 Stock Option Agreement.

10.14(9)	Form of Advance Auto 2001 Senior Executive Stock Subscription Plan.

Exhibit Number	Description
10.15(9)	Form of Advance Auto 2001 Employee Stock Subscription Plan.

10.16(9)	Form of Advance Auto 2001 Stock Subscription Agreement.

10.17(9)	Form of Advance Auto 2001 Stock Option Agreement for holders of Discount fully converted options.

10.18(2)	Form of Secured Promissory Note.

10.19(2)	Form of Stock Pledge Agreement.

10.20(2)
Form of Employment and Non-Competition Agreement between Childs, Cox, Gearheart, Gerald, Gray, Gregory, Hale, Helms, Jeter, Knighten, Kyle, Livesay, McDaniel, Miley, Quinn, Rakes, Richardson, Smith, Turner and Williams and Advance Stores (one-year agreement).

10.21(2)	Form of Employment and Non-Competition Agreement between Bigoney, Buskirk, Felts, Fralin, Haan, Klasing, Reid, Stevens, Vaughn, Wade, Weatherly and Wirth and Advance Stores (two-year agreement).

10.22(2)	Form of Indemnity Agreement between each of the directors of Advance Auto (other than Nicholas F. Taubman) and Advance Auto, as successor in interest to Advance Holding.

10.23(2)	Consulting and Non-Competition Agreement dated as of April 15, 1998 among Nicholas F. Taubman, Advance Auto, as successor in interest to Advance Holding, and Advance Stores.

10.24(2)	Indemnity Agreement dated as of April 15, 1998 between Nicholas F. Taubman and Advance Auto, as successor in interest to Advance Holding.

10.25(2)	Employment and Non-Competition Agreement dated as of April 15, 1998 among Garnett E. Smith, Advance Auto, as successor in interest to Advance Holding, and Advance Stores.

10.26(8)
Amendment No. 1 dated as of April 1, 2000 and Amendment No. 2 dated as of April 15, 2001 to Employment and Non_Competition Agreement among Garnett E. Smith, Advance Auto, as successor in interest to Advance Holding and Advance Stores.

10.27(6)	Employment and Noncompetition Agreement dated as of February 1, 2000, among Advance Stores, Advance Auto, as successor in interest to Advance Holding, and Lawrence P. Castellani.

10.28(6)	Senior Executive Stock Subscription Agreement dated as of February 1, 2000, between Advance Auto, as successor in interest to Advance Holding, and Lawrence P. Castellani.

10.29(6)	Restricted Stock Agreement dated as of February 1, 2000, between Advance Auto, as successor in interest to Advance Holding, and Lawrence P. Castellani.

10.30(9)
Secured Promissory Note dated as of September 20, 2001 made by Garnett E. Smith, Vice Chairman of the Board of Advance Auto, as successor in interest to Advance Holding, and Advance Stores, in favor of Advance Stores.

10.31(9)	Stock Pledge Agreement dated as of September 20, 2001 between Garnett E. Smith, Vice Chairman of the Board of Advance Auto, as successor in interest to Advance Holding, and Advance Stores.

10.32(9)
Purchase Agreement dated as of October 31, 2001 among Advance Stores, Advance Trucking Corporation, LARALEV, INC., Western Auto Supply Company, J.P. Morgan Securities Inc., Credit Suisse First Boston and Lehman Brothers Inc.

10.33
Joinder to the Purchase Agreement dated as of November 28, 2001 by and among Advance Aircraft Company, Inc., Advance Merchandising Company, Inc., WASCO Insurance Agency, Inc., Western Auto of Puerto Rico, Inc., Western Auto of St. Thomas, Inc., Discount, DAP Acceptance Corporation, J.P. Morgan Securities Inc., Credit Swisse First Boston and Lehman Brothers Inc.

10.34	Subsidiary Guarantee dated as of November 2, 1998, by Western Auto Supply Company, with respect to the 10.25% Senior Subordinated Notes due 2008.

Exhibit Number	Description
10.35	Subsidiary Guarantee dated as of June 30, 1999 by Advance Trucking Corporation, with respect to the 10.25% Senior Subordinated Notes due 2008.

10.36
Subsidiary Guarantee dated as of November 28, 2001 by Discount, DAP Acceptance Corporation, Western Auto of Puerto Rico, Inc., Western Auto of St. Thomas, Inc., WASCO Insurance Agency, Inc., Advance Merchandising Company, Inc. and Advance Aircraft Company, Inc., with respect to the 10.25% Senior Subordinated Notes due 2008.

10.37
Subsidiary Guarantee dated as of November 28, 2001 by Discount, DAP Acceptance Corporation, Western Auto of Puerto Rico, Inc., Western Auto of St. Thomas, Inc., WASCO Insurance Agency, Inc., Advance Merchandising Company, Inc. and Advance Aircraft Company, Inc., with respect to the 10¼% Senior Subordinated Notes due 2008.

10.38(10)	Form of Master Lease dated as of February 27, 2001 by and between Dapper Properties I, II and III, LLC and Discount.

10.39	Form of Amendment to Master Lease dated as of December 28, 2001 between Dapper Properties I, II and III, LLC and Discount.

10.40(10)	Form of Sale-Leaseback Agreement dated as of February 27, 2001 by and between Dapper Properties I, II and III, LLC and Discount.

10.41
Substitution Agreement dated as of November 28, 2001 by and among GE Capital Franchise Finance Corporation, Washington Mutual Bank, FA, Dapper Properties I, II and III, LLC, Autopar Remainder I, II and III, LLC, Discount and Advance Stores.

10.42
First Amendment to Substitution Agreement dated as of December 28, 2001 by and among GE Capital Franchise Finance Corporation, Washington Mutual Bank, FA, Dapper Properties I, II and III, LLC, Autopar Remainder I, II and III, LLC, Discount, Advance Stores and Western Auto Supply Company.

10.43	Form of Amended and Restated Guaranty of Payment and Performance dated as of December 28, 2001 by Advance Stores in favor of Dapper Properties I, II and III, LLC.

10.44**	Lease Agreement dated as of August 8, 2001 by and between George D. Zamias and Advance Stores.

12.1	Statement regarding computation of ratio of earnings to fixed charges for Advance Stores.

21.1	Subsidiaries of Advance Stores.

23.1	Consent of Riordan & McKinzie (contained in Exhibit 5.1).

23.2	Consent of Arthur Andersen LLP.

23.3	Consent of Ernst & Young LLP.

24.1	Powers of Attorney (see signature pages).

25.1	Statement of Eligibility on Form T-1 of Trustee.

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner of Advance Stores 10 1/4% Senior Subordinated Notes due 2008.

99.4	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.5	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees from Advance Stores.

(*)	Schedules and/or certain exhibits to the Agreement and Plan of Merger and Credit Agreement will be filed with the SEC, on request of the SEC.
(**)	To be filed by amendment.
(1)	Filed on June 4, 1998 as an exhibit to the Registration Statement on Form S-4 (No. 333-56031) of Advance Holding.

(2)	Filed on June 4, 1998 as an exhibit to the Registration Statement on Form S-4 (No. 333-56013) of Advance Stores.
(3)	Filed on October 6, 1998 as an exhibit to Amendment No. 2 of the Registration Statement on Form S-4 (No. 333-56013) of Advance Stores.
(4)	Filed on November 17, 1998 as an exhibit to the Current Report on Form 8-K of Advance Stores.
(5)	Filed on August 31, 1999 as an exhibit to the Quarterly Report on Form 10-Q of Advance Stores.
(6)	Filed on March 31, 2000 as an exhibit to the Annual Report on Form 10-K of Advance Holding.
(7)	Filed on August 9, 2001 as an exhibit to the Current Report on Form 8-K of Advance Stores.
(8)	Filed on August 31, 2001 as an exhibit to the Registration Statement on Form S-4 (No. 333-68858) of Advance Auto.
(9)	Filed on November 6, 2001 as an exhibit to Amendment No. 2 of the Registration Statement on Form S-4 (No. 333-68858) of Advance Auto.
(10)	Filed on April 2, 2001 as an exhibit to the Quarterly Report on Form 10-Q of Discount.

Item 22.    Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrants hereby undertake:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the law or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and juice represent no more than 2.0% change in the maximum aggregate, offering juice set forth in the “Calculation of Registration fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the registrants pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrants hereby undertake to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roanoke, Commonwealth of Virginia, on January 22, 2002.

AD	VANCE STORES COMPANY, INCORPORATED

/S/ JIMMIE L. WADE
By	:
Jimmie L. Wade
President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lawrence P. Castellani, Jimmie L. Wade, and Mark J. Doran, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, without the other, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including any subsequent registration statement for the same offering that may be filed under Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date
/S/ LAWRENCE P. CASTELLANI Lawrence P. Castellani	Chief Executive Officer and Director (Principal Executive Officer)	January 22, 2002
/S/ JIMMIE L. WADE Jimmie L. Wade	President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 22, 2002
/S/ NICHOLAS F. TAUBMAN Nicholas F. Taubman	Chairman of the Board and Director	January 22, 2002
/S/ GARNETT E. SMITH Garnett E. Smith	Vice Chairman of the Board and Director	January 22, 2002
/S/ MARK J. DORAN Mark J. Doran	Director	January 22, 2002
/s/ JOHN M. ROTH John M. Roth	Director	January 22, 2002

Signature	Title(s)	Date

/S/ RONALD P. SPOGLI Ronald P. Spogli	Director	January 22, 2002

/S/ WILLIAM L. SALTER William L. Salter	Director	January 22, 2002

/S/ JEFFREY B. CONNER Jeffrey B. Conner	Director	January 22, 2002

/S/ PETER J. FONTAINE Peter J. Fontaine	Director	January 22, 2002

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Roanoke, Commonwealth of Virginia, on January 22, 2002.

WE	STERN AUTO SUPPLY COMPANY
WE	STERN AUTO OF ST. THOMAS, INC.
WE	STERN AUTO OF PUERTO RICO, INC.
WA	SCO INSURANCE AGENCY, INC.

/S/ JIMMIE L. WADE
By	:
Jimmie L. Wade
President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lawrence P. Castellani, Jimmie L. Wade, and Mark J. Doran, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, without the other, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including any subsequent registration statement for the same offering that may be filed under Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/S/ LAWRENCE P. CASTELLANI Lawrence P. Castellani	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	January 22, 2002

/S/ JIMMIE L. WADE Jimmie L. Wade	President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	January 22, 2002

/S/ ERIC M. MARGOLIN Eric M. Margolin	Senior Vice President, General Counsel, Secretary and Director	January 22, 2002

/S/ JEFFREY T. GRAY Jeffrey T. Gray	Senior Vice President, Controller, Assistant Secretary and Director	January 22, 2002

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned duly authorized, in the City of Roanoke, Commonwealth of Virginia, on January 22, 2002.

AD	VANCE TRUCKING CORPORATION

/S/ JIMMIE L. WADE
By	:
Jimmie L. Wade
President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lawrence P. Castellani and Jimmie L. Wade, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, without the other, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including any subsequent registration statement for the same offering that may be filed under Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/S/ LAWRENCE P. CASTELLANI Lawrence P. Castellani	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	January 22, 2002

/S/ JIMMIE L. WADE Jimmie L. Wade	President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	January 22, 2002

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned duly authorized, in the City of Ashville, State of North Carolina, on January 22, 2002.

DIS	COUNT AUTO PARTS, INC.

By:	/s/ PETER J. FONTAINE

Peter J. Fontaine Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lawrence P. Castellani, Jimmie L. Wade, and Eric M. Margolin, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, without the other, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including any subsequent registration statement for the same offering that may be filed under Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ PETER J. FONTAINE Peter J. Fontaine	Chief Executive Officer (Principal Executive Officer)	January 22, 2002

/s/ C. MICHAEL MOORE C. Michael Moore	Executive Vice President-Finance, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	January 22, 2002

/s/ LAWRENCE P. CASTELLANI Lawrence P. Castellani	Director	January 22, 2002

/s/ JIMMIE L. WADE Jimmie L. Wade	Vice President, Assistant Treasurer and Director	January 22, 2002

/s/ ERIC M. MARGOLIN Eric M. Margolin	Assistant Secretary and Director	January 22, 2002

/s/ JEFFREY T. GRAY Jeffrey T. Gray	Vice President, Assistant Treasurer and Director	January 22, 2002

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned duly authorized, in the City of Ashville, State of North Carolina, on January 22, 2002.

DA	P ACCEPTANCE CORPORATION

By:	/s/ PETER J. FONTAINE

Peter J. Fontaine President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter J. Fontaine and Victoria L. Garrett, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, without the other, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including any subsequent registration statement for the same offering that may be filed under Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ PETER J. FONTAINE Peter J. Fontaine	President (Principal Executive Officer)	January 22, 2002

/s/ VICTORIA L. GARRETT Victoria L. Garrett	Secretary and Treasurer (Principal Accounting and Financial Officer)	January 22, 2002

/s/ SIMON GREGORICH Simon Gregorich	Vice President and Director	January 22, 2002

/s/ MILDRED F. SMITH Mildred F. Smith	Director	January 22, 2002

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned duly authorized in the City of Roanoke, Commonwealth of Virginia, on January 22, 2002.

AD	VANCE MERCHANDISING COMPANY, INC.
AD	VANCE AIRCRAFT COMPANY, INC.

By:	/s/ JIMMIE L. WADE

Jimmie L. Wade President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lawrence P. Castellani, Jimmie L. Wade, and Eric M. Margolin, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, without the other, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including any subsequent registration statement for the same offering that may be filed under Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	D\ate

/S/ LAWRENCE P. CASTELLANI Lawrence P. Castellani	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	January 22, 2002

/s/ JIMMIE L. WADE Jimmie L. Wade	President, Chief Financial Officer and Director	January 22, 2002

/s/ ERIC M. MARGOLIN Eric M. Margolin	Secretary and Director	January 22, 2002

/s/ JEFFREY T. GRAY Jeffrey T. Gray	Treasurer, Assistant Secretary and Director	January 22, 2002